UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

ASV Holdings, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

Common stock, par value $0.001 per share, of ASV Holdings, Inc. (“common stock”)
	(2)	Aggregate number of securities to which transaction applies:

The maximum number of shares of common stock to which this transaction applies is estimated to be 10,026,794 which consists of (A) 9,909,858 shares of common stock issued and outstanding as of June 26, 2019 and (B) 116,936 shares of common stock underlying restricted stock units that would vest in connection with the transaction.

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The maximum aggregate value was determined based upon the sum of (A) 9,909,858 issued and outstanding shares of common stock multiplied by $7.05 per share and (B) 116,936 shares of common stock underlying restricted stock units that would vest in connection with the transaction multiplied by $7.05 per share. The amount of the filing fee was calculated in accordance with Rule 0-11 of the Securities Exchange Act of 1934, as amended, by multiplying 0.0001212 by the proposed maximum aggregate value of the transaction.

	(4)	Proposed maximum aggregate value of transaction:

$70,688,897.70
	(5)	Total fee paid:

$8,567.49

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	(1)	Amount previously paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION

DATED JULY 18, 2019

                    , 2019

Dear Stockholder:

You are cordially invited to attend a special meeting of the stockholders of ASV Holdings, Inc., a Delaware corporation (“ASV”, the “Company”, we”, “our” or “us”), to be held at                 , local time, on                 , 2019, at ASV’s principal executive office located at 840 Lily Lane, Grand Rapids, Minnesota 55744.

At the special meeting, holders of our common stock, par value $0.001 per share (“common stock”), will be asked to consider and vote on:

•

Proposal #1: A proposal to adopt and approve the Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”) entered into on June 26, 2019 among ASV, Yanmar America Corporation, a Georgia corporation (“Yanmar”), Osaka Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Yanmar (“Merger Sub”), and (solely for the purposes specified in the Merger Agreement) Yanmar Co., Ltd., a company organized under the laws of Japan, and the transactions contemplated by the Merger Agreement, pursuant to which Merger Sub will be merged with and into ASV, with ASV continuing as the surviving corporation and a wholly owned subsidiary of Yanmar (the “Merger”).

•

Proposal #2: A proposal to adjourn the ASV special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to adopt and approve the Merger Agreement and the transactions contemplated by the Merger Agreement if there are insufficient votes at the time of such adjournment to approve such proposal.

•	Proposal #3: A proposal to transact such other business as may properly come before the ASV special meeting or any adjournment or postponement thereof.

If the Merger Agreement is adopted and the Merger is completed, ASV will become a wholly owned subsidiary of Yanmar and, at the effective time of the Merger, each share of common stock issued and outstanding immediately prior to the effective time of the Merger (other than dissenting shares and shares owned by ASV, Yanmar or any of their respective subsidiaries) will be cancelled and converted into the right to receive $7.05 per share in cash, without interest and subject to any applicable withholding taxes.

After careful consideration, our board of directors (the “Board”) unanimously approved and adopted the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, and unanimously determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are advisable, fair to and in the best interests of ASV and its stockholders. THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE (1) FOR THE ADOPTION AND APPROVAL OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT AND (2) FOR THE PROPOSAL TO ADJOURN OR POSTPONE THE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES.

The proxy statement attached to this letter provides you with information about the proposed Merger and the transactions contemplated by the Merger Agreement, and the special meeting of ASV’s stockholders. ASV encourages you to read the entire proxy statement carefully, including the annexes and documents incorporated by reference. You may also obtain more information about ASV from documents we have filed with the Securities and Exchange Commission.

Your vote is important. Adoption and approval of the Merger Agreement and the transactions contemplated by the Merger Agreement require the affirmative vote of the holders of a majority of the outstanding shares of ASV’s common stock. The failure of a stockholder to vote will have the same effect as a vote by that stockholder AGAINST adopting and approving the Merger Agreement and the transactions contemplated by the Merger Agreement. Accordingly, whether or not you plan to attend the special meeting, you are requested to promptly vote your shares by completing, signing and dating the enclosed proxy card and returning it in the envelope provided, or by voting over the telephone or over the Internet as instructed in these materials. If you sign, date and mail your proxy card without indicating how you wish to vote, your vote will be counted as a vote FOR adoption and approval of the Merger Agreement and the transactions contemplated by the Merger Agreement and FOR adjourning or postponing the special meeting, if necessary or appropriate, to solicit additional proxies.

Voting by proxy will not prevent you from voting your shares in person if you subsequently choose to attend the special meeting.

If you hold your shares in “street name”, you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form you will receive from your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on either of the proposals, including the proposal to adopt and approve the Merger Agreement, without your instructions.

If you have any questions or need assistance voting your shares, please contact our proxy solicitor:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, New York 10005

Banks and Brokers Call Collect: (212) 269-5550

All Others Call Toll-Free: (800) 706-3274

Email: ASV@dfking.com

Thank you for your cooperation and continued support.

Very truly yours,

Andrew Rooke
Chief Executive Officer

The Merger Agreement and the transactions contemplated by the Merger Agreement have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission. Neither the Securities and Exchange Commission nor any state securities commission has passed upon the merits or fairness of the Merger Agreement or the transactions contemplated by the Merger Agreement or upon the adequacy or accuracy of the information contained in this document or the accompanying proxy statement. Any representation to the contrary is a criminal offense.

THIS PROXY STATEMENT IS DATED                 , 2019 AND IS FIRST BEING MAILED

TO STOCKHOLDERS OF ASV HOLDINGS, INC. ON OR ABOUT                 , 2019.

ASV Holdings, Inc.

840 Lily Lane

Grand Rapids, Minnesota 55744

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD                 , 2019

To the Stockholders of ASV Holdings, Inc.:

NOTICE IS HEREBY GIVEN that a special meeting of stockholders of ASV Holdings, Inc., a Delaware corporation (“ASV”), will be held at                 , local time, on                 , 2019, at ASV’s principal executive office located at 840 Lily Lane, Grand Rapids, Minnesota 55744 for the following purposes:

1.

Adoption and Approval of the Merger Agreement and the Transactions Contemplated by the Merger Agreement. To consider and vote on a proposal to adopt and approve the Agreement and Plan of Merger, dated as of June 26, 2019, among ASV, Yanmar America Corporation, a Georgia corporation (“Yanmar”), Osaka Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Yanmar (“Merger Sub”), and (solely for the purposes specified in the Merger Agreement) Yanmar Co., Ltd., a company organized under the laws of Japan, as it may be amended from time to time (the “Merger Agreement”), and the transactions contemplated thereby, pursuant to which Merger Sub will be merged with and into ASV, with ASV continuing as the surviving corporation and a wholly owned subsidiary of Yanmar; and

2.

Adjournment or Postponement of the Special Meeting. To approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to adopt and approve the Merger Agreement and the transactions contemplated by the Merger Agreement.

3.	Other Business. To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

Only stockholders of record at the close of business on                 , 2019 are entitled to notice of and to vote at the special meeting and at any adjournment or postponement of the special meeting. All stockholders of record are cordially invited to attend the special meeting in person. To ensure your representation at the meeting in case you cannot attend, you are urged to vote your shares by completing, signing, dating and returning the enclosed proxy card as promptly as possible in the postage prepaid envelope enclosed for that purpose or submitting your proxy by telephone or through the Internet. Any stockholder attending the special meeting may vote in person even if he or she has returned or otherwise submitted a proxy card.

Stockholders of ASV who do not vote in favor of adopting and approving the Merger Agreement and the transactions contemplated by the Merger Agreement will have the right to seek appraisal of the fair value of their shares if the Merger is completed, but only if they submit a written demand for appraisal to ASV prior to the time the vote is taken on the Merger Agreement and the transactions contemplated by the Merger Agreement and comply with all other requirements of the Delaware General Corporation Law (“DGCL”). A copy of the applicable DGCL statutory provisions is included as Annex D to the accompanying proxy statement, and a summary of these provisions can be found under “Appraisal Rights” beginning on page 72 in the accompanying proxy statement.

The adoption and approval of the Merger Agreement and the transactions contemplated by the Merger Agreement, require the affirmative vote of the holders of a majority of the outstanding shares of ASV’s common stock (“common stock”). For the adjournment proposal to be approved, a quorum must be present and the proposal must receive the affirmative vote of a majority of votes cast, represented in person or by proxy. The failure to vote on the first proposal will have the same effect as a vote against the adoption and approval of the Merger Agreement and the transactions contemplated by the Merger Agreement. Even if you plan to attend the special meeting in person, please complete, sign, date and return the enclosed proxy or vote over the telephone or the Internet as instructed in these materials as promptly as possible to ensure that your shares will be represented at the special meeting if you are unable to attend. If you do attend the special meeting and wish to vote in person, you may withdraw your proxy and vote in person. If you sign, date and mail your proxy card without indicating how you wish to vote, your vote will be counted as a vote FOR the adoption and approval of the Merger Agreement and the transactions contemplated by the Merger Agreement and FOR adjourning or postponing the special meeting, if necessary or appropriate, to solicit additional proxies. If you fail to return your proxy card, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and if a quorum is present will have the same effect as a vote AGAINST adoption and approval of the Merger Agreement and the transactions contemplated by the Merger Agreement, but will not affect the adjournment proposal.

By Order of the Board,
Grand Rapids, Minnesota
Melissa K. How
, 2019	Chief Financial Officer and Secretary

YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, ASV ENCOURAGES YOU TO SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE (1) BY TELEPHONE, (2) THROUGH THE INTERNET OR (3) BY SIGNING AND DATING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE POSTAGE-PAID ENVELOPE PROVIDED. You may revoke your proxy or change your vote at any time before it is voted at the special meeting.

If you hold your shares in “street name”, you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on either of the proposals, including the proposal to adopt and approve the Merger Agreement and the transactions contemplated by the Merger Agreement, without your instructions.

If you are a stockholder of record, voting in person by ballot at the special meeting will revoke any proxy that you previously submitted. If you hold your shares through a bank, broker or other nominee, you must obtain a “legal proxy” in order to vote in person at the special meeting.

If you fail to (1) return your proxy card, (2) grant your proxy electronically over the Internet or by telephone or (3) attend the special meeting in person, your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and, if a quorum is present, will have the same effect as a vote AGAINST the proposal to adopt and approve the Merger Agreement and the transactions contemplated by the Merger Agreement, but will have no effect on the adjournment proposal.

ASV encourages you to read the accompanying proxy statement and its annexes, including all documents incorporated by reference into the accompanying proxy statement, carefully and in their entirety. If you have any questions concerning the Merger Agreement or the transactions contemplated by the Merger Agreement, the special meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement or need help voting your shares of common stock, please contact ASV’s proxy solicitor:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, New York 10005

Banks and Brokers Call Collect: (212) 269-5550

All Others Call Toll-Free: (800) 706-3274

Email: ASV@dfking.com

i

ANNEX A—Agreement and Plan of Merger	Annex A-1

ANNEX B—Voting Agreement	Annex B-1

ANNEX C— Opinion of Donnelly Penman & Partners	Annex C-1

ANNEX D—Section 262 of the Delaware General Corporation Law	Annex D-1

ii

SUMMARY

This summary does not contain all of the information that is important to you. You should carefully read the entire proxy statement, including the annexes and the other documents to which we have referred you, to fully understand the proposed Merger and the transactions contemplated by the Merger Agreement. The Merger Agreement is attached as Annex A to this proxy statement and is incorporated by reference into this proxy statement. We encourage you to read the Merger Agreement because it is the legal document that governs the Merger. You may obtain, without charge, copies of documents incorporated by reference into this proxy statement by following the instructions under the section of this proxy statement entitled “Where You Can Find More Information” on page 81 of this proxy statement.

In this proxy statement, the terms “ASV”, the “Company”, “we”, “us” and “our” refer to ASV Holdings, Inc. We refer to Yanmar America Corporation, a Georgia corporation, as “Yanmar” and Osaka Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Yanmar, as “Merger Sub”. The shares of ASV common stock, par value $0.001 per share, are referred to as “common stock”, “ASV common stock” or “our common stock”. All references to the “Merger Agreement” refer to the Agreement and Plan of Merger, dated as of June 26, 2019, as it may be amended from time to time, by and among ASV, Yanmar, Merger Sub and (solely for the purposes specified in the Merger Agreement) Yanmar Co., Ltd., a company organized under the laws of Japan. All references to the “Merger” refer to the Merger of Merger Sub with and into ASV pursuant to the Merger Agreement, with ASV continuing as the surviving corporation and becoming a wholly owned subsidiary of Yanmar. We refer to the “transactions” as the Merger, collectively with all of the other transactions contemplated by the Merger Agreement. ASV, following the consummation of the Merger, is sometimes referred to as the “surviving corporation”. All references to the “special meeting” refer to the special meeting of the stockholders of ASV to be held at                 , local time, on                     , 2019 at ASV’s principal executive office located at 840 Lily Lane, Grand Rapids, Minnesota 55744, or any adjournment or postponement thereof.

The Parties to the Merger

ASV

ASV Holdings, Inc. is a Delaware corporation located at 840 Lily Lane, Grand Rapids, Minnesota. ASV, through its approximately 180 employees, designs and manufactures a broad range of high-quality compact track loader and skid steer loader equipment, marketed through a distribution network in North America, Australia and New Zealand under the ASV brand. ASV also serves as a private label original equipment manufacturer for several manufacturers. ASV’s products are used principally in the construction, agricultural and forestry industries. As a full-service manufacturer, ASV provides pre- and post-sale dealer support, after-sale technical support and replacement parts supplied from its dedicated logistics center. ASV common stock is listed on the Nasdaq Capital Market under the symbol “ASV”. See “The Parties to the Merger—ASV” beginning on page 16 of this proxy statement.

Additional information about ASV is contained in certain of its public filings that are incorporated by reference herein. See “Where You Can Find More Information” on page 81 of this proxy statement.

Yanmar

Yanmar America Corporation, referred to as “Yanmar,” is a Georgia corporation and a wholly owned subsidiary of Yanmar Co., Ltd. Founded in 1981, Yanmar supplies industrial and marine diesel engines, diesel generators, micro cogeneration and gas heat pump energy system solutions, compact construction equipment and compact utility tractors. See the section entitled “The Parties to the Merger—Yanmar” beginning on page 16 of this proxy statement.

Merger Sub

Osaka Merger Sub, Inc., referred to as “Merger Sub”, is a Delaware corporation and a wholly owned subsidiary of Yanmar that was formed solely for the purpose of entering into the Merger Agreement and consummating the transactions contemplated by the Merger Agreement. See the section entitled “The Parties to the Merger—Merger Sub” beginning on page 16 of this proxy statement.

Yanmar Co., Ltd.

Yanmar Co., Ltd., referred to as “Guarantor,” is a company organized under the laws of Japan. With beginnings in Osaka, Japan, in 1912, Guarantor is an industrial equipment manufacturer that supplies small and large engines. See the section entitled “The Parties to the Merger—Guarantor” beginning on page 16 of this proxy statement.

The Merger (see page 19)

You are being asked to vote to adopt and approve the Merger Agreement and the transactions contemplated thereby. The Merger Agreement provides, among other things, that at the effective time of the Merger, Merger Sub will be merged with and into ASV, with ASV as the surviving corporation and wholly owned subsidiary of Yanmar. Upon completion of the Merger, ASV common stock will no longer be publicly traded and ASV’s existing stockholders will cease to have any ownership interest in ASV. Instead, at the effective time, each outstanding share of ASV common stock, other than shares for which the holders thereof have properly demanded appraisal under Delaware law (such shares, “dissenting shares”) and shares owned by ASV, Yanmar or any of their respective subsidiaries, will be converted into the right to receive the Merger Consideration, as defined below.

The Merger Consideration (see page 29)

Upon completion of the Merger, holders of ASV common stock will have the right to receive $7.05 (the “Merger Consideration”), without interest and less applicable tax withholding, for each share of common stock they hold. Yanmar Co., Ltd. has irrevocably and unconditionally guaranteed to ASV the due and punctual payment and performance of (i) Yanmar’s and Merger Sub’s obligations under the Merger Agreement and (ii) Yanmar’s and Merger Sub’s liability and obligations (including for breach) under the Merger Agreement.

Treatment of Restricted Stock Units in the Merger (see page 51)

At the effective time, any restricted stock units providing for a right to receive shares of ASV common stock that are outstanding immediately prior to the effective time shall automatically become fully vested and nonforfeitable and shall be cancelled and converted automatically into the right to receive an amount equal to the product of (i) the Merger Consideration multiplied by (ii) the total number of shares of ASV common stock subject to such restricted stock unit, subject to applicable tax withholding or other authorized deductions. Payment shall be provided by Yanmar as soon as practicable following the closing date, but in no event later than five business days following the closing date.

Board Recommendation (see page 29)

The Board reviewed and evaluated the Merger Agreement, and considered and evaluated alternatives available to the Company. No member of the Board had a conflict of interest with Yanmar. The Board, after careful consideration, by unanimous vote, has determined that it is advisable, fair to and in the best interests of ASV and its stockholders to enter into the Merger Agreement and to consummate the Merger and the other transactions contemplated by the Merger Agreement, and unanimously recommends that stockholders vote FOR the proposal to adopt and approve the Merger Agreement and the transactions contemplated by the Merger Agreement and FOR the proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies.

Reasons for the Merger (see page 29)

The Board, after considering various factors described under “The Merger—The Recommendation of ASV’s Board and ASV’s Reasons for the Merger” beginning on page 29 of this proxy statement, unanimously determined that the Merger Agreement and the transactions contemplated thereby, are advisable, fair to and in the best interests of ASV and its stockholders and directed that the adoption of the Merger Agreement be submitted to a vote of our stockholders.

Opinion of the Company’s Financial Advisor (see Annex C)

In connection with the Merger, Donnelly Penman & Partners (“Donnelly Penman”) rendered to the Board its oral opinion, subsequently confirmed in writing, that as of June 26, 2019, and based on and subject to the factors and assumptions set forth therein, the consideration to be received by the holders of shares of ASV common stock (other than excluded shares) pursuant to the Merger Agreement was fair from a financial point of view to such holders. References to common stock in this description of Donnelly Penman’s opinion refer to ASV common stock.

The full text of Donnelly Penman’s written opinion, dated June 26, 2019, is attached to this proxy statement as Annex C and is incorporated by reference herein. Stockholders of the Company are urged to read the entire opinion carefully and in its entirety to learn about the assumptions made, procedures followed, matters considered and limits on the scope of the review undertaken by Donnelly Penman in rendering its opinion. The analysis performed by Donnelly Penman should be viewed in its entirety; none of the methods of analysis should be viewed in isolation when reaching a conclusion on whether the consideration was fair. The opinion addresses only the fairness of the consideration, from a financial point of view, to holders of shares of ASV common stock, as of the date of the opinion, and does not address the Company’s underlying business decision to proceed with or effect the Merger or the likelihood of consummation of the Merger. ASV’s opinion was directed to the Board in connection with its consideration of the Merger and was not intended to be, and does not constitute, a recommendation to any stockholder as to how such stockholder should vote with respect to the Merger or any other matter.

ASV Without the Merger (see page 28)

If the Merger Agreement is not approved by our stockholders or if the Merger is not consummated for any other reason, our stockholders will not receive any payment for their shares of our common stock. Instead, ASV will remain a public company, its common stock will continue to be listed and traded on the Nasdaq Capital Market exchange and registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In addition, if the Merger is not completed, we expect that management will operate the business in a manner similar to that in which it is being operated today and that our stockholders will continue to be subject to the same risks and opportunities as they currently are, including, among other things, general industry, economic and market conditions. If the Merger Agreement is not approved by our stockholders or if the Merger is not completed for any other reason, there can be no assurance that any other transaction acceptable to us will be offered or that our business prospects or results of operations will not be adversely impacted. See “The Merger—ASV Without the Merger” beginning on page 28 of this proxy statement.

Material U.S. Federal Income Tax Consequences of the Merger (see page 46)

In general, the Merger will be a taxable transaction for U.S. holders of shares of ASV common stock for U.S. federal income tax purposes. For U.S. federal income tax purposes, U.S. holders will generally recognize a gain or loss measured by the difference, if any, between the cash received (before reduction for any applicable tax withholding) in the Merger and the U.S. holder’s tax basis in the shares exchanged in the Merger. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction). A Non-U.S. holder generally will not be subject to U.S. federal income tax with respect to the exchange of our common stock for cash in the Merger unless such Non-U.S. holder has certain connections to the United States. You should consult your own tax advisor about the tax consequences to you of the Merger.

The Special Meeting of the Company’s Stockholders (see page 17)

•	Place, Date and Time. The special meeting will be held at , local time, on , 2019, at ASV’s principal executive office located at 840 Lily Lane, Grand Rapids, Minnesota 55744.

•

Vote Required. The adoption and approval of the Merger Agreement and the transactions contemplated by the Merger Agreement requires the affirmative vote of a majority of the outstanding shares of ASV common stock. A failure to vote or a vote to abstain has the same effect as a vote AGAINST approval of the Merger Agreement and the transactions contemplated by the Merger Agreement. For the adjournment proposal to be approved, a quorum must be present and the proposal must receive the affirmative vote of a majority of votes cast, represented in person or by proxy.

•

Who Can Vote at the Meeting. You can vote at the special meeting all of the shares of ASV common stock you own of record as of                     , 2019, which is the record date for the special meeting. If you own shares that are registered in the name of someone else, such as a broker, you need to direct that person to vote those shares or obtain an authorization from them and vote the shares yourself at the meeting. On the record date, there were              shares of ASV common stock outstanding.

•

Procedure for Voting. You can vote shares you hold of record by attending the special meeting and voting in person, by mailing the enclosed proxy card, or by voting over the telephone or over the Internet. If your shares of common stock are held in “street name” by your broker, bank or other nominee, you should instruct your broker, bank or other nominee on how to vote your shares using the instructions provided by your broker, bank or other nominee. If you do not instruct your broker, bank or other nominee to vote your shares, your shares will not be voted at the special meeting.

•

How to Revoke Your Proxy. You may revoke your proxy at any time before the vote is taken at the special meeting. To revoke your proxy, you must either advise ASV’s Secretary in writing, deliver a proxy dated after the date of the proxy you wish to revoke, or attend the special meeting and vote your shares in person. Merely attending the special meeting will not constitute revocation of your proxy. If you have instructed your broker, bank, or other nominee to vote your shares, you must follow the directions provided by your broker, bank, or other nominee to change those instructions.

Appraisal Rights (see page 72 and Annex D)

If certain criteria are satisfied, the DGCL provides you with the right to seek an appraisal of your shares, provided that you perfect those rights in the manner provided for in the DGCL. This means that if you are not satisfied with the amount of Merger Consideration you are receiving in the Merger, you may be entitled to have the value of your shares determined by a Delaware court and to receive payment based on that valuation. The amount you ultimately receive as a dissenting stockholder in an appraisal proceeding may be more, the same as or less than the amount you would be entitled to receive under the terms of the Merger Agreement.

The Company’s Stock Price (see page 28)

Shares of ASV common stock are listed on the Nasdaq Capital Market under the trading symbol “ASV”. On June 26, 2019, which was the last trading day before the announcement of the Merger, ASV common stock closed at $1.63 per share. On                 , 2019, which was the last practicable trading day before this proxy statement was printed, ASV common stock closed at $         per share.

Dividends and Stock Repurchases (see page Annex A-35)

Under the terms of the Merger Agreement, ASV is generally prohibited from paying dividends on its common stock or repurchasing shares of its common stock during the pendency of the Merger.

Non-Solicitation of Other Offers (see page 56)

The Merger Agreement contains restrictions on ASV’s ability to solicit or engage in discussions or negotiations with, or provide information to, any third party regarding a proposal to acquire a significant interest in ASV. Prior to the ASV stockholder approval, these restrictions are subject to customary “fiduciary out” provisions that allow, under certain circumstances, (i) ASV to provide information to, and enter into discussions or negotiations with, third parties with respect to an acquisition proposal (as defined in the section entitled “The Merger Agreement—No Solicitation; Changes in Recommendations” beginning on page 56 of this proxy statement) if the Board determines in good faith, after consultation with and taking into account the advice of, ASV’s financial advisor and outside legal counsel, that such alternative acquisition proposal could reasonably be expected to constitute or result in a superior proposal (as defined in the section entitled “The Merger Agreement—No Solicitation; Changes in Recommendations” beginning on page 56 of this proxy statement) and that failure to take such actions would be inconsistent with its fiduciary duties and (ii) the Board to withdraw or change its recommendation in favor of the Merger if an intervening event (as defined in the section entitled “The Merger Agreement—No Solicitation; Changes in Recommendations” beginning on page 56 of this proxy statement) occurs and as a result thereof it determines that its failure to take such action would be inconsistent with its fiduciary duties. If ASV receives an unsolicited, written acquisition proposal that the Board determines in good faith (after consultation with its outside advisors) is a superior proposal and determines in good faith (after consultation with its outside legal counsel) that its failure to withdraw or change its recommendation with respect to the Merger would be inconsistent with its fiduciary duties, ASV may terminate the Merger Agreement to enter into a definitive agreement with respect to such superior proposal. In such event, ASV would be obligated to pay Yanmar a termination fee equal to $2,650,000.

Required Regulatory Approvals (see page 49)

The transactions contemplated by the Merger Agreement may require the approval of governmental authorities under applicable law, including foreign regulatory laws. However, neither ASV nor Yanmar is currently aware of any material governmental approvals or actions that are required for completion of the transactions contemplated by the Merger Agreement. It is currently contemplated that if any such additional material governmental approvals or actions are required, those approvals or actions will be sought.

Conditions to the Merger (see page 61)

The obligations of ASV, Yanmar and Merger Sub to consummate the Merger are subject to the satisfaction or written waiver of certain customary conditions on or prior to the effective time, including the following:

•	the receipt of the ASV stockholder approval; and

•	the absence of any restraining order, preliminary or permanent injunction or other legal restraint or prohibition preventing the consummation of the Merger.

Yanmar’s and Merger Sub’s obligations to consummate the Merger are subject to the satisfaction or written waiver of additional conditions, which include the following:

•

the accuracy of the representations and warranties of ASV at or prior to the effective time (except in most, but not all, cases, for inaccuracies that have not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect);

•	ASV’s performance in all material respects of its obligations under the Merger Agreement required to be performed at or prior to the effective time;

•	the delivery to Yanmar of an officer’s certificate from ASV confirming that the conditions described in the immediately preceding two bullet points have been satisfied; and

•

the non-occurrence of any material adverse effect (as defined under “The Merger Agreement—Conditions to the Merger” beginning on page 61 of this proxy statement) since the date of the Merger Agreement.

ASV’s obligations to complete the Merger are subject to the satisfaction or waiver of additional conditions, which include the following additional conditions:

•

the accuracy of the representations and warranties of Yanmar and Merger Sub at or prior to the effective time (except for inaccuracies that have not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect (as defined under “The Merger Agreement—Conditions to the Merger” beginning on page 61 of this proxy statement));

•	Yanmar’s and Merger Sub’s performance in all material respects of their obligations under the Merger Agreement required to be performed at or prior to the effective time; and

•	the delivery to ASV of an officer’s certificate from Yanmar confirming that the conditions described in the immediately preceding two bullet points have been satisfied.

Termination of the Merger Agreement (see page 63)

The Merger Agreement may be terminated and the transactions may be abandoned at any time prior to the effective time:

•	by mutual written consent of Yanmar and ASV;

•	by either Yanmar or ASV, if:

•

the Merger is not consummated on or before December 23, 2019 (the “Outside Date”); provided, however, that if on the Outside Date the conditions to the Merger (other than those conditions that by their nature are to be satisfied at the closing) have been satisfied other than the conditions relating to governmental restraints or governmental approvals, then the Outside Date shall be automatically extended for an additional 120 days and provided, further, that the right to terminate the Merger Agreement shall not be available to any party whose failure to fulfill any obligation thereunder has been the principal cause of, or resulted in the failure of the effective time to occur on or before the Outside Date;

•

any governmental authority of competent jurisdiction has enacted, issued, promulgated, enforced, entered or deemed applicable to the transactions any decision, injunction, degree, ruling, law or order that has become final and nonappealable; provided, however, that the terminating party has complied in all material respects with its obligations under the reasonable best efforts covenant; or

•	the ASV stockholder approval has not been obtained at the special meeting or any adjournment or postponement thereof;

•	by Yanmar, if:

•

ASV breaches any of its representations, warranties, covenants or agreements in the Merger Agreement and such breach cannot be or has not been cured by (i) the Outside Date or (ii) within 20 calendar days of the receipt by ASV of written notice thereof from Yanmar; or

•

if, at any time prior to the receipt of the ASV stockholder approval, (i) an adverse recommendation change (as defined under “The Merger Agreement—No Solicitation; Changes in Recommendations” beginning on page 56 of this proxy statement) shall have occurred; (ii) ASV has failed to include the recommendation of the Board that the Company’s stockholders adopt the Merger Agreement and the transactions (the “Company Recommendation”) in this proxy statement; (iii) ASV or the Board has approved, endorsed, adopted, recommended or entered into an acquisition agreement; (iv) the Board has failed to publicly recommend against an acquisition proposal (and reaffirm the Company Recommendation) within 10 calendar days of a written request by Yanmar to do so; or (v) ASV has materially breached or shall be deemed to have materially breached its non-solicitation obligation or its obligation to hold the ASV stockholder meeting to obtain the ASV stockholder approval;

•	by ASV, if:

•

Yanmar or Merger Sub breaches any of their representations, warranties, covenants or agreements in the Merger Agreement and such breach cannot be or has not been cured by (i) the Outside Date or (ii) within 20 calendar days of the receipt by Yanmar of written notice thereof from ASV;

•

prior to the receipt of the ASV stockholder approval, in order to enter into a definitive agreement for a transaction that is a superior proposal, if (i) ASV has complied with its obligations as set forth in the Merger Agreement with regard to effecting an adverse recommendation change and (ii) prior to or concurrently with such termination, ASV pays the agreed upon termination fee amount and enters into the definitive agreement to consummate the transaction contemplated by such superior proposal; or

•

if (i) all of the mutual conditions precedent to the Merger and the conditions to Yanmar’s and Merger Sub’s obligations to effect the Merger (other than those conditions that by their nature are to be satisfied at the closing) have been satisfied; (ii) ASV irrevocably confirms in writing that all of the conditions to its obligations to consummate the Merger have been satisfied or waived and that it is ready, willing and able to effect the closing and (iii) Yanmar and Merger Sub fail to fulfill their obligation to effect the closing within three business days following the later to occur of the date of the closing, as scheduled pursuant to the Merger Agreement, and the delivery of ASV’s written notice of confirmation.

Termination Fees and Expenses (see page 64)

ASV will pay Yanmar a fee of $2,650,000, if:

•

Yanmar terminates the Merger Agreement because, at any time prior to the receipt of the ASV stockholder approval, (i) ASV or the Board has made an adverse recommendation change; (ii) ASV shall have failed to include the Company Recommendation in this proxy statement; (iii) ASV or the Board shall have approved, endorsed, adopted, recommended or entered into an acquisition agreement; (iv) the Board shall have failed to publicly recommend against an acquisition proposal (and reaffirm the Company Recommendation) within 10 calendar days of a written request by Yanmar that it do so or (v) ASV shall have materially breached, or shall be deemed to have materially breached, its non-solicitation obligations or its obligations to hold the ASV stockholder meeting to obtain the ASV stockholder approval;

•

(i) Yanmar or ASV terminates the Merger Agreement because (A) the Merger is not consummated on or before the Outside Date; provided, however, that if on the Outside Date the conditions to the Merger (other than those conditions that by their nature are to be satisfied at the closing) have been satisfied other than the conditions relating to governmental restraints or governmental approvals, then the Outside Date shall be automatically extended for an additional 120 days and provided, further, that the right to terminate the Merger Agreement shall not be available to any party whose failure to fulfill any obligation thereunder has been the principal cause of, or resulted in the failure of the effective time to occur on or before the Outside Date or (B) the ASV stockholder approval has not been obtained at the special meeting or any adjournment or postponement thereof; or Yanmar terminates this Agreement if ASV breaches any of its representations, warranties, covenants or agreements in the Merger Agreement and such breach cannot be or has not been cured by (x) the Outside Date or (y) within 20 calendar days of the receipt by ASV of written notice thereof from Yanmar, (ii) prior to the termination of the Merger Agreement, an acquisition proposal shall have been publicly announced or otherwise communicated to the Board, and (iii) on or prior to the date that is 12 months after the date of such termination, ASV enters into, or submits to the stockholders of ASV for adoption, an acquisition agreement with respect to any acquisition proposal or consummates any acquisition proposal (in each case, whether or not such acquisition proposal is the same acquisition proposal described in clause (ii) above); provided, however, that for purposes of this section, all references to 15% in the definition of “acquisition proposal” shall be replaced with references to 50%; or

•	ASV terminates the Merger Agreement prior to the receipt of the ASV stockholder approval, in order to enter into a definitive agreement for a transaction that is a superior proposal.

Limitation of Remedies (see page 66)

Payment of the termination fees shall constitute the sole and exclusive remedy of Yanmar and Merger Sub in connection with any termination of the Merger Agreement in the circumstances in which such fees became payable. In the event that Yanmar shall receive the termination fee, the receipt of such fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Yanmar, Merger Sub, any of their respective Affiliates or any other person in connection with the Merger Agreement (and the termination thereof), the transactions contemplated thereby (and the abandonment thereof) or any matter forming the basis for such termination, and none of Yanmar, Merger Sub, any of their respective affiliates or any other person shall be entitled to bring or maintain any other claim, action or proceeding against ASV or any of its affiliates or its or their representatives arising out of the Merger Agreement, any of the transactions contemplated hereby or any matters forming the basis for such termination

Specific Performance (see page 66)

The parties to the Merger Agreement are entitled (in addition to any other remedy to which they may be entitled in law or equity) to an injunction, specific performance or other equitable relief to prevent breaches or threatened breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement.

Interests of the Company’s Directors and Executive Officers in the Merger (see page 32)

You should be aware that ASV’s directors and executive officers are subject to agreements or arrangements that may provide them with interests in the Merger that are different from, or are in addition to, the interests of ASV’s stockholders generally. These interests relate to change of control severance arrangements covering certain of ASV’s executive officers and indemnification of ASV’s directors and officers by the surviving corporation following the Merger. In addition, Brian Henry, a member of the Board, is also an employee of Terex, whose relationship with ASV is further described in the section entitled “The Parties to the Merger—ASV” on page 16 of this proxy statement.

Voting Agreement (see Annex B)

Concurrently with the execution of the Merger Agreement, a key stockholder who beneficially owns approximately 34% of the outstanding common stock of ASV entered into an agreement with Yanmar, pursuant to which, among other things, and subject to the terms and conditions set forth therein, the key stockholder agreed to vote its shares of common stock in favor of the adoption of the Merger Agreement and against any alternative proposal (the “Voting Agreement”). This Voting Agreement automatically terminates upon the earliest to occur of (i) the effective time, (ii) a change in the Company Recommendation that results from an intervening event, (iii) the termination of the Merger Agreement, (iv) the election of the key stockholder upon any amendment or modification to the Merger Agreement or (v) the written agreement of the parties to the Voting Agreement.

Procedure for Receiving Merger Consideration in Respect of Common Stock (see page 51)

Prior to the effective time, Yanmar will appoint a paying agent for the payment of the applicable Merger Consideration in exchange for shares of common stock following the Merger. If you own shares of our common stock that are held in “street name” by your broker, bank or other nominee you will receive instructions from your broker, bank or other nominee as to how to surrender your “street name” shares and receive cash for those shares. If you hold certificated shares, the paying agent will send you written instructions for surrendering your stock certificates and obtaining the applicable Merger Consideration shortly after the effective time. Do not send in your stock certificates now.

Questions

If you have additional questions about the Merger or other matters discussed in this proxy statement after reading this proxy statement, you should contact ASV’s proxy solicitation agent:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, New York 10005

Banks and Brokers Call Collect: (212) 269-5550

All Others Call Toll-Free: (800) 706-3274

Email: ASV@dfking.com

QUESTIONS AND ANSWERS

Below are brief answers to some of the key questions that we anticipate you might have. These questions do not address all of the material topics covered by this proxy statement, nor do the answers include all of the material information provided by this proxy statement. Please refer to the complete proxy statement for additional information and before you vote.

Q:	Why am I receiving this document?

A:

On June 26, 2019, ASV entered into a definitive agreement providing for ASV to be acquired by way of a Merger and become a wholly owned subsidiary of Yanmar. You are receiving this document in connection with the solicitation of proxies by our Board in favor of the proposal to approve the Merger Agreement and the transactions contemplated by the Merger Agreement (the “merger proposal”), and related proposal to be voted on at the special meeting.

Q:	What is a proxy?

A:

It is your designation of another person to vote stock that you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. When you designate a proxy, you also may direct the proxy how to vote your shares. We refer to this as your “proxy vote”. Two executive officers, Andrew Rooke and Melissa K. How, have been designated as the proxies for our special meeting of stockholders.

Q:	What will the Company’s stockholders receive in the Merger?

A:

If the Merger contemplated by the Merger Agreement is completed, the holders of our common stock, other than (i) shares held by Yanmar, Merger Sub or ASV (as treasury stock or otherwise) or any of their respective direct or indirect wholly owned subsidiaries and (ii) any shares held by a holder who does not vote in favor of the Merger and who is entitled to demand and properly demands appraisal for such shares (the shares in clauses (i) and (ii) collectively being referred to as “excluded shares”), will receive $7.05 in cash, without interest and less applicable tax withholding (the “Merger Consideration”), for each share of common stock that they own immediately prior to the actual time of effectiveness of the Merger (the “effective time”).

Q:	Where and when is the special meeting?

A:	The special meeting will take place at , local time, on , 2019, at ASV’s principal executive office located at 840 Lily Lane, Grand Rapids, Minnesota 55744.

Q:	Who is eligible to vote?

A:	Holders of our common stock as of the close of business on , 2019, the record date for the special meeting, are eligible to vote.

Q:	How many votes do the Company’s stockholders have?

A:	Holders of our common stock have one vote for each share of our common stock owned at the close of business on , 2019, the record date for the special meeting.

Q:	What vote of the Company’s stockholders is required to adopt and approve the Merger Agreement and the transactions contemplated by the Merger Agreement?

A:

In order to complete the Merger and the transactions contemplated by the Merger Agreement, among other things, the holders of a majority of the outstanding shares of ASV common stock (the “ASV stockholder approval”) must vote FOR the adoption and approval of the merger proposal. ASV is also soliciting proxies from its stockholders with respect to an additional proposal; however, completion of the Merger and approval of the merger proposal is not conditioned upon receipt of this approval: a proposal to adjourn the ASV special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to adopt and approve the Merger Agreement and the transactions contemplated by the Merger Agreement, if there are insufficient votes at the time of such adjournment to approve such proposal (the “adjournment proposal”).

For the adjournment proposal to be approved, a quorum must be present and the proposal must receive the affirmative vote of a majority of votes cast, represented in person or by proxy.

Q:	How does the Board recommend that I vote?

A:

ASV’s Board, by unanimous vote, has determined that it is advisable, fair to and in the best interests of ASV and its stockholders to enter into the Merger Agreement and to consummate the Merger and the other transactions contemplated by the Merger Agreement, and unanimously recommends that stockholders vote FOR the merger proposal and FOR the adjournment proposal. You should read the section entitled “The Merger—The Recommendation of ASV’s Board and ASV’s Reasons for the Merger” beginning on page 29 of this proxy statement for a discussion of the factors that the Board considered in deciding to recommend voting FOR the merger proposal.

You should be aware that some of ASV’s directors and executive officers are subject to agreements or arrangements that may provide them with interests in the Merger that are different from, or are in addition to, the interests of ASV’s stockholders generally. These interests relate to change of control severance and retention arrangements covering ASV’s executive officers, payments to non-employee directors and indemnification of ASV’s directors and officers by the surviving corporation following the Merger. In addition, Brian Henry, a member of the Board, is also an employee of Terex, whose relationship with ASV is further described in the section entitled “The Parties to the Merger—ASV” on page 16 of this proxy statement. See the section entitled “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 32 of this proxy statement for additional information.

Q:	Have any stockholders already agreed to vote “FOR” approval of the Merger Agreement?

A:

Yes. A key stockholder, who beneficially owns approximately 34% of ASV’s outstanding shares, has entered into an agreement to vote the shares it beneficially owns in favor of the Merger Agreement and the transactions contemplated thereby, subject to the terms and conditions of such Voting Agreement. See the section entitled “Voting Agreement” on page 67 of this proxy statement and the Voting Agreement attached as Annex B.

Q:	What do I need to do now?

A:

Please read this proxy statement carefully, including its annexes, to consider how the Merger affects you. After you read this proxy statement, you should complete, sign and date your proxy card and mail it in the enclosed return envelope or submit your proxy over the telephone or over the Internet as soon as possible so that your shares can be voted at the special meeting of the Company’s stockholders. If you sign, date and mail your proxy card without indicating how you wish to vote, your shares will be voted in accordance with the recommendations of the Board, as applicable, with respect to each proposal.

Q:	What happens if I do not return a proxy card or otherwise vote?

A:

The failure to return your proxy card or to otherwise vote will have the same effect as voting against the merger proposal, but assuming a quorum is present, will have no effect on the adjournment proposal. A vote to abstain will also have the same effect as voting against the merger proposal, and, if a quorum is present, no effect on the adjournment proposal.

Q:	How do I vote?

A:

If you are a stockholder of record, you may vote in person at the special meeting, vote by proxy using the enclosed proxy card, vote by proxy over the telephone or vote by proxy on the Internet. If you vote by proxy, your shares will be voted as you specify on the proxy card, over the telephone or on the Internet. Whether or not you plan to attend the meeting, the Company urges you to vote by proxy to ensure your vote is counted. You may still attend the special meeting and vote in person if you have already voted by proxy.

•	To vote in person, come to the special meeting and you will be given a ballot when you arrive.

•

To vote using the enclosed proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the enclosed return envelope. If you return your signed proxy card to the Company before the special meeting, the Company will vote your shares as you direct on the signed proxy card.

•

To vote over the telephone, dial toll-free the telephone number located on the enclosed proxy card using a touch-tone phone and follow the recorded instructions. You will be asked to provide the Company number and control number from the enclosed proxy card. Your vote must be received by                 , Central Time, on                 , 2019 to be counted.

•

To vote on the Internet, go to the web address located on the enclosed proxy card to complete an electronic proxy card. You will be asked to provide the Company number and control number from the enclosed proxy card. Your vote must be received by                 , Central Time, on                 , 2019 to be counted.

If your shares of common stock are held in “street name” by your broker, bank or other nominee, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from the Company. Your broker, bank or other nominee will vote your shares only if you provide instructions to your broker, bank or other nominee on how to vote. You should instruct your broker to vote your shares following the procedures provided by your broker. Without such instructions, your shares will not be voted, which will have the same effect as voting against the merger proposal. See “The Special Meeting of the Company’s Stockholders—Voting by Proxy” on page 18 of this proxy statement.

The Company provides Internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

Q:	What does it mean if I receive more than one set of materials?

A:

This means you own shares of our common stock that are registered under different names. For example, you may own some shares directly as a stockholder of record and other shares through a broker or you may own shares through more than one broker. In these situations, you will receive multiple sets of proxy materials. You must complete, sign, date and return each of the proxy cards that you receive, or vote all of your shares over the telephone or over the Internet in accordance with the instructions above, in order to vote all of the shares you own. Each proxy card you receive comes with its own prepaid return envelope and control number(s); if you vote by mail, make sure you return each proxy card in the return envelope that accompanies that proxy card, and if you vote by telephone or via the Internet, use the control number(s) on each proxy card.

Q:	May I vote in person?

A:	If you are the stockholder of record of shares of our common stock, you have the right to vote in person at the special meeting with respect to those shares.

If you are the beneficial owner of shares of our common stock, you are invited to attend the special meeting. However, if you are not the stockholder of record, you may not vote these shares in person at the special meeting, unless you obtain a legal proxy from your broker, bank or nominee giving you the right to vote the shares at the special meeting.

Even if you plan to attend the special meeting as a stockholder of record, we recommend that you also submit your proxy card or voting instructions as described in the above Q&A entitled “How do I vote?” so that your vote will be counted if you later decide not to attend the special meeting.

Q:	Am I entitled to appraisal rights?

A:

Under Section 262 of the DGCL, our stockholders will be entitled to dissent and to seek appraisal for their shares only if certain criteria are satisfied. See “Appraisal Rights” beginning on page 72 and Annex D of this proxy statement.

Q:	Is the Merger expected to be taxable to owners of our common stock?

A:

In general, a U.S. holder’s receipt of the cash consideration for shares of ASV common stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes and may be a taxable transaction under state, local or non-U.S. income or other tax laws. A Non-U.S. holder generally will not be subject to U.S. federal income tax with respect to the exchange of ASV common stock for cash in the Merger unless such Non-U.S. holder has certain connections to the United States. You should read “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 46 for a more complete discussion of the U.S. federal income tax consequences of the Merger. You should also consult your tax advisor on the tax consequences of the Merger in light of your particular circumstances.

Q:	When do you expect the Merger to be completed?

A:

ASV and Yanmar are working to complete the Merger as quickly as possible after the special meeting. ASV currently anticipates that the Merger will be completed in the third quarter of 2019. In order to complete the Merger, we must obtain the required ASV stockholder approval, and a number of other closing conditions under the Merger Agreement must be satisfied or waived. See “The Merger Agreement—Conditions to the Merger” beginning on page 61 of this proxy statement.

Q:	Should I send in my stock certificates now?

A:

No. At or about the date of completion of the Merger, if you hold certificated shares, you will receive a letter of transmittal with instructions informing you how to send in your stock certificates to Yanmar’s paying agent in order to receive the Merger Consideration. You should use the letter of transmittal to exchange stock certificates for the Merger Consideration to which you are entitled as a result of the Merger. DO NOT SEND ANY STOCK CERTIFICATES WITH YOUR PROXY.

If you own shares of our common stock that are held in “street name” by your broker, bank or other nominee, you will receive instructions from your broker, bank or other nominee as to how to surrender your “street name” shares and receive cash for those shares following the completion of the Merger.

Q:	Who can help answer my questions?

A:

The information provided above in the question-and-answer format is for your convenience only and is merely a summary of some of the information in this proxy statement. You should carefully read the entire proxy statement, including its annexes. If you would like additional copies of this proxy statement, without charge, or if you have questions about the Merger or the transactions contemplated by the Merger

Agreement, including the procedures for voting your shares, you should contact the Company’s proxy solicitation agent:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, New York 10005

Banks and Brokers Call Collect: (212) 269-5550

All Others Call Toll-Free: (800) 706-3274

Email: ASV@dfking.com

You may also wish to consult your legal, tax and/or financial advisors with respect to any aspect of the Merger, the Merger Agreement or other matters discussed in this proxy statement.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement, and the documents that we incorporate by reference in this proxy statement, contain certain “forward-looking statements”, as that term is defined by Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act, that do not directly or exclusively relate to historical facts. Forward-looking statements may be identified by words such as “believe”, “expect”, “may”, “will”, “anticipate”, “intend”, “estimate”, “project”, “plan”, “assume”, “seek to” or other similar expressions or the negative of these expressions. Stockholders are cautioned that any such forward-looking statements are not guarantees of future performance and may involve significant risks and uncertainties, and that actual results may vary materially from those in the forward-looking statements. These risks and uncertainties include, but are not limited to, the risks detailed in our filings with the Securities and Exchange Commission (the “SEC”), including in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, factors and matters described or incorporated by reference in this proxy statement, and the following factors:

•

the inability to consummate the Merger within the anticipated time period, or at all, due to any reason, including the failure to obtain stockholder approval to adopt the Merger Agreement or failure to satisfy the other conditions to the consummation of the Merger;

•	the risk that the Merger Agreement may be terminated in circumstances requiring us to pay Yanmar a termination fee of $2,650,000 or reimburse Yanmar for certain expenses;

•	the potential disruption of management’s attention from ASV’s ongoing business operations due to the Merger;

•

the effect of the announcement of the Merger on the ability of ASV to retain and hire key personnel and maintain relationships with its customers, suppliers and others with whom it does business, or on its operating results and business generally;

•	the amount of the costs, fees, expenses and charges related to the Merger Agreement or the Merger;

•	the risk that our stock price may decline significantly if the Merger is not consummated;

•	the nature, cost and outcome of any litigation and other legal proceedings, including any such proceedings related to the Merger and instituted against us and others;

•	the fact that receipt of the all-cash Merger Consideration would be taxable to our stockholders that are treated as U.S. holders for United States federal income tax purposes; and

•	the fact that our stockholders would forego the opportunity to realize the potential long-term value of the successful execution of our current strategy as an independent public company.

Consequently, all of the forward-looking statements we make in this proxy statement are qualified by the information contained or incorporated by reference herein, including, but not limited to, (i) the information contained under this heading and (ii) the information contained under the headings “Risk Factors” and information in our consolidated financial statements and notes thereto included in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q (see “Where You Can Find More Information” on page 81 of this proxy statement). No assurance can be given that these are all of the factors that could cause actual results to vary materially from the forward-looking statements.

Except as required by applicable law, we undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. Our stockholders are advised, however, to consult any future disclosures we make on related subjects as may be detailed in our other filings made from time to time with the SEC.

THE PARTIES TO THE MERGER

ASV

ASV Holdings, Inc. is a Delaware corporation. ASV, through its approximately 180 employees, designs and manufactures a broad range of high-quality compact track loader and skid steer loader equipment, marketed through a distribution network in North America, Australia and New Zealand under the ASV brand. ASV also serves as a private label original equipment manufacturer for several manufacturers. ASV’s products are used principally in the construction, agricultural and forestry industries. As a full-service manufacturer, ASV provides pre- and post-sale dealer support, after-sale technical support and replacement parts supplied from its dedicated logistics center. ASV common stock is listed on the Nasdaq Capital Market under the symbol “ASV”.

ASV was founded as “A.S.V., Inc.” in 1983 and launched its first CTL machine in 1990. It launched as a publicly-traded company on Nasdaq in 1994 and operated as a public company until it was acquired by Terex Corporation (“Terex”) on March 3, 2008. On December 19, 2014, Manitex International, Inc. purchased 51% of ASV from Terex pursuant to a joint venture arrangement with Terex. On December 23, 2014, A.S.V., Inc. converted to a Minnesota limited liability company and changed its name to A.S.V., LLC. On May 11, 2017, in connection with the Company’s initial public offering, ASV converted from a Minnesota limited liability company into a Delaware corporation and changed its name from A.S.V., LLC to ASV Holdings, Inc.

A detailed description of ASV’s business and background is contained in ASV’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, which is incorporated by referenced into this proxy statement. See “Where You Can Find More Information” on page 81 of this proxy statement.

ASV’s executive offices are located at 840 Lily Lane, Grand Rapids, Minnesota, 55744 and its telephone number is (218) 327-3434.

Yanmar

Yanmar America Corporation is a Georgia corporation and a wholly owned subsidiary of Yanmar Co., Ltd. Founded in 1981, Yanmar supplies industrial and marine diesel engines, diesel generators, micro cogeneration and gas heat pump energy system solutions, compact construction equipment and compact utility tractors. Yanmar’s principal executive offices are located at 101 International Parkway, Adairsville, Georgia 30101 and its telephone number is (770) 877-9894.

Merger Sub

Osaka Merger Sub, Inc. is a Delaware corporation and wholly owned subsidiary of Yanmar that was formed solely for the purpose of entering into the Merger Agreement and consummating the transactions contemplated by the Merger Agreement. Merger Sub has not carried on any activities on or prior to the date of this proxy statement except for activities incidental to its formation and activities in connection with facilitating Yanmar’s acquisition of ASV. Upon completion of the Merger, Merger Sub will merge with and into ASV and will cease to exist.

Merger Sub’s principal executive offices are located care of Yanmar America Corporation at 101 International Parkway, Adairsville, Georgia 30101 and its telephone number is (770) 877-9894.

Guarantor

Yanmar Co., Ltd. is a company organized under the laws of Japan. With beginnings in Osaka, Japan, in 1912, Guarantor is an industrial equipment manufacturer that supplies small and large engines. Guarantor’s principal executive offices are located at 530-0013, Yanmar Flying-Y Building, 1-32, Chayamachi, Kita-ku, Osaka, 530-8311, Japan and its telephone number is +81-6-6376-6211.

THE SPECIAL MEETING OF THE COMPANY’S STOCKHOLDERS

Time, Place and Purpose of the Special Meeting

The special meeting will be held at                 , local time, on                     , 2019, at ASV’s principal executive office located at 840 Lily Lane, Grand Rapids, Minnesota 55744. The purpose of the special meeting is to consider and vote on the proposal to adopt and approve the Merger Agreement and the transactions contemplated by the Merger Agreement, and the adjournment proposal described in this proxy statement. The Board, by unanimous vote, has determined that it is advisable, fair to and in the best interests of ASV and its stockholders to enter into the Merger Agreement and to consummate the Merger and the other transactions contemplated by the Merger Agreement, and unanimously recommends that stockholders vote FOR the proposal to adopt and approve the Merger Agreement and the transactions contemplated by the Merger Agreement and FOR the proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies.

Who Can Vote at the Special Meeting

Only holders of record of ASV common stock, as of the close of business on                     , 2019, which is the record date for the special meeting, are entitled to receive notice of and to vote at the special meeting. If you own shares that are registered in the name of someone else, such as a broker, you need to direct that person to vote those shares or obtain an authorization from them and vote the shares yourself at the meeting. On the record date, there were               shares of common stock outstanding.

Quorum; Vote Required

For purposes of transacting business at the special meeting, a majority of the voting power of the outstanding shares of common stock represented in person or by proxy will constitute a quorum. Once a share is represented at the special meeting, it will be counted for the purpose of determining a quorum and any adjournment of the special meeting, unless the holder is present solely to object to the special meeting. Votes FOR and AGAINST and abstentions will be counted for purposes of determining the presence of a quorum. However, if a new record date is set for an adjourned meeting, a new quorum will have to be established.

The adoption and approval of the Merger Agreement and the transactions contemplated by the Merger Agreement requires ASV to obtain the ASV stockholder approval. The ASV stockholder approval requires the affirmative vote of a majority of the outstanding shares of common stock. Because the required votes of ASV stockholders are based on the number of outstanding shares of common stock with respect to the ASV stockholder approval of the merger proposal, and not based on the number of shares represented in person or by proxy at the special meeting, failure to submit a proxy or to vote in person will have the same effect as a vote AGAINST the merger proposal, but, assuming a quorum is present, will have no effect on the adjournment proposal. A vote to abstain will have the same effect as voting against the merger proposal, but will have no effect on the adjournment proposal.

Approval of the adjournment proposal will require the affirmative vote of holders of a majority of the votes cast, represented in person or by proxy.

If your shares of common stock are held in “street name” by your broker, bank or other nominee, you should instruct your broker, bank or other nominee how to vote your shares using the instructions provided by your broker, bank or other nominee. Under applicable regulations, brokers, banks or other nominees who hold shares in “street name” for customers may not exercise their voting discretion with respect to “non-routine” matters such as the approval of the merger proposal. A broker non-vote occurs when a meeting includes both “routine” and “non-routine” matters, such that a bank, broker or other nominee has discretionary authority to vote on some proposals but not on other proposals. Both of the proposals in this proxy statement are “non-routine” matters, so there can be no broker non-votes at the special meeting. As a result, if you do not instruct your broker, bank, or other nominee to vote your shares of common stock, your shares will not be voted, which will have the same effect as voting against the merger proposal.

Voting by Proxy

This proxy statement is being sent to you on behalf of the Board for the purpose of requesting that you allow your shares of our common stock to be represented at the special meeting by the persons named in the enclosed proxy card. All shares of our common stock represented at the special meeting by properly executed proxy cards, voted over the telephone or voted over the Internet will be voted in accordance with the instructions indicated on those proxies. If you sign and return a proxy card without giving voting instructions, your shares will be voted as recommended by the Board. The Board recommends a vote FOR adoption and approval of the Merger Agreement and the transactions contemplated by the Merger Agreement and FOR the proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies.

You may revoke your proxy at any time before the vote is taken at the special meeting. To revoke your proxy, you must either advise ASV’s Secretary in writing, deliver a proxy dated after the date of the proxy you wish to revoke or attend the special meeting and vote your shares in person. Attendance at the special meeting will not by itself constitute revocation of a proxy. If you have instructed your broker, bank, or other nominee to vote your shares, you must follow the directions provided by your broker, bank or other nominee to change those instructions.

Householding

Some banks, brokers and other nominees may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement for the special meeting may have been sent to multiple stockholders in each household. We will promptly deliver a separate copy of our proxy statement to any stockholder upon written or oral request to ASV Holdings, Inc., 840 Lily Lane, Grand Rapids, Minnesota, 55744, telephone: (218) 327-3434. Any stockholder who wants to receive separate copies of our proxy statement or annual report to stockholders in the future, or any stockholder who is receiving multiple copies and would like to receive only one copy per household, should contact the stockholder’s bank, broker or other nominee, or the stockholder may contact ASV at the above address and phone number.

Solicitation of Proxies

ASV will pay all of the costs of this proxy solicitation. In addition to soliciting proxies by mail, directors, officers and employees of ASV may solicit proxies personally and by telephone, email or otherwise. None of these persons will receive additional or special compensation for soliciting proxies. ASV will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions.

ASV has engaged D.F. King & Co., Inc. (“D.F. King”) to assist in the solicitation of proxies for the special meeting and will pay D.F. King a fee of approximately $7,500, plus reimbursement of out-of-pocket expenses. The address of D.F. King is 48 Wall Street, 22nd Floor, New York, New York 10005. You can call D.F. King toll-free at 1-800-706-3274.

THE MERGER

The discussion of the Merger in this proxy statement is qualified by reference to the Merger Agreement, which is attached to this proxy statement as Annex A. You should read the Merger Agreement carefully in its entirety.

Background of the Merger

The following chronology summarizes certain key events and contacts that led to the signing of the Merger Agreement. It does not purport to catalogue every conversation among our Board, members of our management, or the Company’s representatives and other parties.

In March 2008, Terex Corporation (“Terex”) acquired the Company. Following its acquisition, Terex operated the Company as a wholly owned subsidiary until December 2014. In December 2014, following an evaluation undertaken by Terex of the strategic alternatives available to the Company, including the sale of the Company, Manitex International, Inc. (“Manitex”) acquired a 51% equity interest in the Company from Terex pursuant to a joint venture arrangement.

On May 17, 2017, following an evaluation of strategic alternatives, including the sale of the Company, we completed an underwritten initial public offering of 3,800,000 shares of our common stock at a price to the public of $7.00 per share. Since the initial public offering, shares of our common stock have been listed for trading on the Nasdaq Capital Market. Immediately after the completion of the initial public offering, Terex held approximately 34% of our outstanding common stock and Manitex held approximately 21% of our outstanding common stock. As of December 31, 2018, Terex held approximately 34% of our outstanding common stock and Manitex held approximately 11% of our outstanding common stock.

Following the initial public offering, the Company and our Board have regularly evaluated different strategies for improving its competitive position and enhancing stockholder value. Shortly after the initial public offering, at the direction of our Board, our management developed a strategic plan for our business through 2022. The key elements of the strategic plan included adding retail distribution locations, expanding penetration of the equipment rental channel, increasing dealer sales, expanding gross and EBITDA margins, introducing new products, expanding aftermarket sales, developing and expanding brand awareness and the implementation of a continuous improvement plan. Under the strategic plan, the Company set aspiration goals for organic growth which would achieve $250 million of annual revenue and $30 million of annual EBITDA by the end of the five-year period covered by the strategic plan. In addition to the strategic plan to facilitate organic growth, management and our Board, from time to time, considered various strategic alternatives in pursuing its business plan, including acquisitions, joint ventures, collaborations and other potential business opportunities.

On December 15, 2017, our Board concluded a regularly scheduled two-day meeting. At this meeting, among other matters, our Board discussed and approved the Company’s strategic plan and a budget for the 2018 fiscal year presented to it by management. The budget included estimates of $141.8 million in sales and $13.9 million in adjusted EBITDA for the fiscal year.

On June 8, 2018, Andrew Rooke, our Chief Executive Officer and the Chairman of our Board, met with Hiroshi Okuyama, Senior Manager of Yanmar Co., Ltd., and Giuliano Parodi, the Chairman of Yanmar Construction Equipment Co., Ltd. The parties discussed the businesses and strategic initiatives of their respective companies and the construction equipment industry generally. In this discussion, the parties expressed a desire to generally explore areas where potential collaboration between the parties might be aligned with their respective strategic objectives. Following this meeting, Mr. Rooke provided a summary to our Board.

On September 13, 2018, our Board held a regularly scheduled meeting. At this meeting, among other matters, management reported its estimates of financial results for the fiscal year to our Board. Management estimated that sales for the fiscal year would be approximately $133.3 million ($8.4 million less than the budget for the fiscal year) and that pre-tax income and EBITDA would also fall meaningfully short of the forecasts for the fiscal year included in the strategic plan and the 2018 budget. Management then presented an update to the strategic plan. While several elements of the strategic plan were revised as part of the update, the aspirational objectives of achieving $250 million in annual revenue and $30 million in annual EBITDA by the end of the 2022 fiscal year remained in place.

In early October 2018, a representative of Party A reached out to Mr. Rooke to discuss Party A’s interest in acquiring the Company.

On October 15, 2018, Mr. Rooke received an indication of interest letter from Party A containing Party A’s non-binding offer to acquire the Company for a cash purchase price in a range of $7.00 to $9.00 per share of ASV common stock, in cash. The indication of interest letter requested a 60-day exclusivity period in order to perform due diligence on the Company and negotiate definitive transaction documents. The closing price of ASV common stock on October 15 was $4.56 per share.

On October 22, 2018, our Board held a special, telephonic meeting to discuss the indication of interest letter received from Party A. At this meeting, the our legal counsel, Dorsey & Whitney LLP (“Dorsey”), reviewed with our Board the fiduciary duties owed by directors of a Delaware corporation to its stockholders in connection with a review of an unsolicited offer to acquire the corporation. Following discussion, our Board directed management to engage a financial advisor to assist our Board in evaluating Party A’s proposal and its further evaluation of the strategic plan.

On November 1, 2018, we announced financial results for the fiscal quarter ended September 30, 2018. Net sales for the fiscal quarter increased 7.2% from the third fiscal quarter of 2017 to $32.8 million. Net income for the fiscal quarter was $0.6 million, compared to net income of $0.5 million for the third fiscal quarter of 2017. Our gross margins were reduced by higher material costs, principally higher steel costs, experienced during the quarter. The closing price of ASV common stock on November 2, the first trading day following the earnings announcement, was $3.23 per share.

On November 5, 2018, our Board held a special, telephonic meeting to further discuss the indication of interest received from Party A. Our Board discussed the terms of the indication of interest, including the proposed price range. Our Board discussed an analysis of the financial terms of the Party A proposal which had been prepared by Donnelly Penman & Partners (“Donnelly Penman”) in advance of the meeting. The financial analysis prepared by Donnelly Penman included discounted cash flow, leveraged buyout, precedent transaction and comparable public company analyses. Our Board also discussed the strategic rationale from Party A’s perspective of an acquisition of the Company. Our Board also discussed the Company’s progress to date in achieving its strategic plan. Following this discussion, our Board concluded that, while it did not believe that Party A’s indication of interest fully valued the Company, it was willing to provide further, non-public information to Party A in order for Party A to improve its valuation. Our Board instructed management to negotiate and execute a confidentiality agreement with Party A, pursuant to which Party A would be provided with the strategic plan and certain other financial information.

On November 13, 2018, the Company entered into a confidentiality agreement with Party A. The confidentiality agreement entered into with Party A does not contain a standstill provision or any other term that would prohibit Party A from making a bona fide, unsolicited, written proposal to acquire the Company.

On November 27, 2018, members of our senior management team, including Mr. Rooke, and representatives of Donnelly Penman met with members of Party A’s management and representatives of Party A’s financial advisor to discuss the Company’s business and strategic plan. Following the November 27 meeting, we provided additional due diligence information to Party A.

On December 6, 2018, our Board held a regularly scheduled meeting. Among other matters, after presentation from management and discussion, our Board adopted a budget for fiscal year 2019. The budget included forecasts of sales of $158.2 million, net income of $4.1 million and EBITDA of $11.9 million.

On December 17, 2018, a member of Party A’s senior management called Mr. Rooke to inform the Company of Party A’s determination not to further pursue its evaluation of the potential acquisition of the Company. In this conversation, Party A cited its outlook for the economy and the market for our products, concerns about our supply chain and skepticism about our ability to achieve the strategic plan as reasons for is decision. As a result, Party A no longer felt that the valuation range it had proposed in its indication of interest could be supported. Party A followed up with an email to Mr. Rooke the following day confirming its determination. Mr. Rooke update our Board on these developments at a special telephonic meeting held on December 19, 2018.

In January 2019, Mr. Okuyama met with a representative of Manitex. Following this meeting, Mr. Okuyama contacted Brian Henry, a member of our Board and an employee of Terex, to express Yanmar’s interest in discussing ASV and the position in our common stock held by Terex. Mr. Okuyama subsequently expressed an interest in visiting our manufacturing facility. Mr. Henry instructed Mr. Okuyama to direct any inquiries related to ASV to Mr. Rooke so that any discussions or negotiations of a potential transaction would be conducted at the direction of our Board.

On February 7, 2019, Mr. Parodi called Mr. Rooke to discuss Yanmar’s interest in acquiring the Company.

On February 17, 2019, Mr. Rooke received an indication of interest letter from Yanmar containing Yanmar’s non-binding offer to acquire the Company for a cash purchase price of $6.00 per share of ASV common stock, in cash. The indication of interest letter requested a 30-day exclusivity period (with two extension periods, exercisable at Yanmar’s option, of 15-days each) in order to perform due diligence on the Company and negotiate definitive transaction documents. The closing price of ASV common stock on February 15, the last trading day prior to receipt of Yanmar’s proposal, was $3.63 per share.

On February 21, 2019, our Board held a special, telephonic meeting to discuss the Yanmar proposal. Our Board discussed Yanmar’s proposal and the valuation of the Company implied by the proposal. Our Board also discussed the strategic plan and the valuation implied by achieving the strategic plan. Following this discussion, our Board instructed Mr. Rooke to communicate to Yanmar our Board’s view that Yanmar’s proposal did not adequately value the Company and the stockholder value it expected to be realized by execution of the strategic plan.

On February 27, 2019, Mr. Rooke sent Mr. Parodi a letter communicating our Board’s determination that the value reflected in Yanmar’s February 17 non-binding indication of interest letter did not support further discussions regarding a transaction. The letter further described our Board’s conclusion that the Yanmar proposal did not adequately reflect the stockholder value that it expected to be realized by execution of the strategic plan.

Also, on February 27, Mr. Rooke had a call with representatives from ROTH, Yanmar’s financial advisor, to discuss the February 27 letter and our Board’s conclusion that the valuation reflected in Yanmar’s proposal did not adequately reflect the value of the Company.

On March 11, 2019, our Board held a regularly scheduled meeting. At this meeting, among other matters, our Board received a report that our financial results for January and February had been significantly worse than budgeted. Management estimated that sales for the first fiscal quarter would be approximately $24.2 million ($5.8 million less than the budget for the quarter contained in the strategic plan) and EBITDA for the period would be approximately $0.5 million ($1.4 million less than the budget for the quarter contained in the strategic plan).

On March 14, 2019, we announced preliminary financial results for the fiscal quarter and fiscal year ended December 31, 2018. We announced that, while net sales for the fiscal year had increased 3.5% over the prior year to $127.6 million, significant increases in material costs had reduced gross margins to 11.9%, compared to 15.1% in the prior year. We also announced a delay in reporting our final financial results due to an ongoing analysis of whether to record a non-cash impairment charge to the value of the Company’s goodwill and intangible assets as a result of our recent financial results, share price performance and market capitalization. The closing price of ASV common stock on March 15, the first trading day following the earnings announcement, was $3.12 per share.

On March 19, 2019, Mr. Rooke met with Mr. Parodi, Mr. Okuyama and representatives of ROTH at the annual conference hosted by ROTH Capital in Laguna Nigel, California. The Company’s chief financial officer, Melissa How, participated by phone. At the meeting, Mr. Rooke and Ms. How provided an overview of the our strategic direction, based on a Company presentation that was publicly available on the Company’s website.

On March 21, 2019, Mr. Rooke received an indication of interest letter from Yanmar containing Yanmar’s non-binding offer to acquire the Company for a cash purchase price in a range of $6.85 to $7.15 per share of ASV common stock, in cash. The indication of interest letter requested a 30-day exclusivity period (with two extension periods, exercisable at Yanmar’s option, of 15-days each) in order to perform due diligence on the Company and negotiate definitive transaction documents. The closing price of ASV common stock on March 22, the first trading day following the earnings announcement, was $2.90 per share.

Following his receipt of Yanmar’s indication of interest on March 21, Mr. Rooke alerted our Board by email. At the time, our management and the audit committee of our Board were focused on completing our financial statements for the fiscal year ended December 31, 2018 and filing our annual report on Form 10-K with the SEC. As a result, our Board determined to consider Yanmar’s proposal following the filing of the Form 10-K at a meeting to be held on April 1, 2019.

On March 29, 2019, we announced final financial results for the fiscal quarter and fiscal year ended December 31, 2018, including net losses of $32.1 million for the year ended December 31, 2018. The net loss included a non-cash impairment charge of $30.6 million to the Company’s goodwill recorded in the fiscal quarter ended December 31, 2018. The closing price of ASV common stock on April 1, the first trading day following the earnings announcement, was $2.62 per share.

Also on March 29, a representative of Donnelly Penman spoke with a representative of Party A’s investment bank to gauge whether Party A’s view of the Company or any of the factors which had led Party A to terminate its consideration of an acquisition of the Company had changed. The representative of Party A’s investment bank confirmed that Party A’s views of the economic and market headwinds facing the Company had not changed and that our earnings announcement had confirmed views Party A had formed during diligence of our likely financial performance for the fourth fiscal quarter and confirmed Party A’s skepticism that the revenue and EBITDA objectives contained in the strategic plan could be achieved.

On April 1, 2019, our Board held a telephonic meeting to discuss the indication of interest received from Yanmar. Our Board discussed the terms of the indication of interest, including the proposed price range. Our Board discussed an analysis of the financial terms of the Yanmar proposal which had been prepared by Donnelly Penman in advance of the meeting. The financial analysis prepared by Donnelly Penman included discounted cash flow, leveraged buyout, precedent transaction and comparable public company analyses. Our Board then discussed the Company’s progress toward achieving its strategic plan and recent developments in our business, including the slowing of activity in the North American and Australian markets and the continuing impact of increased materials costs and constraints on engine supply on our financial performance. Mr. Rooke reviewed with our Board downward adjustments that management had made to the 2019 forecast included in the strategic plan. The adjustments were based on our actual financial performance for the first two months of 2019 and management’s projections for the balance of the year. Our Board then engaged in a discussion of the strategic plan, the Company’s performance toward achieving the strategic plan since its adoption prior to the 2018 fiscal year and the risks associated with executing on the plan in future periods, noting that achieving the revenue and EBITDA objectives for 2019 appeared unlikely and that the headwinds encountered in the second half of 2018 and beginning of 2019 (including increased materials costs, supply chain issues and deceleration in growth of our dealer network) posed long-term threats to achievement of the strategic plan by the end of the 2022 fiscal year. Our Board noted that even achieving the revenue and EBITDA growth implied by the moderate growth scenario described in the Donnelly Penman analysis was uncertain and subject to execution risk. Our Board discussed options for responding to Yanmar, including Yanmar’s request that it be granted exclusivity. This discussion included a review of our Board’s fiduciary duties owed to the Company’s stockholders, which was led by Dorsey. Our Board discussed the risks associated with a leak of information that the Company was in discussions regarding an acquisition, including long-term damage to relationships with our dealers, suppliers and employees and the potential that Yanmar could withdraw its consideration of a transaction in the event of a leak. Our Board directed Mr. Rooke to continue discussions with Yanmar with an objective of getting Yanmar to increase the price of its non-binding offer above the current range of $6.85-7.15 per share and indicated that it was prepared to grant Yanmar’s request for an exclusive negotiating period in the event that Yanmar increased its proposed price above the current range.

On April 5, 2019, following Donnelly Penman’s confirmation that it had not provided any services to, or received fees from, Yanmar during the past five years, the Company executed an engagement letter with Donnelly Penman to provide investment banking advisory services to it in connection with its evaluation of a potential acquisition by Yanmar and potential alternatives to a transaction with Yanmar. See “—Opinion of the Company’s Financial Advisor” beginning on page 37 of this proxy statement.

Also on April 5, Mr. Rooke and a representative of Donnelly Penman had a call with Mr. Parodi, Mr. Okuyama and representatives of ROTH to discuss our Board’s reaction to Yanmar’s March 21 indication of interest letter. Mr. Rooke and the representative of Donnelly Penman communicated our request that Yanmar review a package of non-public financial information, including the detailed strategic plan (reflecting management’s adjustments for the 2019 fiscal year discussed at the April 1 Board meeting) and our preliminary financial results for the first two months of the 2019 fiscal year. They also indicated that if, following Yanmar’s review of this information, Yanmar were to increase its proposed price, which was to be expressed as a single price per share and not as a range, our Board was prepared to grant Yanmar an exclusive negotiating period. Following this call, Mr. Rooke provided Yanmar with a draft confidentiality agreement.

On April 10, 2019, the Company and Yanmar executed a confidentiality agreement for the exchange of non-public information. Following the execution of the confidentiality agreement, we provided Yanmar with a package of non-public financial information and subsequently responded to Yanmar’s questions about the information provided. See “—Company Financial Forecasts” beginning on page 44 of this proxy statement.

On April 29, 2019, Mr. Rooke received an indication of interest letter from Yanmar containing Yanmar’s non-binding offer to acquire the Company for a cash purchase price of $7.50 per share of ASV common stock, in cash. The indication of interest letter requested a 30-day exclusivity period (with two extension periods, exercisable at Yanmar’s option, of 15-days each) in order to perform due diligence on the Company and negotiate definitive transaction documents. The closing price of ASV common stock on April 29 was $2.46 per share.

Also on April 29, our Board held a special, telephonic meeting to discuss the Yanmar indication of interest to acquire the Company at a price of $7.50 per share of ASV common stock. Our Board reviewed the analyses of the proposed transaction, the valuation of the Company, our prospects and industry conditions that had been the subject of the April 1 meeting to consider Yanmar’s March 21 proposal to acquire the Company. Following this discussion, our Board concluded that the underlying circumstances and market conditions had not changed in any meaningful way and that, as a result of these analyses and the significant price increase reflected in Yanmar’s revised proposal, exploration of a transaction with Yanmar as a potential means of maximizing stockholder value would be in the best interests of the Company and our stockholders. Accordingly, our Board directed Mr. Rooke and our representatives to negotiate the terms of the indication of interest letter providing for an exclusivity period during which Yanmar would conduct due diligence and negotiate transaction terms.

On April 30, 2019, Mr. Rooke sent Yanmar a revised draft of the indication of interest letter reducing the number of 15-day exclusivity extension periods from two to one.

On May 1, 2019, Yanmar provided a due diligence request list to the Company.

On May 2, 2019, representatives of Dorsey and Donnelly Penman held a call with representatives of Yanmar’s legal counsel, Shearman & Sterling LLP (“Shearman”) and ROTH to negotiate final revisions to the indication of interest letter, which granted Yanmar a 30-day exclusivity period (with a single extension period, exercisable at Yanmar’s option, of 15-days) in order to perform due diligence on the Company and negotiate definitive transaction documents. As a result of this negotiation, we were able to negotiate a carve-out from its obligation to provide to Yanmar communications regarding an alternative transaction received during the exclusivity period to exclude communications received from parties to whom it owed an obligation of confidentiality, including Party A (though Party A was not specifically named in the carve-out language). The parties finalized the indication of interest letter containing the exclusivity agreement on May 4 and it was fully executed by the Company and delivered to Yanmar on May 6.

Also on May 2, we announced financial results for the fiscal quarter ended March 31, 2019. Net sales for the fiscal quarter declined 8.5% from the first fiscal quarter of 2018 to $27.3 million. Gross margin was 12.6% for the fiscal quarter, compared to 13.2% for the first fiscal quarter of 2018. Adjusted net loss for the fiscal quarter was $0.7 million, compared to adjusted net income of $0.2 million for the first fiscal quarter of 2018. Market conditions and engine supply constraints continued to negatively affect our financial performance. The closing price of ASV common stock on May 3, the first trading day following the earnings announcement, was $2.22 per share.

On May 8, 2019, we granted Yanmar and its representatives access to a virtual dataroom established to provide due diligence information to Yanmar and its representatives during the exclusivity period. Between the time it first granted access to the virtual dataroom to Yanmar and the execution of the Merger Agreement on June 26, 2019, the Company and its representatives responded to numerous requests from Yanmar and its representatives in connection with the due diligence investigation of the Company undertaken by such parties.

On May 13-14, 2019, representatives of Yanmar met with representatives of the Company to tour our manufacturing and distribution facilities and to discuss the strategic plan.

On May 21, 2019, Shearman delivered to Dorsey an initial draft of the Merger Agreement. The draft Merger Agreement, among other things, included a closing condition that holders of no more the 5% of the outstanding share of ASV common stock exercise statutory appraisal rights, included a superior proposal termination fee equal to 4.75% of equity value, allocated all antitrust regulatory risk to the Company, did not include a customary carve-out from the definition of a material adverse effect (the occurrence of which would permit Yanmar to terminate the Merger Agreement) for any effects resulting from the pendency or public announcement of the transactions contemplated by the Merger Agreement, provided for matching rights with a five-day negotiation period in the event of a superior proposal and provided for an obligation for the Company to reimburse Yanmar for transaction expenses in the event that the Merger Agreement was terminated due to an uncured breach by the Company of its representations and warranties or covenants or as a result of the failure by our stockholder to approve the transaction for reasons other than the existence of a superior proposal.

On May 30, 2019, Dorsey provided a revised draft of the Merger Agreement to Shearman reflecting instructions received from a working group including Mr. Rooke, Ms. How and Donnelly Penman. The Dorsey draft of the Merger Agreement, among other things, deleted the closing condition tied to exercise of appraisal rights, included a superior proposal termination fee equal to 2.75% of equity value, balanced the antitrust risk between the parties, included a carve-out from the definition of a material adverse effect for any effects resulting from the pendency or public announcement of the transactions contemplated by the Merger Agreement, reduced the matching rights negotiation period to three days negotiation period and deleted the obligation for the Company to reimburse Yanmar for transaction expenses.

Also on May 30, Shearman notified Dorsey of Yanmar’s request that the exclusivity period be extended until July 7, 2019. On May 31, 2019, Dorsey responded on behalf of the Company. While acknowledging Yanmar’s right, pursuant to the terms of the indication of interest letter, to extend exclusivity from the scheduled expiration of June 6 to June 20, the Company considered Yanmar’s request to extend the exclusivity beyond June 20 to be untimely and declined to consider the request. Later on May 31, Shearman sent Yanmar’s written request to extend exclusivity until July 7 to Dorsey.

On June 3-4, 2019, representatives of the Company and Yanmar met in Grand Rapids and Duluth. The meetings included a tour of our test facility in Grand Rapids.

On June 4, 2019, a representative of Dorsey had a telephone conference with representatives of Shearman to discuss certain issues raised by the draft Merger Agreement and Yanmar’s request that exclusivity be extended. In this call, Dorsey requested that Yanmar provide financial information regarding Yanmar America and the proposed guarantor in order for the Company to perform due diligence of the ability of the Yanmar parties to perform their respective obligations under the Merger Agreement, including payment of the proposed cash merger consideration. Dorsey communicated the Company’s view that a request to extend exclusivity was not appropriate at this time, given that Yanmar had the ability to unilaterally extend exclusivity to June 20.

On June 5, 2019, Shearman sent Dorsey written notice of Yanmar’s election to extend exclusivity until June 20, 2019.

On June 6, 2019, Shearman delivered a revised draft of the Merger Agreement to Dorsey. The Shearman draft of the Merger Agreement accepted some of the proposals contained in the May 30 Dorsey draft (including shortening the matching rights negotiation period) but, among other things, restored the superior proposal termination fee at 4.75% of equity value, restored the appraisal termination right at a 10% threshold, restored the antitrust risk allocation, deleted the proposed carve-out from the definition of a material adverse effect for any effects resulting from the pendency or public announcement of the transactions contemplated by the Merger Agreement and restored the obligation for the Company to reimburse Yanmar for transaction expenses in the event that the Merger Agreement was terminated due to an uncured breach by the Company of its representation and warranties or covenants or as a result of the failure by our stockholder to approve the transaction for reasons other than the existence of a superior proposal. The Shearman draft included a new closing condition tied to satisfactory resolution of the on-going NLRB litigation to which we are a party. In connection with its delivery of the revised draft Merger Agreement, Shearman also provided the financial statements for Yanmar Co., Ltd. that we had requested.

On June 11, 2019, Dorsey provided a revised draft of the Merger Agreement to Shearman reflecting the instructions received from our working group. The Dorsey draft of the Merger Agreement, among other things, deleted the closing conditions tied to exercise of appraisal rights and resolution of the NLRB litigation, identified the amount of the superior proposal termination fee as an open point, restored a balance of the antitrust risk between the parties, included a carve-out from the definition of a material adverse effect for any effects resulting from the pendency or public announcement of the transactions contemplated by the Merger Agreement, and consented to the obligation for the Company to reimburse Yanmar for transaction expenses up to $500,000 in the event that the Merger Agreement was terminated due to an uncured breach by the Company of its representations and warranties or covenants (but not as a result of the failure by our stockholders to approve the transaction for reasons other than the existence of a superior proposal).

Also on June 11, Dorsey sent Shearman a draft of the confidential disclosure schedules to the Merger Agreement. Between the delivery of this initial draft of the confidential disclosure schedules and the execution of the Merger Agreement on June 26, 2019, the Company and Dorsey and Yanmar and Shearman exchanged several drafts of the confidential disclosure schedules and held telephonic meetings to negotiate the contents of the confidential disclosure schedules.

Also on June 11, Shearman provided Dorsey with a draft of the Voting Agreement to be executed by Terex in connection with the execution of the Merger Agreement. The draft Voting Agreement, among other things, provided for a 12-month tail period following termination during which Terex’s obligation to vote against alternative proposals to acquire the Company would survive.

Also on June 11, representatives of the Company and Yanmar met in Grand Rapids to discuss production and quality control matters. the meetings included a tour of our manufacturing facility.

On June 12, 2019, Shearman sent Dorsey a written request from Yanmar that exclusivity be extended until 11:59 p.m., PT, on June 28, 2019.

On June 13, 2019, our Board held a regularly scheduled meeting. Among other matters, our Board discussed the status of discussions with Yanmar. Mr. Rooke noted that Yanmar had significantly advanced its due diligence and that the parties had exchanged drafts of the transaction documentation and engaged in negotiations of the transaction terms but that he expected that Yanmar’s due diligence would not be complete and negotiations of the transaction terms would extend past the scheduled expiration of the exclusivity period on June 20. Our Board discussed the request to extend exclusivity until June 28 that had been received from Yanmar and concluded that granting the extension was in the best interests of the Company and its stockholders. Our Board authorized Mr. Rooke to execute an extension of exclusivity through June 28.

Also on June 13, Dorsey provided Shearman with a revised draft of the Voting Agreement. Among other matters, the revised draft provided for the Voting Agreement to terminate in the event of a change in our Board’s recommendation that the Company’s stockholders vote to approve the transactions contemplated by the Merger Agreement and eliminated the 12-month tail period on the obligation to vote against competing proposals.

On June 14, 2019, Dorsey provided Shearman with a draft letter pursuant to which the Company would extend exclusivity until 11:59 p.m., PT, as requested by Yanmar if Yanmar were to confirm its intent to proceed with the transaction at a price per share of $7.50 or higher.

On June 15, 2019, representatives of ROTH spoke with representatives of Donnelly Penman. ROTH stated that, based on its findings in due diligence, Yanmar was no longer prepared to pay $7.50 per share in the transaction. The items cited by ROTH as leading to Yanmar’s conclusions regarding the Company’s valuation included the potential liability associated with the NLRB litigation, the difficulty and risks associated with achieving the strategic plan, the effect of increased steel prices on the cost of introducing steel undercarriage assemblies, risks associated with changes in our engine supply chain, required future capital expenditures, skepticism with the our plans to expand aftermarket sales and the relationship with one of our key customers. Following this call, the Company and its representatives engaged with Yanmar and its representative on each of the items cited by ROTH as reasons for Yanmar’s reduced valuation of the Company.

On June 18, 2019, representatives of ROTH spoke with representatives of Donnelly Penman and indicated that Yanmar had reduced the price it was willing to pay for Company to $7.00 per share of ASV common stock. The ROTH representatives reiterated the areas of concern expressed in June 15 conversation as justification for Yanmar lowering the price it was prepared to pay for the Company. The closing price of ASV common stock on June 18 was $1.92 per share.

On June 19, 2019, our Board held a special, telephonic meeting to discuss recent developments in the negotiations with Yanmar. Mr. Rooke advised our Board that Yanmar had proposed a price decrease from the $7.50 per share of ASV common stock included in the indication of interest letter to $7.00 per share. Mr. Rooke noted that the parties were still engaged in discussions regarding the items of concern to Yanmar but that diligence on these matters would likely not be completed during the current exclusivity period which was scheduled to expire the following day. After discussion, our Board confirmed its prior authorization to execute an extension of exclusivity to June 28.

On June 20, 2019, Shearman sent Dorsey a written request from Yanmar that exclusivity be extended until 11:59 p.m., PT, on June 28, 2019. The extension letter communicated Yanmar’s expectation to proceed with the transaction at a price of $7.00 per share of ASV common stock or above. On June 21, 2019, Mr. Rooke countersigned and returned the extension letter.

On June 21, 2019, Shearman provided Dorsey with revised drafts of the Merger Agreement and Voting Agreement. The Shearman draft of the Merger Agreement, among other things, accepted our position on the deletion of closing conditions tied to exercise of appraisal rights and resolution of the NLRB litigation and the inclusion of a carve-out from the definition of a material adverse effect for any effects resulting from the pendency or public announcement of the transactions contemplated by the Merger Agreement. However, Yanmar re-asserted its positions in the draft Merger Agreement on a superior proposal termination fee of 4.75% of equity value, the allocation of antitrust risk to the Company and the obligation for the Company to reimburse Yanmar for transaction expenses up to $500,000 in the event that the Merger Agreement was terminated as a result of the failure by our stockholders to approve the transaction for reasons other than the existence of a superior proposal.

On June 22, 2019, a representative of Donnelly Penman spoke with representatives of ROTH to discuss the open transaction points in advance of an upcoming Yanmar board meeting to consider approval of the transaction. Donnelly Penman told ROTH that it was highly confident that our Board would support the transaction if Yanmar were to increase its price to $7.30, lower the superior proposal termination fee to an amount no greater than 4.00% of equity value and agree to ours positions on a few open points in the Merger Agreement to be discussed among counsel.

On June 23, 2019, representatives of ROTH contacted a representative of Donnelly Penman to communicate Yanmar’s best-and-final price of $7.05 per share of ASV common stock. ROTH also noted that it thought that a superior proposal termination fee of 4.00% of equity value or less would be acceptable to Yanmar.

Also on June 23, representatives of Shearman and representatives of Dorsey negotiated the key open points in the Merger Agreement, with the parties agreeing to, among other matters, an allocation of antitrust regulatory risk and Yanmar agreeing to withdraw its request for expense reimbursement in the event that the Merger Agreement is terminated as a result of the failure by our stockholders to approve the transaction for reasons other than the existence of a superior proposal.

On June 24, 2019, Shearman supplied to Dorsey the financial information the Company had requested on Yanmar America.

On June 25, 2019, representatives of ROTH confirmed to representatives of Donnelly Penman that Yanmar would agree to a superior proposal termination fee of 3.75% of equity value.

In the evening of June 25, 2019, our Board held a special, telephonic meeting to receive an update on negotiations with Yanmar. Prior to the meeting, the members of our Board were provided with materials relating to the proposed acquisition, including, among other things, current drafts of the Merger Agreement and the Voting Agreement, a summary of the material terms of the Merger Agreement and Voting Agreement which had been prepared by Dorsey, Donnelly Penman’s financial analysis and certain financial information regarding Yanmar America and Yanmar Co., Ltd. At the meeting, a representative of Dorsey presented a summary of the material terms of the proposed Merger Agreement and Voting Agreement. Donnelly Penman presented its analysis of the financial terms of the Yanmar proposal. The financial analysis prepared by Donnelly Penman included discounted cash flow, leveraged buyout, precedent transaction and comparable public company analyses. A representative of Dorsey reviewed with our Board their fiduciary duties in connection with evaluating Yanmar’s proposal to acquire the Company and reviewed preliminary drafts of resolutions to be considered by our Board prior to entry into a definitive Merger Agreement. Our Board also reviewed various preliminary communications documents, including a draft press release. Our Board instructed management and the Company’s representatives to finalize the transaction documentation so that our Board could consider approving entry into a definitive merger the following evening.

On June 26, 2019, representatives of Dorsey and in-house counsel to Terex discussed the open points in the Voting Agreement with representatives of Shearman. As a result of these negotiations, a termination trigger which would allow Terex to terminate the Voting Agreement in event of an amendment to the Merger Agreement which decreased the merger consideration payable to the Company’s stockholders, altered the closing conditions or otherwise modified the material terms of the Merger Agreement in a manner adverse to Terex or in the event of a change in the Company Recommendation resulting from a so-called “intervening event” were included in the final Voting Agreement. Also, during the day on June 26, the Company and its representatives worked with Yanmar and its representatives to finalize the Merger Agreement, the confidential disclosure schedules, the communications materials to be used by the parties and the securities law filings to be made in connection the entry into the Merger Agreement. The closing price of ASV common stock on June 26 was $1.63 per share.

In the late afternoon of June 26, 2019, our Board met telephonically, to consider approval of the Merger Agreement and the transactions contemplated thereby. At the meeting, management and our representatives briefed our Board on developments since the meeting held the previous evening, including the finalization of the transaction terms and documentation. Donnelly Penman delivered an oral opinion, which was subsequently confirmed in writing by delivery of a written opinion dated June 26, 2019, to our Board to the effect that, as of that date and based upon and subject to the assumptions, limitations and qualifications contained in its opinion, the consideration to be received by holders of shares of ASV common stock in the merger, was fair, from a financial point of view, to such holders. Following consideration and discussion of the terms of the proposed Merger Agreement and the transactions contemplated thereby, our Board then unanimously adopted resolutions (i) determining that the Merger Agreement and the transactions contemplated thereby, including the merger are advisable, fair to and in the best interests of our stockholders, (ii) approving and declaring advisable the Merger Agreement and the transactions contemplated thereby, including the merger, in accordance with the requirements of the DGCL, and (iii) recommending that our stockholders vote to approve transactions contemplated by the Merger Agreement, including the Merger, and adopt the Merger Agreement.

The parties executed the Merger Agreement and the Voting Agreement during the evening of June 26, 2019, and each of Yanmar and the Company issued a press release prior to the opening of Nasdaq Capital Market trading on June  27, 2019, announcing the parties’ entry into the Merger Agreement.

ASV Without the Merger

If the Merger Agreement is not approved by our stockholders or if the Merger is not consummated for any other reason, our stockholders will not receive any payment for their shares of our common stock. Instead, ASV will remain a public company, our common stock will continue to be listed and traded on the Nasdaq Capital Market and registered under the Exchange Act and we will continue to file periodic reports with the SEC. In addition, if the Merger is not completed, we expect that management will operate the business in a manner similar to that in which it is being operated today and that our stockholders will continue to be subject to the same risks and opportunities as they currently are, including, among other things, general industry, economic and market conditions. If the Merger is not consummated, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares of our common stock. From time to time, if the Merger is not consummated, the Board will evaluate and review our business operations, properties, capitalization and, among other things, make such changes as are deemed appropriate and continue to seek opportunities to maximize stockholder value. If the Merger Agreement is not approved by our stockholders or if the Merger is not consummated for any other reason, there can be no assurance that any other transaction acceptable to us will be offered or that our business, prospects or results of operations will not be adversely impacted.

If the Merger Agreement is terminated, under specified circumstances, we may be required to pay Yanmar a termination fee, as described under “The Merger Agreement—Termination Fees and Expenses” beginning on page 64 of this proxy statement.

The Recommendation of ASV’s Board and ASV’s Reasons for the Merger

On June 26, 2019, our Board unanimously adopted resolutions (i) determining that the Merger Agreement and the transactions contemplated thereby, including the Merger are advisable, fair to and in the best interests of our stockholders, (ii) approving and declaring advisable the merger agreement and the transactions contemplated thereby, including the merger, in accordance with the requirements of the DGCL and (iii) recommending that our stockholders vote to approve transactions contemplated by the Merger Agreement, including the Merger, and adopt the Merger Agreement.

In evaluating the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, our Board consulted with our executive management team, outside legal counsel and an outside financial advisor. In recommending that our stockholders vote to approve transactions contemplated by the Merger Agreement, including the Merger, and adopt the Merger Agreement, our Board also considered a number of factors potentially weighing in favor of the Merger, including the following factors (which are not necessarily presented in order of relative importance):

•

The Prospects of the Company; Risks Relating to Remaining a Stand-Alone Company.    Our Board reviewed our current and historical financial condition, results of operations, prospects, business strategy (including our strategic plan), competitive position and industry, including the potential impact (which cannot be quantified numerically) of those factors on the trading price of shares of our common stock, to assess the prospects and risks associated with remaining an independent public company, including:

•

the uncertainties associated with achieving and executing upon our business and financial plans, including our strategic plan, in the short- and long-term, including the risks associated with expanding our distribution network, increasing dealer sales and market share, expanding penetration of the rental channel, developing new products, achieving cost reductions and margin improvement, executing on merger and acquisition opportunities to expand our business and the other risks and uncertainties described in the section entitled “Risk Factors” set forth in our Form 10-K for the fiscal year ended December 31, 2018;

•

the failure to achieve the financial forecasts set forth in our strategic plan during the 2018 fiscal year and during the first fiscal quarter of 2019 and likelihood we would have to renegotiate the financial covenants under our credit facilities;

•

our product portfolio, distribution channel and competitive position, particularly the ability to compete successfully in light of the nature of the construction, agricultural and forestry equipment industry, the presence of many larger, well-financed competitors and the capital constraints on dealers taking on two lines of equipment offerings;

•	risks associated with managing increased materials costs, including the cost of steel, and with managing other supply chain issues, including the supply of engines for use in our products;

•	the uncertain nature of U.S. and global equity, debt and currency markets and economic conditions, particularly in the construction and housing industries; and

•	the volatility in our financial performance resulting from various factors, including the factors described above.

•

The Merger Consideration.    Our Board believes that the Merger Consideration of $7.05 per share of our common stock, taking into account our Board’s evaluation of the prospects and risks associated with remaining an independent public company as described above, represents full and fair value for our shares and is more favorable to holders of our common stock than the potential value of remaining an independent public company. In addition, our Board considered the historic volatility in the trading price of shares of our common stock as demonstrated by the broad range of 52-week high and low trading prices of shares. Specifically, our Board considered that the Merger Consideration of $7.05 per share represented:

•	a premium of approximately 333% over the closing price of our common stock on June 26, 2019, the last trading day prior to the announcement of the entry into the Merger Agreement;

•	a premium of approximately 255% over the average closing price of our common stock for the 30 trading days ended on June 26, 2019; and

•	a premium of approximately 86% over the average closing price of our common stock for the one-year period ended June 26, 2019.

•

Certainty of Value.    Our Board considered that the Merger Consideration to be received by holders of our common stock in the Merger will consist entirely of cash, which provides liquidity and certainty of value to stockholders. Our Board believes this certainty of value is compelling compared to its potential long-term value, taking into account our future prospects and the anticipated timing and execution risks of implementing our business plans, including our strategic plan. Our Board considered the representations and covenants of Yanmar and Merger Sub in the Merger Agreement regarding its obligations to obtain financing sufficient to pay the aggregate consideration, the unconditional guarantee provided to Yanmar and Merger Sub by Yanmar Co., Ltd. and the fact that Parent’s obligation to close the Merger and pay the Merger Consideration is not subject to any financing contingency. Our Board believes, after consultation with senior management, that following the approval of the Merger by our stockholders, there are unlikely to be any significant delays or obstacles to completing the Merger.

•

Reviews of Strategic Alternatives.    Our Board considered the fact that, prior to both the entry into the joint venture between Terex and Manitex in 2014 and our initial public offering in 2017, the Company undertook evaluations of strategic alternatives, including the sale of the Company, and that no acceptable proposals to acquire the Company resulted from these evaluations. Our Board also considered the previous indication of interest received from Party A and Party A’s subsequent withdrawal of its proposal following its due diligence of our business and our strategic plan. Our Board also considered the fact that Party A’s investment bank, when contacted by Donnelly Penman prior to the Company granting exclusivity to Yanmar, confirmed that Party A’s views on the industry, our business and our strategic plan that had led it to terminate its consideration of an acquisition of the Company remained unchanged. Our Board believes that the Merger Consideration to be paid in the Merger was the best price reasonably attainable for the Company’s stockholders.

•

Fairness Opinion.    Our Board considered the opinion, dated June 26, 2019, of Donnelly Penman to our Board as to the fairness, from a financial point of view and as of the date of the opinion, of the $7.05 per share in cash to be received in the Merger by holders of our common stock, which opinion was based upon and subject to assumptions, limitations and qualifications contained as more fully described under the section entitled “—Opinion of the Company’s Financial Advisor” beginning on page 37 of the proxy statement. The full text of the written opinion of Donnelly Penman is attached hereto as Annex C.

•

The Terms of the Merger Agreement and the Voting Agreement.    Our Board considered all of the terms and conditions of the Merger Agreement and the Voting Agreement, including the representations, warranties, covenants and agreements of the parties, the conditions to closing, the form of the consideration and the structure of the termination rights, including:

•	that the terms of the Merger Agreement and Voting Agreement were the product of arms-length negotiations between two sophisticated parties and their respective legal advisors;

•

that the “fiduciary out” provisions of the Merger Agreement permit us to furnish information to and conduct negotiations with third parties that make unsolicited acquisition proposals and, upon payment of a $2,650,000 termination fee (approximately 3.75% of the aggregate equity value represented by the transaction), terminate the Merger Agreement in order to approve a superior proposal;

•

that the obligations of Terex, pursuant to the Voting Agreement, to vote the shares of our common stock held by it in favor of the Merger Agreement and against alternative transactions terminate upon the termination of the Merger Agreement pursuant to the “fiduciary out” provision of the Merger Agreement described above;

•

our Board’s belief that the $2,650,000 termination fee payable by the Company upon its termination of the Merger Agreement to accept a superior proposal (i) is reasonable in light of the overall terms of the Merger Agreement and the benefits of the Merger and (ii) would not preclude another party from making a competing proposal;

•

the obligations of Yanmar and Merger Sub to close the Merger are subject to a limited number of conditions, and our Board’s belief, in consultation with senior management and legal advisors, that the transactions contemplated by the Merger Agreement are reasonably likely to be consummated; and

•

our ability to enforce any provision of the Merger Agreement by a decree of specific performance if Yanmar or Merger Sub fails, or threatens to fail, to satisfy their obligations under the Merger Agreement and our ability to enforce the obligations of Yanmar Co., Ltd. under the unconditional guarantee provided by it by a decree of specific performance.

•

Appraisal Rights.    Our Board considered the availability of statutory rights of appraisal to holders of shares of our common stock who do not vote in favor of the Merger and comply with specified procedures under Delaware law.

In its deliberations concerning the Merger and the other transactions contemplated by the Merger Agreement, our Board also considered and balanced against the factors potentially weighing in favor of the Merger a number of uncertainties, risks, restrictions and other factors potentially weighing against the Merger, including the following (which are not necessarily presented in order of relative importance):

•

No Stockholder Participation in Future Growth or Earnings.    Our Board considered the fact that holders of our common stock would forgo the opportunity to realize the potential long-term value of the successful execution of our business and our strategic plan as an independent public company by participating in any future earnings or growth or in any future appreciation in value of shares of our common stock.

•

Taxable Consideration.    Our Board considered the fact that receipt of the all-cash consideration in the Merger would be taxable to those holders of shares of our common stock that are treated as U.S. holders for U.S. federal income tax purposes.

•

Termination Fee.    Our Board considered the fact that, under specified circumstances, we may be required to pay fees and expenses in the event the Merger Agreement is terminated and the effect this could have on the Company, including:

•

the possibility that the $2,650,000 termination fee payable by the Company to Yanmar upon the termination of the Merger Agreement under certain circumstances could discourage other potential acquirers from making a competing proposal, although our Board believed that the termination fee was reasonable in amount and would not unduly deter any other party that might have a genuine interest in acquiring the Company; and

•

if the Merger is not consummated, we will generally be required to pay our own expenses associated with the Merger Agreement and the transactions contemplated thereby and, if the Merger Agreement is terminated for certain reasons related to the beach of a representation, warranty or covenant of the Company contained in the Merger Agreement, we may be required to reimburse Yanmar for up to $500,000 of its expenses associated with the Merger Agreement and the transaction contemplated thereby.

•

Monetary and Opportunity Costs / Interim Restrictions.    Our Board considered the significant costs involved in connection with entering into the Merger Agreement and completing the Merger and the substantial time and effort of management required to consummate the Merger, which could disrupt our business operations. Our Board also considered the restrictions on our conduct of business prior to completion of the Merger, which could delay or prevent us from undertaking business opportunities that may arise or taking other actions with respect to our operations during the pendency of the Merger, whether or not the Merger is completed.

•

Effects of Transaction Announcement.    Our Board considered the fact that the announcement and pendency of the Merger, or the failure to complete the Merger, may cause substantial harm to relationships with our employees (including making it more difficult to attract and retain key personnel and the possible loss of key management and other personnel), vendors and customers.

•

Effect on Market Price.    Our Board considered the fact that the market price of shares of our common stock could be affected by many factors, including: (i) if the Merger Agreement is terminated, the reason or reasons for such termination and whether such termination resulted from factors adversely affecting the Company; (ii) the possibility that, as a result of the termination of the Merger Agreement, possible acquirers may consider the Company to be an unattractive acquisition candidate; and (iii) the possible sale of shares of our common stock by short-term investors following an announcement that the Merger Agreement was terminated.

•

Closing Conditions.    Our Board considered the fact that completion of the Merger is subject to the satisfaction of certain closing conditions that are not within the Company’s control, including that no Company Material Adverse Effect (as defined in the Merger Agreement and described in “The Merger Agreement—Conditions to the Merger” beginning on page 61 of this proxy statement) on the Company has occurred.

•

Potential Conflicts of Interest.    Our Board considered the fact that certain of our directors and executive officers may have interests in the Merger that may be deemed to be different from, or in addition to, those of our stockholders. Our Board was made aware of and considered these interests; for more information about such interests, see below under the heading “—Interests of the Company’s Director’s and Officers in the Merger” beginning on page 32 of this proxy statement.

After taking into account all of the factors set forth above, as well as others, our Board concluded that the risks, uncertainties, restrictions and potentially negative factors associated with the Merger were outweighed by the potential benefits of the Merger to our stockholders.

The foregoing discussion of factors considered by our Board is not intended to be exhaustive, but summarizes the material factors considered by our Board. In light of the variety of factors considered in connection with its evaluation of the Merger, our Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. Moreover, each member of our Board applied his own personal business judgment to the process and may have given different weight to different factors. Our Board did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determination. Our Board based its recommendation on the totality of the information presented, including thorough discussions with, and questioning of, the Company’s executive management, financial advisor and legal counsel. It should be noted that this explanation of the reasoning of our Board and certain information presented in this section is forward-looking in nature and should be read in light of the factors set forth in “Cautionary Statement Concerning Forward-Looking Information” beginning on page 15 of this proxy statement.

Interests of the Company’s Directors and Executive Officers in the Merger

When considering the recommendation of the Board that you vote for the merger proposal, you should be aware that certain of our directors and executive officers may have interests in the Merger that may be different from, or in addition to, your interests as a stockholder. The Board was also aware of these interests in, among other matters, approving the Merger Agreement and the Merger and in recommending that the Merger Agreement be adopted by the stockholders of ASV. See the sections entitled “—Background of the Merger” and “—The Recommendation of ASV’s Board and ASV’s Reasons for the Merger” beginning on pages 19 and 29 of this proxy statement, respectively. You should take these interests into account in deciding whether to vote “FOR” the adoption of the Merger Agreement.

These interests are described in more detail below, and certain of them, including the compensation that may become payable in connection with the Merger to Messrs. Rooke, Rupar and Foster and Ms. How, who constitute our current executive officers, are quantified in the narrative below. Note that, in accordance with SEC rules we are required to include this information with respect to certain individuals who were executive officers of ASV at any time since January 1, 2018, and therefore include information with respect to Mr. DiBiagio, who is no longer employed by ASV.

In addition, Brian Henry, a member of the Board, is also an employee of Terex, whose relationship with ASV is further described in the section entitled “The Parties to the Merger—ASV” on page 16 of this proxy statement.

Consideration Payable for Shares Held Pursuant to the Merger Agreement

The executive officers and directors of ASV who hold our common stock at the closing of the Merger will be eligible to receive the same Merger Consideration as the other ASV stockholders with respect to each outstanding share held. The executive officers and directors ASV held, in the aggregate, 84,943 shares of ASV common stock (which constitutes less than 1% of all outstanding shares) as of April 18, 2019, excluding shares issuable upon vesting of RSUs.

Consideration Payable for Equity Awards Pursuant to the Merger Agreement

As described below under “The Merger Agreement—Treatment of Restricted Stock Units in the Merger” on page 51 of this proxy statement, the Merger Agreement provides that, at the effective time, any restricted stock units providing for a right to receive shares of our common stock that are outstanding immediately prior to the effective time shall automatically become fully vested and nonforfeitable and shall be cancelled and converted automatically into the right to receive an amount equal to the product of (i) the Merger Consideration multiplied by (ii) the total number of shares of ASV common stock subject to such restricted stock unit, subject to applicable tax withholding or other authorized deductions.

The following table sets forth for each individual the aggregate number of shares of ASV common stock subject to restricted stock units held as of June 26, 2019 and the corresponding payment to which the holder will be entitled, assuming each such restricted stock unit remains outstanding immediately prior to the effective time. The amounts shown in this table do not include shares of ASV common stock already owned by the executive officer (which shares will be converted into the right to receive the Merger Consideration on the same basis as all other shares of ASV common stock).

Name	Restricted Stock Units	Consideration ($)
Andrew M. Rooke	61,878	436,240
Melissa K. How	25,776	181,721
Justin Rupar	5,065	35,708
Thomas Foster	4,842	34,136
James DiBiagio	—	—
All Officers & Directors	97,561	687,805

Employment and Severance Arrangements

Mr. Rooke, our Chief Executive Officer, and Ms. How, our Chief Financial Officer, are party to arrangements that provide certain payments and other benefits in the event of certain termination events, including upon a qualifying termination of employment in connection with a change in control of ASV. Each of Mr. Rooke’s and Ms. How’s employment agreements, entered into on January 9, 2019 and November 29, 2016, respectively, provides for an initial term of three years. Mr. Rooke’s will automatically renew for periods of three years and Ms. How’s for periods of one year, unless either we or the executive notifies the other in writing of a decision not to renew.

If we terminate the employment of Mr. Rooke or Ms. How “without cause”, as defined below, or if either of these individuals terminates his or her employment for “good reason”, as defined below, the terminated executive would be entitled to receive the following:

•

a cash amount equal to the lesser of the executive’s base salary for the remaining portion of his or her initial term or the then-current renewal term or one year of base salary, to be paid in equal installments over a one-year period;

•	health plan continuation coverage in accordance with COBRA;

•	continuation of perquisites for a period of one year;

•	reimbursement of any unpaid expenses incurred prior to the date of termination; and

•	payment for accrued but unused vacation as of the date of termination.

For purposes of the employment agreements, “good reason” means the occurrence of one or more of the following:

•

a material diminution, adverse to the executive, in his or her position, title or office, status, rank, nature of responsibilities or authority within the Company, except in connection with termination of his or her employment for just cause or permanent disability;

•	a material decrease in the executive’s base salary, annual bonus opportunity or benefits (other than any such decrease applicable to similarly situated employees of the Company generally); and

•	Mr. Rooke’s employment agreement provides for the additional good reason of relocation of more than 50 miles with respect to either of his primary office locations.

Mr. Rooke or Ms. How, as applicable, will be required to provide written notice of grounds for termination for good reason within 30 days of the existence of such grounds and we will have a period of 60 days after receipt of such notice to cure such circumstances. Any failure to terminate his or her employment within 90 days after the first occurrence of applicable grounds for such termination for good reason will be deemed an affirmative waiver of the executive’s right to terminate for good reason.

For purposes of the employment agreements, “without cause” means:

•	a termination of the executive’s employment by the Company for any reason other than “just cause”; or

•	the expiration of the executive’s term of employment pursuant to a non-renewal notice issued by the Company.

If we terminate the employment of Mr. Rooke or Ms. How upon his or her permanent disability, the terminated executive will be entitled to receive the following:

•

a cash amount equal to the lesser of the executive’s base salary for the remaining portion of his or her initial term or the then-current renewal term or, for Mr. Rooke, one year of base salary to be paid in equal installments over a one-year period or, for Ms. How, six months of base salary to be paid in equal installments over a six-month period;

•	health plan continuation coverage in accordance with COBRA;

•	continuation of perquisites; and

•	reimbursement of any unpaid expenses incurred prior to the date of termination.

Mr. Rooke or Ms. How, as applicable, will be determined “permanently disabled” for purposes of the employment agreements upon the earlier of (i) the end of a six consecutive month period during which such executive was unable to perform substantially all of his or her duties due to physical or mental injury, impairment or disease, or (ii) the date that a reputable physician selected by our Board (without reasonable objection by the executive) determines in writing that such executive will be unable to perform substantially all of his or her duties for a period of at least six consecutive months due to physical or mental injury, impairment or disease. Receipt of the severance payments above will be subject to the execution and non-revocation by the executive of a general release of claims on terms determined by us.

If Mr. Rooke or Ms. How is terminated for “just cause”, as defined below, then all payments of compensation to the terminated executive immediately terminate and all perquisites and benefits will immediately cease except as required by statute.

For purposes of the employment agreements, “just cause” means:

•	the executive’s admission, or conviction, of any act of fraud, embezzlement or theft against us;

•	the executive’s plea of guilty or of no contest with respect to, admission of, or conviction for, a felony or any crime involving moral turpitude, fraud, embezzlement, theft or misappropriation;

•

the executive’s violation of the restrictive covenants regarding competition, non-disclosure and intellectual property set forth in the employment agreement, and failure by the executive to cure such violation within 10 days’ notice by us;

•	the executive’s misappropriation of Company funds or a corporate opportunity;

•

the executive’s negligence, willful or reckless conduct that has brought or is reasonably likely to bring us into public disgrace or disrepute or which has had or is reasonably likely to have a materially adverse effect on our business;

•	any violation by the executive of any statutory or common law duty of loyalty to us, and failure by the executive to cure such violation within 10 days’ notice by us;

•	alcohol or substance abuse by the executive that interferes with the performance of his or her essential duties, and failure by the executive to cure such violation within 10 days’ notice by us; or

•	any other material breach of the employment agreement, and failure by the executive to cure such violation within 10 days’ notice by us.

Each of Mr. Rooke’s and Ms. How’s agreements provides that “just cause” does not include bad judgment or ordinary negligence on the part of the executive, any act or omission believed by the executive in good faith to have been in or not opposed to the interests of the Company, or any act or omission that met the standard of conduct for indemnification or reimbursement under our bylaws or applicable law.

Potential Payments to Executive Officers upon Termination or Change of Control

Each of Mr. Rooke’s and Ms. How’s agreements provides for certain payments to the executive upon termination following a change of control after the effectiveness of the employment agreements. Under the employment agreements, severance payments in connection with a change of control are subject to a “double trigger”, meaning both a change of control and a termination are required.

If Mr. Rooke’s or Ms. How’s employment is terminated by us without cause or for good reason (each as defined in the employment agreements and as summarized above) within 24 months following a “change of control” (as defined below), the terminated executive will be entitled to the greater of his or her base salary for the remaining portion of his or her initial term or the then-current renewal term, as applicable, or the sum of the following:

•	two times the average of the executive’s annual base salary in effect at the time of notice of termination;

•	two times the average of the executive’s annual earned bonuses from us for the three calendar years preceding the termination; and

•

the product of a fraction, the numerator of which is the number of days in the current fiscal year through the date of termination and the denominator of which is 365, and the annual bonus that we most recently paid to the executive (if any) with respect to the calendar year preceding the date of termination.

We would pay the executive the above sum in regular installments over a two-year period following termination. In addition, Mr. Rooke is entitled to a lump-sum payment of $50,000 and Ms. How to a lump-sum payment of $25,000, each payable within 60 days following termination.

The terminated executive would also be entitled to a continuation of perquisites, pay for accrued but unused vacation, and reimbursement of unpaid expenses. Receipt of the severance payments upon a change of control is subject to the execution and non-revocation by the executive of a general release of claims on terms determined by us.

For purposes of the employment agreements, a “change of control” means any of the following, but, to the extent required to avoid the adverse tax consequences under Section 409A of the Internal Revenue Code (the “Code”), only to the extent any such event also constitutes a change in control event for purposes of Section 409A of the Code:

•	the sale or other transfer of more than 50% of the ownership interests of the Company to one or more non-affiliated corporations, persons or other entities;

•

the merger or consolidation of the Company with another non-affiliated corporation, person or entity such that the stockholders of the Company, immediately preceding the merger or consolidation own less than 50% of the person or other entity surviving the merger or consolidation;

•	the failure of the Company to assign an applicable employment agreement to its successor;

•

a majority of the members of the Board on the date of the employment agreement (each a “Current Director”) cease to be members of the Board, provided that any director recommended by a majority of the Current Directors as a successor of a Current Director will be deemed to be a Current Director;

•	the acquisition of a controlling interest in the Company or in any of the Company’s successors by any party other than Manitex or Terex; and

•	the sale, merger or other transfer of all or substantially all of the Company’s consolidated assets to one or more non-affiliated corporations, persons or other entities.

Other Executive Officers

We have entered into agreements pursuant to offer letters of employment with Mr. Rupar, our Vice President of Sales and Marketing, and Mr. Foster, our Vice President of Operations and Supply Chain, each of which provides for employment at-will.

Retention Bonus Agreements

On June 26, 2019, the Board adopted retention bonus agreements (the “Retention Agreements”) that apply to the following executive officers of the Company: Melissa How, Chief Financial Officer and Secretary, Justin Rupar,

Vice President of Sales and Marketing, and Thomas Foster, Vice President of Operations and Supply Chain (collectively, the “Participants”). The purpose of the Retention Agreements is to ensure that the expertise of such Participants is preserved for the benefit of ASV through at least the effective time.

Pursuant to the Retention Agreements, each Participant will receive a retention bonus in the event that such Participant (i) remains employed by ASV and performs his or her duties and responsibilities in a satisfactory manner through the earlier of (i) the closing date of the Merger or (ii) the termination of the Merger Agreement in accordance with its terms. If a Participant is terminated for “cause” (as such term is defined in each Retention Agreement), such Participant shall not be entitled to receive the retention bonus. Pursuant to their respective Retention Agreements, Ms. How will receive $75,000, Mr. Rupar will receive $50,000 and Mr. Foster will receive $50,000.

Compensation and Benefits-Related Arrangements with the Surviving Corporation

See the section entitled “The Merger Agreement—Employee Matters” beginning on page 60 of this proxy statement, for a summary of certain post-closing covenants related to compensation and employee benefit arrangements.

ASV Board of Directors Following the Merger

Following the Merger, and pursuant to the terms of the Merger Agreement, the members of the Board will be replaced by the Board of Merger Sub. In connection with the foregoing, the Company’s compensation committee approved the proration of the annual compensation of ASV’s non-employee directors. Each of ASV’s non-employee directors will receive their prorated annual cash retainer and the cash value of their prorated annual equity grant.

Indemnification and Insurance of Directors and Officers

See the section entitled “The Merger Agreement—Indemnification and Insurance” beginning on page 60 of this proxy statement, for a summary of the obligations of the surviving corporation with respect to insurance indemnification of directors and executive officers after the effective time.

Opinion of the Company’s Financial Advisor

Donnelly Penman rendered its opinion to the Board that, as of June 26, 2019 and based upon and subject to the factors and assumptions set forth therein, the $7.05 in cash per share of ASV common stock to be paid to the holders of shares of ASV common stock pursuant to the Merger Agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Donnelly Penman, dated June 26, 2019, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C to this proxy statement. Donnelly Penman provided its opinion for the information and assistance of the Board in connection with its consideration of the Merger. The Donnelly Penman opinion is not a recommendation as to how any holder of ASV common stock should vote with respect to the Merger, or any other matter.

In connection with rendering the opinion described above and performing its related financial analyses, Donnelly Penman reviewed, among other things:

•	the draft Merger Agreement dated June 21, 2019;

•	annual reports to stockholders and Annual Reports on Form 10-K of ASV for the two fiscal years ended December 31, 2018 and December 31, 2017;

•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of ASV;

•	certain other communications from ASV to its stockholders;

•	ownership structure of ASV;

•	certain non-public information of the Company, including interim internal financial results for the five months ended May 31, 2019; and

•	internal financial analyses and forecasts for ASV prepared by its management as well as an updated financial forecast prepared in June 2019, all as approved for Donnelly Penman’s use by ASV.

Donnelly Penman also held discussions with members of ASV’s senior management regarding their assessment of the past and current business operations, financial condition and future prospects of the Company; reviewed the reported price and trading activity for the shares of ASV common stock; compared certain financial and stock market information for ASV with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations of industrial companies; and performed such other studies and analyses, and considered such other factors, as it deemed appropriate.

For purposes of rendering its opinion, Donnelly Penman, with the Company’s consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by it, without assuming any responsibility for independent verification thereof. In that regard, Donnelly Penman assumed with the Company’s consent that the forecasts were reasonably prepared on a basis reflecting the best available estimates and judgments of ASV management at the time they were made. Donnelly Penman did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of ASV, and it was not furnished with any such evaluation or appraisal. Donnelly Penman assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on the expected benefits of the Merger in any way meaningful to its analysis. Donnelly Penman has also assumed that the Merger will be consummated on the terms set forth in the Merger Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.

Donnelly Penman’s opinion does not address the underlying business decision of the Company to engage in the Merger or the relative merits of the Merger as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. Donnelly Penman’s opinion addresses only the fairness from a financial point of view, as of the date of the opinion, of $7.05 in cash per share of common stock to be paid to the holders of shares of common stock pursuant to the Merger Agreement. Donnelly Penman’s opinion does not express any view on, and does not address, any other term or aspect of the Merger Agreement or the Merger or any term or aspect of any other agreement or instrument contemplated by the Merger Agreement or entered into or amended in connection with the Merger, including the fairness of the Merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of ASV, or class of such persons, in connection with the Merger, whether relative to the $7.05 in cash per share of common stock to be paid to the holders of shares of common stock pursuant to the Merger Agreement or otherwise. Donnelly Penman does not express any opinion as to the impact of the Merger on the solvency or viability of ASV or Yanmar or the ability of ASV or Yanmar to pay their respective obligations when they come due. Donnelly Penman’s opinion was necessarily based on economic, monetary, market and other conditions, as in effect on, and the information made available to it as of, the date of the opinion, and Donnelly Penman assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion. Donnelly Penman’s opinion was approved by a fairness committee of Donnelly Penman.

The following is a summary of the material financial analyses delivered by Donnelly Penman to the Board in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Donnelly Penman, nor does the order of analyses described represent relative importance or weight given to those analyses by Donnelly Penman. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Donnelly Penman’s financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before June 26, 2019, the last trading day before ASV’s and Yanmar’s public announcement of the Merger Agreement, and is not necessarily indicative of current market conditions.

Selected Companies Analysis.    Donnelly Penman reviewed and compared certain financial information for the Company to corresponding financial information, ratios and public market multiples for the publicly traded corporations, summarized in the table below, that participate in the industrial machinery manufacturing industry (collectively referred to as the selected companies).

Although none of the selected companies is directly comparable to ASV, the companies included were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain operations of ASV.

For each company, Donnelly Penman calculated the “equity market value” (defined as the market price per share of each company’s common stock multiplied by the total number of common shares outstanding of such company. In addition, Donnelly Penman calculated the “enterprise value” (EV) (defined as the equity market value plus the book value of each company’s total debt, preferred stock and minority interests, less cash, cash equivalents and marketable securities). Donnelly Penman calculated the multiples of each company’s total enterprise value to its last twelve months’ (LTM) earnings before interest, tax and depreciation (EBITDA), based on publicly announced results for the most recent fiscal quarter, as well as to each company’s projected EBITDA for its next fiscal year end. Stock market and historical financial information for the selected companies was based on publicly available information as of June 26, 2019, and projected financial information was based on publicly available research reports (consensus estimates obtained from Capital IQ) as of such date.

A summary of the selected companies and the implied multiples is provided in the table below.

	EV / LTM EBITDA	EV / PROJECTED EBITDA
AGCO Corporation	9.6x	8.8x
Briggs & Stratton Corporation	8.3x	7.6x
Caterpillar, Inc.	9.7x	9.6x
CNH Industrial N.V.	12.5x	12.7x
Deere & Company	15.6x	17.6x
Doosan Bobcat Inc.	7.5x	7.7x
Douglas Dynamics, Inc.	12.7x	11.6x
Haulotte Group S.A.	7.6x	5.8x
Komatsu Ltd.	6.3x	6.4x
Kubota Corporation	11.8x	10.9x
Manitou BF SA	7.2x	6.1x
Oshkosh Corporation	7.3x	7.2x
Palfinger AG	9.2x	7.0x
Tadano Ltd.	5.6x	4.8x
Takeuchi Manufacturing Company, Ltd.	3.3x	3.2x
Terex Corporation	11.8x	6.8x

The Company
The Company—26-Jun-2019 Closing Price(1)	7.3x	5.0x

Overall Low	3.3x	3.2x
Overall Lower Quartile	7.3x	6.3x
Overall Median	8.7x	7.4x
Overall Upper Quartile	11.8x	9.9x
Overall High	15.6x	17.6x

(1)	Based on LTM May 31, 2019 Adjusted EBITDA and 2019 forecasted EBITDA per the Company’s Strategic Plan, respectively.

Donnelly Penman then applied an illustrative range of multiples of 9.0x to 10.5x, representing a range of LTM multiples between the median and upper quartile of the selected companies, to the Company’s Adjusted EBITDA for the last twelve months ended May 31, 2019; Adjusted EBITDA excluded certain operating expenses that management believed non-recurring in nature, amounting to $1.1 million. Donnelly Penman also applied an illustrative range of multiples of 6.5x to 7.5x, representing a range of projected multiples between the lower quartile and the median for the selected companies, to the Company’s forecasted EBITDA for the year ending December 31, 2019, as per its Strategic Plan. Donnelly Penman derived an implied enterprise value range of $62.5 million to $72.4 million, as summarized in the table below.

$’s in thousands	ASV Adj. EBITDA	Relevant Multiple Range	Implied Enterprise Value
LTM May 2019	$6,753	9.0x - 10.5x	$60,781 - $70,911
Strategic Plan 2019F	$9,868	6.5x - 7.5x	$64,144 - $74,013
Selected Range			$62,500 - $72,400

Based on these analyses, Donnelly Penman then subtracted, from the range of illustrative enterprise values it derived for the Company, the amount of the Company’s estimated net debt exclusive of cash as of May 31, 2019 of $31.7 million (as provided by the Company), to derive a range of illustrative equity values for the Company. Donnelly Penman then divided the range of illustrative equity values it derived by the number of fully diluted outstanding shares of the Company, as provided by management of the Company, to derive a range of illustrative present values per share ranging from $3.07 to $4.06.

Selected Transactions Analysis.    Donnelly Penman analyzed certain information relating to the following selected transactions in the industrial manufacturing industry since December 2015:

Selected Transactions
Date Announced	Acquiror(s)	Target	EV / EBITDA
May 16, 2019	KPS Capital Partners	Howden Group Ltd.	9.0x

February 21, 2019	Alamo Group, Inc.	Dutch Power Company B.V.	n/a

February 15, 2019	The Toro Company	The Charles Machine Works, Inc.	8.0x

August 7, 2018	Stanley Black & Decker, Inc.	International Equipment Solutions (IES) Attachments	n/a

July 3, 2018	Construcciones y Aucilia de Ferrocarriles, S.A.	Chopper Trading	n/a

December 6, 2017	Hyster-Yale Materials Handling, Inc.	Sino-American Zhejiang Maximal Forklift Co., Ltd.	n/a

August 8, 2017	Wabash National Corporation	Supreme Industries, Inc.	13.2x

May 30, 2017	Kadant Inc.	NII FPG Company	8.2x

May 8, 2017	Federal Signal Corporation	Truck Bodies & Equipment International, Inc.	7.2x

March 14, 2017	Tenax Capital Limited	Comer Industries, Inc.	3.7x

January 19, 2017	Minority Shareholder	Asia Technology Co, Ltd.	10.6x

May 16, 2016	Hyster-Yale International B.V.	Bolzoni S.p.A.	10.8x

February 15, 2016	Konecranes Plc	Terex Corp. Material Handling and Port Solutions Business	11.9x

December 10, 2015	American Securities LLC; P2 Capital Partners LLC	Blount International Inc.	8.2x

	High		13.2x
	Upper Quartile		10.8x
	Median		8.6x
	Lower Quartile		8.1x
	Low		3.7x

While none of the target companies that were included in the selected transactions are directly comparable to ASV, the target companies that participated in the selected transactions are companies with operations that, for the purposes of analysis, may be considered similar to certain operations of the Company.

For the selected transactions for which financial information was publicly available, Donnelly Penman calculated and compared Enterprise Value, or EV as a multiple of the estimated EBITDA, using publicly available information, for the year in which the transaction occurred, resulting in a range of EV / EBITDA multiple of 3.7x to 13.2x and a median of 8.6x. Donnelly Penman identified an illustrative range of EV / EBITDA multiples of 9.0x – 10.5x which it applied to the Company’s Adjusted EBITDA for the last twelve months ended May 31, 2019; Adjusted EBITDA excluded certain operating expenses that management believed non-recurring in nature, amounting to $1.1 million. Donnelly Penman applied an illustrative range of multiples of 7.5x – 8.5x which it applied to Company’s forecasted EBITDA for the year ending December 31, 2019, as per its Strategic Plan. This resulted in a range of illustrative enterprise value of $67.4 million to $77.4 million (equity value per share of $3.56 to $4.56).

$’s in thousands	ASV Adj. EBITDA	Relevant Multiple Range	Implied Enterprise Value
LTM May 2019	$6,753	9.0x - 10.5x	$60,781 - $70,911
Strategic Plan 2019F	$9,868	7.5x - 8.5x	$74,013 - $83,881
Selected Range			$67,400 - $77,400

Illustrative Discounted Cash Flow Analysis.    ASV provided financial forecasts for 2019 through 2022 that were included in its strategic plan prepared in September 2018. In April 2019, ASV updated its forecast based on actual results realized in the first quarter 2019 and its updated outlook for the second quarter 2019, which were both below the original forecast, but ASV did not at that time update the forecast for the balance of 2019 nor for 2020 through 2022. This forecast is referred to as the Strategic Plan. The financial forecast contemplated in the Strategic Plan contemplated compounded annual sales growth from 2018 to 2022 of 18.5% and an improvement from 2018 Adjusted EBITDA of $7.7 million to forecasted EBITDA of $27.3 million in 2022 (compounded annual improvement of 37.3%). Based on changing economic conditions, ASV’s financial performance subsequent to the preparation of the Strategic Plan, and recognition that execution of the Strategic Plan could take longer than originally estimated, an updated set of financial projections was prepared for purposes of analyzing and valuing ASV, referred to as the Moderate Growth forecast. Key assumptions utilized in Moderate Growth forecast include:

•	annual sales growth of 5.0% from 2018 to 2023;

•	gradual improvement in Adjusted EBITDA margins from 5.3% for the twelve months ended May 31, 2019 to 8.8% estimated in 2023; and

•	capital expenditures estimated at 0.8% to 0.9% of sales in line with historical.

In preparing its financial analysis, Donnelly Penman assumed that the Moderate Growth forecast was the most reliable forecast available at the time of the fairness opinion.

Using the financial statement forecasts included in Moderate Growth forecast, Donnelly Penman performed an illustrative discounted cash flow analysis on the Company. Using discount rates ranging from 13.0% to 15.0%, reflecting estimates of the Company’s weighted average cost of capital (derived by utilizing the capital asset pricing model, which requires certain company-specific inputs, including the Company’s target capital structure weightings, the cost of long-term debt, future applicable marginal tax rate and a beta for the Company, as well as certain financial metrics for the United States financial markets generally), Donnelly Penman discounted to present value as of June 30, 2019 (i) estimates of unlevered free cash flow for the Company for the last six months of 2019 and for the years 2020 through 2023 as reflected in the Moderate Growth forecasts and (ii) a range of illustrative terminal values for the Company, which were calculated utilizing both a perpetuity growth model and an exit multiple model. For the perpetuity growth model, Donnelly Penman applied perpetuity growth rates ranging from 2.0% to 3.0%, to a terminal year estimate of the free cash flow to be generated by the Company, as reflected in the Moderate Growth forecasts. The range of perpetuity growth rates was estimated by Donnelly Penman utilizing its professional judgment and experience, taking into account the forecasts, the Company’s historical and market expectations regarding long-term real growth of gross domestic product and inflation. For the exit multiple method, Donnelly Penman estimated an implied terminal value based on a range of exit multiples between 7.0x and 8.0x, based upon Donnelly Penman’s professional judgment and experience given the nature of the Company’s business and the industry in which it operates, including relevant precedent transactions and public company trading multiples. Donnelly Penman derived ranges of illustrative enterprise values for the Company by adding the ranges of present values it derived in (i) and (ii) above. From these amounts, Donnelly Penman estimated the range of illustrative enterprise values to be between $72.2 million and $84.8 million (equity value per share ranging from $4.04 to $5.29).

Although the Strategic Plan forecast was subject to greater market uncertainties and operational risks than when it was originally prepared, resulting in the preparation of the Moderate Growth forecast, Donnelly Penman also performed an illustrative discounted cash flow analysis on the Company using the Strategic Plan forecast. Donnelly Penman discounted to present value as of June 30, 2019 (i) estimates of unlevered free cash flow for the Company for the last six months of 2019 and for the years 2020 through 2023 as reflected in the Strategic Plan forecasts and (ii) a range of illustrative terminal values for the Company, which were calculated utilizing a perpetuity growth model. Consistent with the Moderate Growth scenario and for comparative purposes, Donnelly Penman utilized discount rates ranging between 13.0% and 15.0% and applied perpetuity growth rates of 2.0% to 3.0%. From these analyses, Donnelly Penman estimated the range of enterprise value to be between $115.9 million and $127.7 million and the derived range of illustrative equity value per share ranges from $8.39 to $9.57.

Donnelly Penman further performed a sensitivity analysis on the illustrative discounted cash flow analysis of the Strategic Plan forecast using discount rates ranging between 16.0% and 17.0%, taking into consideration the increased risk inherent in achieving the Strategic Plan forecast. Using perpetuity growth rates ranging between 2.0% and 3.0%, Donnelly Penman estimated the range of enterprise value between $92.9 million and $105.9 million (prices per share of Company stock of $6.10 to $7.40).

Leveraged Buyout Analysis.    Utilizing the forecasts from the Moderate Growth scenario, Donnelly Penman performed a leveraged buyout analysis and projected illustrative implied purchase prices as which a leveraged buyout of the Company could occur and yield for a potential investor. In this analysis, Donnelly Penman estimated annual net reduction in expenses of $1 million associated with no longer having public company reporting requirements. Donnelly Penman estimated the terminal value by utilizing a range of FY 2023F EBITDA multiples of 6.5x to 7.5x and assumed internal rate of returns ranging from 19.0% to 22.0%. The exit multiple range was selected based upon Donnelly Penman’s professional judgment and experience given the nature of the Company’s business and the industry in which it operates, including relevant precedent transactions and public company trading multiples. The internal rate of return was derived by Donnelly Penman utilizing its professional judgment and experience. This analysis resulted in a range of implied enterprise value between $61.0 million and $73.5 million or equity value per share of $2.92 to $4.17.

Transaction Premia Analysis.    Using publicly available information, Donnelly Penman reviewed premia data for publicly disclosed mergers & acquisitions from June 22, 2016 through June 21, 2019 that resulted in a sale of control of a publicly traded target company based in the U.S. or Canada that had a transaction value greater than $7 million. Donnelly Penman calculated the premia represented by the prices per share paid in these transactions relative to the targets’ closing share prices (i) one day, (ii) one week and (iii) one month prior to announcement. Using such data, Donnelly Penman calculated median acquisition premia for these transactions as 31% for one day prior, 34% one week prior, and 23% one month prior to announcement. Donnelly Penman then applied an illustrative range of acquisition premia using the lower quartile premia data as the low end of the range and the upper quartile of the premia data at the upper end of the range, to the relevant trading price per share of ASV common stock, to derive a range of illustrative equity value per share of $2.03 to $2.92. Although the Transaction Premia Analysis was reviewed as part of the overall valuation analysis, it was not a major component of Donnelly Penman’s valuation conclusions.

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Donnelly Penman’s opinion. In arriving at its fairness determination, Donnelly Penman considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Donnelly Penman made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to ASV or the contemplated Merger.

Donnelly Penman prepared these analyses for purposes of Donnelly Penman’s providing its opinion to the Board as to the fairness from a financial point of view of the $7.05 in cash per share of ASV common stock to be paid to the holders of shares of ASV common stock pursuant to the Merger Agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of ASV, Donnelly Penman or any other person assumes responsibility if future results are materially different from those forecast.

The $7.05 per share Merger Consideration was determined through arm’s-length negotiations between ASV and Yanmar and was approved by the Board. Donnelly Penman provided advice to ASV during these negotiations. Donnelly Penman did not, however, recommend any specific amount of consideration to ASV or the Board or that any specific amount of consideration constituted the only appropriate consideration for the Merger.

As described above, Donnelly Penman’s opinion to the Board was one of many factors taken into consideration by the Board in making its determination to approve the Merger Agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Donnelly Penman in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Donnelly Penman attached as Annex C to this proxy statement.

Donnelly Penman has previously been engaged by ASV within the last two years to provide advisory services. Donnelly Penman was engaged by ASV on November 6, 2017, April 23, 2018, on October 12, 2018 and on November 12, 2018, for each of which it received a fee. Donnelly Penman has not been engaged by Yanmar for any purpose.

The Board selected Donnelly Penman as its financial advisor because it is a recognized investment banking firm that has substantial experience in transactions similar to the Merger. Pursuant to a letter agreement dated April 5, 2019, the Company engaged Donnelly Penman to act as its financial advisor in connection with the contemplated Merger. The engagement letter between ASV and Donnelly Penman provides for advisory fees of $20,000 upon the execution of the engagement letter between ASV and Donnelly Penman, $15,000 monthly beginning May 1, 2019 and ending at merger consummation, $25,000 upon signing of the indication of interest, and $90,000 upon delivery of the fairness opinion (collectively “Advisory Fees”). If the Merger is consummated, Donnelly Penman will be owed a transaction fee of 0.85% of total consideration up to $97 million plus 2% of total consideration in excess of $97 million less any Advisory Fees paid; total consideration defined to include assumed debt. Using net debt of $31.7 million as of May 21, 2019 as an estimate of the closing net debt balance, estimated transaction fees would be $933,000 less any Advisory Fees previously paid. In addition, the Company has agreed to reimburse Donnelly Penman for certain of its expenses, including attorneys’ fees and disbursements, and to indemnify Donnelly Penman and related persons against various liabilities, including certain liabilities under the federal securities laws.

Company Financial Forecasts

Shortly after our initial public offering, at the direction of our Board, our management developed a strategic plan for ASV’s business through 2022. Our Board approved an updated version of the strategic plan in September 2018. In connection with the updated strategic plan, our management prepared forecasts of certain non-public unaudited prospective financial information assuming execution of the strategic plan. Following the completion of the first fiscal quarter of 2019, management revised the forecasts to reflect the Company’s actual financial performance for the first fiscal quarter of 2019 and an updated outlook for the second fiscal quarter of 2019. The forecasts for the second half of 2019 and the 2020 through 2022 fiscal years remained unchanged from those included in the updated strategic plan approved by our Board in September 2018. We refer to the forecasts described above as the Strategic Plan Forecasts. See “—Background of the Merger” beginning on page 19 of this proxy statement. We provided the Strategic Plan Forecasts to Yanmar in April 2019 in connection with its due diligence review of a possible transaction. We also provided the Strategic Plan Forecasts to Donnelly Penman for use in performing its financial analyses presented by Donnelly Penman to our Board. See “—Opinion of the Company’s Financial Advisor” beginning on page 37 of this proxy statement.

A summary of the Strategic Plan Forecasts is set forth below:

	Twelve months ending December 31,
	2019	2020	2021	2022	2023(1)
	(dollars in millions)
Sales	$141.1	$184.0	$219.4	$251.5	$259.0
Gross Margin %	14.2%	15.8%	16.8%	17.9%
EBITDA (non-GAAP)(2)	$9.9	$16.2	$21.0	$27.3	$26.9
EBITDA Margin(2)	7.0%	8.8%	9.6%	10.9%	10.1%
Debt-Free Cash Flow (non-GAAP)	$4.3	$2.7	$7.8	$13.3	$18.1

(1)

Not included in Strategic Plan Forecasts. Prepared by Donnelly Penman and approved by the Company for use in financial analyses. Assumes annual revenue growth of 3% in 2023 and an EBITDA margin of approximately 10.1%.

(2)	EBITDA, as defined by us, means earnings before interest, tax, depreciation and amortization

Based on changing economic conditions, ASV’s financial performance subsequent to the preparation of the strategic plan, and recognition that execution of the strategic plan could take longer than originally estimated, Donnelly Penman also prepared an alternative set of financial forecasts of certain non-public unaudited prospective financial information, as approved by the Company, for use in financial analyses presented to our Board. We refer to these forecasts as the Moderate Growth Forecasts. The Moderate Growth Forecast assumed annual sales growth of 5% from 2018 to 2023, an incremental improvement in adjusted EBITDA margins from 5.3% at May 31, 2019 to 8.8% in 2023 and capital expenditures of 0.8% to 0.9% of sales. See “—Opinion of the Company’s Financial Advisor” beginning on page 37 of this proxy statement.

A summary of the Moderate Growth Forecasts is set forth below:

	Twelve months ending December 31,
	2019	2020	2021	2022	2023
	(dollars in millions)
Sales	$134.0	$140.7	$147.7	$155.1	$162.8
Gross Margin %	13.0%	13.5%	14.0%	14.5%	15.0%
EBITDA (non-GAAP)(1)	$7.8	$9.2	$10.8	$12.5	$14.4
EBITDA Margin(1)	5.8%	6.6%	7.3%	8.1%	8.8%
Debt-Free Cash Flow (non-GAAP)	$4.4	$5.5	$6.2	$7.4	$8.7

(1)	EBITDA, as defined by us, means earnings before interest, tax, depreciation and amortization

We refer to the Strategic Plan Forecasts and the Moderate Growth Forecasts, collectively, as the Forecasts. The Forecasts were not prepared with a view to public disclosure. The Strategic Plan Forecasts are included in this proxy statement because such information was supplied to Yanmar and was part of the basis for the opinion of Donnelly Penman and the Moderate Growth Forecasts are included in this proxy statement because such information was part of the basis for the opinion of Donnelly Penman. The Forecasts were not prepared with a view to compliance with generally accepted accounting principles as applied in the United States, which we refer to as “GAAP”, the published guidelines of the SEC regarding projections and forward-looking statements or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Furthermore, our independent auditor, has not examined, reviewed, compiled or otherwise applied procedures to, the Forecasts and, accordingly, assumes no responsibility for, and expresses no opinion on, them.

Although a summary of the Forecasts is presented with numerical specificity, the Forecasts reflect numerous assumptions and estimates as to future events made by our management that our management believed were reasonable at the time the projections were prepared, taking into account the relevant information available to management at the time. However, this information is not fact and should not be relied upon as being necessarily indicative of actual future results. Important factors that may affect actual results and cause the projections not to be achieved include general economic conditions, accuracy of certain accounting assumptions, changes in actual or projected cash flows, competitive pressures, and changes in tax laws. In addition, the Forecasts do not take into account any circumstances or events occurring after the date that they were prepared and do not give effect to the Merger. As a result, there can be no assurance that the projections will be realized, and actual results may be materially better or worse than those contained in the Forecasts. The inclusion of this information should not be regarded as an indication that the our Board, our management, our financial advisor or any other recipient of this information considered, or now considers, the projections to be material information of ASV or predictive of actual future results nor should it be construed as financial guidance, and it should not be relied upon as such. The summary of the Forecasts is not included in this proxy statement in order to induce any shareholder to vote in favor of the proposal to adopt the Merger Agreement or any of the other proposals to be voted on at the special meeting or to influence any shareholder to make any investment decision with respect to the Merger, including whether or not to seek appraisal rights with respect to shares of our common stock, but solely because the Forecasts were used by Donnelly Penman in connection with the rendering of its fairness opinion to our Board and performing its related financial analyses, as described in the section entitled “Opinion of the Company’s Financial Advisor”, were provided to our Board and, in the case of the Strategic Plan Forecasts, were supplied to Yanmar. ASV has made no representation to Yanmar or Merger Sub, in the Merger Agreement or otherwise, concerning the Forecasts.

The Forecasts should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding ASV contained in our public filings with the SEC. The Forecasts were reviewed by our management with, and considered by, our Board in connection with their evaluation and approval of the Merger. The Forecasts are forward-looking statements. For information on factors that may cause our future results to materially vary, see “Cautionary Statement Concerning Forward-Looking Information” on page 15 of this proxy statement.

Except to the extent required by applicable federal securities laws, we do not intend, and expressly disclaim any responsibility, to update or otherwise revise the projections to reflect circumstances existing after the date when ASV prepared the Forecasts or to reflect the occurrence of future events or changes in general economic or industry conditions, even in the event that any of the assumptions underlying the projections are shown to be in error. In light of the foregoing factors and the uncertainties inherent in the projections, stockholders are cautioned not to rely on the Forecasts included in this proxy statement.

Certain of the measures included in the Forecasts may be considered non-GAAP financial measures, as noted below. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by ASV may not be comparable to similarly titled amounts used by other companies. These non-GAAP measures are included because they were used by Donnelly Penman in the preparation of its opinion, as described under “—Opinion of the Company’s Financial Advisor” beginning on page 37 of this proxy statement, were supplied to our Board and, in the case of the Strategic Plan Forecasts, were supplied to Yanmar.

Voting Agreement

A key stockholder, who beneficially owns approximately 34% of ASV’s outstanding shares, has entered into an agreement to vote the shares it beneficially owns in favor of the Merger Agreement and the transactions contemplated thereby, subject to the terms and conditions of such Voting Agreement. See the section entitled “Voting Agreement” on page 67 of this proxy statement and the Voting Agreement attached as Annex B to this proxy statement.

Material U.S. Federal Income Tax Consequences of the Merger

The following are the material U.S. federal income tax consequences of the Merger to holders of ASV common stock. This discussion applies only to holders that hold their ASV common stock as capital assets within the meaning of Section 1221 of the Code. This discussion does not address the consequences of the Merger to holders who receive cash pursuant to the exercise of appraisal rights. This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

•	dealers or traders subject to a mark-to-market method of tax accounting with respect to ASV common stock;

•	persons holding ASV common stock as part of a straddle, hedging transaction, conversion transaction, integrated transaction or constructive sale transaction;

•	persons whose functional currency is not the U.S. dollar;

•	partnerships or other entities classified as a partnership or other pass-through entity for U.S. federal income tax purposes;

•	persons who acquired ASV common stock through restricted stock units or otherwise as compensation;

•	banks, insurance companies, or other financial institutions;

•	regulated investment companies;

•	real estate investment trusts;

•	mutual funds;

•	tax-exempt entities, including an “individual retirement account” or “Roth IRA”;

•	certain expatriates or former long-term residents of the United States;

•	persons required to accelerate the recognition of any item of gross income with respect to the merger as a result of such income being recognized on an applicable financial statement; or

•	persons subject to the United States alternative minimum tax.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds ASV common stock, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partnerships holding ASV common stock and partners in such partnerships should consult their tax advisers as to the particular U.S. federal income tax consequences of the Merger to them.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final and temporary Treasury regulations, all as of the date hereof, any of which is subject to change, possibly with retroactive effect. Tax considerations under other federal tax laws or state, local and foreign tax laws are not addressed.

U.S. Holders

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of ASV common stock that is:

•	a citizen or individual resident of the United States;

•

a corporation, or other entity classified as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust (i) that is subject to the primary supervision of a court within the United States and all the substantial decisions of which are controlled by one or more U.S. persons or (ii) that has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

The exchange of ASV common stock for cash in the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder whose shares of ASV common stock are converted into the right to receive cash in the Merger will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received with respect to such shares and the U.S. holder’s tax basis in such shares. Gain or loss will be determined separately for each block of shares of ASV common stock (i.e., shares of ASV common stock acquired at the same cost in a single transaction). Such gain or loss generally will be treated as long-term capital gain or loss if the U.S. holder’s holding period in the shares of ASV common stock exceeds one year at the time of the completion of the Merger. Long-term capital gains of non-corporate U.S. holders generally are subject to U.S. federal income tax at preferential rates. The deductibility of capital losses is subject to limitations. Capital gains recognized by individuals, trusts and estates also may be subject to a 3.8% federal Medicare contribution tax.

Non-U.S. Holders

For purposes of this discussion, the term “Non-U.S. holder” means a beneficial owner of ASV common stock that is not a U.S. holder or partnership for U.S. federal income tax purposes.

Special rules not discussed below may apply to certain Non-U.S. holders subject to special tax treatment such as “controlled foreign corporations” or “passive foreign investment companies.” Non-U.S. holders should consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them in light of their particular circumstances.

Any gain realized by a Non-U.S. holder pursuant to the Merger generally will not be subject to U.S. federal income tax unless:

•

the gain is effectively connected with a trade or business of such Non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by such Non-U.S. holder in the United States), in which case such gain generally will be subject to U.S. federal income tax at rates generally applicable to U.S. persons, and, if the Non-U.S. holder is a corporation, such gain may also be subject to the branch profits tax at a rate of 30% (or a lower rate under an applicable tax treaty);

•

such Non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition, and certain other specified conditions are met, in which case such gain will be subject to U.S. federal income tax at a rate of 30% (or a lower rate under an applicable tax treaty); or

•

we are or have been a “United States real property holding corporation” (referred to as a “USRPHC”), at some point during the applicable statutory period, and the Non-U.S. holder’s shares of ASV common stock represent a “U.S. real property interest” (referred to as a “USRPI”), under the Foreign Investment in Real Property Tax Act (referred to as “FIRPTA”).

Under FIRPTA, dispositions of a USRPI by a foreign person are generally subject to U.S. federal income taxation. Shares in a USRPHC with at least one class of stock that is regularly traded on an established securities market generally will be considered a USRPI with respect to a foreign person only if such foreign person holds more than 5% of the total voting power or value of the regularly traded class of stock.

We believe that we have not been a USRPHC during the applicable statutory period. Therefore, the sale of any shares of ASV common stock held by a Non-U.S. holder should not be subject to U.S. taxation under the FIRPTA rules.

Information Reporting and Backup Withholding

Backup withholding may apply if the holder fails to provide certification of exempt status or a correct U.S. taxpayer identification number and otherwise comply with the applicable backup withholding requirements. Generally, a holder will not be subject to backup withholding if it provides a properly completed and executed IRS Form W-9 or appropriate IRS Form W-8, as applicable. Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules may be refunded or credited against the holder’s U.S. federal income tax liability, if any, provided certain information is timely filed with the IRS.

You are urged to consult your tax adviser with respect to the application of U.S. federal income tax laws to your particular circumstances as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under any state, local or foreign tax laws.

Required Regulatory Approvals

The transactions contemplated by the Merger Agreement may require the approval of governmental authorities under applicable law, including foreign regulatory laws. However, neither ASV nor Yanmar is currently aware of any material governmental approvals or actions that are required for completion of the transactions contemplated by the Merger Agreement. It is currently contemplated that if any such additional material governmental approvals or actions are required, those approvals or actions will be sought. While ASV has no reason to believe it will not be possible to obtain any required regulatory approvals in a timely manner, there is no certainty that these approvals would be obtained within the period of time contemplated by the Merger Agreement.

Under the Merger Agreement, ASV and Yanmar have each agreed to use their reasonable best efforts to take or cause to be taken all actions to obtain all regulatory and governmental approvals necessary, proper or advisable to complete the Merger. This includes obtaining required permits, consents, approvals, authorizations, qualifications and orders of all governmental authorities in connection with the Merger. Notwithstanding the foregoing, neither Yanmar nor Merger Sub will be obligated to take any action—and ASV is not permitted—in order to resolve any objections asserted by a governmental authority with respect to the Merger, that (i) requires the divestiture of any assets of any of ASV, Yanmar or Merger Sub or any of their respective subsidiaries, (ii) limits Yanmar’s freedom of action with respect to, or its ability to retain, ASV and its subsidiaries or any portion thereof or any of Yanmar’s or its affiliates’ other assets or (iii) in Yanmar’s reasonable judgment, would be expected to have a material adverse impact on any of its businesses, or the businesses to be acquired by it pursuant to the Merger Agreement.

Deregistration and Delisting of Shares

Upon completion of the Merger, the ASV common stock currently listed on the Nasdaq Capital Market will cease to be listed on the Nasdaq Capital Market and will be deregistered under the Exchange Act.

THE MERGER AGREEMENT

The following discussion sets forth the principal terms of the Merger Agreement, a copy of which is attached as Annex A to this proxy statement and is incorporated by reference herein. The rights and obligations of the parties to the Merger Agreement are governed by the express terms and conditions of the Merger Agreement, and not by this summary. This summary is not complete and is qualified in its entirety by reference to the complete text of the Merger Agreement. Forward-looking statements contained in this summary describe events prescribed by the Merger Agreement, each of which may be subject to various conditions and exceptions; therefore, such statements do not necessarily constitute a prediction that such events will actually occur. ASV urges you to read the Merger Agreement and this proxy statement carefully in their entireties before making any decisions regarding the Merger.

The Merger

Subject to the terms and conditions of the Merger Agreement, and in accordance with the DGCL, Merger Sub, a Delaware corporation and wholly owned subsidiary of Yanmar, will merge with and into ASV, and ASV will survive the Merger as a wholly owned subsidiary of Yanmar.

Closing and Effective Time of the Merger

The closing of the Merger will occur no later than five business days after the date the conditions to the parties’ respective obligations to consummate the Merger have been satisfied or waived (where permissible). The merger will become effective at such time as the parties file a certificate of merger with the Secretary of State of the State of Delaware (or at such later time as is agreed to in writing by ASV and Yanmar and specified in the certificate of merger) (the actual time of effectiveness of the Merger, the “effective time”).

Treatment of Common Stock in the Merger

At the effective time, except as summarized in the subsequent paragraphs of this subsection, each share of common stock issued and outstanding immediately prior to the effective time will be converted into the right to receive $7.05 in cash, without interest and subject to any applicable tax withholding (the “Merger Consideration”). As a result of this conversion, from and after the effective time, each holder of a certificate or certificates which immediately prior to the effective time represented any common stock (“Certificates”) or book-entry shares which immediately prior to the effective time represented any common stock (“Book-Entry Shares”) will thereafter cease to have any rights with respect thereto except (i) the right to receive the Merger Consideration, to be paid, without interest, upon surrender of such Certificate or transfer of the Book-Entry Shares or (ii) as provided by law.

By virtue of the Merger and without any action on the part of Yanmar, Merger Sub or ASV, at the effective time each share of common stock held in ASV’s treasury and each share of common stock owned by Yanmar or any direct or indirect subsidiary of Yanmar (including Merger Sub) immediately prior to the effective time will automatically be cancelled, will not be converted, and no payment or distribution will be made with respect to such shares of common stock.

Any shares of common stock held immediately prior to the effective time by a stockholder who did not vote in favor of the Merger (or consent thereto in writing) and who is entitled to demand and properly demands appraisal for such shares in accordance with, and who complies in all respects with, Section 262 of the DGCL (which is attached to this proxy statement as Annex D) will not be converted into the right to receive the Merger Consideration at the effective time. Those shares will instead be automatically cancelled and cease to exist at the effective time, and such holder shall cease to have any rights thereto except the right to receive only the payment of the appraised value of such shares under Section 262 of the DGCL. If, after the effective time, any such holder fails to perfect, effectively withdraws or otherwise loses such right to appraisal, such holder’s shares of common stock will be treated as if they had been converted as of the effective time into the right to receive the Merger Consideration.

Procedure for Receiving Merger Consideration in Respect of Common Stock

Prior to the effective time, Yanmar will appoint a nationally recognized commercial bank or trust company reasonably acceptable to ASV to act as a paying agent (the “paying agent”) for the payment of the applicable Merger Consideration in exchange for shares of common stock. Promptly after the effective time, Yanmar will deposit or cause to be deposited with the paying agent an amount sufficient to pay the aggregate Merger Consideration to which holders of shares of common stock will become entitled as a result of the conversion of such shares into the right to receive Merger Consideration. As promptly as practicable after the effective time, Yanmar will cause the paying agent to mail to each holder of record of common stock a letter of transmittal and instructions for effecting the surrender of Certificates or Book-Entry Shares in exchange for the payment of any Merger Consideration to which the holder of such Certificates or Book-Entry Shares is entitled. Following surrender of a Certificate representing shares of common stock that were converted into the right to receive Merger Consideration in the Merger to the paying agent (together with a properly completed letter of transmittal and such other customary documents as the paying agent may reasonably require), or, in the case of Book-Entry Shares, receipt of an “agent’s message” by the paying agent evidencing such shares (or such other evidence, if any, of transfer as the paying agent may reasonably request), the paying agent will pay or cause to be paid the Merger Consideration with respect to such shares to such holder and the shares represented by such surrendered Certificates or Book-Entry Shares will be cancelled. No interest shall be paid or accrued on any Merger Consideration.

Any funds made available to the paying agent (and any interest or other income earned thereon) that remain unclaimed by the holders of shares of common stock 12 months after the effective time will be returned to Yanmar upon demand, and any such holder who has not exchanged Certificates or an “agent’s message” evidencing their shares of common stock for the applicable Merger Consideration prior to that time may thereafter look only to Yanmar (subject to abandoned property, escheat or other similar laws) as a general creditor for payment of the Merger Consideration in respect of such shares. Notwithstanding the foregoing, Yanmar will not be liable to any holder of shares of common stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar laws.

Stockholders should not return their Certificates with the enclosed proxy card and should not forward Certificates or any “agent’s message” to the paying agent prior to the Merger. When forwarding any Certificates or any “agent’s message” to the paying agent after the Merger, stockholders should include a properly completed letter of transmittal, which stockholders of record should receive after the Merger as described above.

Treatment of Restricted Stock Units in the Merger

The Merger Agreement provides for the treatment in the Merger of outstanding restricted stock units that have been granted by ASV and remain outstanding immediately prior to the effective time, as summarized below.

At the effective time, any restricted stock units providing for a right to receive shares of our common stock that are outstanding immediately prior to the effective time shall automatically become fully vested and nonforfeitable and shall be cancelled and converted automatically into the right to receive an amount equal to the product of (i) the Merger Consideration multiplied by (ii) the total number of shares of ASV common stock subject to such restricted stock unit, subject to applicable tax withholding or other authorized deductions. Payment shall be provided by Yanmar as soon as practicable following the closing date, but in no event later than five business days following the closing date.

Representations and Warranties

The Merger Agreement contains representations and warranties made by ASV to Yanmar and Merger Sub and representations and warranties made by Yanmar and Merger Sub to ASV. The assertions embodied in those representations and warranties were made solely for purposes of the Merger Agreement, were made only as of specific dates and may be subject to important qualifications and limitations agreed to by the parties in connection with negotiating the terms of the Merger Agreement. The assertions embodied in each party’s representations and warranties are qualified by information contained in confidential disclosure schedules that each party provided to the other in connection with the Merger Agreement, were made for the purpose of allocating contractual risk between the parties instead of establishing matters of fact and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors or security holders. Accordingly, ASV stockholders and other investors should not rely on representations and warranties as characterizations of the actual state of facts or circumstances. Moreover, information concerning the subject matter of such representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be reflected in ASV’s public disclosures. For the foregoing reasons, you should not rely on the representations and warranties contained in the Merger Agreement as statements of factual information. This description of the representations and warranties is included to provide ASV’s stockholders with information regarding the terms of the Merger Agreement. The representations and warranties in the Merger Agreement and the description of them in this proxy statement should be read in conjunction with the other information contained in the reports, statements and filings that ASV publicly files with the SEC. See the section entitled “Where You Can Find More Information” on page 81 of this proxy statement.

In the Merger Agreement, ASV, on the one hand, and Yanmar and Merger Sub, on the other hand, made a number of representations and warranties to each other. The parties’ reciprocal representations and warranties relate to, among other things:

•	corporate organization, existence, good standing and corporate power and authority to own, lease and operate its properties and assets and to conduct its business as presently conducted;

•	corporate power and authority to enter into the Merger Agreement, to perform its obligations thereunder and to complete the transactions contemplated thereby;

•

the absence of certain violations of or conflicts with the applicable party’s organizational documents, contracts or applicable laws as a result of entering into the Merger Agreement and consummating the Merger; and

•	the absence of any fees owed to investment bankers or brokers in connection with the Merger, other than those specified in the Merger Agreement.

In addition to the foregoing, the Merger Agreement contains representations and warranties made by ASV to Yanmar and Merger Sub, subject to certain qualifications or exceptions in the Merger Agreement and the disclosure schedule delivered in connection with the Merger Agreement, as to, among other things:

•	ASV’s capitalization and capital structure;

•	all shares of ASV common stock having been, or being when issued pursuant to any ASV equity award, duly authorized, validly issued, fully paid, non-assessable and free of pre-emptive rights;

•

the absence of, other than as set forth in the applicable sections of the Merger Agreement, disclosure schedule and Voting Agreement, options, warrants, convertible debt, other convertible instruments or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of ASV or any of its subsidiaries or obligating ASV or any of its subsidiaries to issue or sell any shares of capital stock of, or other equity interests in, ASV or any of its subsidiaries;

•

the absence of any bonds, debentures, notes or other indebtedness of ASV having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which ASV stockholders may vote are issued or outstanding;

•

the absence of outstanding obligations of ASV or any of its subsidiaries (i)(A) restricting the transfer of, (B) relating to the voting of, or (C) requiring the registration under any securities law for the sale of capital stock or other equity interests in ASV or any of its subsidiaries or (ii) pursuant to any stockholders’ agreement, voting trust agreement, registration rights agreement or any other contract or arrangement relating to disposition, voting or dividends with respect to any capital stock or equity interests in ASV or any of its subsidiaries;

•

the corporate actions required to be taken, and taken in connection with the execution, delivery and performance of the Merger Agreement by ASV, including with respect to the approval of ASV stockholders of the merger proposal;

•	compliance with applicable laws and possession of permits, licenses and authorizations of governmental authorities used in the operation of each party’s respective businesses;

•

the timeliness and accuracy of ASV’s filings with the SEC and of financial statements included in its SEC filings, and the compliance of filings and financial statements with SEC rules, the Sarbanes-Oxley Act of 2002 and (in the case of financial statements) with GAAP (except as indicated in the notes thereto or as permitted by SEC rules);

•	ASV’s disclosure controls and procedures and internal control over financial reporting;

•	ASV’s compliance with the Sarbanes-Oxley Act of 2002 and the applicable rules and regulations of the Nasdaq;

•	the absence of any outstanding or unresolved comments in comment letters received from the SEC with respect to ASV’s SEC filings;

•

the absence of certain changes from April 1, 2019 through the date of the Merger Agreement, including the conduct of the business of ASV and its subsidiaries in the ordinary course consistent with past practice, and the absence of a material adverse effect;

•	the absence of undisclosed litigation and legal proceedings against the applicable party;

•

matters related to employee benefit plans, including all material contracts, arrangements or understandings between ASV or any of its subsidiaries and any current or former service provider that provide for compensation or benefits, or the acceleration of the vesting or payment of compensation or benefits, to any current or former service provider arising from or related to the transactions, in whole or in part (the “company plans”);

•	labor and employment matters;

•	real property owned or leased by ASV or any of its subsidiaries;

•

intellectual property matters, including (i) ownership of or rights with respect to and validity of ASV’s intellectual property; (ii) the absence of infringement or misappropriation of any third party’s or ASV’s intellectual property and (iii) ASV’s protection of its trade secrets and confidential information;

•	filing of tax returns, payment of taxes and other tax matters;

•	compliance with environmental laws and regulations and other environmental matters;

•	matters with respect to ASV’s material contracts;

•	insurance matters;

•	customers and suppliers of ASV and its subsidiaries;

•	the absence of product liability claims against ASV or any of its subsidiaries or product recalls;

•

compliance with anti-bribery, anti-corruption and anti-money laundering laws, rules and regulations of each jurisdiction in which ASV and its subsidiaries operate, including the Foreign Corrupt Practices Act;

•	the absence of transactions with related persons of ASV;

•	the non-applicability of certain anti-takeover laws to the Merger Agreement or the Merger; and

•	the Company’s receipt of an opinion of Donnelly Penman to the fairness of the Merger Consideration, from a financial point of view, to the holders of ASV common stock.

The Merger Agreement also contains representations and warranties made by Yanmar and Merger Sub to ASV, including regarding:

•	Yanmar’s ownership of Merger Sub;

•	the availability at the effective time of sufficient funds to consummate the transactions contemplated by the Merger Agreement; and

•	the absence of any ownership by Yanmar or Merger Sub, or any of their affiliates, of ASV common stock during the three-year period prior to the date of the Merger Agreement.

Conduct of Business Pending the Merger

Subject to certain exceptions set forth in the Merger Agreement or disclosure schedules thereto, from the date of the Merger Agreement until the earlier of the effective time or the termination of the Merger Agreement, ASV has agreed to, and has agreed to cause each of its subsidiaries to, conduct its business in the ordinary course consistent with past practice and use reasonable best efforts to (i) preserve substantially intact its existing assets, (ii) preserve substantially intact its business organization, (iii) keep available the services of its current officers, employees and consultants, (iv) maintain and preserve intact its current relationships with significant customers, suppliers, distributors, creditors and other persons with which ASV or any of its subsidiaries has significant business relations and (v) comply in all material respects with applicable law.

The Merger Agreement further provides that ASV will not, and will cause each of its subsidiaries not to, directly or indirectly, except (i) as set forth in the disclosure schedules delivered by ASV in connection with the Merger Agreement, (ii) as expressly contemplated by any other provision of the Merger Agreement, (iii) as required by applicable law or (iv) as approved by Yanmar (which approval will not be unreasonably withheld, delayed or conditioned), during the period from the date of the Merger Agreement to the effective time:

•	amend the certificate of incorporation, the bylaws or any other similar organizational documents;

•

issue, sell, pledge or dispose of, grant a lien on or permit a lien to exist on, or authorize the issuance, sale, pledge or disposition of, or granting or placing of a lien on, any shares of any class of capital stock, or other ownership interests of ASV or any of its subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest of ASV or any of its subsidiaries, other than, as applicable, the issuance of shares of common stock pursuant to equity awards, in each case, outstanding on the date of the Merger Agreement and in accordance with their terms in effect immediately prior to the date of the Merger Agreement);

•

sell, pledge or dispose of, grant a lien on or permit a lien to exist on, or authorize the sale, pledge or disposition of, or granting or placing of a lien on, any material assets of ASV or any of its subsidiaries except (i) sales of inventory in the ordinary course of business or (ii) pursuant to any contracts or agreements in force on the date of the Merger Agreement;

•	declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

•	adjust, reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock;

•

acquire (by merger, consolidation or acquisition of stock or assets or any other business combination) any other person or any material amount of assets; incur any indebtedness or issue any debt securities

(other than drawdowns from ASV’s existing credit facility) or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances or capital contribution to, or investment in, any person; make or agree to make capital expenditures that, in the aggregate, exceed the aggregate amount budgeted for capital expenditures or enter into or amend any contract, agreement, commitment or arrangement with respect to any matter as specified in the Merger Agreement;

•

except as otherwise required by any written plan, program, policy, agreement or other arrangement in existence as of the date of the Merger Agreement and made available to Yanmar, (i) except in the ordinary course of business consistent with past practice for officers, employees, directors and independent contracts of ASV and each of its subsidiaries (“service providers”) who have an annual base salary below $100,000, increase the compensation payable or to become payable or the benefits provided to service providers; (ii) grant any retention, severance or termination pay to, or enter into any employment, bonus, change of control or severance agreement with, any current or former service provider; (iii) establish, adopt, enter into, terminate or amend any employee benefit plan, or establish, adopt or enter into any plan, agreement, program, policy, trust, fund or other arrangement that would be an employee benefit plan if it were in existence as of the date of the Merger Agreement, for the benefit of any service provider except as required by law; (iv) loan or advance any money or other property to any current or former service provider or (v) establish, adopt, enter into or amend any collective bargaining agreement;

•

(i) exercise discretion with respect to or otherwise voluntarily accelerate the lapse of restriction or vesting of any equity or equity-based awards as a result of the Merger, any other change of control of the Company or otherwise; or (ii) exercise its discretion with respect to or otherwise amend, modify or supplement any employee stock purchase plan;

•

terminate, discontinue, close or dispose of any plant, facility or other business operation, or lay off any employees (other than layoffs of fewer than 50 employees in any six-month period in the ordinary course of business) or implement any early retirement or separation program, or any program providing early retirement window benefits or announce or plan any such action or program for the future, or terminate the employment of any officer of the Company other than for “cause”;

•	change its financial accounting policies or procedures in effect as of the date hereof, other than as required by law or GAAP;

•

(i) make any change (or file any change) in any material method of tax accounting, (ii) make, change or rescind any material tax election, (iii) settle or compromise any claim, investigation, audit or controversy relating to a material amount of taxes, (iv) amend a material tax return or file a material tax return in a manner inconsistent with past practice or file a claim for refund (or surrender any right to claim a refund) of a material amount of taxes, (v) enter into any closing argument relating to taxes or (vi) waive or extend the statute of limitations in respect of the assessment or determination of a material amount of taxes;

•

settle, release, waive or compromise any material legal proceeding or other claim, except for the settlement of any legal proceedings or other claim in an amount not to exceed $250,000 and that do not (i) require any actions or impose any material restrictions on the business or operations of ASV or any of its subsidiaries or after the effective time, Yanmar or any of its subsidiaries, or (ii) include the admission of wrongdoing by ASV or any of its subsidiaries;

•	enter into, materially, amend, waive, renew or terminate any material contract;

•

(i) abandon, disclaim, dedicate to the public, sell, assign or grant any security interest in, to or under any material ASV intellectual property or material intellectual property agreement or (ii) grant to any third party any material license, or enter into any covenant not to sue, with respect to any material ASV intellectual property, except in the ordinary course of business;

•	fail to make in a timely manner any filings with the SEC required under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder;

•	adopt a plan of complete or partial liquidation or dissolution of ASV or any of its subsidiaries;

•

enter into, materially amend, waive or terminate any transactions, contracts, arrangements, commitments or understandings that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act;

•

except as required by applicable law or GAAP, revalue in any material respect any of its properties or assets including without limitation writing-off notes or accounts receivable other than in the ordinary course of business;

•

(i) enter into any material lease of real property, (ii) materially modify, amend or exercise any right to renew any lease of real property, or waive any material term or condition thereof or grant any material consents thereunder, in each case, other than in the ordinary course of business, (iii) grant or otherwise create or consent to the creation of any material easement, covenant, restriction, assessment or charge affecting any leased or owned real property, or any interest therein or party thereof, in each case, other than in the ordinary course of business or (iv) make any material changes in the construction or condition of any such leased or owned real property, in each case, other than in the ordinary course of business;

•	except as required by applicable law, convene any regular or special meeting of ASV’s stockholders;

•	except as required by applicable law, terminate or modify or waive in any material respect any right under any ASV permit; or

•	agree, resolve, announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing actions.

No Solicitation; Changes in Recommendations

In the Merger Agreement, ASV was required, and was required to cause its representatives, to immediately cease and cause to be terminated any solicitation, discussions, communications or negotiations with any person that may be ongoing with respect to an acquisition proposal (as defined below), or any inquiry, proposal or offer that would reasonably be expected to lead to an acquisition proposal. ASV was also required to request the prompt return or destruction of all confidential information previously furnished to any person in connection with an acquisition proposal and immediately terminate all physical and electronic dataroom access previously granted to any such person, its affiliates, representatives or financing sources. Under the Merger Agreement, ASV may not terminate, waive, amend or modify any provision of any existing standstill or confidentiality agreement to which it is a party, and ASV is required to enforce the provisions of any such agreement; provided, however, that ASV may grant a waiver of, and shall not be obligated to enforce, any such provision (i) solely to the extent necessary to permit a party to submit a confidential acquisition proposal to the Board, (ii) if the Board has determined in good faith, after consultation with outside legal counsel, that the failure to grant such waiver or to decide not to so enforce would be inconsistent with its fiduciary duties under applicable law and (iii) if ASV promptly (and, in any event, within 48 hours) notifies Yanmar of any such waiver or decision not to enforce.

Except as expressly permitted by the Merger Agreement, prior to the earlier of the effective time of the Merger or the termination of the Merger Agreement, ASV may not and will cause its representatives not to, directly or indirectly, (i) solicit, initiate, knowingly facilitate, knowingly induce or knowingly encourage any inquiries with respect to or the implementation or submission of any acquisition proposal, or any inquiries, proposals or offers that would be reasonably expected to lead to, an acquisition proposal, (ii) engage in, continue or otherwise participate in any discussions, communications or negotiations regarding, or furnish to any person any non-public information in connection with, or for the purpose of facilitating or encouraging, any inquiries, proposals or offers that constitute, or would be reasonably expected to lead to, an acquisition proposal, except to notify such person of the existence ASV’s obligations under the Merger Agreement to not solicit acquisitions proposals or (iii) execute or enter into any agreement related to or intended to result in an acquisition proposal; provided that, notwithstanding the foregoing, ASV may grant a waiver, amendment or release under any confidentiality or standstill agreement, solely to the extent necessary to allow a confidential acquisition proposal to be made to ASV or the Board so long as (x) the Board has determined in good faith, after consultation with outside legal counsel, that the failure to grant such waiver, amendment or release would be inconsistent with its fiduciary duties under applicable law and (y) ASV promptly (and, in any event, within 24 hours) notifies Yanmar of any such waiver, amendment or release; provided, however, that, prior to the receipt of the ASV stockholder approval, ASV or the Board may furnish information to, or engage in discussions, communications or negotiations with, any person that has made a bona fide acquisition proposal, which acquisition proposal did not result from a breach (or deemed breach) of the restriction on solicitations, if, and only if, prior to taking such action referred to in clauses (ii) and (iii) above, (A) the Board (1) determines in good faith (after consultation with its outside advisors) that such acquisition proposal is, or would reasonably be expected to result in, a superior proposal (as defined below), and (2) determines in good faith (after consultation with its outside legal counsel) that its failure to take such actions would be inconsistent with its fiduciary duties under applicable law, (B) ASV provides written notice to Yanmar such determinations promptly (and, in any event, within 24 hours of such determinations) and (C) ASV receives from such person an executed confidentiality agreement with terms no less favorable, in the aggregate, to ASV than those contained in the confidentiality agreement with Yanmar; provided, however, that such confidentiality agreement (a) shall include a “standstill” restriction that is similar in scope to the “standstill” restrictions in the confidentiality agreement with Yanmar, without application of any “fall-away” provisions contained therein, but such restrictions need not prohibit the making of any confidential acquisition proposal to ASV or the Board and (b) shall not prohibit ASV from providing to Yanmar any of the information required to be provided to Yanmar under the Merger Agreement. ASV is required to deliver to Yanmar a copy of any such executed confidentiality agreement promptly (and, in any event, within 24 hours) following its execution. ASV is required to provide to Yanmar any non-public information concerning ASV provided by ASV to any person entering into a confidentiality agreement that has not been previously provided to Yanmar prior to or substantially concurrently with the time it is provided to such person.

ASV will promptly (and, in any event, within 48 hours) (i) provide Yanmar written notice of (A) the receipt of any acquisition proposal or (B) any inquiries, proposals or offers received by ASV or any of ASV’s representatives concerning an acquisition proposal and (ii) disclose to Yanmar the identity of such person making, and an unredacted copy of, any such acquisition proposal or any such inquiry, proposal or offer made in writing (or, if made orally, a reasonably detailed description of such acquisition proposal, inquiry, proposal or offer). ASV will, promptly upon receipt or delivery thereof (and, in any event, within 48 hours), provide Yanmar with copies of all drafts and final versions of definitive or other agreements including schedules and exhibits thereto (which may be redacted to the extent necessary to protect confidential information of the person making such acquisition proposal) relating to such acquisition proposal, in each case exchanged between ASV or any of its representatives, on the one hand, and the person making such acquisition proposal or any of its representatives, on the other hand. ASV will keep Yanmar reasonably informed on a reasonably prompt basis (and, in any event, within 48 hours of any material development) of the status and details (including with respect to any change in price or other material amendments) of any such acquisition proposal or other inquiry, proposal or offer concerning an acquisition proposal. ASV will promptly (and, in any event, within 48 hours) following a determination by the Board that an acquisition proposal is a superior proposal, notify Yanmar of such determination.

Except as expressly set forth in the Merger Agreement, neither ASV nor the Board, as applicable, may, and neither may resolve, agree or publicly propose to: (i) fail to make or include in the proxy statement, withhold, withdraw, amend, qualify or modify, in a manner adverse to Yanmar or Merger Sub, the Company Recommendation; (ii) endorse, approve or recommend any acquisition proposal; (iii) enter into any acquisition agreement or (iv) refrain from recommending against (and reaffirming the Company Recommendation) any acquisition proposal that is a tender offer or exchange offer within 10 business days after the commencement thereof.

Notwithstanding the foregoing, prior to the receipt of the ASV stockholder approval of the Merger and so long as ASV is not then in breach (or deemed breach) of the restrictions on solicitation, (i) if ASV receives an unsolicited, written acquisition proposal that the Board determines in good faith (after consultation with its outside advisors) is a superior proposal and determines in good faith (after consultation with its outside legal counsel) that its failure to effect an adverse recommendation change would be inconsistent with its fiduciary duties under applicable law, ASV may terminate the Merger Agreement to enter into a definitive agreement with respect to such superior proposal or (ii) the Board may effect an adverse recommendation change if an intervening event occurs and as a result thereof the Board determines in good faith (after consultation with its outside legal counsel) that the failure to effect an adverse recommendation change would be inconsistent with its fiduciary duties under applicable law; provided that:

•

prior to terminating the Merger Agreement to enter into a definitive agreement with respect to a superior proposal, (a) ASV has notified Yanmar in writing that it intends to take such actions, (b) ASV has provided Yanmar a summary of the material terms and conditions of such superior proposal, (c) if requested to do so by Yanmar, for a period of three calendar days following delivery of such notice, ASV shall have discussed and negotiated in good faith, and shall have made ASV’s representatives available to discuss and negotiate in good faith, with Yanmar and its representatives, any bona fide proposed modifications to the terms and conditions of the Merger Agreement; and (d) no earlier than the end of such three calendar day period, the Board (after consultation with its outside legal counsel and financial advisor) shall have determined in good faith, after considering the terms of any proposed amendment or modification to the Merger Agreement proposed by Yanmar during such three calendar day period, that such superior proposal still constitutes a superior proposal and that the failure to terminate the Merger Agreement to enter into a definitive agreement in connection therewith would be inconsistent with its fiduciary duties under applicable law (it being understood and agreed that any change to the financial or other material terms of a proposal that was previously the subject of a notice hereunder shall require a new notice to Yanmar as provided above, but with respect to any such subsequent notices references herein to a “three calendar day period” shall be deemed to be references to a “two calendar day period”); and

•

prior to effecting such adverse recommendation change with respect to an intervening event, (x) ASV has notified Yanmar in writing that it intends to effect such adverse recommendation change, describing in reasonable detail the reasons for such adverse recommendation change, (y) if requested to do so by Yanmar, for a period of three calendar days following delivery of such notice, ASV shall have discussed and negotiated in good faith, and shall have made ASV’s representatives available to discuss and negotiate in good faith, with Yanmar and its representatives any bona fide proposed modifications to the terms and conditions of the Merger Agreement and (z) no earlier than the end of such three calendar day period, the Board shall have determined in good faith, after considering the terms of any proposed amendment or modification to the Merger Agreement proposed by Yanmar during such three calendar day period, that the failure to effect an adverse recommendation change would be inconsistent with the ASV’s board’s fiduciary duties under applicable law.

Nothing contained in the Merger Agreement will prevent ASV or the Board from issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act or complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an acquisition proposal or from making any disclosure to ASV’s stockholders if the Board determines (after consultation with its outside legal counsel) that its failure to do so would be inconsistent with its fiduciary duties under applicable law; provided that any adverse recommendation change may only be made in accordance with the Merger Agreement.

An “acquisition agreement” means any written letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or option agreement (other than an acceptable confidentiality agreement entered into in accordance with the Merger Agreement) regarding, or that is intended to result in, any acquisition proposal.

An “acquisition proposal” means any proposal, offer or indication of interest from any person or group (other than Yanmar or Merger Sub) relating to, in a single transaction or series of related transactions, (i) any direct or indirect acquisition of (a) more than 15% of the assets (whether based on the fair market value, revenue generation or net income) of ASV, taken as a whole, or (b) more than 15% of any class of equity securities, or securities convertible into or exchangeable for equity securities, of ASV; (ii) any tender offer or exchange offer, as defined pursuant to the Exchange Act, that if consummated would result, directly or indirectly, in any or group (or the shareholders of any person or group) beneficially owning 15% or more of any class of equity securities, or securities convertible into or exchangeable for equity securities, of ASV or (iii) any merger, consolidation, business combination, share exchange, recapitalization, liquidation, dissolution or other similar transaction involving ASV that would result in any person or group (or the shareholders of any person or group) beneficially owning, directly or indirectly, more than 15% of any class of equity securities, or securities convertible into or exchangeable for equity securities, of ASV or 15% of the voting power of the surviving entity in a merger involving ASV or the resulting direct or indirect parent of ASV or such surviving entity (or any securities convertible into, or exchangeable for, securities representing such voting power).

An “adverse recommendation change” means an action by ASV or the Board to (i) fail to make or include in this proxy statement, withhold, withdraw, amend, qualify or modify, in a manner adverse to Yanmar or Merger Sub, the Company Recommendation; (ii) endorse, approve or recommend any acquisition proposal; (iii) enter into any acquisition agreement or (iv) refrain from recommending against (and reaffirming the Company Recommendation) any acquisition proposal that is a tender offer or exchange offer within 10 business days after the commencement thereof.

A “superior proposal” means any bona fide written acquisition proposal (with all references to 15% in the definition of acquisition proposal being treated as references to 50% for purposes of this definition) made by any person or group (other than Yanmar or any of its subsidiaries) after the date of the Merger Agreement, which acquisition proposal did not result from a breach (or deemed breach) of the solicitation restrictions on ASV, that (i) is on terms that the Board determines in good faith (after receiving the advice of its financial advisor and outside legal counsel and after taking into account all the terms and conditions of the acquisition proposal) are more favorable to ASV’s stockholders from a financial point of view than the Merger and the transactions contemplated thereby (taking into account any proposed amendment or modification proposed by Yanmar) and (ii) the Board determines (after receiving the advice of its financial advisor and outside legal counsel) is reasonably capable of being consummated in accordance with its terms in a reasonable period of time (as compared to the Merger), taking into account all financial, regulatory, legal and other aspects (including certainty of closing, certainty of financing and the identity of the person making the acquisition proposal) of such proposal.

An “intervening event” means any material event, circumstance, change, effect, development, occurrence or condition relating to ASV (other than an acquisition proposal or any inquiry, offer or proposal that would reasonably be expected to lead to an acquisition proposal) first occurring or arising after the date of the Merger Agreement that (i) was not known to, or reasonably foreseeable by, the Board as of the date of the Merger Agreement or (ii) if known, the magnitude or material consequences of which were not known to, or reasonably foreseeable by, the Board as of the date of the Merger Agreement); provided that in no event shall (a) the receipt, existence or terms of an acquisition proposal, (b) the status of the Merger under applicable antitrust, competition or fair trade laws, (c) any changes in ASV’s stock price or the trading volume of ASV’s stock, or ASV meeting or exceeding public estimates or expectations of ASV’s revenue, earnings or other financial performance or results of operations for any period, or any success by ASV in meeting or exceeding any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (but not, in each case, the underlying cause of such changes or successes), or (d) any event, circumstance, change, effect, development, occurrence or condition that, in the aggregate, has had or would reasonably be expected to have an adverse effect on the assets, liabilities, business, condition (financial or otherwise) or results of operations of Yanmar and its subsidiaries (including, following the closing of the Merger, ASV), or the market price of the securities of Yanmar or any of its subsidiaries (including, following the closing of the Merger, ASV).

Indemnification and Insurance

From and after the effective time, the provisions in the surviving corporation’s certificate of incorporation and bylaws with respect to indemnification of individuals who at or prior to the effective time were ASV’s directors, officers, employees, fiduciaries or agents (“indemnitees”) will be no less favorable than such provisions contained in ASV’s certificate of incorporation and bylaws in effect as of the date of the Merger Agreement, which provisions may not be amended, repealed or otherwise modified for six years from the effective time in any manner that would affect adversely the rights of the indemnitees.

For six years from the effective time, the surviving corporation must use its reasonable best efforts to maintain the current directors’ and officers’ liability policies (except that similar policies with the same coverage containing terms and conditions that are not materially less favorable to the indemnitees may be substituted) with respect to actions or omissions occurring prior to the effective time; provided, however, that the surviving corporation will not be required to expend in excess of 300% of the annual premiums currently paid by ASV (the “maximum premium”) and provided further, that if the amount of the annual premiums necessary to maintain such insurance coverage exceeds the maximum premium, the surviving corporation will maintain the most advantageous policies obtainable for the maximum premium.

The Merger Agreement further provides that the surviving corporation’s indemnitee obligations may be satisfied instead by ASV’s purchase, for an aggregate amount not to exceed the maximum premium, of a six-year “tail” officers’ and directors’ liability insurance policy providing coverage for the indemnitees on terms and conditions no less favorable than those provided by the current policies maintained by ASV with respect to actions or omissions occurring prior to the effective time; provided, however, that the amount paid by ASV shall not be in excess of the maximum premium. If such “tail” prepaid policies have been obtained by ASV prior to the effective time, the surviving corporation shall maintain such policies in full force and effect, for their full respective terms, and continue to honor its respective obligations thereunder.

In the event that Yanmar or the surviving corporation consolidates with or merges with any other person and is not the continuing or surviving entity or transfers all or substantially all of its properties and assets to any other person, then proper provision shall be made so that the successors and assigns of Yanmar or the surviving corporation, as the case may be, shall assume the above-described indemnification obligations.

Employee Matters

From and after the effective time, Yanmar shall cause the surviving corporation and its subsidiaries to honor in accordance with their terms, all contracts, agreements and plans of ASV and its subsidiaries in effect immediately prior to the effective time that are applicable to any current or former employees or directors of ASV or any of its subsidiaries.

ASV employees shall receive credit for purposes of eligibility to participate and vesting (but not for benefit accruals) under any employee benefit plan, program or arrangement established or maintained by the surviving corporation or any of its subsidiaries for service accrued prior to the effective time with ASV or any of its subsidiaries; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit. In addition, Yanmar shall waive, or cause to be waived, any limitations on benefits relating to any pre-existing conditions to the extent such conditions are covered immediately prior to the effective time under the applicable company plans (as described above in “—Representations and Warranties” beginning on page 51 of this proxy statement) and to the same extent such limitations are waived under any comparable plan of Yanmar or its subsidiaries and use reasonable best efforts to recognize, for purposes of annual deductible and out-of-pocket limits under its medical and dental plans, deductible and out-of-pocket expenses paid by employees of ASV and its subsidiaries in the calendar year in which the effective time occurs.

Notwithstanding the provisions summarized above, nothing in the Merger Agreement shall: (i) create any obligation of Yanmar or any of its affiliates to employ any person for any period of time following the effective time, (ii) prevent Yanmar or any of its affiliates from revising, amending or terminating any company plan or any other employee benefit plan, program or policy in effect from time to time, (iii) be construed as an amendment of any company plan or (iv) create any third-party beneficiary rights in any director, officer, employee or individual person, including any present or former employee, officer, director or individual independent contractor of ASV or any of its subsidiaries (including any beneficiary or dependent of such individual).

Reasonable Best Efforts; Other Agreements

Required Regulatory Approvals

The transactions contemplated by the Merger Agreement may require the approval of governmental authorities under applicable law, including foreign regulatory laws. However, neither ASV nor Yanmar is currently aware of any material governmental approvals or actions that are required for completion of the transactions contemplated by the Merger Agreement. It is currently contemplated that if any such additional material governmental approvals or actions are required, those approvals or actions will be sought. While ASV has no reason to believe it will not be possible to obtain any required regulatory approvals in a timely manner, there is no certainty that these approvals would be obtained within the period of time contemplated by the Merger Agreement.

Under the Merger Agreement, both ASV and Yanmar have each agreed to use their reasonable best efforts to take or cause to be taken all actions to obtain all regulatory and governmental approvals necessary, proper or advisable to complete the Merger. This includes obtaining required permits, consents, approvals, authorizations, qualifications and orders of all governmental authorities in connection with the Merger. Notwithstanding the foregoing, neither Yanmar nor Merger Sub will be obligated to take any action—and ASV is not permitted—in order to resolve any objections asserted by a governmental authority with respect to the Merger, that (i) requires the divestiture of any assets of any of ASV, Yanmar or Merger Sub or any of their respective subsidiaries, (ii) limits Yanmar’s freedom of action with respect to, or its ability to retain, ASV and its subsidiaries or any portion thereof or any of Yanmar’s or its affiliates’ other assets or (iii) in Yanmar’s reasonable judgment, would be expected to have a material adverse impact on any of its businesses, or the businesses to be acquired by it pursuant to the Merger Agreement.

Proxy Statement

As promptly as practicable after the date of the Merger Agreement ASV agreed to prepare and file with the SEC this proxy statement within 10 business days of the date of the Merger Agreement and cause this proxy statement to be distributed to the ASV stockholders. Yanmar agreed to furnish certain information and otherwise assist with the preparation of this proxy statement pursuant to the terms of the Merger Agreement.

Other Agreements

The Merger Agreement contains certain other agreements, including agreements relating to notifications of certain events, actions that could implicate state anti-takeover laws, public announcements and confidentiality.

Conditions to the Merger

The obligations of ASV, Yanmar and Merger Sub to consummate the Merger are subject to the satisfaction or written waiver of certain customary conditions on or prior to the effective time, including the following:

•	the receipt of the ASV stockholder approval;

•	the absence of any restraining order, preliminary or permanent injunction or other legal restraint or prohibition preventing the consummation of the Merger; and

•	the expiration of any waiting period applicable to the consummation of the Merger under applicable foreign, federal or state antitrust, competition or fair trade Laws.

Yanmar’s and Merger Sub’s obligations to consummate the Merger are subject to the satisfaction or written waiver of additional conditions, which include the following:

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the accuracy of the representations and warranties of ASV at or prior to the effective time (except in most, but not all, cases, for inaccuracies that have not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect);

•	ASV’s performance in all material respects of its obligations under the Merger Agreement required to be performed at or prior to the effective time;

•	the delivery to Yanmar of an officer’s certificate from ASV confirming that the conditions described in the immediately preceding two bullet points have been satisfied; and

•	there has not occurred any material adverse effect since the date of the Merger Agreement.

ASV’s obligations to complete the Merger are subject to the satisfaction or waiver of additional conditions, which include the following additional conditions:

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the accuracy of the representations and warranties of Yanmar and Merger Sub at or prior to the effective time (except for inaccuracies that have not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect);

•	Yanmar’s and Merger Sub’s performance in all material respects of their obligations under the Merger Agreement required to be performed at or prior to the effective time; and

•	the delivery to ASV of an officer’s certificate from Yanmar confirming that the conditions described in the immediately preceding two bullet points have been satisfied.

For purposes of the Merger Agreement, a “material adverse effect” with respect to ASV means any event, circumstance, change, effect, development, occurrence or condition that, individually or in the aggregate with any other event, circumstance, change, effect, development, occurrence or condition, (a) has had, or would reasonably be expected to have, a material adverse effect on the assets, liabilities, business, condition (financial or otherwise) or results of operations of ASV and its subsidiaries, taken as a whole, or (b) would reasonably be expected to prevent, or materially impair or delay, the ability of ASV to consummate the transactions; provided, however, that in the case of clause (a), in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been, a material adverse effect:

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any event, circumstance, change, effect, development, occurrence or condition resulting from (i) a change after the date of the Merger Agreement in general economic, political, regulatory, business, financial, credit or capital market conditions, including interest or exchange rates, (ii) a change after the date of the Merger Agreement in conditions in any industry or industries in which ASV operates, (iii) any change or prospective change in accounting requirements or principles required by GAAP (or any authoritative interpretations thereof) or required by any change in applicable laws (or any authoritative interpretations thereof), (iv) any adoption, implementation, promulgation, repeal or modification of any law after the date of the Merger Agreement (including with respect to taxes or trade policy) or (v) any outbreak, escalation or acts of armed hostility or war, any acts of terrorism, or any acts of God or natural disasters; provided further that these exceptions shall only apply to the extent that such event, circumstance, change, effect, development, occurrence or condition does not have a disproportionate impact on ASV and its subsidiaries, taken as a whole, compared to other companies that operate in the industries in which ASV and its subsidiaries operate(s);

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any failure to meet internal or published projections, forecasts, performance measures, operating statistics or revenue or earnings predictions for any period or any change in the price or trading volume of the common stock or the credit rating ASV (provided that, except as otherwise provided in this definition, the underlying causes of such failure or change may be considered in determining whether there is a material adverse effect;

•	the execution and delivery of the Merger Agreement or the consummation of the transactions;

•	the pendency or public announcement of the execution of the Merger Agreement or the transactions, including any resulting litigation; or

•	any action or failure to take any action that is expressly required by the Merger Agreement or expressly consented to or requested by Yanmar.

For purposes of the Merger Agreement, a “material adverse effect” with respect to Yanmar means any event, circumstance, change, effect, development, occurrence or condition that, individually or in the aggregate with any other event, circumstance, change, effect, development, occurrence or condition would reasonably be expected to prevent, or materially impair or delay, the ability of Yanmar to consummate the transactions.

Termination of the Merger Agreement

The Merger Agreement may be terminated and the transactions may be abandoned at any time prior to the effective time:

•	by mutual written consent of Yanmar and ASV;

•	by either Yanmar or ASV, if:

•

the Merger is not consummated on or before the Outside Date; provided, however, that if on the Outside Date the conditions to the Merger (other than those conditions that by their nature are to be satisfied at the closing) have been satisfied other than the conditions relating to governmental restraints or governmental approvals, then the Outside Date shall be automatically extended for an additional 120 days and provided, further, that the right to terminate the Merger Agreement shall not be available to any party whose failure to fulfill any obligation thereunder has been the principal cause of, or resulted in the failure of the effective time to occur on or before the Outside Date;

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any governmental authority of competent jurisdiction has enacted, issued, promulgated, enforced, entered or deemed applicable to the transactions any decision, injunction, degree, ruling, law or order that has become final and nonappealable; provided, however, that the terminating party has complied in all material respects with its obligations under the reasonable best efforts covenant; or

•	the ASV stockholder approval has not been obtained at the special meeting or any adjournment or postponement thereof;

•	by Yanmar, if:

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ASV breaches any of its representations, warranties, covenants or agreements in the Merger Agreement and such breach cannot be or has not been cured by (i) the Outside Date or (ii) within 20 calendar days of the receipt by ASV of written notice thereof from Yanmar; or

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if, at any time prior to the receipt of the ASV stockholder approval, (i) an adverse recommendation change shall have occurred; (ii) ASV has failed to include the Company Recommendation in this proxy statement; (iii) ASV or the Board has approved, endorsed, adopted, recommended or entered into an acquisition agreement; (iv) the Board has failed to publicly recommend against an acquisition proposal (and reaffirm the Company Recommendation) within 10 calendar days of a written request by Yanmar to do so or (v) ASV has materially breached or shall be deemed to have materially breached its non-solicitation obligation or its obligation to hold the ASV stockholder meeting to obtain the ASV stockholder approval;

•	by ASV, if:

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Yanmar or Merger Sub breaches any of their representations, warranties, covenants or agreements in the Merger Agreement and such breach cannot be or has not been cured by (i) the Outside Date or (ii) within 20 calendar days of the receipt by Yanmar of written notice thereof from ASV;

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prior to the receipt of the ASV stockholder approval, in order to enter into a definitive agreement for a transaction that is a superior proposal, if (i) ASV has complied with its obligations as set forth in the Merger Agreement with regard to effecting an adverse recommendation change and (ii) prior to or concurrently with such termination, ASV pays the agreed upon termination fee amount and enters into the definitive agreement to consummate the transaction contemplated by such superior proposal; or

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if (i) all of the mutual conditions precedent to the Merger and the conditions to Yanmar’s and Merger Sub’s obligations to effect the Merger (other than those conditions that by their nature are to be satisfied at the closing) have been satisfied; (ii) ASV irrevocably confirms in writing that all of the conditions to its obligations to consummate the Merger have been satisfied or waived and that it is ready, willing and able to effect the closing and (iii) Yanmar and Merger Sub fail to fulfill their obligation to effect the closing within three business days following the later to occur of the date of the closing, as scheduled pursuant to the Merger Agreement, and the delivery of ASV’s written notice of confirmation.

Effect of Termination

If the Merger Agreement is terminated as described in “—Termination of the Merger Agreement” beginning on page 63 of this proxy statement, the Merger Agreement will become void and without liability of any party, except that:

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certain provisions of the Merger Agreement, including the provisions relating to the effect of termination of the Merger Agreement, the allocation of fees and expenses (including, if applicable, the termination fees described below), provision of notice and severability will survive termination; and

•

each party will remain liable for fraud committed prior to such termination or for any intentional breach prior to such termination of any of its representations, warranties, covenants or agreements set forth in the Merger Agreement, in which case the aggrieved party shall be entitled to all rights and remedies available at law or in equity, subject to the provisions described under “—Limitation of Remedies” beginning on page  66 of this proxy statement.

Amendment and Waivers

Any provision of the Merger Agreement may be amended prior to the effective time by action taken by or on behalf of the parties’ respective boards of directors. However, after the stockholder approval has been obtained, no amendment may be made that would reduce the amount or change the type of Merger Consideration or that would otherwise require ASV stockholders’ approval under applicable law or in accordance with the Nasdaq rules without such approval having been obtained. Any amendment must be made by an instrument in writing signed by each of the parties.

At any time prior to the effective time, any party may in an instrument in writing signed by the affected parties and subject to applicable law, waive certain provisions of the Merger Agreement or extend the time for performance of any obligation thereunder. However, no failure or delay by any of the parties to the Merger Agreement in exercising any right thereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or future exercise of any other right thereunder.

Termination Fees and Expenses

ASV will pay Yanmar a fee of $2,650,000, if:

•

Yanmar terminates the Merger Agreement because, at any time prior to the receipt of the ASV stockholder approval, (i) ASV or the Board has made an adverse recommendation change; (ii) ASV shall have failed to include the Company Recommendation in this proxy statement; (iii) ASV or the Board shall have approved, endorsed, adopted, recommended or entered into an acquisition agreement;

(iv) the Board shall have failed to publicly recommend against an acquisition proposal (and reaffirm the Company Recommendation) within 10 calendar days of a written request by Yanmar that it do so or (v) ASV shall have materially breached, or shall be deemed to have materially breached, its non-solicitation obligations or its obligations to hold the ASV stockholder meeting to obtain the ASV stockholder approval;

•

(i) Yanmar or ASV terminates the Merger Agreement because (A) the Merger is not consummated on or before the Outside Date; provided, however, that if on the Outside Date the conditions to the Merger (other than those conditions that by their nature are to be satisfied at the closing) have been satisfied other than the conditions relating to governmental restraints or governmental approvals, then the Outside Date shall be automatically extended for an additional 120 days and provided, further, that the right to terminate the Merger Agreement shall not be available to any party whose failure to fulfill any obligation thereunder has been the principal cause of, or resulted in the failure of the effective time to occur on or before the Outside Date or (B) the ASV stockholder approval has not been obtained at the special meeting or any adjournment or postponement thereof; or Yanmar terminates this Agreement if ASV breaches any of its representations, warranties, covenants or agreements in the Merger Agreement and such breach cannot be or has not been cured by (x) the Outside Date or (y) within 20 calendar days of the receipt by ASV of written notice thereof from Yanmar, (ii) prior to the termination of the Merger Agreement, an acquisition proposal shall have been publicly announced or otherwise communicated to the Board, and (iii) on or prior to the date that is 12 months after the date of such termination, ASV enters into, or submits to the stockholders of ASV for adoption, an acquisition agreement with respect to any acquisition proposal or consummates any acquisition proposal (in each case, whether or not such acquisition proposal is the same acquisition proposal described in clause (ii) above); provided, however, that for purposes of this section, all references to 15% in the definition of “acquisition proposal” shall be replaced with references to 50%; or

•	ASV terminates the Merger Agreement prior to the receipt of the ASV stockholder approval, in order to enter into a definitive agreement for a transaction that is a superior proposal.

If Yanmar terminates the Merger Agreement because ASV breaches any of its representations, warranties, covenants or agreements in the Merger Agreement and such breach cannot be or has not been cured by (i) the Outside Date or (ii) within 20 calendar days of the receipt by ASV of written notice thereof from Yanmar, ASV shall reimburse Yanmar and Merger Sub for all of their expenses, up to a maximum of $500,000, in the aggregate. In the event Yanmar becomes entitled to receive a termination fee after the payment to Yanmar or Merger Sub of any expenses, the amount of the termination fee payable shall be reduced by any expenses previously reimbursed pursuant to the preceding sentence.

If ASV terminates the Merger Agreement because (i) Yanmar or Merger Sub breaches any of their representations, warranties, covenants or agreements in the Merger Agreement and such breach cannot be or has not been cured by (A) the Outside Date or (B) within 20 calendar days of the receipt by Yanmar of written notice thereof from ASV) or (ii) (A) all of the mutual conditions precedent to the Merger and the conditions to Yanmar’s and Merger Sub’s obligations to effect the Merger (other than those conditions that by their nature are to be satisfied at the closing) have been satisfied; (B) ASV irrevocably confirms in writing that all of the conditions to its obligations to consummate the Merger have been satisfied or waived and that it is ready, willing and able to effect the closing and (C) Yanmar and Merger Sub fail to fulfill their obligation to effect the closing within three business days following the later to occur of the date of the closing, as scheduled pursuant to the Merger Agreement, and the delivery of ASV’s written notice of confirmation, Yanmar shall reimburse ASV for all of its expenses, up to a maximum of $500,000, in the aggregate.

Except as set forth above, all expenses incurred in connection with the Merger Agreement will be paid by the party incurring such expenses, whether or not the Merger is consummated, except that ASV and Yanmar shall each pay one half of all expenses relating to (i) printing, filing and mailing this proxy statement and all SEC and other regulatory filing fees incurred in connection with this proxy statement and (ii) any filing fees for filings under applicable foreign, federal or state antitrust, competition or fair trade laws.

Governing Law

The Merger Agreement is governed by and will be construed in accordance with the laws of the State of Delaware.

Limitation of Remedies

Payment of the termination fees shall constitute the sole and exclusive remedy of Yanmar and Merger Sub in connection with any termination of the Merger Agreement in the circumstances in which such fees became payable. In the event that Yanmar shall receive the termination fee, the receipt of such fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Yanmar, Merger Sub, any of their respective Affiliates or any other person in connection with the Merger Agreement (and the termination thereof), the transactions contemplated thereby (and the abandonment thereof) or any matter forming the basis for such termination, and none of Yanmar, Merger Sub, any of their respective affiliates or any other person shall be entitled to bring or maintain any other claim, action or proceeding against ASV or any of its affiliates or its or their representatives arising out of the Merger Agreement, any of the transactions contemplated hereby or any matters forming the basis for such termination.

Specific Performance

The parties to the Merger Agreement are entitled (in addition to any other remedy to which they may be entitled in law or equity) to an injunction, specific performance or other equitable relief to prevent breaches or threatened breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement.

VOTING AGREEMENT

The following is a summary of certain material terms of the Voting Agreement. The summary is not complete and must be read together with the actual form of Voting Agreement, a copy of which is attached as Annex B to this proxy statement. We encourage you to read the Voting Agreement carefully and in its entirety because the rights and obligations of the parties are governed by the express terms of the Voting Agreement and not by this summary or any other information contained in this proxy statement. This summary may not contain all the information about the Voting Agreement that is important to you.

Please note that the representations, warranties, covenants and agreements in the Voting Agreement were made only for purposes of the Merger Agreement and may not represent the actual state of facts.

Parties and Background to the Voting Agreement

A.S.V. Holding, LLC, a wholly owned subsidiary of Terex, that beneficially owned approximately 34% of the outstanding common stock of ASV as of June 26, 2019 (the “key stockholder”) has entered into a Voting Agreement with ASV dated as of the date of the Merger Agreement.

Voting

Pursuant to the Voting Agreement, the key stockholder has agreed to vote all shares of ASV common stock it beneficially owns (i) in favor of the Merger and the Merger Agreement, (ii) against the approval of any competing proposal, (iii) against any action, proposal, transaction or agreement which could reasonably be expected to impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Merger or the fulfillment of Yanmar’s, ASV’s or Merger Sub’s conditions under the Merger Agreement or change in any manner the voting rights of any of ASV’s securities.

Waiver of Appraisal Rights

The key stockholder has waived, and agreed not to assert or perfect, any rights of appraisal or rights to dissent from the Merger that the key stockholder would otherwise have had by virtue of its ownership of common stock.

Proxy

The key stockholder has agreed to waive its appraisal rights and provided an irrevocable proxy to Yanmar to vote in favor of the Merger, including voting for the adoption of the Merger Agreement

Termination

This Voting Agreement automatically terminates upon the earliest to occur of (i) the effective time, (ii) a change in the Company Recommendation that results from an intervening event, (iii) the termination of the Merger Agreement, (iv) the election of the key stockholder upon any amendment or modification to the Merger Agreement or (v) the written agreement of the parties to the Voting Agreement.

PROPOSAL #1

ADOPTION AND APPROVAL OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT

The information below regarding the merger proposal should be read together with the rest of this proxy statement, especially “The Special Meeting of the Company’s Stockholders” beginning on page 17, “The Merger” beginning on page 19, “The Merger Agreement” beginning on page 50, and the copy of the Merger Agreement attached as Annex A to this proxy statement.

Vote on Approval of the Merger Agreement

ASV is asking you to approve a proposal to approve the Merger Agreement and thereby adopt the Merger Agreement as a plan of merger and approve the transactions contemplated thereby, including the Merger. A copy of the Merger Agreement is attached as Annex A. For a discussion of the terms and conditions of the Merger Agreement, see the section entitled “The Merger Agreement” beginning on page 50. For a discussion of other considerations related to the Merger, see the section entitled “The Merger” beginning on page 19.

Vote Required for Approval

To be approved, this merger proposal must receive the affirmative vote of the holders of a majority of the outstanding shares of ASV common stock as of the record date.

Abstentions and shares not present will all have the effect of a vote against this proposal.

Board Recommendation

After careful consideration, the Board unanimously recommends that you vote FOR approval of the merger proposal. For a summary of the reasons for the Board’s recommendation, see “The Merger—The Recommendation of ASV’s Board and ASV’s Reasons for the Merger” beginning on page 29 of this proxy statement.

PROPOSAL #2

ADJOURNMENT OR POSTPONEMENT OF THE SPECIAL MEETING

The information below regarding the adjournment proposal should be read together with the rest of this proxy statement, particularly “The Special Meeting of the Company’s Stockholders” beginning on page 17 of this proxy statement.

Vote on Adjournment of the Special Meeting to a Later Date or Dates

We are asking our stockholders to approve adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve the Merger Agreement at the time of the special meeting.

If the Company’s stockholders approve the adjournment proposal, we could adjourn the special meeting and any adjourned session of the special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from stockholders that have previously returned properly executed proxies voting against adoption of the Merger Agreement. Among other things, approval of the adjournment proposal could mean that, even if we had received proxies representing a sufficient number of votes against adoption of the Merger Agreement such that the proposal to approve the Merger Agreement would be defeated, we could adjourn the special meeting without a vote on the adoption of the Merger Agreement and seek to convince the holders of those shares to change their votes to votes in favor of adoption of the Merger Agreement. Additionally, we may seek to adjourn the special meeting if a quorum is not present at the special meeting.

Vote Required for Approval

For the adjournment proposal to be approved, the proposal must receive the affirmative vote of holders of a majority of the votes cast, represented in person or by proxy.

An abstention or a failure to vote shares will have no effect on this proposal, if a quorum is present in person or by proxy.

Board Recommendation

The Board unanimously recommends that you vote FOR approval of the adjournment proposal. In making its recommendation, the Board considered a variety of factors including:

•

In certain circumstances, an adjournment of the special meeting may be the most efficient way to obtain the stockholder approval necessary for the consummation of the Merger, which the Board believes is in the best interests of the Company and its stockholders.

•

If a quorum is not present at the meeting for logistical or other reasons, the adjournment proposal could allow us to postpone the votes on the merger proposal without needing to incur the costs or delay associated with calling another, separate special meeting.

•

If defeat of the merger proposal appears likely, an adjournment could be used to ensure that our stockholders have had an adequate opportunity to consider the consequences of the vote, particularly given the adverse effects that defeat of the merger proposal could have on the Company including as described under “The Merger—ASV Without the Merger” beginning on page 28 of this proxy statement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of ASV common stock by: (i) each named executive officer, as defined in Item 402(m) of Regulation S-K; (ii) each director of ASV; (iii) all current executive officers and directors of ASV as a group and (iv) each person who is known to ASV to own beneficially more than 5% of ASV common stock. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to the securities. Except as otherwise indicated, all information is as of April 18, 2019. Shares of ASV common stock subject to options that are currently exercisable or could become exercisable within 60 days of April 18, 2019 are deemed to be outstanding and beneficially owned for the purpose of computing the percentage ownership of the beneficial owner but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. As of April 18, 2019, there were 9,897,208 shares of common stock outstanding.

Unless otherwise indicated, the address of each of the individuals named below is: c/o ASV Holdings, Inc., 840 Lily Lane, Grand Rapids, Minnesota 55744.

Name of Beneficial Owner	Number of Shares Beneficially Owned		Percentage Owned
A.S.V. Holding, LLC	3,350,000	(1)	33.80%
Manitex International, Inc.	1,080,000	(2)	10.90%
Gilder, Gagnon, Howe & Co. LLC	834,608	(3)	8.40%
First Wilshire Securities Management, Inc.	601,938	(4)	6.10%
Andrew M. Rooke, Chairman and Chief Executive Officer	28,927		*
Melissa How, Chief Financial Officer	7,214		*
Justin Rupar, Vice President of Sales and Marketing	710		*
Brian J. Henry, Director	12,023		*
David Rooney, Director	12,023		*
Michael A. Lisi, Director	12,023		*
Joseph M. Nowicki, Director	12,023		*
All executive officers and directors as a group (8 persons)	84,943		*

*	Represents beneficial ownership of less than one percent of the common stock.
(1)

Based on information contained in a Schedule 13G filed with the SEC on February 13, 2018 by A.S.V. Holding, LLC, a wholly owned subsidiary of Terex Corporation, 200 Nyala Farm Road, Westport, Connecticut 06880. The filing indicated that as of December 31, 2017, A.S.V. Holding, LLC had sole voting and dispositive power over all of these shares.

(2)

Based on information provided in a Schedule 13G/A filed with the SEC on January 28, 2019 by Manitex International, Inc., 9725 Industrial Drive, Bridgeview, Illinois 60455. The filing indicated that as of December 31, 2018, Manitex International, Inc. had sole voting and dispositive power over all of these shares.

(3)

Based on information provided in a Schedule 13G/A filed with the SEC on February 15, 2019 by Gilder, Gagnon, Howe & Co. LLC, 475 10th Avenue, New York, NY 10018. The filing indicated that as of December 31, 2018, Gilder, Gagnon, Howe & Co. LLC had sole voting and dispositive power over 31,642 shares, shared voting power over 0 shares and shared dispositive power over 802,966 shares. The shares reported include 786,251 shares held in customer accounts over which partners and/or employees of Gilder, Gagnon, Howe & Co. LLC have discretionary authority to dispose of or direct the disposition of the shares, 31,642 shares held in the account of the profit sharing plan of Gilder, Gagnon, Howe & Co. LLC, and 16,715 shares held in accounts owned by partners of the Gilder, Gagnon, Howe & Co. LLC and their families.

(4)

Based on information provided in a 13G filed with the SEC on February 15, 2019 by First Wilshire Securities Management, Inc., 1214 East Green Street, Suite 104, Pasadena, California 91106. The filing indicated that as of December 31, 2018, First Wilshire Securities Management, Inc. had sole voting power over 100,000 shares, shared voting power over 0 shares, sole dispositive power over 601,938 shares and shared dispositive power over 0 shares.

APPRAISAL RIGHTS

If the Merger is consummated, ASV stockholders who do not vote in favor of the adoption and approval of the Merger Agreement and who properly demand appraisal of their shares of ASV common stock, continuously hold such shares through the effective time of the Merger, comply with the procedures of Section 262 of the DGCL and do not withdraw their demands or otherwise lose their rights to appraisal will be entitled to appraisal rights in connection with the Merger under Section 262 of the DGCL (“Section 262”).

The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262, which is attached to this proxy statement as Annex D. The following summary does not constitute any legal or other advice and does not constitute a recommendation that ASV stockholders exercise their appraisal rights under Section 262. Only a holder of record of shares of common stock is entitled to demand appraisal rights for the shares registered in that holder’s name. A person having a beneficial interest in shares of common stock held of record in the name of another person, such as a bank, broker or other nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights. If you hold your shares of our common stock through a bank, broker or other nominee and you wish to exercise appraisal rights, you should consult with your bank, broker or the other nominee. Stockholders should carefully review the full text of Section 262 as well as the information discussed below.

Under Section 262, record holders of shares of common stock who (a) submit a written demand for appraisal of such stockholder’s shares to ASV prior to the vote on the adoption of the Merger Agreement; (b) do not vote in favor of the adoption and approval of the Merger Agreement; (c) continuously hold such shares through the effective time and (d) otherwise follow the procedures set forth in Section 262 will be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of the shares of common stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest to be paid on the amount determined to be fair value, if any, as determined by the Delaware Court of Chancery, from the effective date of the Merger through the date of payment of the judgment at a rate of 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the Merger and the date of payment of the judgment (except that, if at any time before the entry of judgment in the proceeding, the surviving corporation makes a voluntary cash payment to each stockholder seeking appraisal, interest will accrue thereafter only upon the sum of (i) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Delaware Court of Chancery and (ii) interest theretofore accrued, unless paid at that time). The surviving corporation is under no obligation to make such voluntary cash payment prior to such entry of judgment. However, after an appraisal petition has been filed, the Delaware Court of Chancery, at a hearing to determine stockholders entitled to appraisal rights, will dismiss appraisal proceedings as to all ASV stockholders who asserted appraisal rights unless (1) the total number of shares of common stock for which appraisal rights have been pursued or perfected exceeds 1% of the outstanding shares of common stock as measured in accordance with subsection (g) of Section 262 or (2) the value of the merger consideration in respect of such shares exceeds $1 million. We refer to these conditions as the “ownership thresholds”.

Under Section 262, where a merger agreement is to be submitted for adoption and approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders of record as of the record date for notice of such meeting that appraisal rights are available and include in the notice a copy of Section 262. This proxy statement constitutes notice to ASV’s stockholders that appraisal rights are available in connection with the Merger, and the full text of Section 262 is attached to this proxy statement as Annex D. In connection with the Merger, any holder of shares of common stock who wishes to exercise appraisal rights, or who wishes to preserve such holder’s right to do so, should review Annex D carefully. Failure to strictly comply with the requirements of Section 262 in a timely and proper manner will result in the loss of appraisal rights under the DGCL. A stockholder who loses his, her or its appraisal rights will be entitled to receive the Merger Consideration described in the Merger Agreement without interest and less any applicable withholding taxes. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of shares of common stock, ASV believes that if a stockholder considers exercising such rights, that stockholder should seek the advice of legal counsel.

Stockholders wishing to exercise the right to seek an appraisal of their shares of common stock must do ALL of the following:

•	the stockholder must not vote in favor of the merger proposal;

•	the stockholder must deliver to ASV a written demand for appraisal before the vote on the Merger Agreement at the special meeting;

•

the stockholder must continuously hold the shares from the date of making the demand through the effective time of the Merger (a stockholder will lose appraisal rights if the stockholder transfers the shares before the effective time of the Merger); and

•

a stockholder (or any person who is the beneficial owner of shares held either in a voting trust or by a nominee on behalf of such person) or the surviving corporation must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares within 120 days after the effective time of the Merger. The surviving corporation is under no obligation to file any petition and has no intention of doing so.

Filing Written Demand

Any holder of shares of common stock wishing to exercise appraisal rights must deliver to ASV, before the vote on the adoption and approval of the Merger Agreement at the special meeting at which the merger proposal will be submitted to the stockholders, a written demand for the appraisal of the stockholder’s shares, and that stockholder must not vote or submit a proxy in favor of the adoption and approval of the Merger Agreement. A vote in favor of the adoption of the Merger Agreement, in person at the special meeting or by proxy (whether by mail or via the Internet or telephone), will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal. A holder of shares of common stock exercising appraisal rights must hold of record the shares on the date the written demand for appraisal is made and must continue to hold the shares of record through the effective time of the Merger. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the adoption and approval of the Merger Agreement, and it will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to vote against the adoption and approval of the Merger Agreement or abstain from voting on the adoption and approval of the Merger Agreement. Neither voting against the adoption and approval of the Merger Agreement nor abstaining from voting or failing to vote on the merger proposal will, in and of itself, constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote on the adoption and approval of the Merger Agreement. A proxy or vote against the adoption and approval of the Merger Agreement will not constitute a demand. A stockholder’s failure to make the written demand prior to the taking of the vote on the adoption and approval of the Merger Agreement at the special meeting will constitute a waiver of appraisal rights.

Only a holder of record of shares of common stock is entitled to demand appraisal rights for the shares registered in that holder’s name. A demand for appraisal in respect of shares of common stock should be executed by or on behalf of the holder of record, and must reasonably inform ASV of the identity of the holder and state that the person intends thereby to demand appraisal of the holder’s shares in connection with the Merger. If the shares are owned of record in a fiduciary or representative capacity, such as by a trustee, guardian or custodian, such demand must be executed by or on behalf of the record owner, and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose that, in executing the demand, the agent is acting as agent for the record owner or owners.

STOCKHOLDERS WHO HOLD THEIR SHARES IN “STREET NAME” BY A BANK, BROKER, TRUST OR OTHER NOMINEE AND WHO WISH TO EXERCISE APPRAISAL RIGHTS SHOULD CONSULT WITH THEIR BANK, BROKER, TRUST OR OTHER NOMINEES, AS APPLICABLE, TO DETERMINE THE APPROPRIATE PROCEDURES FOR THE BANK, BROKER, TRUST OR OTHER NOMINEE TO MAKE A DEMAND FOR APPRAISAL OF THOSE SHARES. A PERSON HAVING A BENEFICIAL INTEREST IN SHARES HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BANK, BROKER, TRUST OR OTHER NOMINEE, MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW PROPERLY AND IN A TIMELY MANNER THE STEPS NECESSARY TO PERFECT APPRAISAL RIGHTS.

All written demands for appraisal pursuant to Section 262 should be mailed or delivered to:

ASV Holdings, Inc.

840 Lily Lane

Grand Rapids, Minnesota 55744

Attention: Melissa K. How, Secretary

At any time within 60 days after the effective date of the Merger, any holder of shares of common stock may withdraw his, her or its demand for appraisal and accept the Merger Consideration offered pursuant to the Merger Agreement, without interest and less any applicable withholding taxes, by delivering to ASV, as the surviving corporation, a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the effective time of the Merger will require written approval of the surviving corporation. Notwithstanding the foregoing, no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just; provided, however, that this shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the merger consideration within 60 days after the effective time of the Merger. If ASV, as the surviving corporation, does not approve a request to withdraw a demand for appraisal when that approval is required, or, except with respect to any stockholder who withdraws such stockholder’s demand in accordance with the proviso in the immediately preceding sentence, if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding with respect to a stockholder, the stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be less than, equal to or more than the per share Merger Consideration being offered pursuant to the Merger Agreement.

Notice by the Surviving Corporation

If the Merger is completed, within 10 days after the effective time, the surviving corporation will notify each holder of shares of common stock who has made a written demand for appraisal pursuant to Section 262, and who has not voted in favor of the adoption and approval of the Merger Agreement, that the Merger has become effective and the effective date thereof.

Filing a Petition for Appraisal

Within 120 days after the effective time, but not thereafter, the surviving corporation or any holder of shares of common stock who has complied with Section 262 and is entitled to appraisal rights under Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the surviving corporation in the case of a petition filed by a stockholder, demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. The surviving corporation is under no obligation, and has no present intention, to file a petition, and holders should not assume that the surviving corporation will file a petition or initiate any negotiations with respect to the fair value of the shares of common stock. Accordingly, any holders of shares of common stock who desire to have their shares appraised should initiate all necessary action to perfect their appraisal rights in respect of their shares of common stock within the time and in the manner prescribed in Section 262. The failure of a holder of common stock to file such a petition within the period specified in Section 262 could nullify the stockholder’s previous written demand for appraisal.

Within 120 days after the effective time, any holder of shares of common stock who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares not voted in favor of the adoption and approval of the Merger Agreement and with respect to which ASV has received demands for appraisal, and the aggregate number of holders of such shares. The surviving corporation must mail this statement to the requesting stockholder within 10 days after receipt of the written request for such a statement or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later. A beneficial owner of shares held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition seeking appraisal or request from the surviving corporation the foregoing statements. As noted above, however, the demand for appraisal can only be made by a stockholder of record.

If a petition for an appraisal is duly filed by a holder of shares of common stock and a copy thereof is served upon the surviving corporation, the surviving corporation will then be obligated within 20 days after such service to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached. The Delaware Court of Chancery may order that notice of the time and place fixed for the hearing of such petition be given to the surviving corporation, and all of the stockholders shown on the verified list at the addresses stated therein. Any such notice shall also be given by one or more publications at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware or any other publication which the Delaware Court of Chancery deems advisable. The costs of any such notice are borne by the surviving corporation. After notice to the stockholders as required by the court, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the stockholders who demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and if any stockholder fails to comply with the direction, the Delaware Court of Chancery may dismiss that stockholder from the proceedings.

Determination of Fair Value

After determining the holders of common stock entitled to appraisal, the Delaware Court of Chancery will appraise the “fair value” of the shares of common stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining fair value, the Delaware Court of Chancery will take into account all relevant factors. Unless the court in its discretion determines otherwise for good cause shown, interest from the effective date of the Merger through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the Merger and the date of payment of the judgment. The surviving corporation has the right, at any time prior to the Delaware Court of Chancery’s entry of judgment in the proceedings, to make a voluntary cash payment to each stockholder seeking appraisal. If the surviving corporation makes a voluntary cash payment pursuant to subsection (h) of Section 262, interest will accrue thereafter only on the sum of (1) the difference, if any, between the amount paid by the surviving corporation in such voluntary cash payment and the fair value of the shares as determined by the Delaware Court of Chancery; and (2) interest accrued before such voluntary cash payment, unless paid at that time. In Weinberger v. UOP,

Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the Merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the Merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the Merger and not the product of speculation, may be considered.”

Stockholders considering seeking appraisal should be aware that the fair value of their shares as so determined by the Delaware Court of Chancery could be more than, the same as or less than the consideration they would receive pursuant to the Merger if they did not seek appraisal of their shares and that an opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a merger is not an opinion as to, and does not in any manner address, fair value under Section 262 of the DGCL. Although ASV believes that the per share Merger Consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the per share Merger Consideration. Neither ASV nor Yanmar anticipates offering more than the per share Merger Consideration to any stockholder exercising appraisal rights, and each of ASV and Yanmar reserves the right to make a voluntary cash payment pursuant to subsection (h) of Section 262 and to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of common stock is less than the per share Merger Consideration. If a petition for appraisal is not timely filed, or if neither of the ownership thresholds above has been satisfied in respect of the ASV stockholders seeking appraisal rights, then the right to an appraisal will cease. The costs of the appraisal proceedings (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable under the circumstances. Upon application of a stockholder, the Delaware Court of Chancery may also order that all or a portion of the expenses incurred by a stockholder in connection with an appraisal, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all the shares entitled to be appraised. In the absence of such determination or assessment, each party bears its own expenses.

If any stockholder who demands appraisal of his, her or its shares of common stock under Section 262 fails to perfect, or loses or successfully withdraws, such holder’s right to appraisal, the stockholder’s shares of common stock will be deemed to have been converted at the effective time of the Merger into the right to receive the per share Merger Consideration. A stockholder will fail to perfect, or effectively lose or withdraw, the holder’s right to appraisal if, among other things, no petition for appraisal is filed within 120 days after the effective time of the Merger, if neither of the ownership thresholds above has been satisfied in respect of the ASV stockholders seeking appraisal rights, or if the stockholder delivers to the surviving corporation a written withdrawal of such holder’s demand for appraisal and an acceptance of the per share Merger Consideration in accordance with Section 262. From and after the effective time of the Merger, no stockholder who has demanded appraisal rights in compliance with Section 262 will be entitled to vote such shares of common stock for any purpose or to receive payment of dividends or other distributions on the stock, except dividends or other distributions on the holder’s shares of common stock, if any, payable to stockholders as of a time prior to the effective time of the Merger. If no petition for an appraisal is filed within the time provided in Section 262, or if the stockholder delivers to the surviving corporation a written withdrawal of the demand for an appraisal and an acceptance of the Merger, either within 60 days after the effective time of the Merger or thereafter with the written approval of the surviving corporation, then the right of such stockholder to an appraisal will cease. Notwithstanding the foregoing, no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however, that the foregoing shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the Merger or consolidation within 60 days after the effective date of the Merger.

Failure to comply strictly with all of the procedures set forth in Section 262 may result in the loss of a stockholder’s statutory appraisal rights. In that event, you will be entitled to receive the per share Merger Consideration for your dissenting shares in accordance with the Merger Agreement, without interest and less any applicable withholding taxes. Consequently, any stockholder wishing to exercise appraisal rights is encouraged to consult legal counsel before attempting to exercise those rights.

STOCKHOLDER PROPOSALS FOR 2020 ANNUAL MEETING

If the Merger is completed, we will have no public stockholders and there will be no public participation in any future meetings of our stockholders. However, if the Merger is not completed, our stockholders will continue to be entitled to attend and participate in our stockholders’ meetings. We will hold our 2020 annual meeting of stockholders only if the Merger has not already been completed. In order for a stockholder proposal or director nomination to be considered for inclusion in our proxy statement and form of proxy for our 2020 annual meeting of stockholders, the written proposal must have been received at our principal executive offices at 840 Lily Lane, Grand Rapids, MN 55744, Attention: Melissa K. How, Secretary, on or prior to the deadline for receiving such proposals or nominations.

Proposals for the 2020 annual meeting of stockholders that are intended to be considered for inclusion in the proxy statement and form of proxy relating to such meeting must be received no later than March 15, 2020, and must comply with the procedures of Rule 14a-8 under the Exchange Act and the provisions of our bylaws. If the date of our 2020 annual meeting is changed by more than 30 calendar days from the anniversary of our 2019 annual meeting, we will make a public disclosure of the meeting date and include the deadline for stockholders who wish to have a proposal included in our proxy materials for such future annual meeting pursuant to Rule 14a-8 under the Exchange Act, which deadline will be a reasonable time before we begin to print and send proxy materials.

If a stockholder intends to submit a proposal or director nomination for consideration at our 2020 annual meeting of stockholders outside the procedures of Rule 14a-8 under the Exchange Act, the stockholder must comply with the requirements of our bylaws. We are not currently required to include such a proposal or nomination in the proxy statement and form of proxy relating to such meeting. Our bylaws contain an advance notice provision that requires stockholders to submit a written notice containing certain information not less than 90 days prior to the first anniversary of the preceding year’s annual meeting of stockholders. For purposes of the 2020 annual meeting of stockholders, this means that such proposals or nominations must also be received by March 15, 2020. A copy of the relevant bylaw provision is available upon written request to our Secretary at the address provided above.

LEGAL AND CAUTIONARY DISCLOSURES

No Determination by Securities Regulators

Neither the SEC nor any state securities regulatory agency has approved or disapproved of the transactions described in this proxy statement, including the Merger, or determined if the information contained in this proxy statement is accurate or adequate. Any representation to the contrary is a criminal offense.

No Solicitation Where Prohibited

This proxy statement does not constitute the solicitation of a proxy in any jurisdiction to or from any person to whom or from whom it is unlawful to make such proxy solicitation in that jurisdiction.

Sources of Information

We have supplied all information relating to ASV. Yanmar has supplied, and we have not independently verified, all of the information relating to Yanmar and Merger Sub.

Other Information Not Authorized by ASV Holdings, Inc.

We have not authorized anyone to provide any information other than that which is contained or incorporated by reference in this proxy statement. We have not authorized any other person to provide you with different or additional information and we take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Further, you should not assume that the information contained or incorporated by reference in this proxy statement, or in any document incorporated by reference is accurate as of any date other than the respective dates thereof.

For your convenience, we have included certain website addresses and other contact information in this proxy statement. However, information obtained from those websites or contacts is not part of this proxy statement (except for any particular documents specifically incorporated by reference into this proxy statement, as set forth under “Where You Can Find More Information” on page 81 of this proxy statement).

Subsequent Developments

This proxy statement is dated                     , 2019. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders does not and will not create any implication to the contrary. Our business, financial condition, results of operations and prospects may have changed since those dates.

We may (and in certain limited circumstances may be legally required to) update this proxy statement prior to the special meeting, including by filing documents with the SEC for incorporation by reference into this proxy statement without delivering them to our stockholders. Therefore, you should monitor and review our SEC filings until the special meeting is completed. However, although we may update this proxy statement, we undertake no duty to do except as otherwise expressly required by law.

Context for Assertions Embodied in Agreements

The Merger Agreement and other agreements are being included or incorporated by reference into this proxy statement only to provide our stockholders with information regarding their respective terms, and not to provide investors with any other factual information regarding the parties, their affiliates, or their respective businesses. In particular, you should not rely on the assertions embodied in the representations, warranties, and covenants contained in these agreements, or any descriptions of them, as characterizations of any actual state of facts. The representations, warranties, and covenants in each of these agreements (i) were made only for purposes of that agreement and solely for the benefit of the parties to that agreement (and not for the benefit of our stockholders), (ii) were made only as of specified dates and do not reflect subsequent information, (iii) are subject to limitations agreed upon by the parties to such agreement, including in certain cases being subject to confidential disclosure schedules that modify, qualify, and create exceptions to such representations, warranties, and covenants, (iv) may also be subject to a contractual standard of materiality different from that generally applicable under federal securities laws and (v) may have been made for the purposes of allocating risk between the parties to that agreement instead of establishing matters of fact.

Forward-Looking Statements

This proxy statement contains a variety of forward-looking statements, which are subject to a number of risks and uncertainties. We caution you not to place undue reliance on forward-looking statements. See “Cautionary Statement Concerning Forward-Looking Information” on page 15 of this proxy statement.

WHERE YOU CAN FIND MORE INFORMATION

The SEC allows us to “incorporate by reference” information into this proxy statement, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information in this proxy statement or incorporated by reference subsequent to the date of this proxy statement. This proxy statement incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our financial condition and are incorporated by reference into this proxy statement.

The following ASV filings with the SEC are incorporated by reference:

•

ASV’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed with the SEC on March 29, 2019, as amended by Amendment No. 1 on Form 10-K/A, filed with the SEC on April 11, 2019, Amendment No. 2 on Form 10-K/A, filed with the SEC on May 23, 2019 and Amendment No. 3 on Form 10-K/A, filed with the SEC on May 31, 2019;

•	ASV’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2018, filed with the SEC on May 2, 2019; and

•

ASV’s Current Reports on Form 8-K filed with the SEC on March 14, 2019, March 29, 2019, April 1, 2019, April 9, 2019, May 2, 2019, June 17, 2019 and June 27, 2019 (other than the portions of such documents not deemed to be filed).

We also incorporate by reference into this proxy statement additional documents that we may file with the SEC between the date of this proxy statement and the earlier of the date of the special meeting or the termination of the Merger Agreement. These documents include periodic reports, such as Quarterly Reports on Form 10-Q, as well as Current Reports on Form 8-K and proxy soliciting materials. The information provided on our website is not part of this proxy statement and therefore is not incorporated by reference herein.

You may read and copy any reports, statements or other information that we file with the SEC at the SEC’s public reference room at the following location: 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of those documents at prescribed rates by writing to the Public Reference Section of the SEC at that address. Please call the SEC at (800) SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from commercial document retrieval services and at www.sec.gov. In addition, stockholders may obtain free copies of the documents filed with the SEC by ASV through the “Investors” section of ASV’s website at www.asvi.com.

You may obtain any of the documents we file with the SEC, without charge, by requesting them in writing or by telephone from us at the following address:

ASV Holdings, Inc.

Attention: Investor Relations

840 Lily Lane

Grand Rapids, MN 55744

Toll-Free: 800-346-5954

If you would like to request documents from us, please do so by                 , 2019, to receive them before the special meeting. If you request any documents from us, we will mail them to you by first class mail or another equally prompt method, within one business day after we receive your request. Please note that all of our documents that we file with the SEC are also promptly available through the “Investors” section of our website at www.asvi.com. The information included on our website is not incorporated by reference into this proxy statement.

Annex A

AGREEMENT AND PLAN OF MERGER

among

YANMAR AMERICA CORPORATION,

OSAKA MERGER SUB, INC.

and

ASV HOLDINGS, INC.

and

YANMAR CO., LTD.

Dated as of June 26, 2019

Exhibit A           Amended and Restated Certificate of Incorporation of the Surviving Corporation

Exhibit B           Amended and Restated Bylaws of the Surviving Corporation

AGREEMENT AND PLAN OF MERGER, dated as of June 26, 2019 (this “Agreement”), among Yanmar America Corporation, a Georgia corporation (“Parent”), Osaka Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), Yanmar Co., Ltd., a company organized under the laws of Japan (“Guarantor”), and ASV Holdings, Inc., a Delaware corporation (the “Company”).

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL (as defined below), Parent, Merger Sub and the Company have agreed to enter into a business combination transaction pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with the Company continuing as the Surviving Corporation (as defined below) and a wholly owned subsidiary of Parent;

WHEREAS, the Company Board (as defined below) has (i) determined that the Merger is fair to, and in the best interests of, the Company and its stockholders, (ii) unanimously approved this Agreement and declared its advisability and (iii) unanimously resolved to recommend the adoption of this Agreement and directed that this Agreement be submitted for consideration by the stockholders of the Company at the Company Stockholders’ Meeting (as defined below);

WHEREAS, (i) the Parent Board (as defined below) has unanimously approved this Agreement, and (ii) immediately following the execution of this Agreement, Parent, as the sole stockholder of Merger Sub, shall adopt this Agreement;

WHEREAS, the Board of Directors of Merger Sub has (i) unanimously approved this Agreement and declared its advisability and (ii) unanimously resolved to recommend the adoption of this Agreement by the sole stockholder of Merger Sub;

WHEREAS, as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, Parent and A.S.V. Holding, LLC have entered into the Voting Agreement (as defined below);

WHEREAS, as a condition and inducement to the Company’s willingness to enter into this Agreement, Guarantor is entering into this Agreement to provide for the guaranty provided for in Section 10.11 in favor of the Company with respect to Parent’s and Merger Sub’s obligations under this Agreement; and

WHEREAS, for United States federal income Tax purposes, it is intended that the Merger will be treated as a taxable purchase by Parent of the Company Common Stock in a transaction that is taxable to the Company stockholders as a sale of their Company Common Stock in exchange for the Merger Consideration.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

DEFINED TERMS

Section 1.01    Certain Defined Terms. For purposes of this Agreement:

“Acceptable Confidentiality Agreement” means an executed confidentiality agreement with terms no less favorable, in the aggregate, to the Company than those contained in the Confidentiality Agreement; provided, however, that such confidentiality agreement (a) shall include a “standstill” restriction that is similar in scope to the “standstill” restrictions in the Confidentiality Agreement, without application of any “fall-away” provisions contained therein, but such restrictions need not prohibit the making of any confidential Acquisition Proposal to the Company or the Company Board (or any committee thereof) and (b) shall not prohibit the Company from providing to Parent any of the information required to be provided to Parent under Section 7.03.

“Acquisition Agreement” means any written letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or option agreement (other than an Acceptable Confidentiality Agreement entered into in accordance with this Agreement) regarding, or that is intended to result in, any Acquisition Proposal.

“Action” means any litigation, suit, claim, action, proceeding, arbitration, mediation, hearing, inquiry or investigation (in each case, whether civil, criminal or investigative).

“Affiliate” of a Person means a Person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.

“Anti-Corruption Laws” means Laws relating to bribery, corruption or money laundering.

“Business Day” means any day other than a Saturday or Sunday or a day on which banks are not required or authorized to close in the City of New York, New York, U.S.A., or Tokyo, Japan.

“CapEx Budget” means the capital expenditure plan set forth in Section 1.01(a) of the Company Disclosure Schedule.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company Board” means the Board of Directors of the Company.

“Company Common Stock” means common stock, par value $0.001 per share, of the Company.

“Company Disclosure Schedule” means the disclosure schedule dated as of the date of this Agreement and delivered by the Company to Parent and Merger Sub simultaneously with the signing of this Agreement.

“Company Intellectual Property” means the Owned Company Intellectual Property and the Licensed Company Intellectual Property.

“Company Intervening Event” means any material event, circumstance, change, effect, development, occurrence or condition relating to the Company and its Subsidiaries (other than an Acquisition Proposal or any inquiry, offer or proposal that would reasonably be expected to lead to an Acquisition Proposal) first occurring or arising after the date of this Agreement that (i) was not known to, or reasonably foreseeable by, the Company Board as of the date of this Agreement or (ii) if known, the magnitude or material consequences of which were not known to, or reasonably foreseeable by, the Company Board as of the date of this Agreement); provided that in no event shall (a) the receipt, existence or terms of an Acquisition Proposal, (b) the status of the Merger under applicable antitrust, competition or fair trade Laws, (c) any changes in the Company’s stock price or the trading volume of the Company’s stock, or the Company meeting or exceeding public estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, or any success by the Company in meeting or exceeding any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (but not, in each case, the underlying cause of such changes or successes), or (d) any event, circumstance, change, effect, development, occurrence or condition that, in the aggregate, has had or would reasonably be expected to have an adverse effect on the assets, liabilities, business, condition (financial or otherwise) or results of operations of Parent and its Subsidiaries (including, following the Closing, the Surviving Corporation and its Subsidiaries), or the market price of the securities of Parent or any of its Subsidiaries (including, following the Closing, the Surviving Corporation and its Subsidiaries), constitute a “Company Intervening Event”.

“Company IP Agreements” means all (a) licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, permission and other contracts (including any right to receive or obligation to pay royalties or any other consideration) concerning Intellectual Property to or under which the Company or any of its Subsidiaries is a party or beneficiary, or by which the Company or any of its Subsidiaries, or any of its or their properties or assets, is bound, including, but not limited to, all (i) licenses of Intellectual Property by the Company or any of its Subsidiaries to any Person, (ii) licenses of Intellectual Property by any Person to the Company or any of its Subsidiaries, and (iii) contracts between any Person and the Company or any of its Subsidiaries relating to the transfer, development, maintenance or use of Intellectual Property or the development or transmission of data, and (b) consents, settlements, decrees, orders, injunctions, judgments or rulings governing the use, validity or enforceability of Intellectual Property to or under which the Company or any of its Subsidiaries is a party or beneficiary, or by which the Company or any of its Subsidiaries, or any of its or their properties or assets, is bound.

“Company Lease Documents” means, collectively, ancillary documents pertaining to Leases relating to the Company Real Property (including all amendments, modifications, supplements, exhibits, schedules, addenda and restatements thereto and thereof and all consents, including consents for alterations, assignments and sublets, documents recording variations, memoranda of lease, options, rights of expansion, extension, first refusal and first offer and evidence of commencement dates and expiration dates).

“Company Material Adverse Effect” means any event, circumstance, change, effect, development, occurrence or condition that, individually or in the aggregate with any other event, circumstance, change, effect, development, occurrence or condition, (a) has had, or would reasonably be expected to have, a material adverse effect on the assets, liabilities, business, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole, or (b) would reasonably be expected to prevent, or materially impair or delay, the ability of the Company to consummate the Transactions; provided, however, that, in the case of clause (a), in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been, a Company Material Adverse Effect: (i) any event, circumstance, change, effect, development, occurrence or condition resulting from (A) a change after the date hereof in general economic, political, regulatory, business, financial, credit or capital market conditions, including interest or exchange rates, (B) a change after the date hereof in conditions in any industry or industries in which the Company operates, (C) any change or prospective change in accounting requirements or principles required by GAAP (or any authoritative interpretations thereof) or required by any change in applicable Laws (or any authoritative interpretations thereof) after the date hereof, (D) any adoption, implementation, promulgation, repeal or modification of any Law after the date hereof (including with respect to Taxes or trade policy), (E) any outbreak, escalation or acts of armed hostility or war, any acts of terrorism, or any acts of God or natural disasters; provided further that the exceptions set forth in this clause (i) shall only apply to the extent that such event, circumstance, change, effect, development, occurrence or condition does not have a disproportionate impact on the Company and its Subsidiaries, taken as a whole, compared to other companies that operate in the industries in which the Company and its Subsidiaries operate, (ii) any failure to meet internal or published projections, forecasts, performance measures, operating statistics or revenue or earnings predictions for any period or any change in the price or trading volume of the Shares or the credit rating of the Company (provided that, except as otherwise provided in this definition, the underlying causes of such failure or change may be considered in determining whether there is a Company Material Adverse Effect), (iii) the execution and delivery of this Agreement or the consummation of the Transactions, (iv) the pendency or public announcement of the execution of this Agreement or the Transactions, including any resulting litigation or (v) any action or failure to take any action that is expressly required by this Agreement or expressly consented to or requested by Parent.

“Company Permits” means franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, concessions, registrations, clearances, exemptions, certificates, approvals and orders of any Governmental Authority necessary for each of the Company and its Subsidiaries to own, lease and operate their respective properties and assets or to carry on their respective businesses as they are now being conducted.

“Company Preferred Stock” means preferred stock, par value $0.001 per share, of the Company.

“Company Real Property” means the Leased Company Real Property and the Owned Company Real Property.

“Company Recommendation” means the recommendation of the Company Board that the Company stockholders adopt this Agreement and approve the Transactions.

“Company Stock Awards” means Company Restricted Stock Units and other purchase rights granted pursuant to the Company Stock Plan.

“Company Stockholder Approval” means the adoption of this Agreement and the approval of the Transactions at the Company Stockholders’ Meeting by holders of a majority of the outstanding Shares in accordance with the DGCL and the Company’s certificate of incorporation and bylaws.

“Company Stockholders’ Meeting” means the meeting of the Company’s stockholders (including any adjournments or postponements thereof) to be held to consider adoption of this Agreement and the approval of the Transactions.

“Confidentiality Agreement” means the confidentiality agreement, dated April 10, 2019, between Guarantor, Yanmar Construction Equipment Co., Ltd. and the Company.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

“DGCL” means the General Corporation Law of the State of Delaware, as amended.

“Encumbrances” means mortgages, pledges, liens, security interests, conditional and installment sale agreements, encumbrances, charges or other claims of third parties or restrictions of any kind, including any easement, reversion interest, right of way or other encumbrance to title, limitations on voting rights, or any option, right of first refusal or right of first offer.

“Environmental Laws” means any Law which regulate or relate to (a) Releases or threatened Releases of Hazardous Substances or materials containing Hazardous Substances; (b) the manufacture, handling, transport, use, treatment, storage, or disposal of Hazardous Substances or materials containing Hazardous Substances; (c) exposure to Hazardous Substances; or (d) pollution or protection of the environment, health, safety or natural resources, including natural resource damages.

“Environmental Permits” means all permits, licenses and other authorizations required under any Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exon-Florio Amendment” shall mean Section 721 of Title VII of the Defense Production Act of 1950, as amended (as codified at 50 U.S.C. App. § 4565) and the regulations promulgated thereunder.

“Expenses” means all reasonable out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, investment banking firms, financing sources and other financial institutions, experts and consultants to a party hereto) actually incurred or accrued by a party hereto or on its or their behalf or for which it or they are liable in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the Transactions, the preparation, printing, filing and mailing of the Proxy Statement, the solicitation of the Company Stockholder Approval, the filing of any notices under applicable antitrust, competition or fair trade Laws and all other matters related to the closing of the Merger and the other Transactions.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any federal, national, foreign, state, provincial, county, local or other government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body of competent jurisdiction.

“Hazardous Substances” means (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos, per- or poly-fluoroalkyl substances, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls, radon, fungus, mold, mycotoxins or other substances that are known or suspected to have an adverse effect on human health or the environment, or (c) anything that is a “hazardous substance,” “solid waste” or “hazardous waste” pursuant to any Environmental Law.

“Indebtedness” means, with respect to any Person, without duplication: (a) all indebtedness of such Person, whether or not contingent, for borrowed money, including all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments; (b) all obligations of such Person for the deferred purchase of property or services; (c) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (d) all obligations of such Person as lessee under Leases that have been or should be, in accordance with GAAP, recorded as capital leases; (e) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities; (f) all liabilities or obligations with respect to interest rate swaps, caps, collars and similar hedging obligations, (g) all Indebtedness of others referred to in clauses (a) through (f) above guaranteed (or in effect guaranteed) directly or indirectly in any manner by such Person, and (h) all Indebtedness of others referred to in clauses (a) through (g) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

“Intellectual Property” means, in any and all jurisdictions worldwide (whether or not capable of registration, Registered or not Registered), all (a) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, statutory invention registrations, mask works, industrial designs, community designs and other patent rights and any other Governmental Authority-issued indicia of invention ownership; (b) Trademarks; (c) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights (including copyrights in Software), moral and neighboring rights, design rights, database rights; (d) confidential and proprietary information, including trade secrets, discoveries, business and technical information, databases, data collections and know-how; (e) rights of privacy and publicity; and (f) registrations, applications, renewals and extensions for any of the foregoing in clauses (a) through (e).

“IRS” means the Internal Revenue Service.

“knowledge of the Company” means the knowledge, after reasonable inquiry, of any of Andrew Rooke, Missi How, Justin Rupar, Thomas Foster, Bill Wake, Lori Gill and Chad Christianson.

“Law” means any U.S. or non-U.S. federal, state, local, national, foreign or administrative law (including common law), statute, ordinance, regulation, requirement, rule, code or Order.

“Lease” means any and all leases, subleases, licenses or other occupancy agreements, sale/leaseback arrangements or similar arrangements.

“Leased Company Real Property” means the real property leased, subleased, licensed or otherwise occupied by the Company or any of its Subsidiaries as tenant, sublessee, licensee or occupier, together with, to the extent leased by the Company or any of its Subsidiaries, all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems and equipment affixed thereto and all easements, licenses, rights, hereditaments and appurtenances relating to the foregoing.

“Licensed Company Intellectual Property” means all Intellectual Property that the Company or any of its Subsidiaries is licensed or otherwise permitted by other Persons to use pursuant to the Company IP Agreements.

“Nasdaq” shall mean The Nasdaq Stock Market.

“Order” means any order (temporary or otherwise), judgment, injunction, award, decision, determination, stipulation, ruling, subpoena, writ, decree or verdict entered by or with any Governmental Authority.

“Outside Date” means December 23, 2019.

“Owned Company Intellectual Property” means all Intellectual Property owned by, or under obligation of assignment to, the Company or any of its Subsidiaries.

“Owned Company Real Property” means the real property in which the Company or any of its Subsidiaries has fee title (or equivalent) interest, together with, to the extent owned by the Company or any of its Subsidiaries, all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems and equipment affixed thereto and all easements, licenses, rights, hereditaments and appurtenances relating to the foregoing.

“Parent Board” means the Board of Directors of Parent.

“Parent Material Adverse Effect” means any event, circumstance, change, effect, development, occurrence or condition that, individually or in the aggregate with any other event, circumstance, change, effect, development, occurrence or condition would reasonably be expected to prevent, or materially impair or delay, the ability of Parent to consummate the Transactions.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permitted Encumbrances” means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced and as to which none of the Company or any of its Subsidiaries is otherwise subject to civil or criminal liability due to its existence: (a) liens for Taxes not yet due and payable or the validity or amount of which is being contested in good faith by appropriate proceedings; (b) materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s liens and other similar liens arising in the ordinary course of business securing obligations (i) as to which there is no default on the part of the Company or any of its Subsidiaries, or the validity or amount of which is being contested in good faith by appropriate proceedings directly conducted by the Company and for which adequate reserves are maintained on the books of the Company, (ii) which are not overdue for a period of more than 30 days, and (iii) which do not, individually or in the aggregate, materially adversely affect the value or the use or occupancy of such property for its current and anticipated purposes; (c) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; (d) minor survey exceptions, customary utility easements, zoning and other land use restrictions and other minor customary encumbrances on title to real property that (i) were not incurred in connection with any Indebtedness, (ii) do not render title to the property encumbered thereby unmarketable and (iii) do not, individually or in the aggregate, materially adversely affect the value of or the use or occupancy of such property for its current and anticipated purposes; (e) created or permitted with the written consent of Parent or (f) securing liabilities which are reflected or reserved against on the face of the balance sheet in the Company’s most recent quarterly report filed with the SEC.

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (as defined in Section 13(d)(3) of the Exchange Act), trust, association, entity or Governmental Authority.

“Public Software” means any Software that contains, or is derived in any manner from, in whole or in part, any Software that is distributed as freeware, shareware, open source Software (e.g., Linux) or similar licensing or distribution models that (i) require the licensing or distribution of source code to any other Person; (ii) prohibit or limit the receipt of consideration in connection with sublicensing or distributing any Software; (iii) except as specifically permitted by applicable Law, allow any Person to decompile, disassemble or otherwise reverse-engineer any Software; or (iv) require the licensing of any Software to any other Person for the purpose of making derivative works. “Public Software” includes, without limitation, Software licensed or distributed under any of the following licenses or distribution models (or licenses or distribution models similar thereto): (i) the GNU General Public License (GPL) or Lesser/Library GPL (LGPL); (ii) the Artistic License (e.g., PERL); (iii) the Mozilla Public License; (iv) the Netscape Public License; (v) the Sun Community Source License (SCSL); (vi) the Sun Industry Standards Source License (SISSL); (vii) the BSD License; (viii) Red Hat Linux; (ix) the Apache License; and (x) any other license or distribution model described by the Open Source Initiative as set forth on www.opensource.org.

“Registered” means issued by, registered, recorded or filed with, renewed by or the subject of a pending application before any Governmental Authority or authorized registrar (e.g., an Internet domain name registrar).

“Release” means with respect to any Hazardous Substance, any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping or disposing into any surface or groundwater, drinking water supply, soil, surface or subsurface strata.

“Remedial Action” means any action to investigate, monitor, contain, clean up, remediate, or remove, or any remedial or corrective action, of or with respect to any Release or threatened Release of Hazardous Substances.

“Representatives” means a Person’s officers, directors, employees, accountants, consultants, legal counsel, investment bankers, advisors and agents.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Service Provider” means each of the officers, employees, directors and independent contractors of the Company and each of its Subsidiaries.

“Software” means all (i) computer programs, applications, systems and code, including software implementations of algorithms, models and methodologies, program interfaces, and source code and object code; (ii) Internet and intranet websites, databases and compilations, including data and collections of data, whether machine-readable or otherwise, (iii) development and design tools, library functions and compilers; (iv) technology supporting websites, and the contents and audiovisual displays of websites; and (v) media, documentation and other works of authorship, including user manuals and training materials, relating to or embodying any of the foregoing or on which any of the foregoing is recorded.

“Subsidiary” or “Subsidiaries” of any specified Person means an Affiliate controlled by such Person, directly or indirectly, through one or more intermediaries.

“Tax Return” shall mean any return, declaration, report, election, claim for refund or information return or other statement or form filed or required to be filed with any Governmental Authority relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” means any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority, including taxes or other charges on or with respect to income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation or net worth.

“Termination Fee” means $2,650,000.

“Trademarks” means trademarks, service marks, domain names, uniform resource locators, trade dress, trade names, brand names, logos, geographical indications and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by the foregoing.

“Transactions” means the Merger and the other transactions contemplated by this Agreement and the Voting Agreement.

“Transfer Taxes” means real property transfer or gains, sales, use, transfer, value added, stock transfer, stamp, transfer, recording, registration and other similar Taxes which may become payable by the Company, Parent or Merger Sub in connection with the transactions contemplated by this Agreement.

“Voting Agreement” means the Voting Agreement, dated as of the date hereof, among Parent and A.S.V. Holding, LLC, pursuant to which, among other things, such stockholders have agreed, subject to the terms and conditions thereof, to vote their shares of Company Common Stock in favor of the adoption of this Agreement and the approval of the Transactions.

Section 1.02    Other Defined Terms. The following terms have the meanings set forth in the Sections set forth below:

Defined Term	Location of Definition
Acquisition Proposal	§ 7.03(g)(i)
Adverse Recommendation Change	§ 7.03(d)
Agreement	Preamble
Book-Entry Shares	§ 2.04(a)
Certificate of Merger	§ 2.02
Certificates	§ 2.04(a)
Closing	§ 2.02
Closing Date	§ 2.02
Company	Preamble
Company Material Contracts	§ 4.16(a)
Company Plans	§ 4.10(a)
Company Restricted Stock Units	§ 3.03
Company SEC Reports	§ 4.07(a)
Company Stock Plan	§ 3.03
Data	§ 4.13(h)
Dissenting Shares	§ 3.05
Dissenting Stockholder	§ 3.05
Effective Time	§ 2.02
Financing	§ 7.15
Guaranteed Obligations	§ 10.11(c)
Guaranteed Obligations	§ 10.11(a)
Guarantor	Preamble
IT Systems	§ 4.13(h)
Merger	Recitals
Merger Consideration	§ 2.04(a)
Merger Sub	Preamble
Parent	Preamble
Paying Agent	§ 3.01(a)
Payment Fund	§ 3.01(a)
Pre-Closing Period	§ 6.01
Proxy Statement	§ 7.01(a)
Restraint	§ 8.01(b)
Sarbanes Oxley Act	§ 4.07(a)
Shares	§ 2.04(a)
Superior Proposal	§7.03(g)(ii)
Surviving Corporation	§ 2.01

Section 1.03    Interpretation; Headings. When a reference is made in this Agreement to an Exhibit, an Article or a Section, such reference shall be to an Exhibit, an Article or a Section of this Agreement unless otherwise indicated. The table of contents, index of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Any documents, materials and information available for review by Parent and its Representatives through the electronic data room entitled “Project TRAK”, which is hosted by SmartRoom (http://www.smartroom.com), in connection with the transactions contemplated hereby at least three (3) Business Days prior to the date of this Agreement shall be deemed to have been “made available” or “furnished” to Parent. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument or Law defined or referred to herein means such agreement, instrument or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated. References to a Person are also to its successors and permitted assigns. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded, and if the last day of such period is not a Business Day, the period shall end on the immediately following Business Day. Unless otherwise specifically indicated, all references to “dollars” and “$” will be deemed references to the lawful money of the United States of America. Each of the parties hereto has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement. References to “days” shall mean “calendar days” unless expressly stated otherwise. No specific provision, representation or warranty shall limit the applicability of a more general provision, representation or warranty. It is the intent of the parties hereto that each representation, warranty, covenant, condition and agreement contained in this Agreement shall be given full, separate, and independent effect and that such provisions are cumulative. The phrase “ordinary course of business” shall be deemed to be followed by the words “consistent with past practice” whether or not such words actually follow such phrase. Any reference in this Agreement to a date or time shall be deemed to be such date or time in Minneapolis, Minnesota, U.S.A., unless otherwise specified.

ARTICLE II

THE MERGER

Section 2.01    The Merger. Upon the terms of this Agreement and subject to the satisfaction or written waiver (where permissible) of the conditions set forth in Article VIII, and in accordance with the applicable provisions of the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

Section 2.02    Closing; Effective Time. Unless this Agreement shall have been terminated in accordance with Section 9.01, the closing of the Merger (the “Closing”) will take place at 10:00 a.m., New York City time, on the fifth (5th) Business Day after the satisfaction or written waiver (where permissible) of the conditions set forth in Article VIII (other than those that by their terms are to be satisfied at the Closing (subject to their satisfaction or written waiver (where permissible)), at the offices of Shearman & Sterling LLP, 535 Mission Street, San Francisco, California 94105, unless another time, date or place is agreed to in writing by Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”. On the Closing Date, or on such other date as Parent and the Company may agree to in writing, Parent, Merger Sub and the Company shall cause an appropriate certificate of merger (the “Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware in accordance with Section 251 of the DGCL. The Merger shall become effective at the time the Certificate of Merger shall have been duly filed with the Secretary of State of the State of Delaware or such other date and time as is agreed upon by Parent and the Company and specified in the Certificate of Merger in accordance with the DGCL, such date and time hereinafter referred to as the “Effective Time”.

Section 2.03    Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL.

Section 2.04    Conversion of Securities.

(a)    Conversion of Company Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of the Company Common

Stock, each share of Company Common Stock (all shares of Company Common Stock being collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time (other than any Shares to be cancelled or converted pursuant to Section 2.04(b) and Dissenting Shares) shall be converted automatically into the right to receive $7.05 in cash without interest thereon (the “Merger Consideration”). Each holder of a certificate or certificates which immediately prior to the Effective Time represented any Shares (“Certificates”) or book-entry shares which immediately prior to the Effective Time represented any Shares (“Book-Entry Shares”) shall thereafter cease to have any rights with respect thereto except (A) the right to receive the Merger Consideration, to be paid, without interest, in consideration therefor upon surrender of such Certificate or transfer of the Book-Entry Shares in accordance with Section 3.01(b) (or in the case of a lost, stolen or destroyed Certificate, Section 3.01(g)) or (B) as provided by Law.

(b)    Cancellation of Certain Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub or the Company, each Share held in the treasury of the Company and each Share owned by Parent or any direct or indirect Subsidiary of Parent (including Merger Sub) immediately prior to the Effective Time shall automatically be cancelled without any conversion thereof and no payment or distribution shall be made with respect thereto.

(c)    Capital Stock of Merger Sub. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holder thereof, each share of common stock, par value $0.0001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

Section 2.05    Certificate of Incorporation; Bylaws.

(a)    At the Effective Time, the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as set forth in Exhibit A, until thereafter amended as provided by Law and such certificate of incorporation.

(b)    At the Effective Time, the bylaws of the Surviving Corporation shall be amended and restated in their entirety to read as set forth in Exhibit B, until thereafter amended as provided by Law, the certificate of incorporation of the Surviving Corporation and such bylaws.

Section 2.06    Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation, and the individuals specified by Parent immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected and qualified or until such officer’s earlier death, resignation or removal.

ARTICLE III

DELIVERY OF MERGER CONSIDERATION

Section 3.01    Exchange of Certificates.

(a)    Paying Agent. Prior to the Effective Time, Parent shall enter into a customary paying agent agreement with a nationally recognized commercial bank or trust company reasonably acceptable to the Company to act as agent (the “Paying Agent”) for the benefit of the holders of Shares who exchange their Shares in accordance with this Article III. Parent shall deposit, or shall cause to be deposited, with the Paying Agent, for the benefit of the holders of Shares, for exchange in accordance with this Article III promptly after the Effective

Time, cash in an amount sufficient to pay the aggregate Merger Consideration pursuant to Section 2.04(a) (such cash, the “Payment Fund”). To the extent the Payment Fund diminishes for any reason below the level required to make prompt payment of the amounts described in the preceding sentence, Parent and Merger Sub shall, or shall cause the Surviving Corporation to, promptly replace or restore the lost portion of such fund so as to ensure that it is maintained at a level sufficient to make such payments. The Paying Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration out of the Payment Fund. The Payment Fund shall be invested by the Paying Agent as directed by Parent; provided, however, that no such investment or losses thereon shall relieve Parent from making the payments required by this Article III or affect the amount of Merger Consideration payable in respect of the Shares, no such investment shall have maturities that could prevent or delay payments to be made pursuant to this Agreement and, following any losses, Parent shall promptly provide additional funds to the Paying Agent in the amount of any such losses. Any interest or other income from such investments shall be paid to and become income of Parent. Except as contemplated by Section 3.01(d), the Payment Fund shall not be used for any purpose other than as specified in this Section 3.01(a). The Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of Shares and the payment of the Merger Consideration in respect of the Shares.

(b)    Payment Procedures.

(i)    As promptly as practicable after the Effective Time, Parent shall cause the Paying Agent to mail to each Person who was, at the Effective Time, a holder of record of Shares entitled to receive the Merger Consideration pursuant to Section 2.04(a): (A) a letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Shares shall pass, only upon proper delivery of the Shares to the Paying Agent) and (B) instructions for use in effecting the surrender of the Shares pursuant to such letter of transmittal.

(ii)    Upon (A) surrender to the Paying Agent of a Certificate for cancellation, together with such letter of transmittal, properly completed and validly executed in accordance with the instructions thereto, or (B) receipt by the Paying Agent of an “agent’s message” in the case of Book-Entry Shares, and, in each case, such other documents as may be required pursuant to such instructions, the holder of such Shares shall be entitled to receive in exchange therefor a check in the amount equal to the Merger Consideration that such holder has the right to receive pursuant to Section 2.04(a) and this Article III, in respect of the Shares formerly represented by such holder’s Certificates or Book-Entry Shares, and the Certificates or Book-Entry Shares so surrendered shall forthwith be cancelled. No interest shall be paid or accrued on any Merger Consideration. In the event of a transfer of ownership of Shares which is not registered in the transfer records of the Company, the applicable Merger Consideration may be issued to a transferee if the Certificate or Book-Entry Shares representing such Shares are presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer Taxes have been paid. Until surrendered as contemplated by Section 2.04(a) and this Section 3.01, each Certificate or Book-Entry Share shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender, without interest, the Merger Consideration, except as otherwise provided by applicable Law.

(c)    No Further Rights in Company Common Stock. The Merger Consideration paid in accordance with the terms of this Article III upon conversion of any Shares shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares.

(d)    Termination of Payment Fund. Any portion of the Payment Fund (including proceeds of any investment thereof) that remains undistributed to the holders of Shares on the date that is twelve months after the Effective Time shall be delivered to Parent or its designee, upon demand, and any holders of Shares who have not theretofore complied with this Article III shall thereafter look only to Parent as a general creditor for the Merger Consideration to which they are entitled pursuant to Section 2.04(a).

(e)    No Liability. None of the Paying Agent, Parent or the Surviving Corporation shall be liable to any holder of Shares for any Merger Consideration from the Payment Fund or other cash properly delivered to a public official pursuant to any abandoned property, escheat or similar Law. Any portion of the Payment Fund remaining unclaimed by holders of Shares as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(f)    Withholding Rights. Each of the Surviving Corporation, the Paying Agent, Parent and Merger Sub shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement in respect of Shares such amount as it is required to deduct and withhold with respect to the making of such payment under the Code, the rules or regulations promulgated thereunder, any provision of applicable state, local or foreign Tax Law or any other Law. To the extent that amounts are so withheld and remitted to the applicable Governmental Authority, such withheld amounts shall be treated for purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made.

(g)    Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration with respect to the Shares formerly represented by such Certificate to which the holder thereof is entitled pursuant to Section 2.04(a).

Section 3.02    Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Shares thereafter on the records of the Company. On or after the Effective Time, any Certificates or Book-Entry Shares presented to the Paying Agent or Parent for any reason shall be cancelled and exchanged solely for the Merger Consideration with respect to the Shares formerly represented by such Certificates or Book-Entry Shares to which the holders thereof are entitled pursuant to Section 2.04(a).

Section 3.03    Company Restricted Stock Units. At the Effective Time, any restricted stock units providing for a right to receive Shares (the “Company Restricted Stock Units”) outstanding immediately prior to the Effective Time that are unvested or are subject to a repurchase option, risk of forfeiture or other condition under the Company’s 2017 Equity Incentive Plan, as amended, supplemented or modified (the “Company Stock Plan”) or any applicable award agreement or other agreement with the Company shall, as of the Effective Time, whether granted prior to the date of this Agreement or granted after the date of this Agreement as permitted by this Agreement, become fully vested and nonforfeitable and shall be cancelled and converted automatically into the right to receive an amount in cash equal to the product of (i) the Merger Consideration multiplied by (ii) the total number of Shares subject to such Company Restricted Stock Unit, subject to applicable Tax withholding and other authorized deductions, which shall be paid or provided by Parent as soon as practicable following the Closing Date, but in no event later than five (5) Business Days following the Closing Date. Prior to the Effective Time, the Company Board or any authorized committee thereof shall adopt such resolutions as may reasonably be appropriate or required in its discretion to effectuate the actions contemplated by this Section 3.03.

Section 3.04    Dissenting Shares. Notwithstanding anything in this Agreement to the contrary and to the extent available under the DGCL, any Shares outstanding immediately prior to the Effective Time that are held by a holder (a “Dissenting Stockholder”) who has neither voted in favor of the adoption of this Agreement nor consented thereto in writing and who has demanded properly in writing appraisal for such Shares and otherwise properly perfected and not withdrawn or lost his or her rights (the “Dissenting Shares”) in accordance with Section 262 of the DGCL shall not be converted into, or represent the right to receive, the Merger Consideration. Such Dissenting Stockholders shall be entitled to receive payment of the appraised value of Dissenting Shares held by them in accordance with the provisions of Section 262 of the DGCL, except that all

Dissenting Shares held by stockholders who have failed to perfect or who effectively have withdrawn or lost their rights to appraisal of such Dissenting Shares pursuant to Section 262 of the DGCL shall thereupon be deemed to have been converted into, and represent the right to receive, the Merger Consideration in the manner provided in Section 2.04(a) and this Article III and shall no longer be Dissenting Shares. Notwithstanding anything to the contrary contained in this Section 3.04, if the Merger is rescinded or abandoned, then the right of any stockholder to be paid the fair value of such stockholder’s Dissenting Shares pursuant to Section 262 of the DGCL shall cease. The Company shall give Parent and Merger Sub prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law received by the Company relating to stockholders’ rights of appraisal. The Company shall give Parent and Merger Sub the opportunity to participate in and direct all negotiations and proceedings with respect to demands for appraisal. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisals of Dissenting Shares, offer to settle or settle any such demands or approve any withdrawal or other treatment of any such demands.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as set forth in the corresponding section of the Company Disclosure Schedule (with specific reference to the particular section or subsection of this Agreement to which the information in the Company Disclosure Schedules relates), or (b) other than with respect to Section 4.03, Section 4.07(a), Section 4.07(b) and Section 4.08(b), as disclosed in the Company SEC Reports filed or furnished with the SEC during the period from January 1, 2016 through the date that is three (3) Business Days prior to the date of this Agreement to the extent that it is reasonably apparent from a reading of the text of such Company SEC Reports that such disclosed item is an event, item or occurrence that would otherwise constitute a breach of a representation or warranty set forth in this Article IV, but excluding (i) any documents filed as exhibits, annexes and schedules thereto or incorporated by reference therein, (ii) any risk factor disclosures contained under the heading “Risk Factors” (other than any factual information contained therein), and (iii) any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or precise or that are predictive, cautionary or forward-looking in nature or any disclosures contained under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 4.01    Organization and Qualification; Subsidiaries.

(a)    The Company and each of its Subsidiaries is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has the requisite corporate or similar power and authority and all necessary governmental approvals to own, lease and operate its properties and assets and to carry on its business as it is now being conducted, except where the failure to be so in good standing would not have a Company Material Adverse Effect. The Company and each of its Subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties or assets owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary or desirable, except where the failure to be so qualified or licensed and in good standing would not have a Company Material Adverse Effect.

(b)    A true and complete list of all the Subsidiaries of the Company, identifying the jurisdiction of incorporation or organization of each such Subsidiary and the percentage of the outstanding capital stock or other equity or similar interests of each such Subsidiary owned by the Company and each of its other Subsidiaries, is set forth in Section 4.01(b) of the Company Disclosure Schedule. Except as set forth in Section 4.01(b) of the Company Disclosure Schedule, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

Section 4.02    Certificate of Incorporation and Bylaws. The Company has heretofore furnished to Parent a complete and correct copy of the certificate of incorporation, bylaws and other equivalent organizational documents, each as amended to date, of the Company and each of its Subsidiaries. Such certificates of incorporation, bylaws and equivalent organizational documents are in full force and effect. Neither the Company nor any of its Subsidiaries is in violation of any of the provisions of its certificate of incorporation, bylaws or equivalent organizational documents.

Section 4.03    Capitalization.

(a)    The authorized capital stock of the Company consists of 55,000,000 Shares, of which 50,000,000 are shares of Company Common Stock and 5,000,000 are shares of Company Preferred Stock. As of the date of this Agreement, (i) 9,909,858 Shares are issued and outstanding, all of which are duly authorized, validly issued, fully paid and non-assessable, (ii) no Shares are held in the treasury of the Company, (iii) no Shares are held by the Subsidiaries of the Company, and (iv) 1,140,142 Shares are reserved for future issuance pursuant to outstanding Company Stock Awards (including 116,936 Shares subject to outstanding Company Restricted Stock Units (assuming satisfaction of market and performance conditions at target levels)). As of the date of this Agreement, no shares of Company Preferred Stock are issued and outstanding. Except as set forth in this Section 4.03 or the Voting Agreement, there are no options, warrants, convertible debt, other convertible instruments or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue or sell any shares of capital stock of, or other equity interests in, the Company or any of its Subsidiaries. All Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable and free of preemptive (or similar) rights. There are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Shares or any capital stock of, or other equity interests in, the Company or any Subsidiary of the Company, or granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any Shares or any capital stock of, or other equity interests in, the Company or any Subsidiary of the Company, or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, the Company or any Subsidiary of the Company or any other Person. All outstanding Shares, all outstanding Company Stock Awards, and all outstanding shares of capital stock of each Subsidiary of the Company have been issued in compliance with (x) all applicable securities Laws and other applicable Laws and (y) all requirements set forth in applicable contracts.

(b)    Each outstanding share of capital stock of, or other equity interests in, each Subsidiary of the Company is (i) duly authorized, validly issued, fully paid and non-assessable and free of preemptive (or similar) rights, (ii) owned by the Company or another of its wholly owned Subsidiaries free and clear of all Encumbrances other than Permitted Encumbrances and (iii) not subject to any outstanding obligations of the Company or any of its Subsidiaries requiring the registration under any securities Law for sale of such share of capital stock, or other equity interests.

(c)    As of the date of this Agreement, no bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which stockholders of the Company may vote are issued or outstanding.

(d)    There are no outstanding obligations of the Company or any of its Subsidiaries (i) restricting the transfer of, (ii) relating to the voting of, or (iii) requiring the registration under any securities Law for sale of, any Shares, shares of Company Preferred Stock or any other capital stock of, or other equity interests in, the Company or any of its Subsidiaries. Neither of the Company nor any of its Subsidiaries is a party to any stockholders’ agreement, voting trust agreement or registration rights agreement relating to any capital stock of, or other equity interests in, the Company or any of its Subsidiaries or any other contract or arrangement relating to disposition, voting or dividends with respect to any capital stock of, or other equity interests in, the Company or any of its Subsidiaries.

Section 4.04    Authority Relative to This Agreement; Vote Required.

(a)    The Company has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, obtaining the Company Stockholder Approval and the filing and recordation of the Certificate of Merger as required by the DGCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

(b)    The Company Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has (i) determined that the Merger is fair to, and in the best interests of, the Company and its stockholders, (ii) approved this Agreement and declared its advisability, and (iii) resolved to recommend the adoption of this Agreement and directed that this Agreement be submitted for consideration by the stockholders of the Company at the Company Stockholders’ Meeting.

(c)    The Company Stockholder Approval is the only vote or consent of the holders of any class or series of the Company’s capital stock or other securities necessary to approve this Agreement and consummate the Transactions.

Section 4.05    No Conflict; Required Filings and Consents.

(a)    The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company, and the consummation of the Merger, will not, (i) conflict with or violate the certificate of incorporation, bylaws or other equivalent organizational documents of the Company or any of its Subsidiaries, (ii) assuming all consents, approvals, authorizations and other actions described in Section 4.05(b) have been obtained or taken and all filings and obligations described in Section 4.05(b) have been made or satisfied, conflict with or violate any Law applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, or (iii) violate, conflict with, require consent under, result in any breach of, result in loss of benefit under, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any property or asset of the Company or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, deed of trust, contract, agreement, Lease, Company Permit or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets or properties is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have a Company Material Adverse Effect.

(b)    The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company, and the consummation of the Merger, will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act and state takeover Laws, (ii) the filing with the SEC of the Proxy Statement, (iii) any filings required under the rules and regulations of the Nasdaq, (iv) the pre-merger notification requirements of applicable foreign, federal or state antitrust, competition or fair trade Laws, (v) the filing and recordation of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the

DGCL, and (vi) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not have a Company Material Adverse Effect.

Section 4.06    Permits; Compliance. The Company and each of its Subsidiaries is in possession of all Company Permits, except where the failure to possess, or the suspension or cancellation of, any of the Company Permits has not been, and would not reasonably be expected to be, material to the Company and its Subsidiaries, taken as a whole. No suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened, except where the failure to possess, or the suspension or cancellation of, any of the Company Permits has not been, and would not reasonably be expected to be, material to the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries is and, since December 31, 2016, has not been in conflict with, or in default, breach or violation of, any Law or Company Permit applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, except for any such conflicts, defaults, breaches or violations that have not been, and would not reasonably be expected to be, material to the Company and its Subsidiaries, taken as a whole.

Section 4.07    SEC Filings; Financial Statements.

(a)    The Company has filed all forms, reports, statements, schedules and other documents required to be filed by it with the SEC since December 31, 2016 (the “Company SEC Reports”). The Company SEC Reports (i) at the time they were filed and, if amended, as of the date of such amendment, complied in all material respects with all applicable requirements of the Securities Act, the Exchange Act and the Sarbanes Oxley Act of 2002 (the “Sarbanes Oxley Act”), as the case may be, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, and, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is required to file any form, report, statement, schedule or other document with the SEC.

(b)    Each of the financial statements (including, in each case, any notes thereto) contained (or incorporated by reference) in the Company SEC Reports was prepared (i) from, and in accordance with, the books and records of the Company and its Subsidiaries in all material respects and (ii) in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments).

(c)    Neither the Company nor any of its Subsidiaries has any material liabilities or obligations of any nature (whether accrued, absolute, contingent, determined, determinable or otherwise and whether due or to become due) that would be required by GAAP to be reflected on a balance sheet of the Company (or in the notes thereto) except for liabilities and obligations (i) disclosed, reflected or reserved against in the balance sheet of the Company as at March 31, 2019, including the notes thereto, (ii) incurred in the ordinary course of business since March 31, 2019, (iii) as expressly permitted to be incurred by this Agreement, or (iv) which have been discharged or paid in full in the ordinary course of business. For purposes of this Section 4.07(c), the term “liabilities” shall not include liabilities or obligations of the Company to perform under or comply with any applicable Law, action, judgment or contract.

(d)    The Company has heretofore furnished to Parent complete and correct copies of all amendments and modifications that have not been filed by the Company with the SEC to all agreements, documents and other instruments that previously had been filed by the Company with the SEC and are currently in effect.

(e)    As of the date of this Agreement, there are no material outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Reports. To the knowledge of the

Company, none of the Company SEC Reports is the subject of ongoing SEC review and there are no inquiries or investigations by the SEC or any Governmental Authority or any internal investigations pending or threatened, in each case regarding any accounting practices of the Company or any of its Subsidiaries. The Company has made available to Parent all comment letters received by the Company from the SEC or the staff thereof since December 31, 2016, and all responses to such comment letters filed by or on behalf of the Company, in each case, which are not publicly available via the SEC’s EDGAR document retrieval system.

(f)    To the knowledge of the Company, each director and executive officer of the Company has, since December 31, 2016, filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations thereunder.

(g)    The management of the Company has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) that are designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is in all material respects made known to the principal executive officer and the principal financial and accounting officer of the Company by others within those entities. Based on the Company’s management’s most recently completed evaluation of the Company’s internal control over financial reporting, (i) the Company had no significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting that would reasonably be expected to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information, and (ii) to the knowledge of the Company, the Company does not have (A) any fraud or questionable accounting or auditing practices that involves management or other employees who have a significant role in the Company’s internal control over financial reporting, or (B) any violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of their respective officers or directors.

(h)    Since December 31, 2016, subject to any applicable grace periods, the Company has been in and is in compliance in all material respects with the applicable provisions of the Sarbanes Oxley Act and the applicable rules and regulations of the Nasdaq.

(i)    To the knowledge of the Company, no employee of the Company has provided or is providing information to any Governmental Authority regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law by or relating to the Company. Neither the Company, nor, to the knowledge of the Company, any officer, employee, contractor, subcontractor or agent of the Company has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. § 1514A(a).

(j)    Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract, agreement or arrangement (including any contract, agreement or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, on the other hand), including any structured finance, special purpose or limited purpose entity or Person, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Securities Act), where the result, purpose or effect of such contract, agreement or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company SEC Reports (including any audited financial statements and unaudited interim financial statements of the Company included therein).

Section 4.08    Absence of Certain Changes or Events. From April 1, 2019 through the date of this Agreement, (a) the Company and its Subsidiaries have conducted their businesses in the ordinary course and in a manner consistent with past practice, (b) there has not been any Company Material Adverse Effect, and (c) neither the Company nor any of its Subsidiaries has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 6.01.

Section 4.09    Absence of Litigation. There is no Action pending or, to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries, or any property or asset of the Company or any of its Subsidiaries (or, to the knowledge of the Company, any director or officer of the Company in such capacity as director or officer), before any Governmental Authority that, if adversely determined against the Company or its applicable Subsidiary, would be, or would reasonably be expected to be, material to the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries nor any property or asset of the Company or any of its Subsidiaries is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, any continuing investigation by, any Governmental Authority or any Order of any Governmental Authority that is, or would reasonably be expected to be, material to the Company and its Subsidiaries, taken as a whole.

Section 4.10    Employee Benefit Plans.

(a)    Section 4.10(a) of the Company Disclosure Schedule lists (i) all material compensation, benefit, fringe benefit and other plans, programs, arrangements or agreements: (A) to which the Company or any of its Subsidiaries is a party, (B) with respect to which the Company or any of its Subsidiaries has any obligation, or (C) that are maintained, contributed to or sponsored by the Company or any of its Subsidiaries for the benefit of any current or former Service Provider, and (ii) all material contracts, arrangements or understandings between the Company or any of its Subsidiaries and any current or former Service Provider that provide for compensation or benefits, or the acceleration of the vesting or payment of compensation or benefits, to any current or former Service Provider arising from or related to the Transactions, in whole or in part (collectively, the “Company Plans”). Section 4.10(a) of the Company Disclosure Schedule also separately lists all employee benefit plans for which the Company or any of its Subsidiaries could incur liability under Section 4069 or 4212(c) of ERISA.

(b)    With respect to each Company Plan, no event has occurred and, to the knowledge of the Company, there exists no condition or set of circumstances, in connection with which the Company or any of its Subsidiaries could be subject to any material liability under the terms of such Company Plan or under applicable Law.

(c)    None of the Company Plans provides for or promises medical, dental, disability, hospitalization, life or similar benefits (whether insured or self-insured) to any current or former Service Provider following termination of employment or service with the Company and its Subsidiaries (other than coverage mandated by applicable Law).

(d)    (i) Each document prepared in connection with a Company Plan complies with applicable Law in all material respects and, since December 31, 2016, each Company Plan has been operated in all material respects in accordance with its terms and applicable Law, (ii) the Company and its Subsidiaries have performed all material obligations required to be performed by them under, are not in any material respect in default under or in violation of, and have no knowledge of any default or violation by any party to, any Company Plan and (iii) no Action is pending or, to the knowledge of the Company, threatened with respect to any Company Plan (other than claims for benefits in the ordinary course of business).

(e)    Neither the Company nor any of its Subsidiaries has incurred any liability under, arising out of or by operation of Title IV of ERISA (other than liability for premiums to the PBGC arising in the ordinary course of business).

(f)    Neither the execution of this Agreement nor the consummation of the Transactions shall (either alone or in connection with the termination of employment or service of any Service Provider following, or in connection with, the Transactions): (i) entitle any current or former Service Provider to severance pay or benefits or any increase in severance pay or benefits upon any termination of employment or service with the Company or any of its Subsidiaries; (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other obligation pursuant to, any of the Company Plans to any current or former Service Provider or (iii) limit or restrict the right of the Company or any of its Subsidiaries or, after the consummation of the Transactions, Parent, to merge, amend or terminate any of the Company Plans. None of the Company Plans in effect immediately prior to the Closing would result separately or in the aggregate (including as a result of this Agreement or the transactions contemplated hereby) in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code.

(g)    Except as would not have a Company Material Adverse Effect, (i) each Company Plan that is or forms part of a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been timely amended to comply and has been operated in compliance with, and the Company and its Subsidiaries have complied in practice and operation with, all applicable requirements of Section 409A of the Code, (ii) the Company’s federal income Tax Return is not under examination by the IRS with respect to nonqualified deferred compensation and (iii) the Company has not maintained, sponsored, been a party to, participated in, or contributed to any plan, agreement or arrangement subject to Section 457A of the Code.

Section 4.11    Labor and Employment Matters.

(a)    Except as set forth on Section 4.11(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any collective bargaining, trade union or works council agreement or other labor union contract applicable to persons employed by the Company or any of its Subsidiaries, and there are no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit relating to any employee of the Company or any of its Subsidiaries. Except as would not have a Company Material Adverse Effect, (i) neither the Company nor any of its Subsidiaries has breached or otherwise failed to comply in any respect with the provisions of any collective bargaining, trade union or works council agreement or other labor union contract, and there are no grievances outstanding against the Company or any of its Subsidiaries under any such agreement or contract; (ii) there are no unfair labor practice complaints pending against the Company or any of its Subsidiaries before the National Labor Relations Board or any other Governmental Authority or any current union representation questions involving employees of the Company or any of its Subsidiaries; and (iii) there is no labor strike, slowdown, stoppage, picketing, interruption of work or lockout pending or, to the Company’s knowledge, threatened against or affecting the Company. The consent of, consultation of or the rendering of formal advice by any labor or trade union, works council, or any other employee representative body is not required for the Company to enter into this Agreement or to consummate any of the Transactions.

(b)    Except as would not have a Company Material Adverse Effect, (i) the Company and its Subsidiaries are currently in compliance in all respects with all Laws relating to the employment of labor, including those related to wages, hours, overtime, collective bargaining, the payment and withholding of Taxes, labor management relations, employee classification, discrimination, sexual harassment, civil rights, affirmative action, work authorization, immigration, safety and health, information privacy and security, workers compensation, continuation coverage under group health plans, wage payment and the payment and withholding of taxes; and (ii) there is no charge of discrimination in employment or employment practices, for any reason, including, age, gender, race, religion or other legally protected category, which has been asserted or is now pending or threatened against the Company or any of its Subsidiaries before the United States Equal Employment Opportunity Commission, or any other Governmental Authority in any jurisdiction in which the Company or any of its Subsidiaries has employed or currently employs any Person.

Section 4.12    Company Real Property; Title to Assets.

(a)    Section 4.12(a) of the Company Disclosure Schedule lists: (i) the street address or location of each parcel of Owned Company Real Property, (ii) the current owner of each parcel of Owned Company Real Property and (iii) the current use of each parcel of Owned Company Real Property. The Company or one of its Subsidiaries has valid title in fee simple, or the equivalent thereof, to each parcel of Owned Company Real

Property, free and clear of all Encumbrances, except Permitted Encumbrances and there are no contractual or legal restrictions that preclude the Company or any of its Subsidiaries from using such Owned Company Real Property for the purposes for which it is currently being used.

(b)    Section 4.12(b) of the Company Disclosure Schedule sets forth a true and complete list of all Leases relating to the Company Real Property and any and all Company Lease Documents and includes: (i) the street address or location of each parcel of Leased Company Real Property, (ii) the identity of the lessor, lessee, current occupant (if different from lessee) of each such parcel of Leased Company Real Property and any guarantor, and (iii) the current use of each such parcel of Leased Company Real Property. The Company or one of its Subsidiaries has a valid leasehold interest in the Leased Company Real Property, free and clear of all Encumbrances, except for Permitted Encumbrances and has not received written notice of any material default by it with respect to any Lease.

(c)    The Company has made available to Parent (i) true and complete copies of each deed for each material parcel of Owned Company Real Property, (ii) to the extent available, for each material parcel of Leased Company Real Property, true and correct copies of all Leases with respect to the Leased Company Real Property and (iii) all the title insurance policies, certificates of title, title reports (and, to the extent in the Company’s possession, the underlying documents which are listed as exceptions to title on such report) and surveys for each material parcel of Owned Real Property. To the knowledge of the Company, there are no outstanding options, rights of first offer or rights of first refusal to purchase any Owned Company Real Property or any portion thereof or interest therein. Except as has not been, and would not reasonably be expected to be, material to the Company and its Subsidiaries, taken as a whole, (i) either the Company or one of its Subsidiaries is in peaceful and undisturbed possession of each parcel of Company Real Property, (ii) there are no contractual or legal restrictions that preclude or restrict the ability to use the Company Real Property for the purposes for which it is currently being used, (iii) the Company or any of its Subsidiaries has not leased or subleased any parcel or any portion of any parcel of Company Real Property to any other Person and (iv) no other Person has any rights to the use, occupancy or enjoyment thereof pursuant to any Lease, nor has the Company or any of its Subsidiaries assigned its interest under any Lease listed in Section 4.12(b) of the Company Disclosure Schedule to any third party.

(d)    Except as has not been, and would not reasonably be expected to be, material to the Company and its Subsidiaries, taken as a whole, there are no latent defects or adverse physical conditions affecting the Company Real Property or any of the facilities, buildings, structures, erections, improvements, fixtures, fixed assets or personalty of a permanent nature annexed, affixed or attached to, located on or forming part of the Company Real Property.

(e)    Except as has not been, and would not reasonably be expected to be, material to the Company and its Subsidiaries, taken as a whole, there are no condemnation proceedings or eminent domain proceedings of any kind pending or, to the knowledge of Company, threatened against any parcel of the Company Real Property.

Section 4.13    Intellectual Property; Cybersecurity.

(a)    The Company and each of its Subsidiaries have all rights necessary to use the Company Intellectual Property in connection with the operation of their businesses, all of which rights shall survive unchanged upon the consummation of the Transactions. The Company Intellectual Property includes all Intellectual Property used or held for use in connection with the operation of the business of the Company and each of its Subsidiaries, and there are no other items of Intellectual Property that are material to or necessary for the operation or continued operation of the business of the Company and each of its Subsidiaries immediately after the Closing in substantially the same manner as operated prior to the Closing. The Company or one of its Subsidiaries is the sole and exclusive legal and beneficial owner of all right, title and interest in and to each item of Registered Owned Company Intellectual Property, free and clear of all free and clear of all exclusive licenses, non-exclusive licenses not granted in the ordinary course of business consistent with past practice, Encumbrances

(other than Permitted Encumbrances), or any obligation to grant any of the foregoing. The Company and each of its Subsidiaries has a valid right to use the Licensed Company Intellectual Property and all other material Intellectual Property used in or necessary for the conduct of the operation of its respective business free and clear of Encumbrances other than Permitted Encumbrances, subject only to the terms of the Company IP Agreements. Each Company IP Agreement is valid and binding on the Company or its Subsidiaries in accordance with its terms and is in full force and effect. Neither the Company nor, to the knowledge of the Company, any other party thereto is, or is alleged to be, in breach of or default under, or has provided or received any notice of breach of, default under, or intention to terminate (including by non-renewal), any Company IP Agreement.

(b)    The Company Intellectual Property is (A) valid, subsisting and enforceable, (B) currently in compliance with any and all formal legal requirements necessary to maintain the validity and enforceability thereof, and (C) not subject to any outstanding Order or agreement adversely affecting any of the Company’s or any of its Subsidiaries’ use thereof or rights thereto, or that would impair the validity or enforceability thereof. There is no Action pending, asserted or, to the knowledge of the Company, threatened by or against the Company or any of its Subsidiaries contesting or challenging the ownership, validity, registerability or enforceability of, or the Company’s or any of its Subsidiaries’ right to use, any Intellectual Property in any material respect. All required filings and fees related to Registered Owned Company Intellectual Property have been timely filed with and paid to the relevant Governmental Authority and authorized registrars, and all Registered Owned Company Intellectual Property are otherwise in good standing.

(c)    To the knowledge of the Company, the operation of the business of the Company and its Subsidiaries and the use of the Company Intellectual Property in connection therewith does not, and has not in the last three (3) years, infringed, misappropriated or otherwise violated or conflicted with the Intellectual Property rights of any other Person. There is no Action pending, asserted or, to the knowledge of the Company, threatened against any of the Company or any of its Subsidiaries concerning any of the foregoing, nor has the Company nor any of its Subsidiaries received any notification that a license under any other Person’s Intellectual Property (other than licenses included in the Company IP Agreements) is or may be required to operate the businesses of the Company or any of its Subsidiaries. To the knowledge of the Company, no Person is engaging, or has engaged in the last three (3) years, in any activity that infringes, misappropriates or otherwise violates or conflicts with any Owned Company Intellectual Property.

(d)    The Company and its Subsidiaries have taken reasonable measures to maintain the confidentiality and value of all confidential information, including, but not limited to, trade secrets and all other confidential Company Intellectual Property, used or held for use in connection with the operation of its business. To the knowledge of the Company, no material confidential information, trade secrets or other confidential Company Intellectual Property has been disclosed by the Company to any Person except pursuant to appropriate non-disclosure, escrow or license agreements that (i) obligate such Person to keep such confidential information, trade secrets or other confidential Company Intellectual Property confidential both during and after the term of such agreement, and (ii) are valid, subsisting, in full force and effect and binding on the parties thereto and with respect to which no party thereto is in material default thereunder and no condition exists that with notice or the lapse of time or both could constitute a material default thereunder.

(e)    Each employee of, or agent ever retained by, the Company or any of its Subsidiaries to create, modify or work with respect to the Company Intellectual Property has executed an employment agreement, non-disclosure agreement, assignment of inventions agreement or similar applicable agreement relating to the protection, ownership, development, use or transfer of Intellectual Property for the benefit of the Company or its Subsidiaries, and, to the knowledge of the Company, no such employee or agent is in default or breach of any term of any such agreement. To the extent that any Intellectual Property has been conceived, developed or created for the Company or any of its Subsidiaries by any other Person, the Company or each of its Subsidiaries, as applicable, have executed valid and enforceable written agreements with such Person with respect thereto (i) transferring to the Company or one of its Subsidiaries the entire and unencumbered right, title and interest therein and thereto by operation of law or by valid written assignment, (ii) acknowledging the Company’s exclusive ownership of all such Intellectual Property invented, created or developed by such employee or agent within the scope of his or her employment or engagement with the Company or any of its Subsidiaries, and (iii) providing for the non-disclosure by such Person of the confidential information of the Company or any of its Subsidiaries.

(f)    The consummation of the Transactions will not result in (i) the grant of any license under, or creation of any lien or Encumbrance on, any Owned Company Intellectual Property, (ii) the Company or any of its Subsidiaries being bound by or subject to any non-compete obligation, covenant not to sue or other restriction on the operation or scope of its business, which such party was not bound by or subject to prior to the Closing or (iii) the Company or any of its Subsidiaries being obligated to (A) pay any royalties, honoraria, fees or other payments to any Person in excess of those payable by the Company or any of its Subsidiaries prior to the Closing or (B) provide or offer any discounts or other reduced payment obligations to any Person in excess of those provided to such Person prior to the Closing.

(g)    Except as would not have a Company Material Adverse Effect, (i) with respect to any and all items of Public Software which is, forms part of, has been used in connection with the development of, is incorporated into or has been distributed with, in whole or in part, any Company Intellectual Property, no such use, development, incorporation or distribution of such Public Software, or any other use of or activities with respect to such Public Software by the Company or any of its Subsidiaries, or any of their customers or end users, has, will, or would be reasonably expected to, (A) require the licensing, disclosure or distribution of any Software incorporating any Company Intellectual Property or any other source code, proprietary Software or Company Intellectual Property to licensees or any other Person; (B) prohibit or limit the receipt of consideration in connection with licensing, sublicensing, assigning, transferring or distributing any other Software incorporating any Company Intellectual Property; (C) except as specifically permitted by Law, allow any Person to decompile, disassemble, modify or otherwise reverse engineer any other Software incorporating any Company Intellectual Property; (D) require the licensing, sublicensing, assignment or transfer of any Company Intellectual Property to any other Person for the purpose of making derivative works; (E) require the grant of any patent license, non-assertion covenant or other rights or immunities under any Company Intellectual Property or rights to modify, make derivative works based on, decompile, disassemble, or reverse engineer any Software incorporating any Company Intellectual Property, and (ii) the Company has not participated in, joined or been a member of any standards-setting organization, Public Software projects or similar activities that would affect the proprietary nature of any Owned Company Intellectual Property or restrict or impair the ability of the Company to enforce, license, sell, protect from disclosure or exclude others from using such Owned Company Intellectual Property.

(h)    To the knowledge of the Company, there has been no security breach or incident, unauthorized access, disclosure, modification, destruction or other compromise of or relating to the Company’s and its Subsidiaries’ information technology and computer systems, networks, hardware, Software, data and databases, equipment or technology (“IT Systems”), including the personal data and confidential information of their respective customers, employees, suppliers, vendors and any third party data maintained, processed or stored by the Company and its Subsidiaries, and any such data processed or stored by third parties on behalf of the Company and its Subsidiaries (“Data”) that impacted the operations of, or liabilities arising from, the ordinary course of business of the Company and its Subsidiaries. The Company has implemented commercially reasonable controls, policies, procedures, and technological safeguards to maintain and protect the integrity, continuous operation, redundancy and security of their IT Systems and Data reasonably consistent with industry standards and practices, or as required by applicable Laws, Orders and regulatory standards. The Company and its Subsidiaries are presently in compliance in all material respects with all applicable Laws, Orders and contractual obligations relating to the privacy and security of IT Systems and Data and to the protection of such IT Systems and Data from unauthorized use, access, misappropriation or modification. The Company has not received any written notice of, and to the knowledge of the Company there is no event or condition that would reasonably be expected to result in, any security breach, unauthorized access, disclosure, modification, destruction or other compromise to its IT Systems and Data.

Section 4.14    Taxes.

(a)    All income and other material Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries have been timely filed, and all such Tax Returns are true, correct, and complete in all material respects.

(b)    All material amounts of Taxes of the Company and its Subsidiaries (whether or not shown to be due and payable on any Tax Return) have been timely paid. The unpaid Taxes of the Company and its Subsidiaries did not, as of the date of the most recent financial statements of the Company, materially exceed the reserve or accrual for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of such financial statements (rather than in any notes thereto). Since the date of the most recent financial statements of the Company, none of the Company or any of its Subsidiaries has incurred any material liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice. There are no material Tax liens on the assets of the Company or any of its Subsidiaries other than for Taxes not yet due and payable.

(c)    Each of the Company and its Subsidiaries has timely paid or withheld all material amounts of Taxes required to be paid or withheld with respect to their employees, independent contractors, creditors and other third parties (and timely paid over such Taxes to the appropriate Governmental Authority).

(d)    Neither the Company nor any of its Subsidiaries has executed any outstanding waiver of any statute of limitations, or outstanding extension of the period, for the assessment or collection of any material Tax, and there has been no request by a Governmental Authority to execute such a waiver or extension. No audit or other examination or administrative, judicial or other proceeding of, or with respect to, any material Tax Return or material Taxes of the Company or any of its Subsidiaries is currently in progress, and neither the Company nor any of its Subsidiaries has been notified in writing of any request for such an audit or other examination or administrative, judicial or other proceeding. No deficiency for any material amount of Tax has been asserted in writing or assessed by a Governmental Authority against the Company or any of its Subsidiaries that has not been satisfied by payment, settled or withdrawn. No written claim has been made by a Governmental Authority in a jurisdiction where the Company or any Subsidiary of the Company does not file Tax Returns that the Company or such Subsidiary is or may be subject to taxation by such jurisdiction.

(e)    Neither the Company nor any of its Subsidiaries has been a party to any transaction treated by the parties as a distribution to which Section 355 of the Code applies.

(f)    Each of the Company and its Subsidiaries (i) is not a party to any Tax sharing, indemnification or allocation agreement, other than an agreement entered into in the ordinary course of business the principal purpose of which is unrelated to Taxes and (ii) has no liability for the Taxes of any Person under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign Law), by reason of being a member of an affiliated, consolidated, combined or unitary group, or as a transferee or successor.

(g)    Neither the Company nor any of its Subsidiaries has “participated” in a “reportable transaction” within the meaning of Treasury Regulation § 1.6011-4.

(h)    Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date, (iii) intercompany transaction entered into prior to the Closing Date or excess loss account described in Treasury Regulations under Section 1502 of the Code, (iv) installment sale or open transaction disposition made on or prior to the Closing Date, (v) prepaid amount existing on or prior to the Closing Date or (vi) an election under Section 965(h) of the Code.

(i)    No private letter rulings, technical advice memoranda, closing agreements, or rulings have been entered into or issued by any Governmental Authority with respect to the Company or any of its Subsidiaries that are binding on such entity in respect of any taxable year for which the statute of limitations has not yet expired.

Section 4.15    Environmental Matters. Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (a) none of the Company nor any of its Subsidiaries is in violation of, and, since December 31, 2016, has not violated, any Environmental Law; (b) the Company or any of its Subsidiaries has not Released any Hazardous Substances that require any Remedial Action pursuant to Environmental Law, and, to the Company’s knowledge, no other party has Released any Hazardous Substances at the Company Real Property that require any Remedial Action pursuant to Environmental Law; (c) to the knowledge of the Company or any of its Subsidiaries, the Company or any of its Subsidiaries is not liable for any off-site contamination by Hazardous Substances, including for any such Hazardous Substances sent to any third-party site for treatment, storage or disposal by the Company or any of its Subsidiaries; (d) none the Company nor each of its Subsidiaries is conducting or funding any Remedial Action, either voluntarily or pursuant to any Order; (f) the Company and each of its Subsidiaries have all Environmental Permits necessary for the conduct of its business as presently conducted; and (g) the Company or any of its Subsidiaries is, and, since December 31, 2016, has been, in compliance with its Environmental Permits.

Section 4.16    Company Material Contracts.

(a)    Section 4.16(a) of the Company Disclosure Schedule contains a complete list of the following types of contracts and agreements, whether written or oral, including all amendments, supplements and modifications, to which the Company or any of its Subsidiaries is a party (such contracts and agreements, along with any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act) filed as an exhibit to a Company SEC Report, the “Company Material Contracts”):

(i)    any contract (other than purchase orders) for the purchase of materials, supplies, goods, services, equipment or other assets (A) which involved consideration or payments by the Company or any of its Subsidiaries in excess of $1,000,000 in the aggregate during the calendar year ended December 31, 2018, or (B) which is expected to involve consideration or payments by the Company or any of its Subsidiaries in excess of $1,000,000 in the aggregate during the calendar year ending December 31, 2019;

(ii)    any contract (other than purchase orders) for the furnishing of materials, supplies, goods, services, equipment or other assets (A) which involved consideration or payments to the Company or any of its Subsidiaries in excess of $1,000,000 in the aggregate during the calendar year ended December 31, 2018, or (B) which is expected to involve consideration or payments to the Company or any of its Subsidiaries in excess of $1,000,000 in the aggregate during the calendar year ending December 31, 2019;

(iii)    all contracts concerning the establishment, management or operation of a joint venture, partnership, limited liability company or business alliance;

(iv)    all contracts relating to Indebtedness of the Company or any of its Subsidiaries in excess of $100,000;

(v)    all contracts containing any non-compete or exclusivity provision or any similarly restrictive provision restricting the Company’ or any of its Subsidiaries’, or, to the Company’s knowledge, upon consummation of the Transactions, Parent or any of its Subsidiaries’, ability to conduct business with respect to any line of business, Person or geographic area;

(vi)    all Company IP Agreements that are material to the business of the Company or any of its Subsidiaries (other than readily available “off-the-shelf” commercial licenses, or “shrink-wrap” or “click-through” agreements, terms of use or services, or similar agreements);

(vii)    all contracts that contain obligations of the Company or its Subsidiaries secured by an Encumbrance (other than a Permitted Encumbrance), and interest rate or currency hedging agreements, in each case, in connection with which the aggregate actual or contingent obligations of the Company and its Subsidiaries under such agreement are greater than $100,000;

(viii)    all contracts, agreements and Leases concerning the use, occupancy, management or operation of, or evidencing any interests in, any Company Real Property (including all contracts, agreements and Leases listed or otherwise set forth in Section 4.12(b) of the Company Disclosure Schedule);

(ix)    all material management contracts and contracts with consultants, including any contracts involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or any of its Subsidiaries or income or revenues related to any product of the Company or any of its Subsidiaries;

(x)    each contract pursuant to which the Company or any of its Subsidiaries is bound that includes a continuing indemnification, “earn out” or other contingent payment obligation, in each case, that could result in payments in excess of $50,000 other than agreements entered into in the ordinary course of business;

(xi)    each contract between or among the Company or any of its Subsidiaries, on the one hand, and any of their respective Affiliates (other than the Company or any of its Subsidiaries), on the other hand, that involves payments of more than $50,000 in any one year;

(xii)    all contracts between or among the Company or any of its Subsidiaries, on the one hand, and any Governmental Authority, on the other hand;

(xiii)    any contract that grants or conveys rights of refusal, or contains “most favored nation”, “most favored customer” or similar pricing provisions, or that obligates the Company or any of its Subsidiaries to conduct business on an exclusive or preferential basis with any third party;

(xiv)    each “single source” supply contract pursuant to which goods or materials that are material to the business of the Company and its Subsidiaries, taken as a whole, are required to be supplied to the Company or any of its Subsidiaries from an exclusive source; and

(xv)    any contract that contains “take or pay” or similar provisions.

(b)    (i) Each Company Material Contract is a legal, valid and binding obligation of the Company or its Subsidiaries party thereto and, to the Company’s knowledge, the other parties thereto, enforceable against the Company or such Subsidiaries and, to the Company’s knowledge, the other parties thereto in accordance with its terms, (ii) neither the Company nor any of its Subsidiaries nor, to the Company’s knowledge, any other party thereto is in material breach or violation of, or default under, any Company Material Contract and no event has occurred or not occurred through the Company’s or any of its Subsidiaries’ action or inaction or, to the Company’s knowledge, the action or inaction of any third party, that with notice or lapse of time or both would constitute a material breach or violation of, or default under, any Company Material Contract and (iii) the Company and its Subsidiaries have not received any written claim or notice of default, termination or cancellation under any such Company Material Contract. The Company has furnished or made available to Parent correct and complete copies of all Company Material Contracts, including any amendments, waivers or changes thereto.

Section 4.17    Insurance. Each of the Company and its Subsidiaries maintains insurance policies with reputable insurance carriers against all risks of a character and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses. Each such insurance policy maintained by the Company is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course of business, is in full force and effect. Neither the Company nor any of its Subsidiaries is in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice) under any such policy, and, to the Company’s knowledge, no event has occurred which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification, under such policy, and no notice of cancellation or termination has been received with respect to any such party.

Section 4.18    Customers and Suppliers. Section 4.18 of the Company Disclosure Schedule sets forth a true and complete list of the top ten (10) customers (based on the revenue from such customer during the

12-month period ended December 31, 2018) and the top fifteen (15) suppliers of the Company (based on amount paid to such supplier during the 12-month period ended December 31, 2018). None of the customers or suppliers listed in Section 4.18 of the Company Disclosure Schedule (a) has cancelled or otherwise terminated any contract with the Company or any of its Subsidiaries prior to the expiration of the contract term, (b) has returned, or threatened to return, a substantial amount of any of the products, equipment, goods and services purchased from the Company or any of its Subsidiaries, or (c) to the knowledge of the Company, has threatened, or indicated its intention, to cancel or otherwise terminate its relationship with the Company or its Subsidiaries or to reduce substantially its purchase from or sale to the Company or any of its Subsidiaries of any products, equipment, goods or services. Neither the Company nor any of its Subsidiaries has (i) breached, in any material respect, any agreement with or (ii) engaged in any fraudulent conduct with respect to, any such customer or supplier of the Company or any of its Subsidiaries.

Section 4.19    Quality and Safety of Products.

(a)    Since December 31, 2016, neither the Company nor any of its Subsidiaries has received written notice from (i) any of its customers that such customer has (A) received any written notice or allegation from a Governmental Authority, (B) been a party or subject to any Action brought or initiated by a Governmental Authority or (C) been threatened in writing by a Governmental Authority with any Action or (ii) a Governmental Authority that contained allegations or threatened or stated a basis for initiating an Action, in each of the foregoing clauses (i) and (ii), with respect to the failure or alleged failure of any product produced, sold or distributed by or on behalf of the Company or any of its Subsidiaries to meet applicable manufacturing, quality or labeling standards established by Law.

(b)    Since December 31, 2016, (i) there have been no recalls of any product of the Company or any of its Subsidiaries whether ordered by a Governmental Authority or undertaken voluntarily by the Company or any of its Subsidiaries and (ii) the Company has not received any written notice from any customer or Governmental Authority in connection with a claim or allegation against the Company or its Subsidiaries, in each case related to any such recall.

Section 4.20    Anti-Corruption Compliance.

(a)    None of the Company or any of its Subsidiaries, or, to the knowledge of the Company, any director, officer, agent, employee, partner or Affiliate of the Company or of any of its Subsidiaries is aware of or has taken any action, directly or indirectly, that has resulted or would result in: (i) a material violation by any such Person of the FCPA, including making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA; (ii) a material violation by any such Person of any other applicable Anti-Corruption Laws; or (iii) a material violation of, or operation in noncompliance with, any export restrictions, anti-boycott regulations, embargo regulations or other applicable Laws;

(b)    Since December 31, 2016, the Company and each of its Subsidiaries have conducted their businesses in compliance in all material respects with (i) the FCPA and the Anti-Corruption Laws and have retained, and continue to retain, accurate books and records and have instituted and continue to maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith, and (ii) (A) all Laws relating to United States export controls, and (B) anti-boycott prohibitions promulgated pursuant to the Export Administration Act of 1979, as amended, and regulations promulgated thereunder;

(c)    Without limiting the generality of the foregoing, each of the Company and its Subsidiaries, and each of their respective officers and employees and directors, acting in their capacity as such, is in compliance in all material respects with all applicable Laws relating to its lobbying activities and campaign contributions, if any, and all filings required to be made under applicable Law relating to such lobbying activities and campaign contributions are accurate and have been properly filed with the appropriate Governmental Authority; and

(d)    There are no pending or, to the knowledge of the Company, threatened, claims, charges, investigations, violations, settlements, civil or criminal enforcement actions, lawsuits, or other court actions against the Company or any of its Subsidiaries or any of their respective officers and employees and directors, acting in their capacity as such, with respect to the FCPA or any other Anti-Corruption Laws.

Section 4.21    Interested Party Transactions. As of the date of this Agreement, there are no transactions, contracts, arrangements, commitments or understandings between (i) the Company or any of its Subsidiaries and (ii) any of the Company’s Affiliates that would be required to be disclosed by the Company under Item 404 of Regulation S-K under the Securities Act.

Section 4.22    Takeover Laws. As of the date of this Agreement, no “fair price”, “moratorium”, “control share acquisition”, “interested stockholder” or other anti-takeover Law (including Section 203 of the DGCL), or any comparable anti-takeover provisions of the certificate of incorporation or bylaws of the Company, would reasonably be expected to restrict or prohibit the execution of this Agreement, each party performing its obligations hereunder or the consummation of the Transactions. The Company has no “rights plan”, “rights agreement”, “poison pill” or other comparable agreement designed to have the effect of delaying, deferring or discouraging any Person from acquiring control of the Company in effect.

Section 4.23    Opinion of Financial Advisor. The Company has received the written opinion of Donnelly Penman & Partners Inc., dated the date of this Agreement, to the effect that, as of the date of this Agreement, the Merger Consideration to be paid to the holders of Shares is fair, from a financial point of view, to such holders. A copy of such opinion shall be delivered to Parent promptly after the execution of this Agreement.

Section 4.24    Brokers. No broker, finder or investment banker (other than Donnelly Penman & Partners Inc.) is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company. The Company has heretofore furnished to Parent a correct and complete copy of all agreements (including any amendments, waivers or changes thereto) between the Company and Donnelly Penman  & Partners Inc. pursuant to which such firm would be entitled to any payment relating to the Transactions.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that:

Section 5.01    Corporate Organization. Each of Parent and Merger Sub is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization (in the case of good standing, to the extent such jurisdiction recognizes such concept) and has the requisite corporate or similar power and authority and all necessary governmental approvals to own, lease and operate its properties and assets and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not have a Parent Material Adverse Effect. Each of Parent and its Subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing (in the case of good standing, to the extent such jurisdiction recognizes such concept), in each jurisdiction where the character of the properties or assets owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary or desirable, except where the failure to be so qualified or licensed and in good standing would not have a Parent Material Adverse Effect.

Section 5.02    Authority Relative to This Agreement; Vote Required.

(a)    Each of Parent and Merger Sub has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the filing and recordation of the Certificate of Merger as required by the DGCL). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

(b)    No vote or consent of the holders of any class or series of Parent’s capital stock or other securities is necessary to consummate the Transactions.

Section 5.03    No Conflict; Required Filings and Consents.

(a)    The execution and delivery of this Agreement by each of Parent and Merger Sub do not, and the performance of this Agreement by each of Parent and Merger Sub, and the consummation of the Merger, will not, (i) conflict with or violate the certificate of incorporation, bylaws or other equivalent organizational documents of Parent or any of its Subsidiaries, and (ii) assuming all consents, approvals, authorizations and other actions described in Section 5.03(b) have been obtained or taken and all filings and obligations described in Section 5.03(b) have been made or satisfied, conflict with or violate any Law applicable to Parent or any of its Subsidiaries or by which any property or asset of Parent or any of its Subsidiaries is bound or affected, except, with respect to clause (ii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have a Parent Material Adverse Effect.

(b)    The execution and delivery of this Agreement by each of Parent and Merger Sub do not, and the performance of this Agreement by each of Parent and Merger Sub, and the consummation of the Merger, will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act and state takeover Laws, (ii) the filing with the SEC of the Proxy Statement, (iii) any filings required under the rules and regulations of the Nasdaq, (iv) the pre-merger notification requirements of applicable foreign, federal or state antitrust, competition or fair trade Laws, (v) the filing and recordation of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, and (vi) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not have a Parent Material Adverse Effect.

Section 5.04    Operations of Merger Sub. Merger Sub is a direct, wholly owned Subsidiary of Parent, was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

Section 5.05    Brokers. No broker, finder or investment banker (other than Roth Capital Partners, LLC) is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 5.06    Financing. Parent has, and will at the Effective Time have, access to sufficient cash resources, available lines of credit or other sources of available funds to permit Parent to consummate all the

Transactions, including, without limitation, acquiring all the outstanding Shares in the Merger. Without limiting Section 7.09, in no event shall the receipt or availability of any funds or financing by or to Parent, Merger Sub or any of their respective Affiliates or any other financing transaction be a condition to any of the obligations of Parent or Merger Sub hereunder.

Section 5.07    Ownership of Company Common Stock. None of the Parent or Merger Sub or any of their “Affiliates” or “Associates” directly or indirectly “owns”, beneficially or otherwise, and at all times during the three-year period prior to the date of this Agreement, none of the Parent, Merger Sub or any of their “Affiliates” or “Associates” directly or indirectly has “owned”, beneficially or otherwise, any of the outstanding Company Common Stock, as those terms are defined in Section 203 of the DGCL.

ARTICLE VI

CONDUCT OF BUSINESS BY THE COMPANY PENDING THE MERGER

Section 6.01    Conduct of Business by the Company Pending the Merger.

(a)    The Company covenants and agrees that, between the date of this Agreement and the earlier of the Effective Time or the time, if any, at which this Agreement is terminated in accordance with Section 9.01 (the “Pre-Closing Period”), except (i) as set forth in Section 6.01 of the Company Disclosure Schedule, (ii) as expressly contemplated by any other provision of this Agreement, (iii) as required by applicable Law, or (iv) with the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), the businesses of the Company and its Subsidiaries shall be conducted only in, and the Company and its Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice and the Company and each of its Subsidiaries shall use their reasonable best efforts to (A) preserve substantially intact their existing assets, (B) preserve substantially intact their business organization, (C) keep available the services of their current officers, employees and consultants, (D) maintain and preserve intact their current relationships with their significant customers, suppliers, distributors, creditors and other Persons with which the Company or any of its Subsidiaries has significant business relations and (E) comply in all material respects with applicable Law.

(b)    By way of amplification and not limitation, except (i) as set forth in Section 6.01 of the Company Disclosure Schedule, (ii) as expressly contemplated by any other provision of this Agreement, (iii) as required by applicable Law, or (iv) with the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), neither the Company nor any of its Subsidiaries shall, during the Pre-Closing Period, directly or indirectly, do, or propose to do, any of the following:

(i)    amend or otherwise change its certificate of incorporation or bylaws or equivalent organizational documents;

(ii)    issue, sell, pledge or dispose of, grant an Encumbrance on or permit an Encumbrance to exist on, or authorize the issuance, sale, pledge or disposition of, or granting or placing of an Encumbrance on, any shares of any class of capital stock, or other ownership interests, of the Company or any of its Subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest of the Company or any of its Subsidiaries (except for the issuance of Shares issuable pursuant to employee stock options, restricted stock units or restricted stock awards outstanding on the date hereof pursuant to the terms of the applicable Company Plans as in effect immediately prior to the date of this Agreement);

(iii)    sell, pledge or dispose of, grant an Encumbrance on or permit an Encumbrance to exist on, or authorize the sale, pledge or disposition of, or granting or placing of an Encumbrance on, any material assets of the Company or any of its Subsidiaries, except (A) sales of inventory in the ordinary course of business or (B) pursuant to any contracts or agreements in force on the date of this Agreement;

(iv)    declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

(v)    adjust, reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock;

(vi)    (A) acquire (including by merger, consolidation or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof or any material amount of assets; (B) incur any Indebtedness or issue any debt securities (other than, in each case, drawdowns on the Company’s existing credit facility) or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person, or make any loans or advances or capital contribution to, or investment in, any Person; (C) make or agree to make capital expenditures that, in the aggregate, exceed the aggregate amount budgeted for capital expenditures as set forth in the CapEx Budget; or (D) enter into or amend any contract, agreement, commitment or arrangement with respect to any matter set forth in this Section 6.01(b)(vi);

(vii)    except as otherwise required under any written plan, program, policy, agreement or other arrangement in existence as of the date of this Agreement and made available to Parent, (A) except in the ordinary course of business consistent with past practice for Service Providers who have an annual base salary below $100,000, increase the compensation payable or to become payable or the benefits provided to Service Providers; (B) grant any retention, severance or termination pay to, or enter into any employment, bonus, change of control or severance agreement with, any current or former Service Provider; (C) establish, adopt, enter into, terminate or amend any Company Plan, or establish, adopt or enter into any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Plan if it were in existence as of the date of this Agreement, for the benefit of any Service Provider except as required by Law; (D) loan or advance any money or other property to any current or former Service Provider; or (E) establish, adopt, enter into or amend any collective bargaining agreement;

(viii)    (A) exercise discretion with respect to or otherwise voluntarily accelerate the lapse of restriction or vesting of any equity or equity-based awards as a result of the Merger, any other change of control of the Company or otherwise; or (B) exercise its discretion with respect to or otherwise amend, modify or supplement any employee stock purchase plan;

(ix)    terminate, discontinue, close or dispose of any plant, facility or other business operation, or lay off any employees (other than layoffs of less than 50 employees in any six-month period in the ordinary course of business) or implement any early retirement or separation program, or any program providing early retirement window benefits or announce or plan any such action or program for the future, or terminate the employment of any officer of the Company other than for “cause”;

(x)    change its financial accounting policies or procedures in effect as of the date hereof, other than as required by Law or GAAP;

(xi)    (A) make any change (or file any such change) in any material method of Tax accounting, (B) make, change or rescind any material Tax election; (C) settle or compromise any claim, investigation, audit or controversy relating to a material amount of Taxes or consent to any claim or assessment relating to a material amount of Taxes; (D) amend a material Tax Return or file a material Tax Return in a manner inconsistent with past practice or file a claim for refund (or surrender any right to claim a refund) of a material amount of Taxes; (E) enter into any closing agreement relating to Taxes; or (F) waive or extend the statute of limitations in respect of the assessment or determination of a material amount of Taxes;

(xii)    settle (or propose to settle) any Action, other than (A) settlements involving not more than $250,000 in monetary damages in the aggregate (net of insurance proceeds) payable by the Company or any of its Subsidiaries and that do not (x) require any actions or impose any material restrictions on the business or operations of the Company or any of its Subsidiaries, or after the Effective Time, Parent or any of its Subsidiaries or (y) include the admission of wrongdoing by the Company or any of its Subsidiaries and (B) stockholder litigation, which is the subject of Section 7.11, (ii) settle or compromise any material investigation or inquiry by any Governmental Authority, including by entering into any consent decree or other similar agreement, or (iii) waive, release or assign any claims or rights of material value;

(xiii)    enter into, materially amend, waive, renew or terminate any Company Material Contract (or any other contract or agreement that would be deemed a Company Material Contract if it had been entered into prior to the date of this Agreement);

(xiv)    (A) abandon, disclaim, dedicate to the public, sell, assign or grant any security interest in, to or under any material Company Intellectual Property or material Company IP Agreement, including failing to perform or cause to be performed all applicable filings, recordings and other acts, or to pay or cause to be paid all required fees and Taxes, to maintain and protect its interest in such Company Intellectual Property and Company IP Agreements except in the ordinary course of business (e.g., not maintaining a trademark registration in a jurisdiction where use is required to maintain the registration and there is no current use of the trademark); or (B) grant to any third party any material license, or enter into any covenant not to sue, with respect to any material Company Intellectual Property, except in the ordinary course of business;

(xv)    fail to make in a timely manner any filings with the SEC required under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder;

(xvi)    adopt a plan of complete or partial liquidation or dissolution of the Company or any of its Subsidiaries;

(xvii)    enter into, materially amend, waive or terminate (other than terminations in accordance with their terms) transactions, contracts, arrangements, commitments or understandings between the Company or any of its Subsidiaries, on the one hand, and any of the Company’s Affiliates, on the other hand, that would be required to be disclosed by the Company under Item 404 of Regulation S-K under the Securities Act;

(xviii)    except as required by applicable Law or GAAP, revalue in any material respect any of its properties or assets including without limitation writing-off notes or accounts receivable other than in the ordinary course of business;

(xix)    (A) enter into any material Lease of real property (whether as a lessor, sublessor, lessee or sublessee), (B) materially modify, amend or exercise any right to renew any Lease of real property, or waive any material term or condition thereof or grant any material consents thereunder, in each case, other than in the ordinary course of business; (C) grant or otherwise create or consent to the creation of any material easement, covenant, restriction, assessment or charge affecting any Leased Company Real Property or Owned Company Real Property, or any interest therein or part thereof, in each case, other than in the ordinary course of business; or (D) make any material changes in the construction or condition of any such Leased Company Real Property or Owned Company Real Property, in each case, other than in the ordinary course of business;

(xx)    except as required by applicable Law, convene any regular or special meeting (or any adjournment or postponement thereof) of the stockholders of the Company;

(xxi)    except as required by applicable Law, terminate or modify or waive in any material respect any right under any Company Permit; or

(xxii)    agree, resolve, announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.

ARTICLE VII

ADDITIONAL AGREEMENTS

Section 7.01    Proxy Statement.

(a)    As promptly as practicable after the execution of this Agreement, (i) the Company shall, with the assistance of Parent, prepare and file with the SEC a proxy statement (such proxy statement, as amended or supplemented from time to time, the “Proxy Statement”) to be sent to the stockholders of the Company relating to the Company Stockholders’ Meeting. The Company shall use its reasonable best efforts to cause the Proxy Statement in preliminary form to be filed with the SEC within ten (10) Business Days of the date of this Agreement. Parent shall furnish to the Company all information concerning Parent, Merger Sub and the Guarantor required by the Exchange Act to be set forth in the Proxy Statement. The Company shall as promptly notify Parent of the receipt of any comments from the SEC with respect to the Proxy Statement and any request by the SEC for any amendment to the Proxy Statement or for additional information. As promptly as practicable after the Proxy Statement is cleared by the SEC the Company shall mail the Proxy Statement to its stockholders. Except as otherwise required by applicable Law, no amendment or supplement to the Proxy Statement will be made by the Company without the prior consent of Parent (which shall not be unreasonably withheld, conditioned or delayed).

(b)    The Proxy Statement shall (i) state that the Company Board has unanimously (A) determined that the Merger is fair to, and in the best interests of, the Company and its stockholders and (B) approved this Agreement and declared its advisability, (ii) include the Company Recommendation (except to the extent that the Company effects an Adverse Recommendation Change in accordance with Section 7.03) and (iii) include the written opinion of Donnelly Penman & Partners Inc., that, as of the date of this Agreement, the Merger Consideration to be paid to the holders of Shares is fair, from a financial point of view, to such holders.

(c)    The information supplied by Parent for inclusion or incorporation by reference in the Proxy Statement shall not, at (i) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company and (ii) the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to Parent or Merger Sub, or their respective officers or directors, shall be discovered by Parent which should be set forth in an amendment or a supplement to the Proxy Statement so that such document would not include any misstatement of a material fact or fail to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, Parent shall promptly inform the Company and the Company shall cause an appropriate amendment or supplement describing such information to be promptly filed with the SEC and, to the extent required by Law, disseminated to the stockholders of the Company.

(d)    The information supplied by the Company for inclusion or incorporation by reference in the Proxy Statement shall not, at (i) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company and (ii) the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to the Company or any of its Subsidiaries, or their respective officers or directors shall be discovered by the Company which should be set forth in an amendment or a supplement to the Proxy Statement so that such document would not include any misstatement of a material fact or fail to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Company shall promptly inform Parent and the Company shall cause an appropriate amendment or supplement describing such information to be promptly filed with the SEC and, to the extent required by Law, disseminated to the stockholders of the

Company. The Proxy Statement and all other documents that the Company is responsible for filing with the SEC in connection with the Transactions will comply as to form and substance in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder.

Section 7.02    Company Stockholders’ Meeting. The Company shall, as promptly as practicable after the date the Proxy Statement is cleared by the SEC, take all lawful action to call, give notice of, convene and hold the Company Stockholders’ Meeting for the purpose of obtaining the Company Stockholder Approval. The Company agrees that this Agreement shall be submitted for adoption by the stockholders of the Company at the Company Stockholders’ Meeting and the obligation of the Company to call, give notice of, convene and hold the Company Stockholders’ Meeting and to submit this Agreement for adoption at the Company Stockholders’ Meeting shall not be limited or otherwise affected by (i) the commencement, disclosure, announcement or submission to the Company or its stockholders of any Acquisition Proposal; or (ii) any Adverse Recommendation Change. Subject to Section 7.03(e), the Company shall solicit from its stockholders proxies in favor of the adoption of this Agreement and shall take all other action necessary or advisable to secure the Company Stockholder Approval. The Company agrees that, during the Pre-Closing Period, it shall not submit to a vote of the stockholders of the Company any Acquisition Proposal or Acquisition Agreement (in either case, whether or not a Superior Proposal) prior to the vote of the Company’s stockholders regarding the adoption of the Agreement at the Company Stockholders’ Meeting. The Company may only postpone or adjourn the Company Stockholders’ Meeting (x) to solicit additional proxies for the purpose of obtaining the Company Stockholder Approval, (y) for the absence of a quorum and (z) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that the Company has determined after consultation with outside legal counsel is reasonably likely to be required under applicable Law, including as a result of an Adverse Recommendation Change, and for such supplemental or amended disclosure to be disseminated and reviewed by stockholders of the Company prior to the Company Stockholders’ Meeting.

Section 7.03    No Solicitation of Transactions by the Company.

(a)    The Company shall, and shall cause its Subsidiaries, and shall instruct (and use its reasonable best efforts to cause) the Representatives of the Company to, immediately cease and cause to be terminated any solicitation, discussions, communications or negotiations with any Person that may be ongoing with respect to an Acquisition Proposal, or any inquiry, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal, and shall request within five (5) Business Days of the date of this Agreement the prompt return or destruction of all confidential information previously furnished to any Person in connection therewith and immediately terminate all physical and electronic dataroom access previously granted to any such Person, its Affiliates, Representatives or financing sources. The Company shall not, and shall cause each of its Subsidiaries not to, terminate, waive, amend or modify any provision of any existing standstill or confidentiality agreement to which it or any of its Subsidiaries is a party, and the Company shall, and shall cause its Subsidiaries to, enforce the provisions of any such agreement; provided, however, that the Company may grant a waiver of, and shall not be obligated to enforce, any such provision (i) solely to the extent necessary to permit a party to submit a confidential Acquisition Proposal to the Company Board, (ii) if the Company Board has determined in good faith, after consultation with outside legal counsel, that the failure to grant such waiver or to decide not to so enforce would be inconsistent with its fiduciary duties under applicable Law, and (iii) if the Company promptly (and, in any event, within 48 hours) notifies Parent of any such waiver or decision not to enforce.

(b)    Except as expressly permitted by this Section 7.03, during the Pre-Closing Period, the Company agrees that it shall not and shall cause each of its Subsidiaries and any of their officers, directors or employees of it or any of its Subsidiaries not to, and shall cause the other Representatives of the Company not to, directly or indirectly, (i) solicit, initiate, knowingly facilitate, knowingly induce or knowingly encourage any inquiries with respect to or the implementation or submission of any Acquisition Proposal, or any inquiries, proposals or offers that would be reasonably expected to lead to, an Acquisition Proposal, (ii) engage in, continue or otherwise participate in any discussions, communications or negotiations regarding, or furnish to any Person any non-public information in connection with, or for the purpose of facilitating or encouraging, any inquiries, proposals or offers that constitute, or would be reasonably expected to lead to, an Acquisition Proposal, except to notify such Person of the existence of this Section 7.03 or (iii) execute or enter into any Acquisition Agreement; provided that, notwithstanding the foregoing, the Company may grant a waiver, amendment or release under any confidentiality or standstill agreement, solely to the extent necessary to allow a confidential Acquisition Proposal to be made to the Company or the Company Board so long as (x) the Company Board has determined in good faith, after consultation with outside legal counsel, that the failure to grant such waiver, amendment or release would be inconsistent with its fiduciary duties under applicable Law and (y) the Company promptly (and, in any event, within 24 hours) notifies Parent of any such waiver, amendment or release; provided, however, that, prior to the receipt of the Company Stockholder Approval, nothing contained in this Section 7.03 shall prevent the Company or the Company Board from furnishing information to, or engaging in discussions, communications or negotiations with, any Person that made a bona fide Acquisition Proposal, which Acquisition Proposal did not result from a breach (or deemed breach) of this Section 7.03, if, and only if, prior to taking such action referred to in clauses (ii) and (iii) above, (A) the Company Board (1) determines in good faith (after consultation with its outside advisors) that such Acquisition Proposal is, or would reasonably be expected to result in, a Superior Proposal, and (2) determines in good faith (after consultation with its outside legal counsel) that its failure to take such actions would be inconsistent with its fiduciary duties under applicable Law, (B) the Company provides written notice to Parent of the determination referenced in clause (A) promptly (and, in any event, within 24 hours of such determination), and (C) the Company receives from such Person an executed Acceptable Confidentiality Agreement. The Company shall deliver to Parent a copy of any executed Acceptable Confidentiality Agreement promptly (and, in any event, within 24 hours) following its execution. The Company shall provide to Parent any non-public information concerning the Company or any of its Subsidiaries provided by the Company or any of its Subsidiaries to any Person entering into an Acceptable Confidentiality Agreement pursuant to this Section 7.03(b) that has not been previously provided to Parent prior to or substantially concurrently with the time it is provided to such Person.

(c)    The Company shall promptly (and, in any event, within 48 hours) (i) provide Parent written notice of (A) the receipt of any Acquisition Proposal or (B) any inquiries, proposals or offers received by the Company, any of its Subsidiaries, or any Representatives of the Company concerning an Acquisition Proposal and (ii) disclose to Parent the identity of such Person making, and an unredacted copy of, any such Acquisition Proposal or any such inquiry, proposal or offer made in writing (or, if made orally, a reasonably detailed description of such Acquisition Proposal, inquiry, proposal or offer). The Company shall, promptly upon receipt or delivery thereof (and, in any event, within 48 hours), provide Parent with copies of all drafts and final versions of definitive or other agreements including schedules and exhibits thereto (which may be redacted to the extent necessary to protect confidential information of the Person making such Acquisition Proposal) relating to such Acquisition Proposal, in each case exchanged between the Company or any of its Representatives, on the one hand, and the Person making such Acquisition Proposal or any of its Representatives, on the other hand. The Company shall keep Parent reasonably informed on a reasonably prompt basis (and, in any event, within 48 hours of any material development) of the status and details (including with respect to any change in price or other material amendments) of any such Acquisition Proposal or other inquiry, proposal or offer concerning an Acquisition Proposal. The Company shall promptly (and, in any event, within 48 hours) following a determination by the Company Board that an Acquisition Proposal is a Superior Proposal, notify Parent of such determination.

(d)    Except as expressly set forth in Section 7.03(e), neither the Company nor the Company Board, as applicable, shall, and neither shall resolve, agree or publicly propose to: (i) fail to make or include in the Proxy Statement, withhold, withdraw, amend, qualify or modify, in a manner adverse to Parent or Merger Sub, the Company Recommendation; (ii) endorse, approve or recommend any Acquisition Proposal; (iii) enter into any Acquisition Agreement; or (iv) refrain from recommending against (and reaffirming the Company Recommendation) any Acquisition Proposal that is a tender offer or exchange offer within ten (10) Business Days after the commencement thereof (any such action, other than those set forth in the preceding clause (iii), an “Adverse Recommendation Change”).

(e)    Notwithstanding anything in this Section 7.03 to the contrary, prior to the receipt of the Company Stockholder Approval and so long as the Company is not then in breach (or deemed breach) of this Section 7.03, (i) if the Company receives an unsolicited, written Acquisition Proposal that the Company Board determines in good faith (after consultation with its outside advisors) is a Superior Proposal and determines in good faith (after consultation with its outside legal counsel) that its failure to effect an Adverse Recommendation Change would be inconsistent with its fiduciary duties under applicable Law, the Company may terminate this Agreement pursuant to Section 9.01(d)(ii) to enter into a definitive agreement with respect to such Superior Proposal or (ii) the Company Board may effect an Adverse Recommendation Change if a Company Intervening Event occurs and as a result thereof the Company Board determines in good faith (after consultation with its outside legal counsel) that the failure to effect an Adverse Recommendation Change would be inconsistent with its fiduciary duties under applicable Law; provided that:

(A)    prior to terminating this Agreement pursuant to Section 9.01(d)(ii) to enter into a definitive agreement with respect to a Superior Proposal, (w) the Company has notified Parent in writing that it intends to take such actions, (x) the Company has provided Parent a summary of the material terms and conditions of such Superior Proposal, which shall include all of the information that is specified in Section 7.03(c), (y) if requested to do so by Parent, for a period of three (3) calendar days following delivery of such notice, the Company shall have discussed and negotiated in good faith, and shall have made the Representatives of the Company available to discuss and negotiate in good faith, with Parent and its Representatives, any bona fide proposed modifications to the terms and conditions of this Agreement; and (z) no earlier than the end of such three (3) calendar day period, the Company Board (after consultation with its outside legal counsel and financial advisor), shall have determined in good faith, after considering the terms of any proposed amendment or modification to this Agreement proposed by Parent during such three (3) calendar day period, that such Superior Proposal still constitutes a Superior Proposal and that the failure to terminate this Agreement pursuant to Section 9.01(d)(ii) to enter into a definitive agreement in connection therewith would be inconsistent with its fiduciary duties under applicable Law (it being understood and agreed that any change to the financial or other material terms of a proposal that was previously the subject of a notice hereunder shall require a new notice to Parent as provided above, but with respect to any such subsequent notices references herein to a “three (3) calendar day period” shall be deemed to be references to a “two (2) calendar day period”); and

(B)    prior to effecting such Adverse Recommendation Change with respect to a Company Intervening Event, (x) the Company has notified Parent in writing that it intends to effect such Adverse Recommendation Change, describing in reasonable detail the reasons for such Adverse Recommendation Change, (y) if requested to do so by Parent, for a period of three (3) calendar days following delivery of such notice, the Company shall have discussed and negotiated in good faith, and shall have made the Representatives of the Company available to discuss and negotiate in good faith, with Parent and its Representatives any bona fide proposed modifications to the terms and conditions of this Agreement and (z) no earlier than the end of such three (3) calendar day period, the Company Board shall have determined in good faith, after considering the terms of any proposed amendment or modification to this Agreement proposed by Parent during such three (3) calendar day period, that the failure to effect an Adverse Recommendation Change would be inconsistent with the Company Board’s fiduciary duties under applicable Law.

(f)    Nothing contained in this Agreement shall prevent the Company or the Company Board from issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act or complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal or from making any disclosure to the Company’s stockholders if the Company Board determines (after consultation with its outside legal counsel) that its failure to do so would be inconsistent with its fiduciary duties under applicable Law; provided that any Adverse Recommendation Change may only be made in accordance with Section 7.03(e). For the avoidance of doubt, a factually accurate public statement that describes the Company’s receipt of an Acquisition Proposal and the operation of this Agreement with respect thereto (without including a reaffirmation) shall not be deemed an Adverse Recommendation Change.

(g)    Except as set forth in Section 9.03(a)(ii) with respect to an Acquisition Proposal, for purposes of this Agreement:

(i)    “Acquisition Proposal” means any proposal, offer or indication of interest from any Person or group (other than Parent or Merger Sub) relating to, in a single transaction or series of related transactions, (A) any direct or indirect acquisition of (x) more than 15% of the assets (whether based on the fair market value, revenue generation or net income) of the Company and its Subsidiaries, taken as a whole, including in any such case through the acquisition of one or more Subsidiaries of the Company owning such assets, or (y) more than 15% of any class of equity securities, or securities convertible into or exchangeable for equity securities, of the Company; (B) any tender offer or exchange offer, as defined pursuant to the Exchange Act, that if consummated would result, directly or indirectly, in any Person or group (or the shareholders of any Person or group) beneficially owning 15% or more of any class of equity securities, or securities convertible into or exchangeable for equity securities, of the Company; or (C) any merger, consolidation, business combination, share exchange, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries that would result in any Person or group (or the shareholders of any Person or group) beneficially owning, directly or indirectly, more than 15% of any class of equity securities, or securities convertible into or exchangeable for equity securities, of the Company or 15% of the voting power of the surviving entity in a merger involving the Company or the resulting direct or indirect parent of the Company or such surviving entity (or any securities convertible into, or exchangeable for, securities representing such voting power). Whenever the term “group” is used in this Agreement, it shall have the definition set forth in Rule 13d-3 of the Exchange Act.

(ii)    “Superior Proposal” means any bona fide written Acquisition Proposal (with all references to 15% in the definition of Acquisition Proposal being treated as references to 50% for purposes of this definition) made by any Person or group (other than Parent or any of its Subsidiaries) after the date of this Agreement, which Acquisition Proposal did not result from a breach (or deemed breach) of this Section 7.03, that (A) is on terms that the Company Board determines in good faith (after receiving the advice of its financial advisor and outside legal counsel and after taking into account all the terms and conditions of the Acquisition Proposal) are more favorable to the Company’s stockholders from a financial point of view than the Merger and the transactions contemplated thereby (taking into account any proposed amendment or modification proposed by Parent pursuant to Section 7.03(e)(A)) and (B) the Company Board determines (after receiving the advice of its financial advisor and outside legal counsel) is reasonably capable of being consummated in accordance with its terms in a reasonable period of time (as compared to the Transactions), taking into account all financial, regulatory, legal and other aspects (including certainty of closing, certainty of financing and the identity of the Person making the Acquisition Proposal) of such proposal.

(h)    It is understood that for all purposes of this Agreement, in the event that any Representative of the Company or any of its Subsidiaries takes any action which, if taken by the Company, would constitute a breach of this Section 7.03, such action shall be deemed to be a breach of this Section 7.03 by the Company.

(i)    References in this Section 7.03 to the “Company Board” shall include, to the extent applicable, a duly authorized committee thereof.

Section 7.04    Access to Information; Confidentiality.

(a)    Except as otherwise prohibited by applicable Law or the terms of any contract or agreement to which the Company or any of its Subsidiaries is subject (provided that the Company shall use commercially reasonably efforts to promptly obtain, at the sole expense of Parent, any consent required under such contract or agreement in order that it may comply with the terms of this Section 7.04(a)), during the Pre-Closing Period, the Company shall, and shall cause its Subsidiaries to, (i) provide to Parent, Merger Sub, the Guarantor and their respective Representatives access at reasonable times during normal business hours upon prior notice to the officers, employees, agents, properties, offices and other facilities of the Company and its Subsidiaries and to the books and records thereof (so long as such access does not unreasonably interfere with the operations of the Company or the applicable Subsidiary); and (ii) furnish promptly to Parent such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of the Company and its Subsidiaries as Parent, Merger Sub, the Guarantor or their respective Representatives may reasonably request; provided, however, that the Company shall not be required to provide access to or disclose any information if such access or disclosure would jeopardize any attorney-client privilege of the Company or any of its Subsidiaries or violate any contract, Law or Order (provided that, at Parent’s sole expense, the Company shall use commercially reasonable efforts to cause such information to be provided in a manner that would not result in such jeopardy or violation).

(b)    All information obtained by the parties pursuant to this Section 7.04 shall be kept confidential in accordance with the Confidentiality Agreement; provided that Parent and Guarantor shall be entitled to share any Confidential Information (as defined in the Confidentiality Agreement) and otherwise discuss consideration of the transactions contemplated by this Agreement with potential financing sources and the Confidentiality Agreement shall be deemed amended to include such financing sources within the meaning of “Yanmar Authorized Recipient” (as such term is defined in the Confidentiality Agreement).

(c)    No investigation pursuant to this Section 7.04 shall affect any representation, warranty, covenant or agreement in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

Section 7.05    Employee Benefits Matters.

(a)    From and after the Effective Time, Parent shall cause the Surviving Corporation and its Subsidiaries to honor in accordance with their terms, all contracts, agreements and plans of the Company and its Subsidiaries as in effect immediately prior to the Effective Time that are applicable to any current or former employees or directors of the Company or any Subsidiary of the Company. Employees of the Company or any Subsidiary of the Company shall receive credit for purposes of eligibility to participate and vesting (but not for benefit accruals) under any employee benefit plan, program or arrangement established or maintained by the Surviving Corporation or any of its Subsidiaries for service accrued or deemed accrued prior to the Effective Time with the Company or any Subsidiary of the Company; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit. In addition, Parent shall waive, or cause to be waived, any limitations on benefits relating to any pre-existing conditions to the extent such conditions are covered immediately prior to the Effective Time under the applicable Company Plans and to the same extent such limitations are waived under any comparable plan of Parent or its Subsidiaries and use reasonable best efforts to recognize, for purposes of annual deductible and out-of-pocket limits under its medical and dental plans, deductible and out-of-pocket expenses paid by employees of the Company and its Subsidiaries in the calendar year in which the Effective Time occurs.

(b)    Nothing contained in this Section 7.05 or elsewhere in this Agreement, express or implied (i) shall cause either Parent or any of its Affiliates to be obligated to continue to employ any Person for any period of time following the Effective Time, (ii) shall prevent Parent or its Affiliates from revising, amending or terminating any Company Plan or any other employee benefit plan, program or policy in effect from time to time (other than the Company’s Annual Incentive Plan, which shall be maintained in accordance with its terms until the payments contemplated thereby for the year ending December 31, 2019 have been made), (iii) shall be construed as an amendment of any Company Plan or (iv) shall create any third-party beneficiary rights in any director, officer, employee or individual Person, including any present or former employee, officer, director or individual independent contractor of the Company or any of its Subsidiaries (including any beneficiary or dependent of such individual).

Section 7.06    Directors’ and Officers’ Indemnification and Insurance.

(a)    The certificate of incorporation and bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification than are set forth in the certificate of incorporation and bylaws of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company, unless such modification shall be required by Law.

(b)    The Surviving Corporation shall use its reasonable best efforts to maintain in effect for six years from the Effective Time, if available, the current directors’ and officers’ liability insurance policies maintained by the Company (except the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions that are not materially less favorable to the Persons covered by such policies maintained by the Company) with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall the Surviving Corporation be required to expend pursuant to this Section 7.06(b) an annual amount in excess of 300% of the annual premiums currently paid by the Company for such insurance; provided, further, that, if the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds such maximum amount, the Surviving Corporation shall maintain or procure, for such six-year period, the most advantageous policies of directors’ and officers’ insurance obtainable for an annual premium equal to that maximum amount.

(c)    The Surviving Corporation’s obligations under Section 7.06(b) may be satisfied by the Company purchasing a “tail” policy from an insurance carrier with substantially the same or better credit rating as the current carrier for the Company’s existing directors’ and officers’ insurance policy, which (i) has an effective term of six years from the Effective Time, (ii) covers each Person covered by the Company’s directors’ and officers’ insurance policy in effect on the date of this Agreement or at the Effective Time for actions and omissions occurring prior to the Effective Time, and (iii) contains terms and conditions that are no less favorable to the persons covered by such policies maintained by the Company than those of the Company’s directors’ and officers’ insurance policy in effect on the date of this Agreement; provided, however, that the amount paid by the Company shall not be in excess of 300% of the annual premiums currently paid by the Company for such insurance. If such “tail” prepaid policies have been obtained by the Company prior to the Effective Time, the Surviving Corporation shall maintain such policies in full force and effect, for their full respective terms, and continue to honor its respective obligations thereunder.

(d)    In the event that Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, in each case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.06.

Section 7.07    Notification of Certain Matters.

(a)    The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) the occurrence, or non-occurrence, of any event which could reasonably be expected to cause, in the case of the Company, any condition set forth in Section 8.02 not to be satisfied, or in the case of Parent, any condition set forth in Section 8.03 not to be satisfied, during the Pre-Closing Period and (ii) any failure of the Company, Parent or Merger Sub, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that the delivery of any notice pursuant to this Section 7.07 shall not (A) limit or otherwise affect the respective rights, obligations, representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement, or (B) be deemed to amend or supplement the Company Disclosure Schedule or constitute an exception to any representation or warranty.

(b)    The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) any notice or other communication from any Governmental Authority or the Nasdaq (or any other securities market) in connection with the Transactions or from any Person alleging that the consent of such

Person is or may be required in connection with the Transactions and (ii) any Action commenced or, to its knowledge, threatened in writing, relating to or involving or otherwise affecting it or any of its Subsidiaries which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Article IV or Article V, as applicable, or which relates to the consummation of the Transactions.

Section 7.08    Reasonable Best Efforts; Further Action.

(a)    Each party hereto shall use reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Transactions, including (i) using reasonable best efforts to obtain, or cause to be obtained, all permits, consents, approvals, authorizations, qualifications and Orders of all Governmental Authorities and officials and parties to contracts with the Company and the Subsidiaries that may be or become necessary for the performance of the obligations of such party hereto pursuant to this Agreement and the consummation of the Transactions, (ii) cooperating fully with the other parties in promptly seeking to obtain all such permits, consents, approvals, authorizations, qualifications and Orders, (iii) providing such other information to any Governmental Authority as such Governmental Authority may lawfully request in connection herewith, and (iv) using reasonable best efforts to obtain consents, approvals or waivers from third parties that are (A) necessary to consummate the Transactions or (B) disclosed in the Company Disclosure Schedule; provided that neither the Company nor any of its Subsidiaries shall pay any consideration or make any agreements or commitments in connection with any such necessary consents, approvals or waivers without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned). Each party hereto agrees to make as promptly as reasonably practicable after the date of this Agreement its respective filings and notifications, if any, under any applicable foreign, federal or state antitrust, competition or fair trade Laws, and to supply as promptly as reasonably practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested pursuant to such Laws. Each party will promptly notify the other of any notice from any Person or Governmental Authority alleging that the consent of such Person is or may be required in connection with the Transactions.

(b)    Notwithstanding anything in this Agreement to the contrary, in no event will Parent or Merger Sub be obligated to take any action, including entering into any consent decree, hold separate orders or other arrangements, that (i) requires the divestiture of any material assets of any of the Company, Parent or Merger Sub or any of their respective Subsidiaries, or (ii) materially limits Parent’s freedom of action with respect to, or its ability to retain, the Company and its Subsidiaries or any portion thereof or any of Parent’s or its Affiliates’ other assets or businesses, or (iii) in Parent’s reasonable judgment, would be expected to have a material adverse impact on any of its businesses, or the businesses to be acquired by it pursuant to this Agreement, either individually or in the aggregate. With regard to any Governmental Authority, neither the Company nor any of its Affiliates shall, without Parent’s written consent, which may be withheld in Parent’s sole discretion, discuss or commit to any divestiture transaction, or discuss or commit to alter their businesses, product lines or commercial practices in any way, or otherwise take or commit to take any action that limits Parent’s freedom of action with respect to, or its ability to retain any of the businesses, product lines or assets of, the Company or otherwise receive the full benefits of this Agreement.

(c)    Subject to Section 7.08(b), each of the parties hereto agrees to cooperate and use reasonable best efforts (i) to contest and resist any Action, including any administrative or judicial Action, and to have vacated, lifted, reversed or overturned any Order (whether temporary, preliminary or permanent) that would otherwise restrict, prevent, prohibit, impair or delay consummation of the Transactions, including by pursuing all available avenues of administrative and judicial appeal and (ii) to resolve any such Action, including any administrative or judicial Action, or objections by any Governmental Authority or other Person; provided that nothing in this Agreement shall require (or be deemed to require) Parent or any of its Affiliates to agree to or take any action with respect to the matters set forth in this Section 7.08(c) that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on (x) the financial condition or result of operations of the Company and the Company Subsidiaries, taken as a whole, or (y) the anticipated economic benefit or value that Parent reasonably expects to be realized from the transactions contemplated by this Agreement. For the avoidance of doubt, Parent and its Affiliates shall not be required (and Parent shall not require the Company to, and the Company shall not be required to), take any action with respect to any order or any applicable Law which is not conditioned upon the consummation of the Merger. Parent shall be entitled to direct the defense of the Transactions in any antitrust investigation or litigation by, or negotiations with, any Governmental Authority or other Person relating to the Merger or regulatory filings under applicable Law, provided, that Parent shall in good faith consider all views and input provided by the Company.

(d)    Each party shall promptly notify the others of any material communication it receives from any Governmental Authority relating to any filings, or submissions under any applicable foreign, federal or state antitrust, competition or fair trade Laws. The Company agrees to provide promptly to Parent and Merger Sub all necessary information and reasonable assistance as any Governmental Authority may from time to time require in connection with the obtaining of the relevant approvals, consents or expiration of waiting periods in relation to these filings. The Company shall promptly provide all reasonable assistance and cooperation to allow Parent and Merger Sub to prepare and submit any filings, or submissions under any applicable foreign, federal or state antitrust, competition or fair trade Laws, including providing to Parent and Merger Sub any information that Parent and Merger Sub may from time to time require for the purpose of any filing, notification, application or request for further information made in respect of any such filing. Notwithstanding anything to the contrary contained in this Agreement, Parent, after prior good faith consultation with the Company, shall have the principal responsibility for devising and implementing the strategy for obtaining any necessary antitrust, competition or investment review clearances, and shall take the lead in all meetings and communications with any Governmental Authority in connection with obtaining any necessary antitrust, competition or investment review clearances. Neither Parent nor Company shall agree to participate in any meeting, telephone call or discussion with any Governmental Authority in respect of any filings, investigation (including any settlement of an investigation), or other inquiry related to the Transactions unless it consults with the other party in advance and, unless prohibited by such Governmental Authority, gives the other party the opportunity to attend and participate at such meeting, telephone call or discussion.

Section 7.09    Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and subject to the conditions set forth in this Agreement.

Section 7.10    Takeover Laws. If any “fair price”, “moratorium”, “control share acquisition”, “interested stockholder” or other anti-takeover Law (including Section 203 of the DGCL) becomes or is deemed to be applicable to this Agreement or the Transactions, then each of the parties hereto and their respective Boards of Directors shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render such Law or Laws inapplicable to the foregoing.

Section 7.11    Stockholder Litigation. The Company shall give Parent reasonable opportunity to participate in the defense (at Parent’s sole cost and subject to a joint defense agreement) of any Action brought by the Company’s stockholders or other Persons against the Company or any of its directors, officers, Affiliates or Representatives arising out of or relating to this Agreement or the Transactions. Without limiting the preceding sentence, the Company shall give Parent the right to review and comment on all material filings or responses to be made by the Company in connection with any such Action, and the right to consult on the settlement with respect to such Action, and the Company will in good faith take such comments into account, and, no such settlement shall be agreed to without Parent’s prior written consent. The Company shall promptly notify Parent of any such Action and shall keep Parent reasonably and promptly informed with respect to the status thereof.

Section 7.12    Public Announcements. The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of Parent and the Company. Thereafter, until the

Effective Time, each of Parent and the Company shall each use its reasonable best efforts to consult with the other before issuing any press release or otherwise making any public statements with respect to this Agreement, the Merger or any of the other Transactions, except to the extent (a) the press release or public statement contains information that is consistent with the press release referred to in the preceding sentence or any other release or public statement previously issued or made in accordance with this Section 7.12 or (b) public disclosure is required by applicable Law or the requirements of the Nasdaq, in which case the issuing party shall use its reasonable best efforts to consult with the other party before issuing any press release or making any such public statements, except with respect to the matters described in, and subject to the requirements of, Section 7.03, Section 9.01 and Section 9.03 or in connection with any dispute between the parties hereto regarding this Agreement.

Section 7.13    Transfer Taxes. The Company and Parent shall cooperate in the preparation, execution and filing of all Tax Returns or other documents regarding any Transfer Taxes. All Transfer Taxes shall be paid by the Company and expressly shall not be a liability of any holder of Shares.

Section 7.14    Section 16 Matters. Prior to the Effective Time, each of Parent and the Company shall use its reasonable best efforts, including in accordance with the interpretive guidance set forth by the SEC, to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) resulting from the Transactions by each officer or director who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 7.15    Financing; Cooperation.

(a)    Prior to the Effective Time, the Company shall, and shall use its reasonable best efforts to cause its Representatives to, provide all customary cooperation and all customary financial information, in each case that is reasonably requested by Parent or Merger Sub in connection with any financing (the “Financing”) obtained by Parent or Merger Sub for the purpose of financing the Transactions or any transaction undertaken in connection therewith (it being understood that the receipt of any such financing is not a condition to the Merger); provided, however, that (A) no such cooperation shall be required to the extent it would (i) unreasonably disrupt the conduct of the Company’s business or operations, (ii) require the Company or any of its Subsidiaries to incur any fees, expenses or other liability prior to the Effective Time for which it is not promptly reimbursed or simultaneously indemnified, (iii) be reasonably expected to cause any director, officer or employee of the Company or any of its Subsidiaries to incur any personal liability, (iv) require the Company to waive or amend any terms of this Agreement, (v) require the Company to take any action that would reasonably be expected to conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, any of their organizational documents or any major contract to which it is a party, (vi) require the Company to provide any information that is prohibited or restricted by applicable Law or is legally privileged or that would jeopardize any attorney-client privilege (provided, however, that the Company shall use its reasonable efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of Law or to allow for such access or disclosure to the maximum extent that does not result in a loss of any such legal privilege), or (vii) prevent the prompt and timely discharge in all material respects of the duties of any of directors or officers (or Persons occupying similar positions) of the Company; and (B) the Company and its Subsidiaries shall not be required to authorize or covenant to approve the Financing, execute any credit or security documentation or any other definitive agreement, or provide any indemnity prior to the Effective Time, or take any other action with respect to the Financing that is not contingent upon the occurrence of the Effective Time.

(b)    Parent and Merger Sub agree to jointly and severally indemnify and hold harmless the Company and its directors, officers or employees or stockholders (or Persons occupying a similar positions) from and against any and all liabilities or losses suffered or incurred in connection with any action taken, or cooperation provided, by such Person or any of its representatives pursuant to this Section 7.15 or the provision of information utilized in connection therewith, in each case to the extent taken or provided at the request of Parent or Merger Sub or pursuant to this Section 7.15. Parent and Merger Sub will, promptly upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs (including reasonable attorneys’ fees and expenses) incurred by the Company in connection with the Financing, including the cooperation of the Company contemplated by this Section 7.15.

(c)    Notwithstanding anything to the contrary in this Agreement, (i) neither the receipt of any information described in this Section 7.15 nor assistance required under this Section 7.15 is a condition to Parent and Merger Sub’s obligation to effect the Closing and the Merger and non-compliance or non-performance by the Company of its obligations under this Section 7.15 will not constitute a breach of the condition set forth in Section 8.02(b); and (ii) each of Parent and Merger Sub acknowledges and agrees that in the event that the conditions set forth in Article VIII have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), Parent and Merger Sub will be obligated to consummate the Merger in accordance with Section 2.02.

ARTICLE VIII

CONDITIONS TO THE MERGER

Section 8.01    Conditions to the Obligations of Each Party. The respective obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or written waiver (where permissible under applicable Law) at or prior to the Effective Time of the following conditions:

(a)    Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(b)    No Order. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced, entered or deemed applicable to the Transactions any decision, injunction, decree, ruling, Law or Order (whether temporary, preliminary or permanent) that is in effect and enjoins or otherwise prohibits or makes illegal the consummation of the Transactions (collectively, a “Restraint”).

(c)    Regulatory Approvals. Any waiting period (and any extension thereof) applicable to the consummation of the Merger under applicable foreign, federal or state antitrust, competition or fair trade Laws shall have expired or been terminated.

Section 8.02    Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or written waiver (where permissible under applicable Law) at or prior to the Effective Time of the following additional conditions:

(a)    Representations and Warranties. (i) The representations and warranties of the Company contained in Section 4.03(a) shall be true and correct in all respects, except for de minimis inaccuracies, (ii) the representations and warranties of the Company contained in Section 4.01(b), Section 4.04, Section 4.22 and Section 4.24 shall be true and correct (without giving effect to any qualification set forth therein as to “materiality”, “Company Material Adverse Effect” or other qualifications based on the word “material” or similar phrases) in all material respects, and (iii) each of the other representations and warranties of the Company contained in this Agreement shall be true and correct (without giving effect to any qualification set forth therein as to “materiality”, “Company Material Adverse Effect” or other qualifications based on the word “material” or similar phrases), in each case of clauses (i), (ii) and (iii), as of the date of this Agreement and as of the Effective Time, as if made on and as of such date or time (except to the extent such representations and warranties are, by their terms, made as of a specified date, in which case as of such specified date), except, in the case of clause (iii), where the failure of such representations and warranties of the Company to be so true correct does not have, and would not reasonably be expected to have, a Company Material Adverse Effect.

(b)    Agreements and Covenants. The Company shall have performed or complied in all material respects with all of the agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Effective Time.

(c)    Officer Certificate. The Company shall have delivered to Parent a certificate, dated the Closing Date, signed by an executive officer of the Company, certifying as to the satisfaction of the conditions specified in Section 8.02(a) and Section 8.02(b).

(d)    Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a Company Material Adverse Effect.

Section 8.03    Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible under applicable Law) at or prior to the Effective Time of the following additional conditions:

(a)    Representations and Warranties. Each of the representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct (without giving effect to any qualification set forth therein as to “materiality”, “Parent Material Adverse Effect” or other qualifications based on the word “material” or similar phrases), as of the date of this Agreement and as of the Effective Time, as if made on and as of such date or time (except to the extent such representations and warranties are, by their terms, made as of a specified date, in which case as of such specified date), except, in each case , where the failure of such representations and warranties of Parent and Merger Sub to be so true and correct does not have, and would not reasonably be expected to have, a Parent Material Adverse Effect.

(b)    Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all of the agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Effective Time.

(c)    Officer Certificate. Parent shall have delivered to the Company a certificate, dated the Closing Date, signed by an executive officer of Parent, certifying as to the satisfaction of the conditions specified in Section 8.03(a) and Section 8.03(b).

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

Section 9.01    Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Effective Time, as follows:

(a)    by mutual written consent of Parent and the Company duly authorized by the Parent Board and the Company Board, respectively; or

(b)    by either Parent or the Company if:

(i)    the Effective Time shall not have occurred on or before the Outside Date; provided, however, that if on the Outside Date all of the conditions set forth in Section 8.01, Section 8.02 and Section 8.03 have been satisfied (or, with respect to the conditions that by their terms must be satisfied at the Closing would have been so satisfied if the Closing would have occurred) other than the conditions set forth in Section 8.01(b) (to the extent such Restraint arises under applicable foreign, federal or state antitrust, competition or fair trade Laws) or Section 8.01(c), then the Outside Date shall be automatically extended for an additional 120 days; provided, further, that the right to terminate this Agreement under this Section 9.01(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the principal cause of, or resulted in, the failure of the Effective Time to occur on or before the Outside Date; or

(ii)    any Restraint having the effect set forth in Section 8.01(b) hereof shall have become final and nonappealable; provided, however, that the party seeking to terminate this Agreement shall have complied in all material respects with its obligations under Section 7.08; or

(iii)    the Company Stockholder Approval shall not have been obtained upon a vote held at the Company Stockholders’ Meeting; or

(c)    by Parent:

(i)    upon a breach by the Company of any representation, warranty, covenant or agreement set forth in this Agreement such that the conditions set forth in Section 8.02(a) or Section 8.02(b) would not be satisfied and such breach cannot be cured by the Outside Date or, if capable of being cured, has not been cured on or before the earlier of (A) the Outside Date, or (B) within 20 calendar days of the receipt by the Company of written notice thereof from Parent; or

(ii)    if, at any time prior to the receipt of the Company Stockholder Approval, (A) an Adverse Recommendation Change shall have occurred; (B) the Company shall have failed to include the Company Recommendation in the Proxy Statement; (C) the Company or the Company Board shall have approved, endorsed, adopted, recommended or entered into an Acquisition Agreement; (D) the Company Board shall have failed to publicly recommend against an Acquisition Proposal (and reaffirm the Company Recommendation) within 10 calendar days of a written request by Parent that it do so; or (E) the Company shall have materially breached, or shall be deemed to have materially breached (pursuant to Section 7.03(h)), its obligations under Section 7.02 or Section 7.03; or

(d)    by the Company:

(i)    upon a breach by Parent or Merger Sub of any representation, warranty, covenant or agreement set forth in this Agreement such that the conditions set forth in Section 8.03(a) or Section 8.03(b) would not be satisfied and such breach cannot be cured by the Outside Date or, if capable of being cured, has not been cured on or before the earlier of (A) the Outside Date, or (B) within 20 calendar days of the receipt by Parent of written notice thereof from the Company;

(ii)    at any time prior to the receipt of the Company Stockholder Approval, in order to enter into an definitive agreement for a transaction that is a Superior Proposal, if (A) the Company has complied with the provisions of Section 7.03(e) and (B) prior to or concurrently with such termination, the Company pays the Termination Fee due under Section 9.03(a) and enters into the definitive agreement to consummate the transaction contemplated by such Superior Proposal; or

(iii)    if (A) all of the conditions to the Closing set forth in Section 8.01 and Section 8.02 have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing), (B) the Company has confirmed in an irrevocable written notice to Parent that the conditions set forth in Section 8.01 and Section 8.03 have been satisfied or, to the extent allowed by applicable Law, waived by the Company, and that it is ready, willing and able to perform its obligations to effect the Closing, and that if specific performance is granted, then the Closing will occur, and (C) Parent and Merger Sub fail to fulfill their obligation to effect the Closing within three (3) Business Days following the later to occur of (x) the date the Closing should have occurred pursuant to Section 2.02 and (y) the written notice of the Company pursuant to the preceding clause (B).

Section 9.02    Effect of Termination. In the event of the valid termination of this Agreement pursuant to Section 9.01, written notice thereof shall be given to the other party or parties, specifying the provision or provisions hereof pursuant to which such termination shall have been made, and this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto or any former, current or future Affiliate thereof, or any of their respective former, current or future direct or indirect officers, directors, general or limited partners, members, managers, stockholders or other equityholders, controlling Persons, employees, agents, successor, assigns, affiliates or representatives, except that (i) Section 7.04(c), this

Section 9.02, Section 9.03, Section 10.02, Section 10.03, Section 10.06, Section 10.08, and Section 10.09 shall remain in full force and effect and (ii) nothing in this Section 9.02 or Section 9.03 shall relieve any party from liability or damages for fraud committed prior to such termination or for any intentional breach prior to such termination of any of its representations, warranties, covenants or agreements set forth in this Agreement, in which case the aggrieved party shall be entitled to all rights and remedies available at Law or in equity. For purposes of this Agreement, “intentional breach” shall mean (i) with respect to any breach of a representation or warranty contained in this Agreement, a material breach of such representation or warranty that has been made with the knowledge of the breaching party and (ii) with respect to any breaches or failures to perform any of the covenants or other agreements contained in this Agreement, a material breach, or failure to perform, that is a consequence of an act or omission undertaken by the breaching party with the knowledge that the taking of, or failure to take, such act would, or would be reasonably expected to, cause a material breach of this Agreement.

Section 9.03    Fees and Expenses.

(a)    The Company agrees that:

(i)    if Parent terminates this Agreement pursuant to Section 9.01(c)(ii);

(ii)    if (A) Parent or the Company terminates this Agreement pursuant to Section 9.01(b)(i) or Section 9.01(b)(iii) or Parent terminates this Agreement pursuant to Section 9.01(c)(i), (B) prior to the termination of this Agreement, an Acquisition Proposal shall have been publicly announced or otherwise communicated to the Company Board, and (C) on or prior to the date that is 12 months after the date of such termination, the Company or any of its Subsidiaries enters into, or submits to the stockholders of the Company for adoption, an Acquisition Agreement with respect to any Acquisition Proposal or consummates any Acquisition Proposal (in each case, whether or not such Acquisition Proposal is the same Acquisition Proposal described in clause (B) above); provided, however, that for purposes of this Section 9.03(a)(ii), all references to 15% in the definition of “Acquisition Proposal” shall be replaced with references to 50%; or

(iii)    if the Company terminates this Agreement pursuant to Section 9.01(d)(ii).

then, in any such event, the Company shall pay to Parent the Termination Fee, which amount shall be payable in cash by wire transfer of same-day funds. Any Termination Fee due under Section 9.03(a)(i) shall be paid to Parent within two (2) Business Days after the date of termination of this Agreement. Any fee due under Section 9.03(a)(ii) shall be paid to Parent prior to or concurrently with the consummation of the transaction referenced in clause (C) of Section 9.03(a)(ii). Any fee due under Section 9.03(a)(iii) shall be paid to Parent prior to or concurrently with (and as a condition to) such termination.

(b)    The Company agrees that if Parent shall terminate this Agreement pursuant to Section 9.01(c)(i), the Company shall reimburse Parent and Merger Sub for all of their Expenses, up to a maximum of $500,000, in the aggregate (not later than two Business Days after submission by Parent of statements therefor). In the event Parent becomes entitled to receive a Termination Fee pursuant to Section 9.03(a) after the payment to Parent or Merger Sub of any Expenses under this Section 9.03(b), the amount of the Termination Fee payable shall be reduced by any Expenses previously reimbursed pursuant to the preceding sentence.

(c)    Parent agrees that if the Company shall terminate this Agreement pursuant to Section 9.01(d)(i) or Section 9.01(d)(iii), Parent shall reimburse the Company for all of its Expenses, up to a maximum of $500,000, in the aggregate (not later than two Business Days after submission by the Company of statements therefor).

(d)    Except as otherwise set forth in this Agreement, including Section 7.15 and this Section 9.03, all Expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such Expenses, whether or not the Merger or any other Transaction is consummated, except that the Company and Parent shall each pay one-half of all Expenses relating to (i) printing, filing and mailing the Proxy Statement and all SEC and other regulatory filing fees incurred in connection with the Proxy Statement and (ii) any filing fees for filings under applicable foreign, federal or state antitrust, competition or fair trade Laws.

(e)    The Company and Parent acknowledge that the agreements contained in this Section 9.03 are an integral part of the transactions contemplated by this Agreement. In the event that the Company shall fail to pay the Termination Fee or the Company or Parent shall fail to pay any Expenses when due, the term “Expenses” shall be deemed to include the costs and expenses actually incurred or accrued by Parent and Merger Sub or the Company, as the case may be (including fees and expenses of counsel) in connection with the collection under and enforcement of this Section 9.03, together with interest on such unpaid Termination Fee and Expenses, commencing on the date that the Termination Fee or such Expenses became due, at a rate of interest equal to the prime lending rate as published in the Wall Street Journal in effect on the date such payment was required to be made. Payment of the fees and expenses described in this Section 9.03 shall not be in lieu of any damages incurred in the event of fraud or intentional breach of this Agreement. For the avoidance of doubt, in the event this Agreement is terminated by a party for any reason at a time when the other party would have had the right to terminate this Agreement, such other party shall be entitled to receipt of any Expenses or (in the case of Parent) Termination Fee that would have been (or would have subsequently become) payable had such other party terminated this Agreement at such time. In no event shall the Company be required to pay the Termination Fee or the Company or Parent be required to pay any Expenses in connection with the termination of this Agreement more than once, whether or not the Termination Fee or any such Expenses may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events.

(f)    The parties hereto acknowledge that the agreements contained in this Section 9.03 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties hereto would not enter into this Agreement. Notwithstanding any other provision of this Agreement, but subject to Section 9.02, payment of the fees described in this Section 9.03 shall constitute the sole and exclusive remedy of the Parent and Merger Sub in connection with any termination of this Agreement in the circumstances in which such fees became payable. In the event that Parent shall receive the Termination Fee, the receipt of such fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent, Merger Sub, any of their respective Affiliates or any other Person in connection with this Agreement (and the termination hereof), the transactions contemplated hereby (and the abandonment thereof) or any matter forming the basis for such termination, and none of Parent, Merger Sub, any of their respective Affiliates or any other Person shall be entitled to bring or maintain any other claim, action or proceeding against the Company or any of its Affiliates or its or their Representatives arising out of this Agreement, any of the transactions contemplated hereby or any matters forming the basis for such termination.

Section 9.04    Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after the Company Stockholder Approval has been obtained, no amendment may be made that would reduce the amount or change the type of consideration into which each Share shall be converted upon consummation of the Merger or that would otherwise require the approval of the stockholders of the Company, under applicable Law or in accordance with the rules of the Nasdaq or any other relevant stock exchange, without such approval having been obtained. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

Section 9.05    Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any breach of or inaccuracy in the representations and warranties of any other party contained in this Agreement or in any document delivered pursuant hereto and (c) subject to the proviso in the first sentence of Section 9.04 and to the extent permitted by applicable Law, waive compliance with any agreement of any other party or any condition to its own obligations contained in this Agreement. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by the Company or Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or future exercise of any other right hereunder.

ARTICLE X

GENERAL PROVISIONS

Section 10.01    Non-Survival of Representations, Warranties, Covenants and Agreements. The representations, warranties, covenants and agreements in this Agreement and in any instrument delivered pursuant hereto shall terminate at the Effective Time, except for those covenants and agreements contained in this Agreement (including Article II, Article III, Section 7.04(b), Section 7.06, Section 9.03 and this Article X) that by their terms are to be performed in whole or in part after the Effective Time.

Section 10.02    Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, by or email transmission (upon confirmation of receipt that is not automatically generated and provided that any notice received email transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day) to the respective parties hereto at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

if to Parent, Merger Sub or the Guarantor:

c/o Yanmar America Corporation
101 International Parkway
Adairsville, Georgia 30103
Attention:	Giuliano Parodi
Hiroshi Okuyama
Ryan M. Pott
Email:	giuliano_parodi@yanmar.com
hiroshi_okuyama@yanmar.com
ryan_pott@yanmar.com

with a copy to:

Shearman & Sterling LLP
535 Mission Street, 25th Floor
San Francisco, CA 94105
Attention:	Christopher Forrester
Michael S. Dorf
Email:	Chris.Forrester@shearman.com
mdorf@shearman.com

if to the Company:

ASV Holdings, Inc.
840 Lily Lane
Grand Rapids, MN 55744
Attention:	Andrew M. Rooke
Email:	andrew.rooke@asvi.com

with a copy to:

Dorsey & Whitney LLP
50 S. Sixth Street, Suite 1500
Minneapolis, MN 55402
Attention:	Jonathan B. Abram
Jonathan A. Van Horn
Email:	abram.jonathan@dorsey.com
van.horn.jonathan@dorsey.com

Section 10.03    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 10.04    Entire Agreement. This Agreement (including the exhibits and schedules hereto, including the Company Disclosure Schedule) and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof.

Section 10.05    Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties, in whole or in part (whether pursuant to a merger, by operation of Law or otherwise), without the prior written consent of the other parties, except that Parent and Merger Sub may assign all or any of their rights and obligations under this Agreement to any direct or indirect wholly owned Subsidiary of Parent; provided that no such assignment shall relieve the assigning party of its obligations under this Agreement if such assignee does not perform such obligations.

Section 10.06    Parties in Interest. This Agreement shall be binding upon, inure solely to the benefit of, and be enforceable by, only the parties hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; provided that the Persons covered by Section 7.06 shall be express third party beneficiaries thereof.

Section 10.07    Specific Performance. The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Each party agrees that, in the event of any breach or threatened breach by any other party of any covenant or obligation contained in this Agreement, the non-breaching party shall be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages, except as limited by Section 9.03) to seek (a) an Order of specific performance to enforce the observance and performance of such covenant or obligation, and (b) an injunction restraining such breach or threatened breach. Each party further agrees that no other party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 10.07, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 10.08    Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any applicable principles of conflict of laws that would cause the Laws of another State to otherwise govern this Agreement. The parties hereto agree that any Action seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be heard and determined exclusively in the Delaware Court of Chancery; provided, however, that if the Delaware Court of Chancery does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in the United States District Court for the District of Delaware. Consistent with the preceding sentence, each of the parties hereto hereby (i) submits to the exclusive jurisdiction of such courts for the purpose of any Action arising out of or relating to this Agreement brought by either party hereto; (ii) agrees that service of process will be validly effected by sending notice in accordance with Section 10.02; (iii) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above named courts; and (iv) agrees not to move to transfer any such Action to a court other than any of the above-named courts.

Section 10.09    Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS. EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.09.

Section 10.10    Counterparts. This Agreement may be executed and delivered (including by facsimile transmission or other means of electronic transmission, such as by electronic mail in “pdf” form) in counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 10.11    Guaranty.

(a)    To induce the Company to enter into this Agreement, Guarantor, intending to be legally bound, hereby absolutely, irrevocably and unconditionally guarantees to the Company the due and punctual payment and performance of (i) Parent’s and Merger Sub’s obligations under this Agreement, and (ii) Parent’s and Merger Sub’s liability and obligations (including for breach) under this Agreement (collectively, the “Guaranteed Obligations”). This guarantee may not be revoked or terminated and shall remain in full force and effect without interruption and shall be binding on Guarantor and its successors and assigns until the Guaranteed Obligations have been satisfied in full. Guarantor further covenants and agrees that, unless waived by the Company, it will, not later than five (5) Business Days following the date hereof, appoint in accordance with applicable Law a registered agent for service of process in the State of Delaware, and Guarantor shall maintain such registered agent as its agent for service of process in the State of Delaware without interruption until the Effective Time.

(b)    All payments pursuant to this Section 10.11 shall be made in lawful money of the United States, in immediately available funds. Guarantor promises and undertakes to make all payments hereunder free and clear of any deduction, offset, defense, claim or counterclaim of Guarantor of any kind.

(c)    The guarantee set forth in Section 10.11(a) (the “Guarantee”) is an absolute, unconditional and continuing guarantee of the full and punctual payment and performance by Parent and Merger Sub of the Guaranteed Obligations and not of collection. Should Parent or Merger Sub default in the payment or performance of any of the Guaranteed Obligations, Guarantor’s obligations hereunder shall become immediately due and payable to the Company. Claims hereunder may be made on one or more occasions. If any payment in respect of any Guaranteed Obligation is rescinded or must otherwise be returned for any reason whatsoever, Guarantor shall remain liable hereunder with respect to such Guaranteed Obligation as if such payment had not been made.

(d)    Guarantor agrees that the Guaranteed Obligations shall not be released or discharged, in whole or in part, or otherwise affected by (i) the failure or delay on the part of the Company to assert any claim or demand or to enforce any right or remedy against Parent or Merger Sub or any other Person; (ii) any change in the time, place or manner of payment of the Guaranteed Obligations or rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of this Agreement made in accordance with the terms hereof or any agreement evidencing, securing or otherwise executed in connection with any of the Guaranteed Obligations; (iii) the addition, substitution or release of any Person interested in the transactions contemplated by this Agreement; (iv) any change in the corporate existence, structure or ownership of Parent or Merger Sub; (v) any insolvency, bankruptcy, reorganization or other similar proceeding affecting Parent or Merger Sub; (vi) the adequacy of any means the Company may have of obtaining payment related to the Guaranteed Obligations; (vii) the existence of any claim, set-off or other right which Parent or Merger Sub may have at any time against the Company (other than rights of Merger Sub pursuant to this Agreement), whether in connection with the Guaranteed Obligations or otherwise; or (viii) the existence or release of any other guaranty or any security interest in any property taken to guaranty or secure any of the Guaranteed Obligations or any obligation hereunder. Guarantor waives promptness, diligence, notice of the acceptance of the Guarantee and of the Guaranteed Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of the Guaranteed Obligations incurred and all other notices of any kind, all defenses which may be available by virtue of any valuation, stay, moratorium Law or other similar Law now or hereafter in effect, any right to require the marshalling of assets of Parent or Merger Sub or any other Person interested in the transactions contemplated by this Agreement, and all suretyship defenses generally (other than, in each case, fraud, willful misconduct and intentional misrepresentation by the Company or any of its Affiliates), defenses to the payment of the Guaranteed Obligations that are available to Parent or Merger Sub under this Agreement and defenses available to Guarantor under the Guarantee. Guarantor acknowledges that it has received and will receive substantial direct and indirect benefits from the transactions contemplated by this Agreement and that the waivers set forth in this Section 10.11 are knowingly made in contemplation of such benefits.

(e)    No failure on the part of the Company to exercise, and no delay in exercising, any right, remedy or power pursuant to this Section 10.11 shall operate as a waiver thereof, nor shall any single or partial exercise by the Company of any right, remedy or power pursuant to this Section 10.11 preclude any other or future exercise of any right, remedy or power pursuant to this Section 10.11. Each and every right, remedy and power granted to the Company pursuant to this Section 10.11 or allowed it by Law or agreement with respect to this Section 10.11 shall be cumulative and not exclusive of any other, and may be exercised by the Company at any time or from time to time. The Company shall not have any obligation to proceed at any time or in any manner against, exhaust any or all of the Company’s rights against Parent, Merger Sub or any other Person liable for any Guaranteed Obligations prior to proceeding against Guarantor hereunder or resort to any security or other means of collecting payment. This Guarantee may only be amended by a writing signed and delivered by Guarantor and the Company.

(f)    Guarantor hereby represents and warrants and covenants that: (i) the execution, delivery and performance of this Agreement have been duly authorized by all necessary action and do not contravene any provision of Guarantor’s organizational documents or any Law or contractual restriction binding on Guarantor or its assets; (ii) this Agreement constitutes a legal, valid and binding obligation of Guarantor enforceable against Guarantor in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity), (iii) nothing in this Agreement will terminate its obligations under the Confidentiality Agreement and (iv) Guarantor will not issue any press release or other communication in contravention of Section 7.12.

(g)    Notwithstanding any payment made by or for the account of Guarantor pursuant to this Guarantee, Guarantor shall not be subrogated to any right of the Company until such time as the Company shall have received final payment in cash of the full amount of all Guaranteed Obligations.

(h)    Except as set forth in Section 10.11(d), nothing in this Section 10.11 shall waive any defenses, counterclaims or rights of setoff that Parent or Merger Sub may have under this Agreement or applicable Law.

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, Parent, Merger Sub, Guarantor and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

YANMAR AMERICA CORPORATION

By:	/s/ Ryan M. Pott
Name:	Ryan M. Pott
Title:	General Counsel

OSAKA MERGER SUB, INC.

By:	/s/ Giuliano Parodi
Name:	Giuliano Parodi
Title:	Director

ASV HOLDINGS, INC.

By:	/s/ Andrew M. Rooke
Name:	Andrew M. Rooke
Title:	Chief Executive Officer

Solely with respect to Section 7.04 and Article X:

YANMAR CO., LTD.

By:	/s/ Hiroshi Okuyama
Name:	Hiroshi Okuyama
Title:	Senior Manager

[Signature Page to Agreement and Plan of Merger]

Exhibit A

FORM OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ASV HOLDINGS, INC.

ARTICLE I

The name of this corporation is ASV Holdings, Inc. (the “Corporation”).

ARTICLE II

The name and address of the registered agent for service of process of the Corporation in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (the “DGCL”).

ARTICLE IV

This Corporation is authorized to issue one class of stock to be designated “Common Stock.” The total number of shares which the Corporation is authorized to issue is 1,000 shares, all of which shall be Common Stock, par value $0.0001 per share.

ARTICLE V

A.    To the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended from time to time, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

B.    The Corporation shall indemnify, to the fullest extent permitted by applicable law, any director or officer of the Corporation who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding. The Corporation shall be required to indemnify a person in connection with a Proceeding initiated by such person only if the Proceeding was authorized by the Board of Directors or brought to enforce a right to indemnification.

C.    The Corporation shall have the power to indemnify, to the extent permitted by applicable law, any employee or agent of the Corporation who was or is a party or is threatened to be made a party to any Proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.

D.    Neither any amendment nor repeal of any Section of this Article V, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation inconsistent with this Article V, shall eliminate or reduce the effect of this Article V in respect of any matter occurring, or any cause of action, suit, claim or proceeding accruing or arising or that, but for this Article V, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision. The rights conferred on any person by this Article V shall be deemed contract rights and shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of this Amended and Restated Certificate of Incorporation or the Corporation’s Bylaws, agreement or vote of the stockholders or disinterested directors or otherwise.

ARTICLE VI

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.

ARTICLE VII

Election of directors at an annual or special meeting of stockholders need not be by written ballot unless the Bylaws of the Corporation shall so provide.

ARTICLE VIII

Except as otherwise provided in this Amended and Restated Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.

ARTICLE IX

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if such court has no jurisdiction, the federal district court for the District of Delaware) shall be the sole and exclusive forum for (A) any derivative action or proceeding brought on behalf of the Corporation, (B) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (C) any action or proceeding asserting a claim arising pursuant to any provision of the DGCL, this Amended and Restated Certificate of Incorporation and the Bylaws of the Corporation, (D) any action or proceeding asserting a claim governed by the internal affairs doctrine, or (E) any other action asserting an internal corporate claim, as defined in Section 115 of the DGCL; in all cases subject to the court having personal jurisdiction over the indispensable parties named as defendants.

*  *  *  *  *

Exhibit B

FORM OF AMENDED AND RESTATED BYLAWS OF ASV HOLDINGS, INC.

ARTICLE I

OFFICES

1.1    Registered Office. The initial registered office of ASV Holdings, Inc. (the “Corporation”) in the State of Delaware shall be fixed in the Corporation’s certificate of incorporation, as the same may be amended from time to time (the “Certificate of Incorporation”), and may be changed from time to time in the discretion of the Board of Directors of the Corporation.

1.2    Other Offices. The Corporation may also have offices at such other places both within and without the State of Delaware as the Board of Directors may from time to time determine or the business of the Corporation may require.

ARTICLE II

MEETINGS OF STOCKHOLDERS

2.1    Annual Meeting. Meetings of stockholders may be held at such place, either within or without the State of Delaware, as shall be determined by the Board of Directors and stated in the notice of the meeting. The Board of Directors may, in its sole discretion, determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 2.13 of these Amended and Restated Bylaws (these “Bylaws”). Unless directors are elected by written consent in lieu of an annual meeting as permitted by Section 2.12 of these Bylaws, an annual meeting of the stockholders for the election of directors shall be held on a date and at a time as shall be designated by the Board of Directors and stated in the notice of the meeting. Any other proper business may be transacted at the annual meeting.

2.2    Special Meetings. Unless otherwise prescribed by statute or by the Certificate of Incorporation, special meetings of the stockholders of the Corporation may be called for any purpose or purposes by the (i) Chief Executive Officer, if any; (ii) President, in the absence of a Chief Executive Officer; or (iii) Secretary at the request in writing of (A) a majority of the members of the Board of Directors or (B) holders of at least twenty percent (20%) of the total voting power of all outstanding shares of stock of the Corporation then entitled to vote, and may not be called by the stockholders absent such a request. Any such request shall state the purpose or purposes of the proposed meeting.

If any person or persons other than the Board calls a special meeting, the request shall: (i) be in writing; (ii) specify the date and time of such meeting and the general nature of the business proposed to be transacted; and (iii) be delivered personally or sent by registered mail or by facsimile transmission to the Corporation’s Chairperson of the Board, Chief Executive Officer, President (in the absence of a Chief Executive Officer) or Secretary.The officer(s) receiving the request shall cause notice to be promptly given to the stockholders entitled to vote at such meeting, in accordance with the provisions of Section 2.3 and Section 4.2 of these Bylaws, that a meeting will be held at the time requested by the person or persons calling the meeting. No business may be transacted at such special meeting other than business specified in such notice to stockholders.

2.3    Notice of Stockholders’ Meetings. All notices of meetings of stockholders shall be sent, or otherwise given, in accordance with Section 4.2 of these Bylaws not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting. The notice shall specify the place, if any, date and hour of the meeting, the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called.

2.4    Voting List. The officer who has charge of the stock ledger of the Corporation shall prepare and make, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. The Corporation shall not be required to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of at least ten (10) days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting; or (ii) during ordinary business hours, at the Corporation’s principal executive office. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. Such list shall presumptively determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them.

2.5    Quorum. The holders of a majority of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business, except as otherwise provided by statute or by the Certificate of Incorporation. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the chairperson of the meeting or the stockholders entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally notified.

2.6    Adjourned Meeting; Notice. When a meeting is adjourned to another time or place, unless these Bylaws otherwise require, notice need not be given of the adjourned meeting if the time, place, if any, thereof and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At the continuation of the adjourned meeting, the Corporation may transact any business that might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

2.7    Conduct of Business. The chairperson of any meeting of stockholders shall determine the order of business and the procedure at the meeting, including such regulation of the manner of voting and the conduct of business.

2.8    Voting. The stockholders of record on the books of the Corporation at the close of business on the record date as determined by the Board of Directors and only such stockholders shall be entitled to vote at any meeting of stockholders or any adjournment thereof, subject to Section 217 (relating to voting rights of fiduciaries, pledgors and joint owners of stock) and Section 218 (relating to voting trusts and other voting agreements) of the Delaware General Corporation Law (the “DGCL”). Except as may be otherwise provided in the Certificate of Incorporation or these Bylaws, each stockholder shall be entitled to one vote for each share of capital stock held by such stockholder.

2.9    Record Date. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or entitled to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board may fix, in advance, a record date, which record date shall not precede the date on which the resolution fixing the record date is adopted and which shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting, nor more than sixty (60) days prior to any other such action. If no record date is fixed by the Board of Directors, then: (i) the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or if notice is waived, at the close of business on the day next preceding the day on which the meeting is held; (ii) the record date for determining stockholders entitled to express consent to corporate action in writing without a meeting, when no prior action by the Board is necessary, shall be the day on which the first written consent is expressed and (iii) the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

2.10    Action at Meetings. When a quorum is present at any meeting, the vote of the holders of a majority of the shares of stock having voting power present in person or represented by proxy shall decide any question brought before such meeting, unless the question is one upon which by express provision of applicable law or of the Certificate of Incorporation, a different vote is required, in which case such express provision shall govern and control the decision of such question.

2.11    Proxies. Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy authorized by an instrument in writing or by a transmission permitted by the DGCL filed in accordance with the procedure established for the meeting, but no such proxy shall be voted or acted upon after three (3) years from its date, unless the proxy provides for a longer period. The provisions of Section 212 of the DGCL shall govern the revocability of any proxy that states on its face that it is irrevocable.

2.12    Action by Stockholders Without a Meeting. Unless otherwise provided in the Certificate of Incorporation, any action required by the DGCL to be taken at any annual or special meeting of stockholders of the Corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in Delaware (by hand or by certified or registered mail, return receipt requested), to its principal place of business, or to an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Prompt notice of the taking of corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of stockholders to take the action were delivered to the Corporation as provided in Section 228 of the DGCL. In the event that the action which is consented to is such as would have required the filing of a certificate under any provision of the DGCL if such action had been voted on by stockholders at a meeting thereof, the certificate filed under such provision shall state, in lieu of any statement required by such provision concerning any vote of stockholders, that written consent has been given in accordance with Section 228 of the DGCL.

A telegram, cablegram or other electronic transmission consenting to an action to be taken and transmitted by a stockholder or by a person authorized to act for a stockholder, shall be deemed to be written, signed and dated for the purposes of this Section 2.13, provided that any such telegram, cablegram or other electronic transmission sets forth or is delivered with information from which the Corporation can determine (i) that the telegram, cablegram or other electronic transmission was transmitted by the stockholder or by a person authorized to act for the stockholder and (ii) the date on which such stockholder or authorized person transmitted such telegram, cablegram or electronic transmission. The date on which such telegram, cablegram or electronic transmission is transmitted shall be deemed to be the date on which such consent was signed. No consent given by telegram, cablegram or other electronic transmission shall be deemed to have been delivered until (i) such consent is reproduced in paper form and until such paper form is delivered to the Corporation by delivery to its registered office in Delaware (by hand or by certified mail, return receipt requested), its principal place of business or an officer or agent of the Corporation having custody of the books in which proceedings of meetings of stockholders are recorded or (ii) such consent is delivered to the Corporation’s principal place of business or to an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded, if delivered to the extent and in the manner provided by resolution of the Board of Directors.

2.13    Meeting by Remote Communication. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, as authorized by Section 211(a)(2) of the DGCL the Board may in its sole discretion permit stockholders to participate in a meeting of stockholders by means of remote communication and shall be deemed present in person and permitted to vote at such meeting, provided that (i) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at such meeting by means of remote communication is a stockholder or proxyholder, (ii) the Corporation shall implement reasonable measures to provide such stockholders and proxyholders a reasonable opportunity to participate in such meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of such meeting substantially concurrently with such proceedings, and (iii) if such any stockholder or proxyholder votes or takes other action at such meeting by means of remote communication, a record of such vote or other action shall be maintained by the Corporation.

ARTICLE III

DIRECTORS

3.1    Powers. The business and affairs of the Corporation shall be managed by or under the direction of its Board of Directors, except as may be otherwise provided in the DGCL, the Certificate of Incorporation or these Bylaws.

3.2    Number; Election; Tenure and Qualification. The number of directors which shall constitute the whole board shall be fixed from time to time by resolution of the Board of Directors or by the stockholders at an annual meeting of the stockholders (unless the directors are elected by written consent in lieu of an annual meeting as provided in Section 2.12); provided that the number of directors shall be not less than one (1). With the exception of the first Board of Directors, which shall be elected by the incorporator, and except as provided in the Corporation’s Certificate of Incorporation or in Section 3.3, the directors shall be elected (i) at the annual meeting of the stockholders by a plurality vote of the shares represented in person or by proxy or (ii) by written consent of the Corporation’s stockholders pursuant to Section 2.12, and each director elected shall hold office until his successor is elected and qualified or until such director’s earlier resignation, removal or death. Directors need not be stockholders unless so required by the Certificate of Incorporation.

3.3    Vacancies and Newly Created Directorships. Unless otherwise provided in the Certificate of Incorporation, vacancies and newly-created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director. Each director so chosen shall serve until his successor is elected and qualified or until such director’s earlier resignation, removal or death. If there are no directors in office, then an election of directors may be held in the manner provided by statute.

If at any time, by reason of death or resignation or other cause, the Corporation should have no directors in office, then any officer or any stockholder or an executor, administrator, trustee or guardian of a stockholder, or other fiduciary entrusted with like responsibility for the person or estate of a stockholder, may call a special meeting of stockholders in accordance with the provisions of the Certificate of Incorporation or these Bylaws, or may apply to the Court of Chancery for a decree summarily ordering an election as provided in Section 211 of the DGCL.

If, at the time of filling any vacancy or any newly created directorship, the directors then in office shall constitute less than a majority of the whole board (as constituted immediately prior to any such increase), the Court of Chancery may, upon application of any stockholder or stockholders holding at least ten (10%) percent of the total number of shares at the time outstanding having the right to vote for such directors, summarily order an election to be held to fill any such vacancies or newly created directorships, or to replace the directors chosen by the directors then in office as aforesaid, which election shall be governed by the provisions of Section 211 of the DGCL as far as applicable.

3.4    Location of Meetings; Meetings By Telephone. The Board of Directors of the Corporation may hold meetings, both regular and special, either within or without the State of Delaware. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting of the Board of Directors, or any committee, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

3.5    Meeting of Newly Elected Board of Directors. The first meeting of each newly elected Board of Directors shall be held immediately following the annual meeting of stockholders and no notice of such meeting shall be necessary to the newly elected directors in order legally to constitute the meeting, provided a quorum shall be present. In the event such meeting is not held at such time, the meeting may be held at such time and place as shall be specified in a notice given as hereinafter provided for special meetings of the Board of Directors, or as shall be specified in a written waiver signed by all of the directors.

3.6    Regular Meetings. Regular meetings of the Board of Directors may be held without notice at such time and at such place as shall from time to time be determined by the Board of Directors; provided that any director who is absent when such a determination is made shall be given notice of such location.

3.7    Special Meetings. Special meetings of the Board of Directors may be called at any time by a person authorized to call a meeting under this Section 3.7. Special meetings may be called by the (i) Chief Executive Officer, if any, (ii) President, in the absence of a Chief Executive Officer, or (iii) Secretary, upon the written request of two directors unless the Board of Directors consists of only one director, in which case special meetings may be called by the Secretary upon the written request of the sole director. Notice may be waived in accordance with Section 229 of the DGCL, or any successor thereto. If the notice is (i) delivered personally by hand, by courier or by telephone, (ii) sent by facsimile or (iii) sent by electronic mail, it shall be delivered or sent at least twenty-four (24) hours before the time of the holding of the meeting. If the notice is sent by United States mail, it shall be deposited in the United States mail at least four (4) days before the time of the holding of the meeting. Any oral notice may be communicated to the director. The notice need not specify the place of the meeting (if the meeting is to be held at the Corporation’s principal executive office) nor the purpose of the meeting.

3.8    Quorum and Action at Meetings. At all meetings of the Board of Directors, a majority of the total number of duly elected directors then in office (but in no case less than 1/3 of the total number of authorized directors) shall constitute a quorum for the transaction of business, and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board of Directors, except as may be otherwise specifically provided by statute or by the Certificate of Incorporation. If a quorum shall not be present at any meeting of the Board of Directors, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present. A meeting at which a quorum is initially present may continue to transact business notwithstanding the withdrawal of directors, if any action taken is approved by at least a majority of the required quorum for that meeting.

3.9    Action Without a Meeting. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board of Directors or committee, as the case may be, consent thereto in writing or by electronic transmission and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board of Directors or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

3.10    Committees. The Board of Directors may, by resolution passed by a majority of the whole board, designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board of Directors, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, but no such committee shall have the power or authority in reference to (i) approving, adopting or recommending to the stockholders any action or matter expressly required by the DGCL to be submitted to stockholders for approval or (ii) adopting, amending or repealing any Bylaw of the Corporation. Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the Board of Directors.

3.11    Committee Minutes. Each committee shall keep regular minutes of its meetings and report the same to the Board of Directors when required to do so by the Board of Directors.

3.12    Meetings and Action of Committees. Meetings and actions of committees shall be governed by, and held and taken in accordance with, the provisions of: (i) Section 3.4 (Location of Meetings; Meetings By Telephone); (ii) Section 3.6 (Regular Meetings); (iii) Section 3.7 (Special Meetings); (iv) Section 3.8 (Quorum and Action at Meetings); (v) Section 3.9 (Action Without a Meeting) and (vi) Section 4.4 (Waiver of Notice); with such changes in the context of those Bylaws as are necessary to substitute the committee and its members for the Board and its members; provided, however, that (a) the time of regular meetings of committees may be determined either by resolution of the Board or by resolution of the committee, (b) special meetings of committees may also be called by resolution of the Board and (c) notice of special meetings of committees shall also be given to all alternate members, who shall have the right to attend all meetings of the committee. The Board may adopt rules for the government of any committee not inconsistent with the provisions of these Bylaws.

3.13    Director Compensation. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, the Board of Directors shall have the authority to fix the compensation of directors. The directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors and may be paid a fixed sum for attendance at each meeting of the Board of Directors or a stated salary as director. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for attending committee meetings.

3.14    Resignation. Any director or officer of the Corporation may resign at any time. Each such resignation shall be made in writing or by electronic transmission and shall take effect at the time specified therein, or, if no time is specified, at the time of its receipt by either the Board of Directors, the President or the Secretary. The acceptance of a resignation shall not be necessary to make it effective unless expressly so provided in the resignation.

3.15    Removal. Unless otherwise restricted by the Certificate of Incorporation, these Bylaws or the DGCL, any director or the entire Board of Directors may be removed, with or without cause, by the holders of a majority of shares then entitled to vote at an election of directors.

ARTICLE IV

NOTICES

4.1    Notice to Directors. Whenever, under the provisions of the DGCL or of the Certificate of Incorporation or of these Bylaws, notice is required to be given to any director such notice shall be (i) delivered personally by hand, by courier or by telephone; (ii) sent by United States first-class mail, postage prepaid; (iii) sent by facsimile; or (iv) sent by electronic mail, directed to each director at that director’s address, telephone number, facsimile number or electronic mail address, as the case may be, as shown on the Corporation’s records.

4.2    Notice to Stockholders. Without limiting the manner by which notice otherwise may be given effectively to stockholders pursuant to the DGCL, the Certificate of Incorporation or these Bylaws, any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation or these Bylaws shall be effective if given by a form of electronic transmission consented to by the stockholder to whom the notice is given. Any such consent shall be revocable by the stockholder by written notice to the Corporation. Any such consent shall be deemed revoked if (1) the Corporation is unable to deliver by electronic transmission two consecutive notices given by the Corporation in accordance with such consent and (2) such inability becomes known to the Secretary or an Assistant Secretary of the Corporation or to the transfer agent, or other person responsible for the giving of notice; provided, however, the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action. Notice given by electronic transmission shall be deemed given: (a) if by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice; (b) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice; (c) if by a posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (x) such posting and (y) the giving of such separate notice; and (d) if by any other form of electronic transmission, when directed to the stockholder. As used in these Bylaws, “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process. Notice by a form of electronic transmission shall not apply to Sections 164, 296, 311, 312 or 324 of the DGCL.

4.3    Affidavit of Notice. An affidavit of the secretary or an assistant secretary or of the transfer agent or other agent of the Corporation that the notice has been given by a form of electronic transmission shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

4.4    Waiver of Notice. Whenever any notice is required to be given under any provision of the DGCL or the Certificate of Incorporation or these Bylaws, a written waiver, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders, directors or members of a committee of directors need by specified in any written waiver of notice or any waiver by electronic transmission unless so required by the Certificate of Incorporation or these Bylaws.

ARTICLE V

OFFICERS

5.1    Enumeration. The officers of the Corporation shall be chosen by the Board of Directors and shall include a President and a Secretary and such other officers with such other titles as the Board of Directors shall determine from time to time. Among the officers the Board of Directors may designate are a Chief Executive Officer, Chief Operating Officer, Chief Financial Officer and Treasurer. The Board of Directors also may choose one or more Vice Presidents, Assistant Secretaries and Assistant Treasurers. Any number of offices may be held by the same person, unless the Certificate of Incorporation or these Bylaws otherwise provide. The Board of Directors may elect from among its members a Chairperson of the Board and a Vice Chairperson of the Board.

5.2    Appointment of Officers. The Board of Directors shall appoint the officers of the Corporation, except such officers as may be appointed in accordance with the provisions of Section 5.3 of these Bylaws, subject to the rights, if any, of an officer under any contract of employment. Any vacancy occurring in any office of the Corporation shall be filled by the Board, or as provided in Section 5.3.

5.3    Appointment of Other Officers and Agents. The Board of Directors may appoint, or empower the Chief Executive Officer or, in the absence of a Chief Executive Officer, the President to appoint, such other officers and agents as the business of the Corporation may require. Each of such officers and agents shall hold office for such period, have such authority and perform such duties as are provided in these Bylaws or as the Board of Directors may from time to time determine.

5.4    Removal and Resignation of Officers.

(a)    Subject to the rights, if any, of an officer under any contract of employment, any officer may be removed, either with or without cause, by an affirmative vote of the majority of the Board of Directors at any regular or special meeting of the Board of Directors or, except in the case of an officer chosen by the Board of Directors, by any officer upon whom such power of removal may be conferred by the Board of Directors.

(b)    Any officer may resign at any time by giving written notice to the Corporation. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice. Unless otherwise specified in the notice of resignation, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Corporation under any contract to which the officer is a party.

5.5    Chairperson of the Board and Vice Chairperson of the Board. The Chairperson of the Board, if any, shall preside at all meetings of the Board of Directors and of the stockholders at which the Chairperson shall be present. The Chairperson shall have and may exercise such powers as are, from time to time, assigned to the Chairperson by the Board of Directors and as may be provided by law. In the absence of the Chairperson of the Board, the Vice Chairperson of the Board, if any, shall preside at all meetings of the Board of Directors and of the stockholders at which the Vice Chairperson shall be present. The Vice Chairperson shall have and may exercise such powers as are, from time to time, assigned to such person by the Board of Directors and as may be provided by law.

5.6    Chief Executive Officer. In the absence of a Chairperson and/or Vice Chairperson of the Board, the Chief Executive Officer shall preside as the chairperson of meetings of the stockholders and the Board of Directors. The Chief Executive Officer shall, subject to the control of the Board of Directors, have general and active management of the business of the Corporation and shall see that all orders and resolutions of the Board of Directors are carried into effect. All other officers, officials, employees and agents shall report directly or indirectly to the Chief Executive Officer. The Chief Executive Officer, President or any executive Vice President shall execute bonds, mortgages and other contracts on behalf of the Corporation, except where required or permitted by law to be otherwise signed and executed and except where the signing and execution thereof shall be expressly delegated by the Board of Directors to some other officer or agent of the Corporation.

5.7    President. In the absence or disability of the Chief Executive Officer, the President shall perform all the duties of the Chief Executive Officer. When acting as the Chief Executive Officer, the President shall have all the powers of, and be subject to all the restrictions upon, the Chief Executive Officer. The President shall have such other powers and perform such other duties as from time to time may be prescribed by the Board of Directors, these Bylaws, the Chief Executive Officer or the Chairperson of the Board.

5.8    Vice Presidents. In the absence of the President or in the event of the President’s inability or refusal to act, the Vice President, if any (or in the event there be more than one Vice President, the Vice Presidents in the order designated by the Board of Directors, or in the absence of any designation, then in the order of their election) shall perform the duties of the President, and when so acting shall have all the powers of and be subject to all the restrictions upon the President. Vice Presidents, by virtue of their appointment as such, shall not necessarily be deemed to be executive officers of the Corporation, such status as an executive officer only being conferred if and to the extent determined by the Board of Directors when such Vice President is placed in charge of a principal business unit, division or function (e.g., sales, administration or finance) or performs a policy-making function for the Corporation. Each executive Vice President shall at all times possess, and upon the authority of the President or the Chief Executive Officer any non-executive Vice President shall from time to time possess, power to sign all certificates, contracts and other instruments of the Corporation, except as otherwise limited by the Chairperson of the Board, the President, Chief Executive Officer or the Vice Chairperson of the Board. The Vice Presidents shall perform other duties commonly incident to their office and shall also perform such other duties and have such other powers as the Board of Directors or the President shall designate from time to time.

5.9    Secretary. The Secretary shall keep the minutes of all meetings of the Board of Directors, committees of the Board of Directors and the stockholders, in books provided for that purpose; shall attend to the giving and serving of all notices; may in the name of the Corporation affix the seal of the Corporation to all contracts and attest the affixation of the seal of the Corporation thereto; may sign with the other appointed officers all certificates for shares of capital stock of the Corporation; and shall have charge of the certificate books, transfer books and stock ledgers, and such other books and papers as the Board of Directors may direct, all of which shall at all reasonable times be open to inspection of any director upon application at the office of the Corporation during business hours. The Secretary shall perform all other duties given in these Bylaws and other duties commonly incident to such office and shall also perform such other duties and have such other powers as the Board of Directors shall designate from time to time. The Chief Executive Officer may direct any Assistant Secretary to assume and perform the duties of the Secretary in the absence or disability of the Secretary, and each Assistant Secretary shall perform other duties commonly incident to such office and shall also perform such other duties and have such other powers as the Board of Directors or the Chief Executive Officer, shall designate from time to time.

5.10    Assistant Secretary. Each Assistant Secretary shall have the usual powers and duties pertaining to such offices, together with such other powers and duties as designated in these Bylaws and as from time to time may be assigned to an Assistant Secretary by the Board of Directors, the Chairperson of the Board, the President, the Vice Chairperson of the Board, or the Secretary. The Assistant Secretaries shall exercise the powers of the Secretary during that officer’s absence or inability or refusal to act.

5.11    Treasurer. The Treasurer (if such an officer is appointed) shall keep or cause to be kept the books of account of the Corporation in a thorough and proper manner and shall render statements of the financial affairs of the Corporation in such form and as often as required by the Board of Directors, the Chairperson of the Board, the Vice Chairperson of the Board, Chief Executive Officer, if one be designated, the President or the Chief Financial Officer. The Treasurer, subject to the order of the Board of Directors, shall have the custody of all funds and securities of the Corporation. The Treasurer shall perform other duties commonly incident to such office and shall also perform such other duties and have such other powers as the Board of Directors, the Chairperson of the Board, the Vice Chairperson of the Board, the Chief Executive Officer, if one be designated, or the President shall designate from time to time. In absence of a designated Chief Financial Officer, unless otherwise determined by the Board of Directors or Chief Executive Officer, the Treasurer shall serve as the Chief Financial Officer subject to control of the Chief Executive Officer. The Chief Financial Officer, if any be designated, may, but need not serve as the Treasurer.

5.12    Assistant Treasurer. The Assistant Treasurer, or if there be more than one, the Assistant Treasurers in the order determined by the Board of Directors (or if there be no such determination, then in the order of their election) shall, in the absence of the Treasurer or in the event of the Treasurer’s inability or refusal to act, perform the duties and exercise the powers of the Treasurer and shall perform such other duties and have such other powers as the Board of Directors may from time to time prescribe.

5.13    Voting and Exercise of Rights of Shares of Other Corporations. The Chairperson of the Board, the Chief Executive Officer, the President or any other person authorized by the Board of Directors, the Chairperson of the Board, the Chief Executive Officer or the President, is authorized to vote, represent, and exercise on behalf of the Corporation all rights incident to any and all shares of any other corporation or corporations standing in the name of the Corporation. The authority granted herein may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by such person having the authority.

ARTICLE VI

CAPITAL STOCK

6.1    Certificates. The shares of the Corporation shall be represented by certificates, provided that the Board may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Every holder of stock represented by certificates shall be entitled to have a certificate signed by, or in the name of the Corporation by the Chairperson or Vice Chairperson of the Board, or the president or vice president, and by the treasurer or an assistant treasurer, or the secretary or an assistant secretary of the Corporation representing the number of shares registered in certificate form. Any or all of the signatures on any certificate may be a facsimile or electronic signature. In case any officer, transfer agent or registrar who has signed or whose facsimile or electronic signature has been placed upon a certificate has ceased to be an officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were an officer, transfer agent or registrar at the date of issue.

6.2    Special Designation on Certificates. If the Corporation shall be authorized to issue more than one class of stock or more than one series of any class, the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of the certificate which the Corporation shall issue to represent such class or series of stock; provided that, except as otherwise provided in Section 202 of the DGCL, in lieu of the foregoing requirements, there may be set forth on the face or back of the certificate which the Corporation shall issue to represent such class or series of stock, a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights. Within a reasonable time after the issuance or transfer of uncertificated stock, the Corporation shall send to the registered owner thereof a written notice containing the information required to be set forth or stated on certificates pursuant to Sections 151, 156, 202(a) or 218(a) of the DGCL or a statement that the Corporation will furnish without charge, to each stockholder who so requests, the powers, designations, preferences and relative participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

6.3    Lost Certificates. Except as provided in this Section 6.3, no new certificates for shares shall be issued to replace a previously issued certificate unless the latter is surrendered to the Corporation and cancelled at the same time. The Corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

6.4    Transfer of Stock. Upon surrender to the Corporation or the transfer agent of the Corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignation or authority to transfer, it shall be the duty of the Corporation to issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction in its books. Upon receipt of proper transfer instructions from the registered owner of uncertificated shares such uncertificated shares shall be cancelled and issuance of new equivalent uncertificated shares or certificated shares shall be made to the person entitled thereto and the transaction shall be recorded upon the books of the Corporation.

6.5    Registered Stockholders. The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and to hold liable for calls and assessments a person registered on its books as the owner of shares, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.

6.6    Facsimile or Electronic Signature. In addition to the provisions for use of facsimile or electronic signature elsewhere specifically authorized in these Bylaws, the execution, signing or endorsement of any corporate instrument or other document by any stockholder, director or officer of the corporation may be effected by facsimile or electronic signature unless otherwise specifically determined by the Board of Directors or required by law.

ARTICLE VII

GENERAL PROVISIONS

7.1    Dividends. The Board, subject to any restrictions contained in the DGCL or the Certificate of Incorporation, may declare and pay dividends upon the shares of its capital stock. Dividends may be paid in cash, in property or in shares of capital stock, subject to the provisions of the Certificate of Incorporation. Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the Board of Directors from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for such other purposes as the Board of Directors shall think conducive to the interest of the Corporation, and the Board of Directors may modify or abolish any such reserve in the manner in which it was created.

7.2    Checks. From time to time, the Board shall determine by resolution which person or persons may sign or endorse all checks, drafts, other orders for payment of money, notes or other evidences of indebtedness that are issued in the name of or payable to the Corporation, and only the persons so authorized shall sign or endorse those instruments.

7.3    Execution of Corporate Contracts and Instruments. The Board of Directors, except as otherwise provided in these Bylaws, may authorize any officer or officers, or agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the Corporation; such authority may be general or confined to specific instances. Unless so authorized or ratified by the Board or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the Corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

7.4    Fiscal Year. The fiscal year of the Corporation shall be fixed by resolution of the Board of Directors.

7.5    Seal. The Corporation may adopt a corporate seal, which shall be adopted and which may be altered by the Board. The Corporation may use the corporate seal by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

7.6    Loans. The Board of Directors of the Corporation may, without stockholder approval, authorize loans to, or guaranty obligations of, or otherwise assist any officer or other employee of the Corporation or of its subsidiary, including any officer or employee who is a director of the Corporation or its subsidiary, whenever, in the judgment of the Board of Directors, such loan, guaranty or assistance may reasonably be expected to benefit the Corporation. The loan, guaranty or other assistance includes, without limitation, the adoption of employee benefit plans under which loans and guarantees may be made, and may be with or without interest, and may be unsecured, or secured in such manner as the Board of Directors shall approve, including, without limitation, a pledge of shares of stock of the Corporation.

7.7    Stock Transfer Agreements. The Corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes of stock of the Corporation to restrict the transfer of shares of stock of the Corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL.

7.8    Construction; Definitions. Unless the context requires otherwise, the general provisions, rules of construction, and definitions in the DGCL shall govern the construction of these Bylaws. Without limiting the generality of this provision, the singular number includes the plural, the plural number includes the singular, and the term “person” includes both a corporation and a natural person.

ARTICLE VIII

INDEMNIFICATION

8.1    Indemnification of Directors and Officers in Third Party Proceedings. Subject to the other provisions of this Article VIII, the Corporation shall indemnify, to the fullest extent permitted by the DGCL, as now or hereinafter in effect, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) (other than an action by or in the right of the Corporation) by reason of the fact that such person is or was a director of the Corporation or an officer of the Corporation, or while a director of the Corporation or officer of the Corporation is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such Proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any Proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.

8.2    Indemnification of Directors and Officers in Actions by or in the Right of the Corporation. Subject to the other provisions of this Article VIII, the Corporation shall indemnify, to the fullest extent permitted by the DGCL, as now or hereinafter in effect, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of the Corporation, or while a director or officer of the Corporation is or was serving at the request of the Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

8.3    Successful Defense. To the extent that a present or former director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding described in Section 8.1 or Section 8.2, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

8.4    Indemnification of Others. Subject to the other provisions of this Article VIII, the Corporation shall have power to indemnify its employees and its agents to the extent not prohibited by the DGCL or other applicable law. The board of directors shall have the power to delegate the determination of whether employees or agents shall be indemnified to such person or persons as the board of determines.

8.5    Advanced Payment of Expenses. Expenses (including attorneys’ fees) incurred by an officer or director of the Corporation in defending any Proceeding shall be paid by the Corporation in advance of the final disposition of such Proceeding upon receipt of a written request therefor (together with documentation reasonably evidencing such expenses) and an undertaking by or on behalf of the person to repay such amounts if it shall ultimately be determined that the person is not entitled to be indemnified under this Article VIII or the DGCL. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the Corporation deems reasonably appropriate and shall be subject to the Corporation’s expense guidelines. The right to advancement of expenses shall not apply to any claim for which indemnity is excluded pursuant to these bylaws, but shall apply to any Proceeding referenced in Section 8.6(b) or 8.6(c) prior to a determination that the person is not entitled to be indemnified by the Corporation.

8.6    Limitation on Indemnification. Subject to the requirements in Section 8.3 and the DGCL, the Corporation shall not be obligated to indemnify any person pursuant to this Article VIII in connection with any Proceeding (or any part of any Proceeding):

(a)    for which payment has actually been made to or on behalf of such person under any statute, insurance policy, indemnity provision, vote or otherwise, except with respect to any excess beyond the amount paid;

(b)    for an accounting or disgorgement of profits pursuant to Section 16(b) of the Exchange Act, or similar provisions of federal, state or local statutory law or common law, if such person is held liable therefor (including pursuant to any settlement arrangements);

(c)    for any reimbursement of the Corporation by such person of any bonus or other incentive-based or equity-based compensation or of any profits realized by such person from the sale of securities of the Corporation, as required in each case under the Exchange Act (including any such reimbursements that arise from an accounting restatement of the Corporation pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), or the payment to the Corporation of profits arising from the purchase and sale by such person of securities in violation of Section 306 of the Sarbanes-Oxley Act), if such person is held liable therefor (including pursuant to any settlement arrangements);

(d)    initiated by such person against the Corporation or its directors, officers, employees, agents or other indemnitees, unless (i) the board of directors authorized the Proceeding (or the relevant part of the Proceeding) prior to its initiation, (ii) the Corporation provides the indemnification, in its sole discretion, pursuant to the powers vested in the Corporation under applicable law, (iii) otherwise required to be made under Section 8.7 or (iv) otherwise required by applicable law; or

(e)    if prohibited by applicable law; provided, however, that if any provision or provisions of this Article VIII shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (1) the validity, legality and enforceability of the remaining provisions of this Article VIII (including, without limitation, each portion of any paragraph or clause containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (2) to the fullest extent possible, the provisions of this Article VIII (including, without limitation, each such portion of any paragraph or clause containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforcebable.

8.7    Determination; Claim. If a claim for indemnification or advancement of expenses under this Article VIII is not paid in full within 90 days after receipt by the Corporation of the written request therefor, the claimant shall be entitled to an adjudication by a court of competent jurisdiction of his or her entitlement to such indemnification or advancement of expenses. The Corporation shall indemnify such person against any and all expenses that are incurred by such person in connection with any action for indemnification or advancement of expenses from the Corporation under this Article VIII, to the extent such person is successful in such action, and to the extent not prohibited by law. In any such suit, the Corporation shall, to the fullest extent not prohibited by law, have the burden of proving that the claimant is not entitled to the requested indemnification or advancement of expenses.

8.8    Non-Exclusivity of Rights. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VIII shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the certificate of incorporation or any statute, bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. The Corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advancement of expenses, to the fullest extent not prohibited by the DGCL or other applicable law.

8.9    Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of the DGCL.

8.10    Survival. The rights to indemnification and advancement of expenses conferred by this Article VIII shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

8.11    Effect of Repeal or Modification. Any amendment, alteration or repeal of this Article VIII shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to such amendment, alteration or repeal.

8.12    Certain Definitions. For purposes of this Article VIII, references to the “Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article VIII with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued. For purposes of this Article VIII, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan (excluding any “parachute payments” within the meanings of Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended); and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article VIII.

ARTICLE IX

AMENDMENTS

Except as otherwise provided in the Certificate of Incorporation, these Bylaws may be altered, amended or repealed, or new Bylaws may be adopted, by the holders of a majority of the outstanding voting shares or by the Board of Directors, when such power is conferred upon the Board of Directors by the Certificate of Incorporation, at any regular meeting of the stockholders or of the Board of Directors or at any special meeting of the stockholders or of the Board of Directors if notice of such alteration, amendment, repeal or adoption of new Bylaws be contained in the notice of such special meeting. If the power to adopt, amend or repeal Bylaws is conferred upon the Board of Directors by the Certificate of Incorporation, it shall not divest or limit the power of the stockholders to adopt, amend or repeal Bylaws.

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Annex B

VOTING AGREEMENT

This Voting Agreement (this “Agreement”) is entered into as of June 26, 2019, among Yanmar America Corporation, a Georgia corporation (“Parent”), and A.S.V. Holding, LLC, a Delaware limited liability company (the “Stockholder”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, concurrently with the execution and delivery of this Agreement, ASV Holdings, Inc., a Delaware corporation (the “Company”), Parent, Osaka Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and Yanmar Co., Ltd., a company organized under the laws of Japan (“Guarantor”), are entering into an Agreement and Plan of Merger (as the same may be amended or supplemented, the “Merger Agreement”), which provides, among other things, for the acquisition of the Company by Parent by means of a merger of Merger Sub with and into the Company (the “Merger”), all on the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, the Stockholder beneficially owns (as such term is defined in Rule 13d-3 under the Exchange Act) the number of shares of Company Common Stock set forth across from the Stockholder’s name on Exhibit A hereto (such securities, as they may be adjusted by stock dividend, stock split, recapitalization, combination or exchange of shares, merger, consolidation, reorganization or other change or transaction of or by the Company, together with securities of the Company that may be acquired after the date hereof by the Stockholder, are collectively referred to herein as the “Securities”); and

WHEREAS, as an inducement and a condition to the willingness of Parent, Merger Sub and Guarantor to enter into the Merger Agreement, and in consideration of the substantial expenses incurred and to be incurred by them in connection therewith, the Stockholder has agreed to enter into, be legally bound by and perform this Agreement.

AGREEMENTS

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1.    Covenants of the Stockholder. The Stockholder agrees as follows:

(a)    The Stockholder shall not, directly or indirectly, (i) sell, transfer (including by operation of Law), pledge, assign or otherwise encumber or dispose of any of the Securities to, or enter into any agreement, option or other arrangement (including any profit sharing arrangement) or understanding with respect to any of the Securities with, any Person other than Parent or Parent’s designee, (ii) deposit any Securities into a voting trust or enter into any voting arrangement, whether by proxy, voting agreement, voting trust, power-of-attorney, attorney-in-fact, agent or otherwise, with respect to the Securities, except as contemplated by this Agreement, or (iii) take any other action that would in any way make any representation or warranty of the Stockholder herein untrue or incorrect in any material respect or otherwise restrict, limit or interfere in any material respect with the performance of the Stockholder’s obligations hereunder or the transactions contemplated hereby.

(b)    At any meeting of stockholders of the Company called to vote upon the Merger and the Merger Agreement or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval (including by written consent) is sought with respect to the Merger and the Merger Agreement, the Stockholder shall vote (or cause to be voted) all Securities owned by the Stockholder, including without limitation the Securities set forth across from the Stockholder’s name in Exhibit A hereto, in favor of the Merger, the adoption of the Merger Agreement and the approval of the terms thereof and each of the other transactions contemplated the Merger Agreement.

(c)    The Stockholder shall take, or cause to be taken, all reasonable actions to do or cause to be done, and to assist and cooperate with the Company and Parent in doing, all things reasonably necessary to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by the Merger Agreement, including (i) causing the Company to call the Company Stockholders’ Meeting for the purpose of considering, acting upon and voting upon the approval and adoption of the Merger Agreement, the Merger and all other transactions contemplated by the Merger Agreement, (ii) attending, if applicable, the Company Stockholders’ Meeting or any adjournment thereof (or executing valid and effective proxies to any other attending participant of a Company Stockholders’ Meeting in lieu of attending such Company Stockholders’ Meeting or any adjournment thereof), and (iii) causing the Company to postpone or adjourn, at Parent’s request, the Company Stockholders’ Meeting (x) in order to solicit additional proxies for the purpose of obtaining the Company Stockholder Approval (unless prior to such adjournment the Company shall have received an aggregate number of proxies voting for the adoption of the Merger Agreement, which have not been withdrawn, such that the Company Stockholder Approval will be obtained at such meeting), (y) if a quorum is not present or (z) in order to allow reasonable additional time for (A) the filing and mailing of, at the reasonable request of Parent, any supplemental or amended disclosure and (B) such supplemental or amended disclosure to be disseminated to, and reviewed by, the stockholders of the Company prior to the Company Stockholders’ Meeting.

(d)    The Stockholder shall not, directly or indirectly (including through any Affiliate or Representative), (i) solicit, initiate, facilitate or knowingly encourage any inquiries with respect to or the implementation or submission of any Acquisition Proposal, or any proposals or offers that would be reasonably expected to lead to, an Acquisition Proposal (a “Competing Proposal”), (ii) engage in, continue or otherwise participate in any discussions, communications or negotiations regarding, or furnish to any Person any non-public information in connection with, or for the purpose of facilitating or encouraging, any inquiries, proposals or offers that constitute, or would be reasonably expected to lead to, a Competing Proposal, except to notify such Person of the existence of this Section 1(d) or (iii) otherwise facilitate or encourage any effort or attempt to make a Competing Proposal, or any inquiries, proposals or offers that would reasonably be expected to lead to a Competing Proposal. The Stockholder shall, and shall cause its Subsidiaries to, and shall instruct (and use its reasonable best efforts to cause) its Representatives to, immediately cease and cause to be terminated any solicitation, discussions, communications or negotiations with any Person that may be ongoing with respect to a Competing Proposal, or any inquiry, proposal or offer that would reasonably be expected to lead to a Competing Proposal. The Stockholder shall promptly (and, in any event, within 48 hours) (i) provide Parent written notice of (A) the receipt of any Competing Proposal or (B) any inquiries, proposals or offers received by the Stockholder or any Affiliates or Representatives of the Stockholder concerning a Competing Proposal and (ii) disclose to Parent the identity of such Person making, and an unredacted copy of, any such Competing Proposal or any such inquiry, proposal or offer made in writing (or, if made orally, a reasonably detailed description of such Competing Proposal, inquiry, proposal or offer). The Stockholder shall, promptly upon receipt or delivery thereof (and, in any event, within 48 hours), provide Parent with copies of all drafts and final versions of definitive or other agreements including schedules and exhibits thereto (which may be redacted to the extent necessary to protect confidential information of the Person making such Competing Proposal) relating to such Competing Proposal, in each case exchanged between the Stockholder or any of its Representatives, on the one hand, and the Person making such Competing Proposal or any of its Representatives, on the other hand. The Stockholder shall keep Parent reasonably informed on a reasonably prompt basis (and, in any event, within 48 hours of any material development) of the status and details (including with respect to any material amendments) of any such Competing Proposal or other inquiry, proposal or offer concerning a Competing Proposal.

(e)    The Stockholder shall vote (or cause to be voted) its Securities against (i) any Competing Proposal and (ii) any action, proposal, transaction or agreement which would reasonably be expected to impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Merger or the fulfillment of Parent’s, the Company’s or Merger Sub’s conditions under the Merger Agreement or change in any manner the voting rights of any security of the Company (including by any amendments to the certificate of incorporation or bylaws of the Company).

(f)    The Stockholder hereby (i) irrevocably and unconditionally waives, and agrees not to exercise, any rights of appraisal with respect to the Securities or rights to dissent from the Merger or any similar right (including under Section 262 of the DGCL) that the Stockholder may have and (ii) agrees not to commence, institute, maintain or prosecute any claim, derivative or otherwise, (A) against the Company, any of its Representatives or any of its successors, including claims relating to the negotiation, execution, or delivery of the Merger Agreement or the consummation of the Merger, including any claim alleging a breach of any fiduciary duty of the Company Board in connection with the Merger and the other transactions contemplated by the Merger Agreement, or (B) challenging the validity of or seeking to enjoin the operation of any provision of this Agreement.

2.    Grant of Irrevocable Proxy Coupled with an Interest; Appointment of Proxy.

(a)    The Stockholder hereby irrevocably (i) grants to Parent and any designee of Parent, alone or together, the Stockholder’s proxy, and (ii) appoints Parent and any designee of Parent as the Stockholder’s proxy, attorney-in-fact and agent (with full power of substitution and resubstitution), alone or together, for and in the name, place and stead of the Stockholder, to vote (A) the Securities owned by the Stockholder, or grant a consent or approval in respect of the Securities owned by the Stockholder, in accordance with Section 1(b) above and, at any meeting of the stockholders of the Company or at any adjournment thereof or in any other circumstances upon which their vote, consent or other approval is sought in favor of the Merger, the adoption by the Company of the Merger Agreement and the approval of the other transactions contemplated by the Merger Agreement. The Stockholder agrees to execute such documents or certificates evidencing such proxy as Parent may reasonably request. The Stockholder acknowledges that it received and reviewed a copy of the Merger Agreement prior to executing this Agreement.

(b)    The Stockholder represents that any proxies heretofore given in respect of the Securities are not irrevocable and hereby revokes any such proxies.

(c)    THE STOCKHOLDER HEREBY AFFIRMS THAT THE PROXY SET FORTH IN THIS SECTION 2 IS COUPLED WITH AN INTEREST AND IS IRREVOCABLE UNTIL SUCH TIME AS THIS AGREEMENT TERMINATES IN ACCORDANCE WITH ITS TERMS. The Stockholder hereby further affirms that the irrevocable proxy is given in connection with the execution of the Merger Agreement and that such irrevocable proxy is given to secure the performance of the duties of the Stockholder under this Agreement. The Stockholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy shall be valid until the termination of this Agreement in accordance with its terms. The power of attorney granted by the Stockholder is a durable power of attorney and shall survive the bankruptcy or dissolution of the Stockholder.

3.    Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants to Parent as follows:

(a)    The Stockholder has all necessary power and authority to execute and deliver this Agreement and to perform the Stockholder’s obligations under this Agreement. The execution, delivery and performance of this Agreement by the Stockholder have been duly and validly authorized by the Stockholder. This Agreement has been duly and validly executed and delivered by the Stockholder and, assuming the due authorization, execution and delivery by Parent, constitutes a legal, valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

(b)    The Securities and the certificates (or any book-entry notations used to represented any uncertificated shares of Company Common Stock) representing the Securities are now, and at all times during the term hereof will be, held by the Stockholder, or by a nominee or custodian for the benefit of the Stockholder, and the Stockholder has title to the Securities, free and clear of all Encumbrances (including voting trusts and voting commitments), except as provided by this Agreement. As of the date of this Agreement, the Stockholder owns of record or beneficially no shares of Company Common Stock or Company Preferred Stock or any other capital stock of, or any other equity interests in, the Company, other than the Securities set forth across from the Stockholder’s name on Exhibit A hereto. The Stockholder has full power to vote the Securities as provided herein. Except as otherwise contemplated by this Agreement or the Merger Agreement, none of the Stockholders or any of the Securities is subject to any stockholders’ agreement, voting trust, registration rights agreement, proxy or other agreement, arrangement or restriction with respect to the voting or disposition of the Securities.

(c)    The execution and delivery of this Agreement by the Stockholder does not, and the performance of this Agreement by the Stockholder will not, (i) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, or (ii) result in the creation of an Encumbrance on any of the Securities, or conflict with or violate any Law applicable to the Stockholder or any of the Securities, except, with respect to clause (ii), for any such conflicts, violations or other occurrences that would not, or would not reasonably be expected to, prevent or materially impair or delay the ability of the Stockholder to perform its obligations hereunder.

(d)    The Stockholder understands and acknowledges that Parent, Merger Sub and Guarantor are entering into the Merger Agreement in reliance upon the Stockholder’s execution and delivery of this Agreement.

(e)    None of the information relating to the Stockholder and its Affiliates provided by or on behalf of the Stockholder or its Affiliates for inclusion in the Proxy Statement will, at (i) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company and (ii) the time of the Company Stockholders’ Meeting, contain any untrue statement of material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Stockholder authorizes and agrees to permit Parent and Merger Sub to publish and disclose in the Proxy Statement and any related filings under the securities Laws of the United States or any state thereof the Stockholder’s identity and ownership of Securities and the nature of its commitments, arrangements and understandings under this Agreement and any other information required by applicable Law.

(f)    There is no Action pending or, to the knowledge of the Stockholder, threatened in writing against the Stockholder or any of its Affiliates before any Governmental Authority that, if adversely determined against the Stockholder or its applicable Affiliate, would, or would reasonably be expected to, prevent or materially impair or delay the ability of the Stockholder to perform its obligations hereunder.

4.    Representations and Warranties of Parent. Parent hereby represents and warrants to the Stockholder as follows: (a) Parent has all necessary power and authority to execute and deliver this Agreement and to perform its obligations hereunder; (b) the execution, delivery and performance of this Agreement by Parent have been duly and validly authorized by all necessary corporate action on the part of Parent; and (c) this Agreement has been duly and validly executed and delivered by Parent and, assuming the due authorization, execution and delivery by the Stockholder, constitutes a legal, valid and binding obligation of Parent enforceable against Parent in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

5.    Further Assurances. The Stockholder shall, from time to time, execute and deliver, or cause to be executed and delivered, in each case without further consideration, such additional or further transfers, assignments, endorsements, consents and other instruments as Parent may reasonably request for the purpose of effectively carrying out the Stockholder’s obligations under this Agreement and to vest the power to vote the Securities as contemplated by Section 2. Parent agrees to take, or cause to be taken, (a) all actions reasonably necessary to comply promptly with all legal requirements that may be imposed with respect to the transactions contemplated by this Agreement and (b) all actions reasonably necessary or desirable to consummate the transactions contemplated by this Agreement.

6.    Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether pursuant to a merger, by operation of Law or otherwise), without the prior written consent of the other parties, except that Parent may assign all or any of its rights and obligations hereunder to any direct or indirect wholly owned Subsidiary of Parent; provided, however, that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations. Subject to the preceding sentence, this Agreement shall be binding upon, inure solely to the benefit of, and be enforceable by, only the parties hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

7.    Termination. This Agreement, and all rights and obligations of the parties hereunder, shall terminate upon the first to occur (such date, the “Termination Date”) of (a) the Effective Time, (b) an Adverse Recommendation Change made as a result of a Company Intervening Event, (c) the date on which the Merger Agreement is terminated in accordance with its terms, (d) the mutual written agreement of the parties to terminate this Agreement or (e) at the sole election of Stockholder following any amendment of or modification to the Merger Agreement with respect to any terms of the Merger Consideration, Article VIII (Conditions to the Merger) or any change to the Merger Agreement that would have a materially adverse impact on Stockholder. In the event of termination of this Agreement pursuant to this Section 7, this Agreement will become null and void and of no effect with no liability on the part of any party hereto; provided, however, that (i) Section 6, this Section 7 and Section 9 shall survive any such termination, and (ii) no such termination will relieve any party hereto from any liability for any fraud or intentional breach of this Agreement occurring prior to such termination.

8.    Stockholder Capacity. Notwithstanding anything to the contrary in this Agreement, the parties acknowledge that (a) the Stockholder is entering into this Agreement solely in the Stockholder’s capacity as a record and/or beneficial owner of the Company Common Stock and not in the Stockholder’s capacity as a director, officer or employee of the Company (if applicable) or in the Stockholder’s capacity as a trustee or fiduciary of any Company Plans and (b) nothing in this Agreement is intended to restrict or affect any action or inaction of the Stockholder or any representative of the Stockholder, as applicable, serving on the Company Board or on the board of directors of any Subsidiary of the Company or as an officer or fiduciary of the Company or any Subsidiary of the Company, acting in such person’s capacity as a director, officer, employee or fiduciary of the Company or any Subsidiary of the Company.

9.    General Provisions.

(a)    Expenses. Except as otherwise set forth in the Merger Agreement, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expense, whether or not the transactions contemplated hereby are consummated.

(b)    Waiver. At any time prior to the termination of this Agreement, any party hereto may (i) extend the time for the performance of any obligation or other act of any other party hereto, (ii) waive any breach of or inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any agreement of any other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by any Stockholder or Parent in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or future exercise of any other right hereunder.

(c)    Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, by email transmission (upon confirmation of receipt that is not automatically generated and provided that any notice received by email transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day) to the respective parties hereto at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9(c)):

If to Parent:

Yanmar America Corporation

101 International Parkway

Adairsville, Georgia 30103

Attention:    Giuliano Parodi

                     Hiroshi Okuyama

                    Ryan M. Pott

Email:          giuliano_parodi@yanmar.com

                     hiroshi_okuyama@yanmar.com

                     ryan_pott@yanmar.com

with a copy to:

Shearman & Sterling LLP

535 Mission St, 25th Floor

San Francisco, California 94105

Attention:    Christopher Forrester

                     Michael S. Dorf

Email:          chris.forrester@shearman.com

                     mdorf@shearman.com

If to a Stockholder:

At the address and email address set forth across from the Stockholder’s name in Exhibit A hereto.

with a copy to:

Dorsey & Whitney LLP

50 S. Sixth Street, Suite 1500

Minneapolis, MN 55402

Attention:    Jonathan B. Abram

                     Jonathan A. Van Horn

Email:          abram.jonathan@dorsey.com

                     van.horn.jonathan@dorsey.com

(d)    Interpretation and Rules of Construction. When a reference is made in this Agreement to an Exhibit or a Section, such reference shall be to an Exhibit or a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument or Law defined or referred to herein means such agreement, instrument or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated. References to a Person are also to its successors and permitted assigns. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded, and if the last day of such period is not a Business Day, the period shall end on the immediately following Business Day. Each of the parties hereto has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement. References to “days” shall mean “calendar days” unless expressly stated otherwise. No specific provision, representation or warranty shall limit the applicability of a more general provision, representation or warranty. It is the intent of the parties hereto that each representation, warranty, covenant, condition and agreement contained in this Agreement shall be given full, separate, and independent effect and that such provisions are cumulative. Any reference in this Agreement to a date or time shall be deemed to be such date or time in the Minneapolis, MN, U.S.A., unless otherwise specified.

(e)    Entire Agreement; Amendment. This Agreement, taken together with the Merger Agreement, constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and thereof and supersedes all prior agreements and undertakings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof and thereof. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

(f)    Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any applicable principles of conflict of laws that would cause the Laws of another State to otherwise govern this Agreement. The parties hereto agree that any Action seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be heard and determined exclusively in the Delaware Court of Chancery; provided, however, that if the Delaware Court of Chancery does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in the United States District Court for the District of Delaware. Consistent with the preceding sentence, each of the parties hereto hereby (i) submits to the exclusive jurisdiction of such courts for the purpose of any Action arising out of or relating to this Agreement brought by either party hereto; (ii) agrees that service of process will be validly effected by sending notice in accordance with Section 9(c); (iii) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above named courts; and (iv) agrees not to move to transfer any such Action to a court other than any of the above-named courts.

(g)    Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS. EACH OF THE PARTIES

HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9(G).

(h)    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

(i)    Specific Performance. The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Each party agrees that, in the event of any breach or threatened breach by any other party of any covenant or obligation contained in this Agreement, the non-breaching party shall be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages) to (i) an Order of specific performance to enforce the observance and performance of such covenant or obligation, and (ii) an injunction restraining such breach or threatened breach. Each party further agrees that no other party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9(i), and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

(j)    Counterparts. This Agreement may be executed and delivered (including by facsimile transmission or other means of electronic transmission, such as by electronic mail in “pdf” form) in counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

YANMAR AMERICA CORPORATION

By:	/s/ Ryan M. Pott
Name:	Ryan M. Pott
Title:	General Counsel

[Voting Agreement Signature Page]

A.S.V. HOLDING, LLC

By:	/s/ John Garrison Jr.
Name:	John Garrison Jr.
Title:	Chairman

[Voting Agreement Signature Page]

Exhibit A

Stockholder Security Ownership and Voting Information

Name and Address of Stockholder	Number of Shares of Company Common Stock Beneficially Owned by Stockholder
A.S.V. Holding, LLC c/o Terex Corporation 200 Nyala Farm Road Westport, CT 06880 Attn: Eric I Cohen	3,350,000 shares of Company Common Stock

Annex C

June 26, 2019

Board of Directors

ASV Holdings, Inc.

840 Lily Lane

Grand Rapids, MN 55744

Attention: Andrew Rooke – Chief Executive Officer

Members of the Board of Directors:

We understand that ASV Holdings, Inc. (“ASV” or the “Company”) proposes to enter into an Agreement and Plan of Merger (the “Agreement”) by and among Yanmar America Corporation and a newly formed merger subsidiary (collectively “Yanmar”). Pursuant to the Agreement, Yanmar has agreed to purchase all of issued and outstanding shares of common stock of the Company at a price equal to $7.05 per share through a long-form merger, pursuant to which each issued and outstanding share shall be converted into the right to receive $7.05 in cash, which amounts to $69,857,449 for 9,908,858 shares outstanding (the “Transaction”). Additionally, ASV has 116,936 unvested restricted awards outstanding which will vest in connection with the Transaction, resulting in additional consideration of $824,399. The aggregate consideration, including restricted stock awards, is $70,681,848 (“Transaction Consideration”).

You have asked us whether, in our opinion, the Transaction Consideration is fair to the shareholders of ASV from a financial point of view.

Donnelly Penman is an investment banking firm of recognized standing. As part of our investment banking services, we are continually engaged in the valuation of businesses and securities in connection with mergers and acquisitions, secondary distributions of securities, private placements and valuations for going private transactions, corporate and other purposes.

On April 5, 2019, Donnelly Penman was engaged by ASV through a letter agreement (the “Engagement Letter”) to provide financial advisory services in connection with the Transaction and will receive a fee upon the consummation of the Transaction. Pursuant to the Engagement Letter, Donnelly Penman will also receive a fee in connection with the issuance of this fairness opinion. Additionally, ASV has agreed to reimburse Donnelly Penman for its out-of-pocket expenses and has agreed to indemnify Donnelly Penman and certain related persons against certain liabilities possibly incurred in connection with services performed.

Donnelly Penman has previously been engaged by ASV within the last two years to provide advisory services. Donnelly Penman was engaged by ASV on November 6, 2017, April 23, 2018, on October 12, 2018 and on November 12, 2018, for each of which it received a fee. Donnelly Penman has not been engaged by Yanmar for any purpose.

17160 KERCHEVAL AVENUE • GROSSE POINTE, MI 48230-1661

313-446-9900 • FAX 313-446-9955 • WWW.DONNELLYPENMAN.COM

MEMBER FINRA/SIPC

Board of Directors

ASV Holdings, Inc.

June 26, 2019

In arriving at our opinion, we engaged in discussions with members of the management team of ASV concerning the historical and current business operations, financial conditions and prospects of ASV, and we reviewed, among other things:

•	certain publicly available information, including, but not limited to, the Company’s recent filings with the Securities and Exchange Commission;

•

certain non-public information for ASV, including interim internal financial results for the five months ended May 31, 2019, and the Company’s forecasted information for fiscal years 2019 through 2022;

•	draft of the Agreement dated June 21, 2019 expected to be delivered to the Board;

•	information relating to the capital ownership structure of ASV;

•	the financial position and operating results of the Company compared with those of certain other publicly traded companies we deemed relevant;

•	the historical market prices, trading activity and trading multiples of the Company’s common stock compared with those of certain other publicly traded companies we deemed relevant;

•	the proposed Transaction Consideration compared to the reported implied enterprise values of certain other transactions we deemed relevant;

•

the present value of forecasted cash flows of the Company reflected in the Company’s forecasts and the present value of forecasted cash flows of the Company reflected in the Company’s forecasts that were modified by DPP for sensitivity purposes;

•	the price contemplated by the Transaction in comparison to historical market prices of the Company’s common stock; and

•	such other information, financial studies, analyses and investigations and such other factors that Donnelly Penman deemed relevant for the purposes of our opinion.

We have also held discussions with the senior management of ASV regarding past and current business operations, regulatory relations, financial condition and future prospects of ASV and such other matters as we have deemed relevant to our inquiry. We have relied upon the management team of ASV as to the reasonableness and achievability of the financial and operating forecasts and projections (and the assumptions and bases therefore) prepared by and provided to us by management of ASV, and we have assumed, at the direction of ASV, that such forecasts and projections reflect the best currently available estimates and judgments of such management and that such forecasts provide a reasonable basis upon which we could form our opinion. Such forecasts and projections were not prepared with the expectation of public disclosure. All such projected financial information is based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in such projected financial information. We have relied on this projected information without independent verification or analysis and do not in any respect assume any responsibility or liability for the accuracy or completeness thereof.

In conducting our review and arriving at our opinion, we, with your consent, have relied, without independent investigation, upon the accuracy and completeness of all financial and other information provided to us by ASV or upon publicly available information. We do not undertake any responsibility for the accuracy, completeness or reasonableness of, or any obligation independently to verify, such information. We have further relied upon the assurance of management of ASV that they were unaware of any facts that would make the information provided or available to us incomplete or misleading in any respect. We did not make any independent evaluations, valuations or appraisals of the assets or liabilities of ASV. Our opinion is necessarily based upon economic and

Board of Directors

ASV Holdings, Inc.

June 26, 2019

market conditions and other circumstances as they existed and evaluated by us on the date of this letter. We do not have any obligation to update this opinion, unless requested by you in writing to do so, and we expressly disclaim any responsibility to do so in the absence of such a written request.

No limitations were imposed by ASV on us or on the scope of our investigation or the procedures that were followed by us in rendering this opinion. The form and amount of the Total Consideration was determined through arms’ length negotiations between ASV and Yanmar. We were not requested to opine as to, and this opinion does not address, ASV’s underlying business decision to proceed with or effect the Transaction or the relative merits of the Transaction compared to any alternative transaction that might be available to ASV. Further, this letter does not constitute a recommendation to the shareholders of ASV with respect to any approval of the Agreement or the Transaction. Additionally, we were not requested to opine as to, and this opinion does not address, the fairness of the amount or nature of the compensation to any of ASV’s officers, directors or employees.

In our analyses, we have made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of ASV. The credit, financial and stock markets can experience unusual volatility and we express no opinion or view as to any potential effects of such volatility on ASV or the Transaction. No company or merger utilized in our analyses was identical to ASV or the Transaction. Accordingly, such analyses are not based solely on arithmetic calculations; rather, they involve complex considerations and judgments concerning differences in financial and operating characteristics of the relevant companies, the timing of the relevant mergers and prospective buyer interests, as well as other factors that could affect the public trading markets of companies to which ASV is being compared. None of the analyses performed by us was assigned a greater significance than any other.

This opinion has been reviewed and approved by the Donnelly Penman Fairness Opinion Committee in conformity with our policies and procedures established under the requirement of Rule 5150 of the Financial Industry Regulatory Authority (FINRA).

Based upon and subject to the foregoing, we are of the opinion that, as of June 26, 2019, the Transaction Consideration to be paid by Yanmar to ASV shareholders under the Agreement is fair, from a financial point of view, to the shareholders of ASV.

Very truly yours,

Donnelly Penman & Partners Inc.

Annex D

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the Merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the Merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation (or, in the case of a merger pursuant to § 251(h), as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the Merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the Merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the Merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the Merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the Merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the Merger or consolidation of the date that the Merger or consolidation has become effective; or

(2) If the Merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the Merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the Merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the Merger or consolidation, shall, also notify such stockholders of the effective date of the Merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the Merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the Merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the Merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the Merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the Merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the Merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the Merger or consolidation. Within 120 days after the effective date of the Merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the Merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the Merger or consolidation (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the Merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the Merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the Merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the Merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the Merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the Merger or consolidation, either within 60 days after the effective date of the Merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the Merger or consolidation within 60 days after the effective date of the Merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the Merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

ASV HOLDINGS, INC C/O BROADRIDGE P.O. BOX 1342 BRENTWOOD, NY 11717

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on [            ] for shares held directly and by 11:59 P.M. ET on [            ] for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on [            ] for shares held directly and by 11:59 P.M. ET on [            ] for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

CONTROL # g
NAME

THE COMPANY NAME INC. - COMMON

THE COMPANY NAME INC. - CLASS A

THE COMPANY NAME INC. - CLASS B

THE COMPANY NAME INC. - CLASS C

THE COMPANY NAME INC. - CLASS D

THE COMPANY NAME INC. - CLASS E

THE COMPANY NAME INC. - CLASS F

THE COMPANY NAME INC. - 401 K

	SHARES	123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒	PAGE 1 OF 2

KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR proposals 1 and 2.	For	Against	Abstain
1.

To adopt and approve the Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”) entered into on June 26, 2019 among ASV Holdings, Inc. (“ASV”), Yanmar America Corporation, a Georgia corporation (“Yanmar”), Osaka Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Yanmar (“Merger Sub”), and (solely for the purposes specified in the Merger Agreement) Yanmar Co., Ltd., a company organized under the laws of Japan, and the transactions contemplated by the Merger Agreement, pursuant to which Merger Sub will be merged with and into ASV, with ASV continuing as the surviving corporation and a wholly owned subsidiary of Yanmar.

	☐	☐	☐
2.

To adjourn the ASV special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to adopt and approve the Merger Agreement and the transactions contemplated by the Merger Agreement if there are insufficient votes at the time of such adjournment to approve such proposal.

	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.	Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1

		JOB #			SHARES CUSIP # SEQUENCE #
Signature [PLEASE SIGN WITHIN BOX]	Date		Signature (Joint Owners)	Date

0000426596_1 R1.0.1.18	02 0000000000

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Proxy Statement is available at www.proxyvote.com

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ASV HOLDINGS, INC Special Meeting of Stockholders , 2019 This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoints Andrew M. Rooke and Melissa How, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of ASV HOLDINGS, INC that the stockholder(s) is/are entitled to vote at the Special Meeting of Stockholder(s) to be held at             , local time, on             , 2019, at ASV Holdings, Inc., 840 Lily Lane, Grand Rapids, MN 55744, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.
Continued and to be signed on reverse side

0000426596_2 R1.0.1.18